As filed with the Securities and Exchange Commission on May 30, 2003
Registration No. 333-13074

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2

TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Chunghwa Telecom Co., Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Republic of China	4812	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

21-3 Hsinyi Road, Section 1

Taipei, Taiwan
Republic of China
(886)2-2344-5488
(Address and Telephone Number of Registrant’s Principal Executive Offices)

CT Corporation System

111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 894-8400
(Name, Address and Telephone Number of Agent For Service)
Copies to:

Chris Kuang-Hsiang Lin, Esq. Simpson Thacher & Bartlett 7th Floor, Asia Pacific Finance Tower 3 Garden Road, Central Hong Kong (852) 2514-7600	William Y. Chua, Esq. Sullivan & Cromwell LLP 28th Floor Nine Queen’s Road Central Hong Kong (852) 2826-8688

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.  ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of each class of securities	Amount to be	aggregate offering	aggregate	registration
to be registered	registered(1)(2)	price per share(1)	offering price(1)	fee(3)

Common shares, par value NT$10 per share(4)	214,599,642 common shares	$1.44	$309,023,484	$25,000
________________________________________________________________________________

(1)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) and (c) under the Securities Act of 1933.
(2)	Includes common shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. The common shares are not being registered for the purpose of sales outside the United States.
(3)	A registration fee of $25,000 was previously paid on January 12, 2001. No additional registration fee is being remitted with this filing.
(4)	American depositary shares issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6. Each American depositary share represents ten common shares.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 30, 2003.

Chunghwa Telecom Co., Ltd.
(Incorporated as a company limited by shares in the Republic of China)

          American Depositary Shares

Representing
          Common Shares

      This is an initial public offering of American depositary shares representing common shares of Chunghwa Telecom Co., Ltd. Each ADS represents ten common shares. The Ministry of Transportation and Communications of the Republic of China, representing the government of the Republic of China, is offering all of the ADSs being sold in this offering. We will not receive any proceeds from the sale of the ADSs. The ADSs are not being offered in the Republic of China. The ADSs are evidenced by American depositary receipts.

      Before this offering, there has been no public market for the ADSs. Our common shares have been listed on the Taiwan Stock Exchange since October 27, 2000 under the code “2412”. On May 27, 2003, the closing price for our common shares on the Taiwan Stock Exchange was NT$50.00 per common share, which was equivalent to approximately US$14.41 per ADS at the Federal Reserve noon buying rate of NT$34.70 to US$1.00 in effect on such date. The initial public offering price of the ADSs being sold in this offering will be determined by reference to the most recent closing price of our common shares on the Taiwan Stock Exchange prior to the pricing date after taking into account prevailing market conditions and other factors.

      We intend to list the ADSs on the New York Stock Exchange under the symbol “CHT”.

      See “Risk Factors” beginning on page 6 to read about factors you should consider before buying ADSs.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total

Initial public offering price	US$	US$
Underwriting discount	US$	US$
Proceeds, before expenses, to the Ministry of Transportation and Communications	US$	US$

      The Ministry of Transportation and Communications has granted to the underwriters an option to purchase up to        additional ADSs at the initial public offering price less the underwriting discount.

      The underwriters expect to deliver the ADRs evidencing the ADSs on           , 2003.

Goldman, Sachs & Co.	Merrill Lynch & Co.	UBS Warburg

Prospectus dated                     , 2003.

PROSPECTUS SUMMARY
FORWARD LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS MAY NOT BE REALIZED
USE OF PROCEEDS
DIVIDEND POLICY
DILUTION
CAPITALIZATION
EXCHANGE RATES
MARKET PRICE INFORMATION FOR OUR COMMON SHARES
SELECTED FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE TAIWAN TELECOMMUNICATIONS INDUSTRY
BUSINESS
REGULATION
MANAGEMENT
RELATIONSHIP WITH THE GOVERNMENT OF THE REPUBLIC OF CHINA
PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER
SHARES ELIGIBLE FOR FUTURE SALE
RELATED PARTY TRANSACTIONS
DESCRIPTION OF SHARE CAPITAL
DESCRIPTION OF AMERICAN DEPOSITARY SHARES
THE SECURITIES MARKETS OF TAIWAN
FOREIGN INVESTMENT AND EXCHANGE CONTROLS IN TAIWAN
TAXATION
UNDERWRITING
ENFORCEABILITY OF CIVIL LIABILITIES
VALIDITY OF SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
EX-5.1 OPINION OF BAKER & MCKENZIE
EX-23.1 CONSENT OF TN SOONG & CO.

PROSPECTUS SUMMARY

      In addition to this summary, we urge you to read the entire prospectus carefully, especially the discussion of the risks of investing in our ADSs under “Risk Factors” beginning on page 6, before deciding to buy our ADSs.

Chunghwa Telecom

      We are the largest telecommunications service provider in Taiwan and one of the largest in Asia in terms of revenues. As an integrated telecommunications service provider, our principal services include:

•	Fixed line services, including local, domestic long distance and international long distance telephone services;

•	Wireless services, including cellular and paging services; and

•	Internet and data services, including HiNet, our Internet service provider, asymmetrical digital subscriber line services and leased line services.

      As our traditional fixed line business has matured and new technologies have become available, we have pursued new growth opportunities in the cellular and Internet services markets. We are focusing on expanding our leading position in each of our principal lines of business:

•	We are Taiwan’s largest provider of fixed line services in terms of both revenues and subscribers;

•	We are Taiwan’s largest cellular service provider in terms of both revenues and subscribers;

•	We are Taiwan’s largest broadband Internet access provider as well as Taiwan’s largest Internet service provider in terms of subscribers; and

•	We are also a leading player in the data communications market in Taiwan.

      For the year ended December 31, 2002, our revenues were NT$179.4 billion (US$5.2 billion), our net income was NT$44.1 billion (US$1.3 billion) and our net income per share was NT$4.57 (US$0.13).

      We believe that our primary competitive strengths are:

•	Our position as the incumbent telecommunications service provider, with total telecommunications solutions, broad network coverage, extensive distribution channels, high levels of brand awareness, customer service and operational expertise, as well as comprehensive customer billing infrastructure; and

•	Our advanced network technology, research and development expertise and strong capital structure, which we believe we can build on to expand our leading position in the growing cellular and Internet services markets.

      We were established as a company on July 1, 1996 as a result of the separation of the business and regulatory functions of the Directorate General of Telecommunications. The Ministry of Transportation and Communications, on behalf of the government, currently owns approximately 79.61% of our outstanding common shares, and will own approximately                % of our outstanding common shares after the completion of this offering. For so long as the government continues to own a majority of our common shares, our autonomy will continue to be limited by regulations governing state owned enterprises. In particular, the

Ministry of Transportation and Communications currently has the ability to exercise control over the composition of our senior management and to elect a majority of our directors and supervisors. In addition, the Ministry of Transportation and Communications supervises our budget and dividend policies, as well as the determination of key employment terms for our employees, including salary, pension and discharge policies.

      Our principal executive office is located at 21-3 Hsinyi Road, Section 1, Taipei, Taiwan, Republic of China, and our telephone number is (886)2-2344-5488. Our website address is http://www.cht.com.tw. The information on our website is not a part of this prospectus.

The Offering

      Unless otherwise indicated, the information in this prospectus assumes that the underwriters do not exercise the option granted by the Ministry of Transportation and Communications to purchase up to        additional ADSs. Please see “Underwriting” beginning on page 144. Unless otherwise indicated, the information in this prospectus does not take into account the common shares to be sold in the auction to be conducted by the Ministry of Transportation and Communications in the Republic of China concurrently with the offering. Please see “Principal Shareholders and Selling Shareholder” beginning on page 128.

Offering price	US$ per ADS

Selling shareholder	All of the ADSs being offered in this offering are being offered by the Ministry of Transportation and Communications, representing the Republic of China government. Approximately 79.61% of our outstanding common shares are currently owned by the Ministry of Transportation and Communications. After this offering, the Ministry of Transportation and Communications will own approximately % of our outstanding common shares.

ADSs outstanding after this offering	ADSs

Common shares outstanding after this offering	9,647,724,900 common shares

ADS/common share ratio	1/10

NYSE symbol	“CHT”

Use of proceeds	The Ministry of Transportation and Communications will receive all of the proceeds from the sale of the ADSs in this offering. We will not receive any proceeds from this offering.

ADS depositary	The Bank of New York

Summary Financial Data

				As of or
				for the six months		As of or			As of or for the
	As of or for the year			ended		for the year ended			three months ended
	ended June 30,			December 31,		December 31,			March 31,

	1998	1999	2000	1999	2000	2001	2002		2002	2003

	(in billions, except per share and per pro forma ADS information)
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$

				(unaudited)					(unaudited)	(unaudited)
Income Statement Data:
Revenues	181.9	192.1	185.0	91.7	95.0	184.4	179.4	5.2	43.2	44.2	1.3

Operating costs and expenses:
Costs of services(1)	59.8	65.8	64.8	30.5	35.6	72.7	58.1	1.7	13.5	14.2	0.4
Marketing(1)	17.9	18.8	18.0	8.4	9.6	21.9	20.2	0.6	3.1	5.1	0.2
General and administrative(1)	2.5	3.2	3.3	1.5	1.6	3.5	2.7	0.1	0.8	0.7	0.0
Research and development(1)	2.3	2.6	2.7	1.3	1.3	2.8	2.4	0.1	0.5	0.6	0.0
Depreciation and amortization
— costs of services	35.4	34.8	34.7	17.2	18.2	36.6	37.9	1.1	9.1	9.9	0.3
Depreciation and amortization
—operating expenses	2.0	1.9	2.0	1.0	1.0	2.3	2.4	—	0.6	0.6	—

Total operating costs and expenses	119.9	127.1	125.5	59.9	67.3	139.8	123.7	3.6	27.6	31.1	0.9

Operating income	62.0	65.0	59.5	31.8	27.7	44.6	55.7	1.6	15.6	13.1	0.4
Other income(2)	3.7	2.7	1.8	1.1	1.2	3.7	2.5	0.1	0.7	0.6	0.0
Other expenses(3)	0.5	0.2	0.8	0.3	0.5	1.4	1.3	0.0	0.3	0.2	0.0

Income before income tax	65.2	67.5	60.5	32.6	28.4	46.9	56.9	1.7	16.0	13.5	0.4
Income tax	16.0	16.2	13.9	7.4	6.8	9.5	12.8	0.4	3.3	2.8	0.1

Net income	49.2	51.3	46.6	25.2	21.6	37.4	44.1	1.3	12.7	10.7	0.3

Net income per share(4)	5.10	5.32	4.83	2.61	2.24	3.87	4.57	0.13	1.3	1.1	0.03
Net income per pro forma equivalent ADS(5)	50.95	53.19	48.27	26.11	22.40	38.73	45.70	1.32	13.2	11.1	0.32
Balance Sheet Data:
Cash and cash equivalents	23.0	4.1	15.2	14.4	24.1	4.6	7.6	0.2	4.6	5.7	0.2
Property, plant and equipment — net	286.4	299.1	315.5	311.6	322.8	336.4	338.4	9.7	334.4	332.3	9.6
Total assets	425.8	424.9	411.9	402.7	413.4	411.4	428.6	12.3	422.1	422.1	12.1
Total debt	—	—	9.0	—	—	17.0	17.7	0.5	21.0	3.7	0.1
Total liabilities	144.0	139.5	126.2	138.4	105.2	121.7	128.6	3.7	119.7	111.0	3.2
Capital stock	96.5	96.5	96.5	96.5	96.5	96.5	96.5	2.8	96.5	96.5	2.8
Total stockholders’ equity	281.8	285.4	285.7	264.3	308.2	289.7	300.0	8.6	302.4	311.1	8.9
Cash Flow Data:
Net cash provided by operating activities	75.6	85.7	70.0	41.2	30.0	73.1	91.3	2.6	19.1	19.5	0.6
Net cash used in investing activities	(39.9)	(49.5)	(52.8)	(28.8)	(25.3)	(53.7)	(55.3)	(1.6)	(23.1)	(7.4)	(0.2)
Net cash provided by (used in) financing activities	(41.0)	(55.1)	(6.1)	(2.1)	4.2	(38.9)	(33.0)	(0.9)	4.0	(14.0)	(0.4)
Capital expenditures	39.7	49.2	53.1	29.2	25.4	52.9	43.3	1.2	11.0	7.4	0.2
Other:
Cash dividends declared per share	4.99	4.76	—	N/A	5.80 (6)	3.50			—	—	—

(1) Excludes related depreciation and amortization.

(2)	Includes interest income of NT$1,915 million, NT$1,146 million and NT$372 million for the years ended June 30, 1998, 1999 and 2000, respectively, NT$218 million and NT$264 million for the six months ended December 31, 1999 and 2000, respectively, NT$649 million and NT$187 million (US$5 million) for the years ended December 31, 2001 and 2002, respectively, and NT$18 million and NT$18 million (US$1 million) for the three months ended March 31, 2002 and 2003, respectively.

(3)	Includes interest expense of NT$162 million, NT$4 million and NT$169 million for the years ended June 30, 1998, 1999 and 2000, respectively, NT$12 million and NT$103 million for the six months ended December 31, 1999 and 2000, respectively, NT$392 million and NT$171 million (US$5 million) for the years ended December 31, 2001 and 2002, respectively, and NT$15 million and NT$10 million (US$0 million) for the three months ended March 31, 2002 and 2003, respectively.

(4)	Net income per share is the same on both an undiluted and a fully diluted basis.
(5)	Each equivalent ADS represents ten of our common shares.
(6)	For the 18 month period ended December 31, 2000.

RISK FACTORS

      You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our ADSs.

Risks Relating to Our Company and the Taiwan Telecommunications Industry

Extensive regulation of state owned enterprises by the Republic of China government has limited our autonomy and will continue to limit our autonomy until the government owns less than 50% of our outstanding common shares.

      As a state owned enterprise, our autonomy is limited due to comprehensive regulations relating to many areas of our operations. See “Regulation — Laws and Regulations Relating to State Owned Enterprises and Our Privatization” beginning on page 118. For example, as a state owned enterprise, we are required, subject to limited special relief granted by the Ministry of Transportation and Communications, to undergo a lengthy governmental procurement process relating to the acquisition of goods and services. In the past, we have at times been unable to timely expand our business due to delays caused by this process, particularly with respect to the acquisition of equipment.

      Until we are privatized, our ability to rapidly respond to changing market conditions and competition will be limited in comparison to our competitors, all of whom are not controlled by the government. As a result, our position in the Taiwan telecommunications market may be overtaken by our competitors and we may not continue to be profitable.

      Under Republic of China law and regulations, we will be deemed to be a state owned enterprise until the government, together with any entity more than 50% owned by the government, holds less than 50% of our outstanding common shares. When we refer to our “privatization” in this prospectus, we mean the process through which the government plans to reduce its ownership of our outstanding common shares, including our common shares owned by entities more than 50% owned by the government, to less than 50%. When we refer to being “privatized”, we mean our status as a non-state owned entity after the completion of our privatization. Although the government has publicly announced its intention to further reduce its ownership in our company to less than 50% by December 31, 2003, we cannot assure you that the privatization will be completed by the target date or at all.

Extensive regulation of our industry may limit our flexibility to respond to market conditions and competition, and our operations may suffer.

      As a telecommunications service provider in Taiwan, we are subject to extensive regulation by and under the supervision of the Ministry of Transportation and Communications and the Directorate General of Telecommunications of the Republic of China. See “Regulation — Telecommunications Act” beginning on page 110. In addition, we have been designated by the Republic of China government as a dominant provider of fixed line and cellular services within the meaning of applicable telecommunications regulations, and as a result, we are subject to special additional requirements imposed by the Ministry of Transportation and Communications. For example, the regulation governing setting and changing of tariffs allows non-dominant telecommunications service providers greater freedom to set and change tariffs within the range set forth by the government. If we are unable to respond effectively to tariff changes by our competitors, our competitiveness, market position and profitability will be adversely effected.

      Furthermore, we are subject to the Statute of Chunghwa Telecom Co., Ltd. which, among other things, regulates our employment conditions and the subscription rights of our employees relating to the issuance and sale of our common shares. See “Regulation — Statute of Chunghwa Telecom Co., Ltd.” beginning on page 120.

      The regulatory framework within which we operate may limit our flexibility to respond to market conditions, competition or changes in our cost structure. In particular, future changes in tariff policies and rates could immediately and substantially decrease our revenues. In addition, we operate our businesses with approvals and licenses granted by the government. If these approvals or licenses are revoked or suspended or are not renewed, or if we are unable to obtain any additional licenses we may need to operate our business in the manner we desire, our operations will suffer. See “Regulation — Telecommunications Act — Licensing of Telecommunications Services” beginning on page 110.

Increasing competition resulting from the ongoing liberalization of the Taiwan telecommunications industry may adversely affect our business growth and profitability by causing us to lose customers, charge lower tariffs and spend more on marketing.

      We have faced increasing competition from new entrants in the Taiwan telecommunications market in recent years. In particular, the Republic of China government enacted legislation in 1996 which set the guidelines for competition in the Taiwan telecommunications industry, and multiple licenses to operate fixed line, cellular, paging and other services have been issued since 1996. Furthermore, the government has announced its intention to issue additional fixed line licenses. Three operators have begun providing fixed line services since June 2001. Since August 2001, licenses have been granted to four undersea cable operators to engage in the undersea cable leased-circuit business. In addition, in February 2002, the government awarded third generation cellular services concessions to five companies, including two new cellular operators. Many of our competitors are in alliances with leading international telecommunications service providers and have access to resources or technologies that may not be available to us. We may also be subject to competition from providers of new telecommunications services as a result of technological development and the convergence of various telecommunications services.

      In recent years, the government has made commitments to the United States and the World Trade Organization to further open Taiwan’s telecommunications sector to foreign participation. These commitments include relaxing foreign ownership limits, reducing fees for providing connection with our networks to other telecommunications operators, commonly referred to as interconnection fees, and introducing competition in monopoly sectors, such as fixed line services. The government has already satisfied many of these commitments, which in turn has resulted in or accelerated the issuance of new telecommunications services licenses.

      Increasing competition may also cause the rate of our customer growth to reverse or decline, bring about further decreases in tariff rates and necessitate increases in our selling and promotional expenses. Any of these developments could adversely affect our business growth and profitability.

Changes in technology may render our current technologies obsolete or require us to make substantial capital investments, financing for which may not be available to us on favorable commercial terms.

      The Taiwan telecommunications industry has recently been characterized by rapid increases in the diversity and sophistication of the technologies and services offered. As a result, we expect that we will need to constantly upgrade our telecommunications technologies and services in order to respond to competitive industry conditions and customer requirements. If we fail to develop, or obtain timely access to, new technologies and equipment, or if we fail to obtain the necessary licenses to provide services using these new technologies, we may lose our customers and market share and become less profitable. In addition, the cost of implementing new technologies, upgrading our networks or expanding capacity could be significant. In particular, we will need to make capital expenditures in the near future in order for us to effectively respond to technological changes, such as the introduction of a platform for cellular communications currently being developed that will provide a uniform standard for voice, high speed data and multimedia services, commonly referred to as third generation cellular communications technologies. To the extent these expenditures exceed our cash resources, we will be required to seek additional debt or equity financing. Our ability to obtain additional financing on favorable commercial terms will depend on a number of factors, including:

•	our financial condition;

•	the condition of the economy and the telecommunications market in Taiwan;

•	the cost of financing and conditions in financial markets; and

•	the issuance of relevant government approvals.

      The failure to obtain funding for our capital expenditures on commercially acceptable terms could jeopardize our expansion plans and seriously harm our competitive position.

If the new technologies adopted by us do not perform as expected, or if we are unable to effectively deliver new services based on these technologies in a commercially viable manner, our revenue growth and profitability will decline.

      We are pursuing a number of new growth opportunities in the broader telecommunications industry, including wireless data services and multimedia on demand services. These opportunities involve new services for which there are no proven markets. Our ability to deploy and deliver these services will depend, in many instances, on new and unproven technologies. These new technologies, such as third generation cellular communications technologies, may not perform as expected or generate an acceptable rate of return. In addition, we may not be able to successfully develop new technologies to effectively and economically deliver these services, or be able to compete successfully in the delivery of telecommunications services based on new technologies. Furthermore, the success of our wireless data services is substantially dependent on the availability of wireless data applications and devices that are being developed by third party developers. These applications or devices may not be sufficiently developed to support the deployment of our wireless data services. If we are unable to deliver commercially viable services based on the new technologies that we adopt, our revenue growth and profitability will decline.

Our ability to maintain and to expand our telecommunications networks may be affected by disruption of supplies and services from our principal suppliers.

      We rely on a limited number of leading international and domestic communications equipment manufacturers to provide network equipment and technical support. If we are unable to obtain adequate supplies of equipment or services in a timely manner or on acceptable commercial terms, or if there are significant increases in the cost of these supplies, our ability to maintain and to expand our telecommunications networks may be materially and adversely affected.

Our controlling shareholder may take actions that conflict with our public shareholders’ best interests.

      Immediately after this offering, the Ministry of Transportation and Communications, on behalf of the Republic of China government, will own approximately           % of our outstanding common shares. Accordingly, the government will continue to have the ability to exercise control over our business, including matters relating to:

•	any sale of all or substantially all of our assets;

•	the approval of our annual budget;

•	the composition of our senior management;

•	the timing and distribution of dividends; and

•	the election of a majority of our directors and supervisors.

      In addition, the Republic of China Telecommunications Act and our articles of incorporation provide that the Ministry of Transportation and Communications has the right to subscribe for two preferred shares in the event it owns less than 50% of our outstanding common shares. The Ministry of Transportation and Communications, as the owner of these preferred shares, will have the right to veto any change in our name or our businesses and any transfer of a substantial part of our business or property. These preferred shares, if issued, will be redeemed by us at their initial issuance price of NT$10 each three years after their issuance. See “Description of Share Capital — Preferred Shares” beginning on page 133.

      The Ministry of Transportation and Communications may take actions that you may not agree with or that may not be in our or our public shareholders’ best interests.

The value of your investment may be reduced by future sales of our ADSs or common shares by us, by the Republic of China government or by other shareholders.

      Except for the sale of ADSs to the underwriters in this offering, we and the Ministry of Transportation and Communications have agreed with the underwriters not to dispose of any of our common shares or securities convertible into or exchangeable for our common shares, including ADSs, for a period of 90 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. Approximately           % of our outstanding common shares, after the completion of this offering, are subject to this lock-up agreement. The representatives may, in their discretion, waive or terminate these restrictions. See “Shares Eligible for Future Sale” beginning on page 130 for a discussion of restrictions that may apply to future sales of our ADSs or common shares by us and our affiliates and for a discussion of exceptions to the lock-up described above.

      Since we became a publicly listed company in the Republic of China in October 2000, the Republic of China government has sold a total of 1,966,897,918 common shares of our company, which account for 20.39% of our outstanding common shares. The Republic of China government has publicly announced its intention to further reduce its ownership in us to less than 50% through future offerings of our ADSs or common shares. The Ministry of Transportation and Communications has informed us that the target date for completion of our privatization is December 31, 2003. Although the target date may change, sales of substantial amounts of ADSs or common shares in the public market or the perception that future sales may occur could depress the prevailing market price of our ADSs and common shares.

Our competitors may be able to elect one or more of our directors, and these directors may not always act in our best interests.

      The Ministry of Transportation and Communications conducted an auction of our common shares in December 2002, and the winning bidders for the auction included Taiwan Cellular Corporation and an affiliate of Taiwan Fixed Network Co., Ltd., which are our competitors in cellular and fixed line businesses, respectively. We are not aware of any voting arrangement among these winning bidders. However, if all of those winning bidders were to agree to allow either Taiwan Cellular Corporation or Taiwan Fixed Network Co., Ltd. to vote all common shares purchased by them, each of these two companies would have enough votes to elect one director to represent the winning bidders. The next scheduled election of our directors will be in June 2005, but an election may be scheduled prior to June 2005. We cannot assure you that any director elected to represent the winning bidders on our board of directors will always act in our best interests, nor can we assure you that these directors will direct to us any business opportunities that represent growth opportunities or are otherwise beneficial to us. Furthermore, our directors may possess certain confidential information relating to our business and operations, and any misuse of the confidential information may put us at a competitive disadvantage.

If we fail to maintain a good relationship with our labor union, a work stoppage or labor unrest could occur and the quality of our services and corporate reputation could suffer.

      We currently have the largest labor union in Taiwan. As of March 31, 2003, approximately 99% of our employees were members of our principal labor union. Since our incorporation in 1996, we have experienced disputes with our labor union on such issues as employee benefits and retirement benefits in connection with our privatization as well as the right to protest. Although we have not experienced a work stoppage or a general strike, our labor union initiated a demonstration in August 2000 to express concerns over job security after our privatization. Any deterioration of our relationship with our union could result in a work stoppage or union unrest. Any work stoppage or any threat to take such an action could significantly reduce the quality of our services and harm our reputation, as well as disrupt our business operations.

Actual or perceived health risks related to cellular telephones and base stations could lead to decreased cellular telephone usage and difficulties in increasing network coverage and could expose us to potential liability.

      According to some published reports, the electromagnetic signals from cellular telephones and cellular base stations may pose health risks or interfere with the operation of electronic equipment. Although the findings of those reports are disputed, actual or perceived risks of using cellular communications devices or base stations could have an adverse impact on cellular service providers, including us. For example, our cellular telephone customer base could be reduced, our cellular telephone customers may reduce their cellular telephone usage or we could encounter difficulties in obtaining sites for additional cellular base stations required to expand our network coverage. As a result, our cellular business may generate less revenue and our results of operations may suffer. In addition, we could be exposed to potential liability for any health problems caused by mobile handsets and base stations.

We may be sanctioned or lose our licenses for violations of limits on foreign ownership of our common shares and these limits may adversely affect our ability to obtain financing.

      The laws of the Republic of China limit foreign ownership of our common shares. Currently, the Ministry of Transportation and Communications limits direct and indirect foreign ownership of our common shares to 20%. If we fail to comply with the applicable foreign ownership limitations, our licenses to operate some of our businesses could be revoked. See “Regulation — Telecommunications Act — Foreign Ownership Limitations” beginning on page 118. Because we are unable to control ownership of our common shares or ADSs representing our common shares, and because we have no ability to stop transfers among shareholders, force particular shareholders to sell their shares, or otherwise remedy a breach of these foreign ownership limits, we may lose our licenses through no fault of our own and we do not have any effective means to protect our business from this risk. These limitations may also adversely affect our ability to obtain adequate financing to fund our future capital requirements or to obtain strategic partners and alternate forms of financing may not be available on terms favorable to us.

The market value of your investment may fluctuate due to financial results released in the Republic of China that are prepared on a basis that is different from generally accepted accounting principles in the United States and that are subject to government review, audit and adjustment.

      Until we are privatized, under laws and regulations applicable to state owned enterprises, our financial statements prepared for reporting purposes in the Republic of China will be subject to government review and audit. The government has required in the past, and may require in the future, adjustments to be made to our internally prepared and audited financial statements prior to approving our official government audited financial statements. These adjustments have in the past affected our reported revenues, expenses, income before tax and income available for distribution of dividends, and may do so in the future. However, these adjustments have not had any material impact on our financial statements presented in this prospectus. The financial statements presented in this prospectus have been prepared in accordance with generally accepted accounting principles in the United States, or US GAAP, and were not subject to adjustment under the government review and audit process. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Our Financial Reporting Obligations” beginning on page 34.

      Our ongoing financial reporting with the Securities and Exchange Commission will be under US GAAP or under generally accepted accounting principles in the Republic of China, or ROC GAAP, with a reconciliation to US GAAP in accordance with the requirements of the Securities and Exchange Commission. However, we will also be preparing and disseminating financial statements and financial data for our local reporting purposes that are prepared on a basis other than US GAAP as described in the preceding paragraph. Our reported financial condition and results of operations under US GAAP and under other accounting principles and standards may differ significantly. The price of our common shares in the domestic market may be based on, among other things, our financial statements prepared for our local reporting purposes, and this in turn may affect the market price of our ADSs.

Risks Relating to the Republic of China

   Any further economic downturn or decline in the growth of the population in Taiwan may adversely affect our financial position, operations and future growth.

      We conduct most of our operations and generate most of our revenues in Taiwan. As a result, any further decline in the Taiwan economy or a decline in the growth of the population in Taiwan may adversely affect our financial condition and results of operations. For example, the 1997 Asian financial crisis and the resulting economic downturn in Taiwan resulted in lower revenues and profitability for our company. Although economic conditions in Taiwan improved from the second half of 1999 through 2000, the Taiwan economy has slowed down since early 2001. In addition, the global slowdown in technology expenditures has adversely affected the Taiwan economy, which is highly dependent on the technology industry. Moreover, the economies of the United States and the European Union have been experiencing a significant slowdown, and this slowdown has been exacerbated by the terrorist attacks in the United States in September 11, 2001. We cannot assure you that economic conditions in Taiwan will improve in the future or that our operations will not be affected by a continued deterioration in the Taiwan economy.

The recent outbreak of severe acute respiratory syndrome may adversely affect our business and operations, as well as our financial condition and results of operations.

      Since early 2003, Taiwan, Mainland China, Hong Kong, Singapore and certain other regions have been experiencing an outbreak of a new and highly contagious form of atypical pneumonia now known as severe acute respiratory syndrome. We cannot predict at this time the effect this outbreak could have on our company. In particular, this outbreak may disrupt our ability to adequately staff our business, and may generally disrupt our operations. If any of our employees is suspected to have contracted severe acute respiratory syndrome, we may under certain circumstances be required to quarantine such employees and the affected areas of our premises. As a result, we may have to temporarily suspend part of or all of our operations. Furthermore, this outbreak may restrict the level of economic activity in affected regions, including Taiwan, which may also adversely affect our business and prospects. As a result, we cannot assure you that the recent outbreak of severe acute respiratory syndrome would not have an adverse effect on our financial condition and results of operations.

We face substantial political risks associated with doing business in Taiwan, particularly due to the tense relationship between the Republic of China and the People’s Republic of China, that could negatively affect the value of your investment.

      Our principal executive offices and substantially all our assets are located in Taiwan and substantially all of our revenues are derived from our operations in Taiwan. Accordingly, our business and results of operations and the market price of our common shares and the ADSs may be affected by changes in Republic of China governmental policies, taxation, inflation or interest rates and by social instability and diplomatic and social developments in or affecting Taiwan which are outside of our control. Taiwan has a unique international political status. Since 1949, Taiwan and the Chinese mainland have been separately governed. The People’s Republic of China claims that it is the sole government in China and that Taiwan is part of China. Although significant economic and cultural relations have been established during recent years between the Republic of China and the People’s Republic of China, the People’s Republic of China has refused to renounce the possibility that it may at some point use force to gain control over Taiwan. Relations between the Republic of China and the People’s Republic of China have been strained in recent years for a variety of reasons, including the government of the People’s Republic of China’s position on the “One

China” policy. Any tension between the Republic of China and the People’s Republic of China may adversely affect the securities markets in Taiwan and elsewhere and the market prices of our common shares and ADSs.

Taiwan is susceptible to severe earthquakes and typhoons that could severely disrupt the normal operation of our business and adversely affect our earnings.

      All of our properties are located in Taiwan, which is susceptible to earthquakes and typhoons. On September 21, 1999, the central part of Taiwan experienced a severe earthquake that caused significant property damage and loss of life. This earthquake damaged our network facilities and adversely affected our operations. In particular, we suffered property losses totaling approximately NT$1 billion. Since that time, other parts of Taiwan have also experienced earthquakes that damaged or disrupted the businesses of many other companies. In addition, parts of our network were damaged, and our operations were disrupted, by two typhoons in 2001. As a result of these typhoons, we suffered property losses totaling approximately NT$200 million. We do not carry any insurance to cover damages caused by earthquakes or typhoons, or any resulting business interruption. In the event of a major earthquake, typhoon or other natural disaster in Taiwan, our business could be severely disrupted and our results of operations could be adversely affected.

Shareholders may have more difficulty protecting their interests under the laws of the Republic of China than they would under the laws of the United States.

      Our corporate affairs are governed by our articles of incorporation, the Statute of Chunghwa Telecom Co., Ltd., and by the laws governing corporations incorporated in the Republic of China. The rights of shareholders and the responsibilities of management and the members of the board of directors of Taiwan companies are different from those applicable to a corporation incorporated in the United States. For example, controlling shareholders of Taiwan companies do not owe fiduciary duties to minority shareholders. In addition, as a state owned enterprise, our corporate affairs are governed by laws and regulations not generally applicable to other Taiwan companies. Therefore, holders of our common shares and ADSs may have more difficulty in protecting their interests in connection with actions taken by our management or members of our board of directors than they would as public shareholders of a United States corporation.

The market value of your investment may fluctuate due to the volatility of, and government intervention in, the Taiwan securities market.

      Our common shares are traded on the Taiwan Stock Exchange, which has a smaller market capitalization and is more volatile than the securities markets in the United States and many European countries. The market value of our ADSs may fluctuate in response to the fluctuation of the trading price of our common shares on the Taiwan Stock Exchange. The Taiwan Stock Exchange has experienced substantial fluctuations in the prices and volumes of sales of listed securities and there are currently limits on the range of daily price movements on the Taiwan Stock Exchange. In the past decade, the Taiwan Stock Exchange Index reached a peak of 10,202.2 in February 2000 and subsequently fell to a low of 3,446.3 in October 2001. On March 13, 2000, the Taiwan Stock Exchange Index experienced a 617 point drop, which represented the single largest decrease in the history of the Taiwan Stock Exchange Index. During 2002, the Taiwan Stock Exchange Index peaked at 6,462.3 on April 22, 2002, and reached a low of 3,850.0 on October 11, 2002. On May 27, 2003, the Taiwan Stock Exchange Index closed at 4,451.1. The Taiwan Stock Exchange has experienced problems including market manipulation, insider trading and payment defaults. The recurrence of these or similar problems could have a material adverse effect on the market price and liquidity of the securities of Taiwan companies, including our ADSs and common shares, in both the domestic and the international markets.

      In response to declines and volatility in the securities markets in Taiwan, the Republic of China government formed the National Financial Stabilization Fund to support these markets through open market purchases of shares in Taiwan companies from time to time. The details of the transactions of the National Financial Stabilization Fund have not been made public. In addition, the government’s Labor Insurance Fund and other funds associated with the government have in the past purchased, and may from time to time purchase, shares of Taiwan companies on the Taiwan Stock Exchange or other markets. As a result of these activities, the price of the common shares of the Taiwan companies may have been and may currently be higher than the prices that would otherwise prevail in the open market. In the future, market activity by government entities, or the perception that such activity is taking place, may take place or has ceased, may cause sudden movements in the market prices of the common shares and ADSs of Taiwan companies, which may affect the market price and liquidity of our common shares and ADSs.

Risks Relating to Ownership of Our ADSs

There has been no prior market for our ADSs and this offering may not result in an active or liquid market for our ADSs.

      Prior to this offering, there has not been a public market for our ADSs. Following the offering, the Taiwan Stock Exchange will remain the only market for our common shares. We have applied to list our ADSs on the New York Stock Exchange. An active public market in our ADSs may not develop or be sustained after the offering. In addition, if a significant number of our ADS holders withdraw the underlying common shares from our ADS facility and no additional ADSs are issued, the liquidity of our ADSs would be adversely affected. The initial public offering price of the ADSs is expected to be determined by negotiations between the Ministry of Transportation and Communications and the representatives of the underwriters with reference to a variety of factors, including the market price of our common shares, prevailing market and economic conditions and our recent financial performance. The initial public offering price of the ADSs may not be indicative of prices that will prevail in the trading market. Investors may not be able to resell their ADSs at or above the initial public offering price. Market prices of telecommunications companies’ shares have been and continue to be extremely volatile. As a result, volatility in the price of our ADSs may be caused by factors outside of our control and may be unrelated or disproportionate to our operating results.

Restrictions on the ability to deposit our common shares into our ADS program may adversely affect the liquidity and price of the ADSs.

      Under current law of the Republic of China, specific prior approval of the Securities and Futures Commission of the Republic of China may be required in order to deposit our common shares into our ADS program. See “Foreign Investment and Exchange Controls in Taiwan — Depositary Receipts” beginning on page 155. As a result of the limited ability to deposit common shares into our ADS program, the prevailing market price of our ADSs may differ from the prevailing market price of the equivalent number of our common shares on the Taiwan Stock Exchange.

You will be more restricted in your ability to exercise voting rights than the holders of our common shares, which may diminish your influence over our corporate affairs and may reduce the value of your ADSs.

      Holders of American depositary receipts evidencing our ADSs may exercise voting rights with respect to the common shares represented by these ADSs only in accordance with the provisions of the deposit agreement. The deposit agreement provides that, upon receipt of notice of any meeting of holders of our common shares, the depositary bank will, as soon as practicable thereafter if requested by us in writing, mail to ADS holders the notice of the meeting sent by us, voting instruction forms and a statement as to the manner in which instructions may be given by the holders.

      ADS holders will not generally be able to exercise voting rights attaching to the deposited securities on an individual basis. Under the deposit agreement, the voting rights attaching to the deposited securities must be exercised as to all matters subject to a vote of shareholders collectively in the same manner, except in the case of an election of directors and supervisors. The election of our directors and supervisors is by means of cumulative voting. In the event the depositary does not receive voting instructions from ADS holders in accordance with the deposit agreement, our chairman or his or her designee will be entitled to vote the common shares represented by the ADSs in the manner he or she deems appropriate in his or her discretion. See “Description of American Depositary Shares — Voting Rights” beginning on page 142 for a more detailed discussion of the manner in which a holder of ADSs can exercise its voting rights.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

      We may from time to time distribute rights to our shareholders, including rights to acquire our securities. Under the deposit agreement, the depositary will not offer you those rights unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, we may not be able to establish an exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings and may experience dilution in your holdings.

      If the depositary is unable to sell rights that are not exercised or not distributed or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case you will receive no value for these rights.

Changes in exchange controls that restrict your ability to convert proceeds received from your ownership of ADSs may have an adverse effect on the value of your investment.

      Your ability to convert proceeds received from your ownership of ADSs depends on existing and future exchange control regulations of the Republic of China. Under the current laws of the Republic of China, an ADS holder or the depositary, without obtaining further approvals from the Central Bank of China or any other governmental authority or agency of the Republic of China, may convert NT dollars into other currencies, including U.S. dollars, in respect of:

•	the proceeds of the sale of common shares represented by ADSs or received as share dividends with respect to the common shares and deposited into the depositary receipt facility; and

•	any cash dividends or distributions received from the common shares.

      In addition, the depositary may also convert into NT dollars incoming payments for purchases of common shares for deposit in the depositary receipt facility against the creation of additional ADSs. If you withdraw the common shares underlying your ADSs and become a holder of our common shares, you may convert into NT dollars subscription payments for rights offerings. The depositary may be required to obtain foreign exchange approval from the Central Bank of China on a payment-by-payment basis for conversion from NT dollars into foreign currencies of the proceeds from the sale of subscription rights of new common shares. Although it is expected that the Central Bank of China will grant approval as a routine matter, required approvals may not be obtained in a timely manner, or at all.

      Under the Republic of China Foreign Exchange Control Law, the Executive Yuan may, without prior notice but subject to subsequent legislative approval, impose foreign exchange controls or other restrictions in the event of, among other things, a material change in international economic conditions.

You are required to appoint several local agents in Taiwan if you withdraw common shares from our ADS facility and become our shareholder, which may make your ownership burdensome.

      If you are a non-Taiwan person and wish to withdraw common shares represented by your ADSs from our ADS facility and hold those common shares, you are required under the current laws and regulations of the Republic of China to appoint an agent, also referred to as a tax guarantor, in the Republic of China. A tax guarantor must meet certain qualifications set by the Ministry of Finance of the Republic of China and, upon appointment, becomes a guarantor of your Republic of China tax obligations. If you wish to repatriate profits derived from the sale of withdrawn common shares or cash dividends or interest on funds derived from the withdrawn common shares, you will be required to submit evidence of your appointment of a tax guarantor and the approval of the appointment by the Republic of China tax authorities. You may not be able to appoint and obtain approval for a tax guarantor in a timely manner.

      In addition, under the current laws of the Republic of China, you will be required to appoint a local agent in Taiwan to, among other things, open a securities trading account with a local securities brokerage firm, remit funds and exercise shareholders’ rights. You must appoint a local bank to act as custodian for handling confirmation and settlement of trades, safekeeping of securities and cash proceeds and reporting and declaration of information. Without this local agent and the custodian and the opening of the trading account, you will not be able to hold, sell or otherwise transfer our common shares on the Taiwan Stock Exchange.

FORWARD LOOKING STATEMENTS CONTAINED

IN THIS PROSPECTUS MAY NOT BE REALIZED

      This prospectus contains forward-looking statements, including statements regarding:

•	our business and operating strategy;

•	our network expansion plans;

•	our business, operations and prospects;

•	our financial condition and results of operations;

•	our dividend policy;

•	the telecommunications industry regulatory environment; and

•	future developments in the telecommunications industry in Taiwan.

      These forward looking statements are generally indicated by the use of forward looking terminology such as believe, expect, anticipate, estimate, plan, project, may, will or other similar words that express an indication of actions or results of actions that may or are expected to occur in the future. These statements are subject to risks, uncertainties and assumptions, many of which are beyond our control. You should not place undue reliance on these statements, which apply only as of the date of this prospectus. These forward looking statements are based on our own information and on information from other sources we believe to be reliable. Actual results may differ materially from those expressed or implied by these forward looking statements. Factors that could cause differences include, but are not limited to, those discussed under “Risk Factors” beginning on page 6. Although we will become a reporting company after this offering and have ongoing disclosure obligations under United States federal securities laws, we are not undertaking to publicly update or revise any forward looking statements in this prospectus, whether as a result of new information, future events or otherwise. Because of these risks, uncertainties and assumptions, the forward looking events and circumstances discussed in this prospectus might not occur in the way we expect, or at all.

USE OF PROCEEDS

      The Ministry of Transportation and Communications of the Republic of China will receive all of the proceeds from the sale of the ADSs in this offering. We will not receive any proceeds from this offering.

DIVIDEND POLICY

      The following table sets forth the dividends declared on each of our common shares and in the aggregate for each of the fiscal years ended June 30, 1998 and 1999, for the 18 months ended December 31, 2000 and the year ended December 31, 2001. All of these dividends were paid, in the fiscal year following the period with respect to which the dividends relate, to the Republic of China government and, in the case of our dividend distribution for the 18 months ended December 31, 2000 and the year ended December 31, 2001, also to our public shareholders.

	Cash dividend
	per common share		Total dividends

			(in billions)
Fiscal year ended June 30, 1998	NT$	4.99	NT$	48.1
Fiscal year ended June 30, 1999		4.76		45.9
18 months ended December 31, 2000		5.80		56.0
Year ended December 31, 2001		3.50		33.8

      With respect to dividend distributions for the year ended December 31, 2002, we plan to recommend to our shareholders the approval of cash dividends of NT$4.0 per common share. We currently intend to set the record date on July 30, 2003, subject to the approval of our board of directors. The amount of our net income is determined for these purposes in accordance with Chunghwa Telecom Internal Accounting Principles, which take into account ROC GAAP and relevant laws and regulations and government guidelines applicable to state owned enterprises. Our net income after our privatization will be determined in accordance with ROC GAAP.

      We have historically distributed cash dividends to our shareholders equal to approximately 90% of our annual net income. We intend to maintain this dividend payout ratio in the future, including after our privatization, subject to a number of commercial factors, including the interests of our shareholders, cash requirements for future capital expenditures and investments, as well as relevant industry and market practice. We cannot assure you that we will pay dividends at the same rate as we have in the past. The amount of our net income determined for purposes of calculating our annual net income may differ from the amount of our net income determined in accordance with US GAAP.

      We currently intend to conduct repurchases of our common shares of 7% to 10% of our total outstanding common shares by the end of 2003, subject to the approvals of our board of directors and the Executive Yuan of the Republic of China. If we do repurchase our common shares, the purchase price per common share in excess of its par value and our capital surplus per common share would be charged to retained earnings and could therefore reduce the retained earnings otherwise available for dividends.

      Except in limited circumstances, the Republic of China Company Law does not permit a company to distribute dividends or to make any other distributions to shareholders for any fiscal year in which the company does not have net income or retained earnings (excluding reserves). In addition, before distributing a dividend or making any other distribution to shareholders, companies must recover any past losses, pay all outstanding taxes and set aside a legal reserve equal to 10% of net income until the legal reserve reaches an amount equal to at least 100% of paid-in share capital. See “Description of Share Capital —

Dividends and Distributions” beginning on page 133. In addition, our articles of incorporation provide that not less than 10% of the total dividends must be distributed in the form of cash. However, if the cash dividends to be distributed do not exceed NT$0.10 per share, the dividends may be distributed in the form of shares. The government has stated its intention that future dividends to be paid on our common shares, if any, will be paid in accordance with the Republic of China Company Law.

      Holders of outstanding common shares on a dividend record date will be entitled to the full dividend declared without regard to any subsequent transfer of the common shares. Payment of dividends in respect of a particular year, if any, will be made in the following year after approval by our shareholders at the annual general meeting of shareholders.

      Subject to the terms of the deposit agreement for the ADSs, you will be entitled to receive dividends on common shares represented by ADSs to the same extent as the holders of common shares. Any cash dividends will be paid to the depositary in NT dollars and, except as otherwise described under “Description of American Depositary Shares — Dividends and Other Distributions” beginning on page 139, converted by the depositary into U.S. dollars and paid to you.

      In the past, we have periodically paid to the government, at its request, amounts in anticipation of dividends that the government, as our sole shareholder, expected to approve at our next annual shareholders meeting. These payments have been recorded as shareholder advances. In January 2000, a payment of NT$13.0 billion was made to the government in this regard in anticipation of dividends in respect of the fiscal period beginning on July 1, 1999 and ended on December 31, 2000. This amount was refunded by the government to us, without interest, on December 28, 2000.

      For information relating to Republic of China withholding taxes payable on dividends, see “Taxation — Republic of China Taxation — Dividends” beginning on page 157. For information relating to the foreign exchange approvals required in Taiwan for the conversion by the depositary of dividends or proceeds from the sale of common shares from NT dollars into U.S. dollars for payment to you, see “Foreign Investment and Exchange Controls in Taiwan — Depositary Receipts” beginning on page 155.

DILUTION

      As of March 31, 2003, our net tangible book value per common share was US$0.83. Net tangible book value per common share represents the amount of total tangible assets, minus the amount of total liabilities, divided by the total number of common shares outstanding. It was calculated using an exchange rate of NT$34.75 per US$1.00. As of the same date, our net tangible book value per ADS was US$8.25. Net tangible book value per ADS is calculated by multiplying the net tangible book value per common share by ten, which is the number of common shares represented by each ADS. No change in our net tangible book value per common share or net tangible book value per ADS is attributable to the sale of the ADSs in this offering. Accordingly, dilution in net tangible book value per ADS represents the difference between the amount per ADS paid by purchasers of ADSs in the offering and US$8.25, the net tangible book value per ADS.

      The following table illustrates this dilution on a per ADS basis.

Assumed initial public offering price per ADS	US$
Net tangible book value per ADS	US$	8.25

Amount of dilution in net tangible book value per ADS to purchasers of ADSs	US$
Percentage of dilution in net tangible book value per ADS to purchasers of ADSs			%

CAPITALIZATION

      The following table sets forth our short-term debt and capitalization as of March 31, 2003. You should read this table together with our financial statements, including the related notes, appearing elsewhere in this prospectus. Because the Ministry of Transportation and Communications is offering all the ADSs being sold in this offering and we will not receive any of the proceeds from this offering, our capitalization will not be affected by this offering.

	As of March 31,
	2003

	NT$	US$

	(in millions)

	(unaudited)
Short-term debt:
Short-term debt	3,000	86

Capitalization:
Long-term debt(1)	700	20
Total stockholders’ equity
Common shares, par value NT$10 per share: Authorized, issued and outstanding — 9,647,724,900 shares	96,477	2,776
Capital surplus	134,276	3,864
Retained earnings	80,347	2,312

Total stockholders’ equity	311,100	8,952

Total capitalization	311,800	8,972

(1)	All of this debt is unsecured and unguaranteed.

      As of the date of this prospectus, there has been no material change to our capitalization, as set forth above, except that our total capitalization was reduced by NT$15 billion (US$432 million) as a result of prepayment of our long-term debt in that amount.

EXCHANGE RATES

      Fluctuations in the exchange rate between NT dollars and U.S. dollars will affect the U.S. dollar equivalent of the NT dollar price of our common shares on the Taiwan Stock Exchange and, as a result, will likely affect the market price of our ADSs. These fluctuations will also affect the U.S. dollar conversion by the depositary of cash dividends paid in NT dollars on, and the NT dollar proceeds received by the depositary from any sale of, our common shares represented by ADSs.

      The following table sets forth, for the periods indicated, information concerning the number of NT dollars for which one U.S. dollar could be exchanged based on the noon buying rate for cable transfers in NT dollars as certified for customs purposes by the Federal Reserve Bank of New York.

	NT dollars per U.S. dollar Noon Buying Rate

	Average(1)	High	Low	Period-End

1999	32.281	33.400	31.390	31.390
2000	31.366	33.250	30.350	33.170
2001	33.911	35.130	32.230	35.000
2002	33.526	35.160	32.850	34.700
November	34.673	34.820	34.460	34.760
December	34.799	34.890	34.700	34.700
2003
January	34.571	34.760	34.400	34.610
February	34.734	34.819	34.610	34.780
March	34.721	34.800	34.580	34.750
April	34.819	34.980	34.790	34.850
May (through May 27)	34.694	34.850	34.600	34.700

Source:	Federal Reserve Statistical Release, Board of Governors of the Federal Reserve System.

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

      For information relating to foreign exchange approvals required in the Republic of China for the conversion by the depositary of dividends on common shares or proceeds from the sale of common shares from NT dollars into U.S. dollars and the payment of these dividends or proceeds to ADS holders, see “Foreign Investment and Exchange Controls in Taiwan — Depositary Receipts” beginning on page 155.

      We publish our financial statements in NT dollars, the lawful currency of the Republic of China. This prospectus contains translations of NT dollar amounts into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from NT dollars to U.S. dollars and from U.S. dollars to NT dollars in this prospectus were made at a rate of NT$34.75 to US$1.00, the noon buying rate in effect as of March 31, 2003 rounded down to the nearest hundredth. No representation is made that the NT dollar or U.S. dollar amounts referred to in the prospectus could have been or could be converted into U.S. dollars or NT dollars, as the case may be, at any particular rate or at all. On May 27, 2003, the noon buying rate was NT$34.70 to US$1.00.

MARKET PRICE INFORMATION FOR OUR COMMON SHARES

      Our common shares have been listed on the Taiwan Stock Exchange since October 27, 2000 under the code “2412”. The following table sets forth, for the periods indicated, the high and low closing prices and the average daily volume of trading activity on the Taiwan Stock Exchange for the common shares, and the high and low of the daily closing values of the Taiwan Stock Exchange Index.

						Taiwan Stock
	Closing price per					Exchange
	common share					Index
					Average daily
	High		Low		trading volume	High	Low

	(in thousands of
	common shares)
2000
October (since October 27)	NT$	100.5	NT$	94.0	1,169	5,805.2	5,544.2
November		97.0		84.0	11,885	6,089.6	4,845.2
December		96.5		75.0	3,868	5,384.4	4,614.6
2001		84.0		39.6	3,301	6,104.2	3,446.3
First Quarter		84.0		61.0	4,561	6,104.2	4,894.8
Second Quarter		68.5		46.4	3,023	5,608.5	4,768.6
Third Quarter		47.5		39.6	2,430	4,886.9	3,493.8
Fourth Quarter		56.0		44.0	3,588	5,551.2	3,446.3
2002
First Quarter		52.5		48.8	1,968	6,242.6	5,488.3
Second Quarter		55.0		49.9	2,347	6,462.3	5,071.8
Third Quarter		55.0		43.2	2,475	5,416.5	4,186.0
Fourth Quarter		51.5		45.7	2,133	4,823.7	3,850.0
November		50.5		48.4	2,781	4,813.5	4,500.6
December		51.5		47.7	3,030	4,823.7	4,452.5
2003
First Quarter		58.0		50.0	2,977	5,078.8	4,260.5
January		57.0		50.0	3,715	5,078.8	4,524.9
February		58.0		52.0	3,045	4,833.6	4,432.5
March		54.0		51.5	2,256	4,599.3	4,260.5
Second Quarter (through May 27)		54.5		50.0	4,921	4,658.3	4,139.5
April		54.5		50.0	4,869	4,658.3	4,139.5
May (through May 27)		51.5		50.0	4,983	4,465.6	4,187.8

      The performance of the Taiwan Stock Exchange has in recent years been characterized by extreme price volatility. There are currently limits on the range of daily price movements on the Taiwan Stock Exchange. See “The Securities Markets of Taiwan — Price Limits, Commissions, Transaction Tax and Other Matters” beginning on page 150.

      Purchases of shares of Taiwan companies on the Taiwan Stock Exchange or other markets by the National Financial Stabilization Fund, the Labor Insurance Fund or other funds associated with the government of the Republic of China may have caused and may in the future cause the price of shares of Taiwan companies to be higher than the prices that would otherwise prevail in the open market. See “The Securities Markets of Taiwan — National Financial Stabilization Fund” beginning on page 150.

SELECTED FINANCIAL DATA

      The selected income statement data and cash flow data for the year ended June 30, 2000, the six months ended December 31, 2000 and the years ended December 31, 2001 and 2002, and the selected balance sheet data as of June 30, 2000 and December 31, 2000, 2001 and 2002, set forth below are derived from our financial statements included in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these financial statements and the related notes. These financial statements have been audited by T.N. Soong & Co., a member firm of Deloitte Touche Tohmatsu, independent certified public accountants. The selected income statement data and cash flow data for the three months ended March 31, 2002 and 2003 and the selected balance sheet data as of March 31, 2002 and 2003 are derived from our unaudited financial statements included in this prospectus and should be read in conjunction with, and are qualified in their entirety by reference to, these unaudited financial statements and the related notes. The selected income statement data and cash flow data for the years ended June 30, 1998 and 1999 and the selected balance sheet data as of June 30, 1998 and 1999 set forth below are derived from our audited financial statements not included in this prospectus. The selected income statement data and cash flow data for the six months ended December 31, 1999 and the selected balance sheet data as of December 31, 1999 set forth below are derived from our unaudited financial statements not included in this prospectus.

				As of or
				for the six months		As of or			As of or for the
	As of or for the year			ended		for the year ended			three months ended
	ended June 30,			December 31,		December 31,			March 31,

	1998	1999	2000	1999	2000	2001	2002		2002	2003

	(in billions, except per share and per pro forma ADS information)
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$

				(unaudited)					(unaudited)	(unaudited)
Income Statement Data:
Revenues	181.9	192.1	185.0	91.7	95.0	184.4	179.4	5.2	43.2	44.2	1.3

Operating costs and expenses:
Costs of services(1)	59.8	65.8	64.8	30.5	35.6	72.7	58.1	1.7	13.5	14.2	0.4
Marketing(1)	17.9	18.8	18.0	8.4	9.6	21.9	20.2	0.6	3.1	5.1	0.2
General and administrative(1)	2.5	3.2	3.3	1.5	1.6	3.5	2.7	0.1	0.8	0.7	0.0
Research and development(1)	2.3	2.6	2.7	1.3	1.3	2.8	2.4	0.1	0.5	0.6	0.0
Depreciation and amortization
— costs of services	35.4	34.8	34.7	17.2	18.2	36.6	37.9	1.1	9.1	9.9	0.3
Depreciation and amortization
— operating expenses	2.0	1.9	2.0	1.0	1.0	2.3	2.4	—	0.6	0.6	—

Total operating costs and expenses	119.9	127.1	125.5	59.9	67.3	139.8	123.7	3.6	27.6	31.1	0.9

Operating income	62.0	65.0	59.5	31.8	27.7	44.6	55.7	1.6	15.6	13.1	0.4
Other income(2)	3.7	2.7	1.8	1.1	1.2	3.7	2.5	0.1	0.7	0.6	0.0
Other expenses(3)	0.5	0.2	0.8	0.3	0.5	1.4	1.3	0.0	0.3	0.2	0.0

Income before income tax	65.2	67.5	60.5	32.6	28.4	46.9	56.9	1.7	16.0	13.5	0.4
Income tax	16.0	16.2	13.9	7.4	6.8	9.5	12.8	0.4	3.3	2.8	0.1

Net income	49.2	51.3	46.6	25.2	21.6	37.4	44.1	1.3	12.7	10.7	0.3

Net income per share(4)	5.10	5.32	4.83	2.61	2.24	3.87	4.57	0.13	1.3	1.1	0.03
Net income per pro forma equivalent ADS(5)	50.95	53.19	48.27	26.11	22.40	38.73	45.70	1.32	13.2	11.1	0.32
Balance Sheet Data:
Cash and cash equivalents	23.0	4.1	15.2	14.4	24.1	4.6	7.6	0.2	4.6	5.7	0.2
Property, plant and equipment — net	286.4	299.1	315.5	311.6	322.8	336.4	338.4	9.7	334.4	332.3	9.6
Total assets	425.8	424.9	411.9	402.7	413.4	411.4	428.6	12.3	422.1	422.1	12.1
Total debt	—	—	9.0	—	—	17.0	17.7	0.5	21.0	3.7	0.1
Total liabilities	144.0	139.5	126.2	138.4	105.2	121.7	128.6	3.7	119.7	111.0	3.2
Capital stock	96.5	96.5	96.5	96.5	96.5	96.5	96.5	2.8	96.5	96.5	2.8
Total stockholders’ equity	281.8	285.4	285.7	264.3	308.2	289.7	300.0	8.6	302.4	311.1	8.9

				As of or
				for the six months		As of or			As of or for the
	As of or for the year			ended		for the year ended			three months ended
	ended June 30,			December 31,		December 31,			March 31,

	1998	1999	2000	1999	2000	2001	2002		2002	2003

	(in billions, except per share and per pro forma ADS information)
	NT$	NT$	NT$	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$

				(unaudited)					(unaudited)	(unaudited)
Cash Flow Data:
Net cash provided by operating activities	75.6	85.7	70.0	41.2	30.0	73.1	91.3	2.6	19.1	19.5	0.6
Net cash used in investing activities	(39.9)	(49.5)	(52.8)	(28.8)	(25.3)	(53.7)	(55.3)	(1.6)	(23.1)	(7.4)	(0.2)
Net cash provided by (used in) financing activities	(41.0)	(55.1)	(6.1)	(2.1)	4.2	(38.9)	(33.0)	(0.9)	4.0	(14.0)	(0.4)
Capital expenditures	39.7	49.2	53.1	29.2	25.4	52.9	43.3	1.2	11.0	7.4	0.2
Other:
Cash dividends declared per share	4.99	4.76	—	N/A	5.80 (6)	3.50			—	—	—

(1) Excludes related depreciation and amortization.

(2)	Includes interest income of NT$1,915 million, NT$1,146 million and NT$372 million for the years ended June 30, 1998, 1999 and 2000, respectively, NT$218 million and NT$264 million for the six months ended December 31, 1999 and 2000, respectively, NT$649 million and NT$187 million (US$5 million) for the years ended December 31, 2001 and 2002, respectively, and NT$18 million and NT$18 million (US$1 million) for the three months ended March 31, 2002 and 2003, respectively.

(3)	Includes interest expense of NT$162 million, NT$4 million and NT$169 million for the years ended June 30, 1998, 1999 and 2000, respectively, NT$12 million and NT$103 million for the six months ended December 31, 1999 and 2000, respectively, NT$392 million and NT$171 million (US$5 million) for the years ended December 31, 2001 and 2002, respectively, and NT$15 million and NT$10 million (US$0 million) for the three months ended March 31, 2002 and 2003, respectively.

(4)	Net income per share is the same on both an undiluted and a fully diluted basis.
(5)	Each equivalent ADS represents ten of our common shares.
(6)	For the 18 month period ended December 31, 2000.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.

Overview

      A number of recent and expected future developments have had and in the future may have a material impact on our results of operations, financial condition and capital expenditures. These developments include:

•	changes in our revenue composition and sources of revenue growth;

•	increased competition in the fixed line, leased line and cellular services markets, including the third generation cellular services market;

•	tariff adjustments;

•	capital expenditures as a result of technological improvements and changes in our business;

•	provisions for pension payments to our employees;

•	taxation; and

•	change in our fiscal year end.

Each of these developments is discussed below.

  Changes in our revenue composition and sources of revenue growth

      Our fixed line revenues are derived primarily from the provision of local, domestic long distance and international long distance telephone services. In addition, we also derive fixed line revenues from providing interconnection services to other carriers. Our revenues from wireless services are derived primarily from the provision of cellular services. Our revenues from Internet and data services are generated principally from HiNet, our Internet service provider, from our asymmetrical digital subscriber line services, and from the provision of dedicated leased lines for our business customers and other operators.

      The table below sets forth the revenues from our principal lines of business as a percentage of revenues for the periods indicated.

			Year ended		Three months
	Year ended	Six months	December 31,		ended March 31,
	June 30,	ended December 31,
	2000	2000	2001	2002	2002	2003

					(unaudited)
Revenues:
Fixed line	63.9%	58.5%	51.6%	45.4%	45.5%	43.2%
Wireless	24.5	27.5	31.4	35.7	35.7	36.5
Internet and data	10.6	12.9	15.6	17.4	17.6	19.3
Other	1.0	1.1	1.4	1.5	1.2	1.0

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

      Over the past three years, the composition of our revenue base has undergone a significant change as a result of our strategy to diversify our revenues and focus on generating increased revenues from higher growth businesses, such as cellular and Internet services.

      Cellular and Internet services have been our fastest growing sources of revenue over the last three and a half years. Most of our increased revenues have come from our cellular and Internet access services, with our asymetrical digital subscriber line services accounting for a significant portion of such increase. We launched our asymmetrical digital subscriber line services in August 1997, and we had approximately 1.9 million subscribers as of March 31, 2003. Increasing Internet penetration in Taiwan and higher data traffic have contributed to a significant increase in our revenues from Internet and data services over this period. Revenues from our local telephone and domestic long distance telephone and paging services have declined during this period mainly due to a traffic migration to cellular services. Revenues from our international long distance services have also declined as international long distance tariffs have declined worldwide. We believe that wireless and Internet and data services will continue to generate an increasing percentage of our revenues, although we cannot assure you that the increases in wireless and Internet and data revenues will entirely offset the decrease in fixed line revenues.

Increased competition in the fixed line, leased line and cellular services markets, including the third generation cellular services market

      Three additional operators have been providing fixed line services in Taiwan since June 2001. We believe that these competitors are targeting business subscribers, which generally generate higher revenues per subscriber as compared with residential customers. We are facing significant competition, particularly in the international long distance telephone services market, from these competitors.

      Since August 2001, the Ministry of Transportation and Communications has awarded undersea cable service licenses to four additional operators. In February 2002, the Ministry of Transportation and Communications awarded five concessions to provide third generation cellular services. Two of these new concessions were awarded to new cellular operators.

      The increased competition in the areas of fixed line, leased line and cellular services has led to, and may continue to lead to, further declines in our tariffs, which may result in a decrease in our revenues from these services. At the same time, the increased competition has stimulated consumer demand for telecommunications services, including international telephone usage and international bandwidth demand.

  Tariff adjustments

      We adjust our tariffs and offer promotional packages primarily in response to market conditions within the constraints of our budget requirements. These requirements are determined by the Republic of China government. Our tariffs are also subject to price caps stipulated by the government. However, we adjusted our tariffs for cellular services in April 2000 and in January 2001 in response to resolutions of the Legislative Yuan aimed at making these services more affordable. In addition, we have adjusted our local telephone tariffs to better reflect the cost structure of our local telephone services.

      In 2000, we reduced tariffs for:

•	our cellular services by an average of 17% in April; and

•	our international long distance services by an average of 15% in July.

      In January 2001, we:

•	reduced tariffs for our cellular services by an average of 15%;

•	introduced several new tariff plans for local telephone services, increasing the monthly fee of our primary plan for residential customers from NT$45 to NT$70 with an NT$25 deductible on usage fees, while decreasing the monthly fee for business customers from NT$385 to NT$295; and

•	introduced a new peak time usage fee option of NT$1.6 per three minutes.

      In April 2001, we:

•	reduced tariffs for our international long distance calls by an average of 37%, with approximately 50% decreases in tariffs for calls to the People’s Republic of China, the United States and Hong Kong;

•	reduced tariffs for our domestic long distance calls by an average of 18%;

•	reduced monthly rental fees for our asymmetrical digital subscriber line services by an average of 22%; and

•	reduced monthly rental fees for our leased line services by an average of 16% for local services, 25% for domestic long distance services, and 30% for international long distance services.

      In February 2002, we again reduced monthly rental fees for our leased line service by an average of 17% for local services, 36% for domestic long distance services, and 27% for international long distance services.

      In April 2002, we reduced monthly rental fees for our asymmetrical digital subscriber line services by an average of 15%.

      We expect to continue to adjust tariffs and offer a variety of promotional packages from time to time in response to pressures generated by the increasing competition in the telecommunications industry in Taiwan.

Capital expenditures as a result of technological improvements and changes in our business

      In recent years, we have focused on modernizing and upgrading our cellular services network, and developing our asymmetrical digital subscriber line network, which enables transmission of digital information at a high bandwidth over existing telephone lines. In particular, we have enhanced our telecommunication services through:

•	the introduction of a voice over Internet protocol exchange system in our long distance telephone network;

•	the implementation of a network modernization program, including a gradual transfer from our public switched telephone network to a system based on the Internet protocol, to remain at the forefront of new technologies;

•	the development of an intelligent network for fixed line services;

•	the deployment of a high-capacity long-haul dense wavelength division multiplexing system and a nationwide Internet protocol backbone network with 320 gigabits per second giga switching routers for Internet and Internet protocol-virtual private network services; and

•	the expansion and upgrade of our cellular services network, including the rollout of general packet-switched radio service.

      As a result, we incurred aggregate capital expenditures of NT$174.7 billion over the period from July 1, 1999 to December 31, 2002.

      We expect our capital expenditures to decrease in future periods. See “— Capital Expenditures” beginning on page 65.

      We expect to focus our future capital expenditures on the following main areas:

•	the rollout of our third generation cellular services network;

•	the expansion of our asymmetrical digital subscriber line services and Internet and related infrastructure to enhance our Internet platform as well as to meet the growing demand for data, multimedia and interactive services;

•	the expansion of our fiber-to-the-building systems to support increased demand for higher bandwidth; and

•	the development of an advanced information technology infrastructure to improve our operations support, management and customer service information systems.

Provisions for pension payments to our employees

      Personnel expenses constitute a significant portion of our operating costs and expenses. For the year ended June 30, 2000, personnel expenses represented 43.4% of our total operating costs and expenses, and pension costs represented 30.2% of our personnel expenses. For the six months ended December 31, 2000, personnel expenses represented 38.5% of our total operating costs and expenses, and pension costs represented 28.4% of our personnel expenses. For the years ended December 31, 2001 and 2002, personnel expenses represented 37.1% and 30.8%, respectively, of our total operating costs and expenses, and pension costs represented 21.7% and 10.5%, respectively, of our personnel expenses. For the three months ended March 31, 2002 and 2003, personnel expenses represented 36.0% and 33.7%, respectively, of our total operating costs and expenses, and pension costs represented 3.6% and 3.3%, respectively, of our personnel expenses. The table below sets forth information regarding personnel expenses, depreciation and amortization and other operating costs and expenses and the percentages of these operating costs and expenses to our total operating costs and expenses for the periods indicated.

									For the three months
			For the six		For the year ended				ended
	For the year		months		December 31,				March 31,
	ended		ended
	June 30,		December 31,
	2000		2000		2001		2002		2002		2003

									(Unaudited)

	(in billions of NT$, except for percentages)
Operating costs and expenses:
Personnel expenses
Pension(1)	16.4	13.1%	7.3	10.9%	11.2	8.0%	4.0	3.2%	1.0	3.6%	1.0	3.3%
Salaries and bonus	38.1	30.3	18.6	27.6	40.6	29.1	34.0	27.6	8.9	32.4	9.5	30.4

Total personnel expenses	54.5	43.4	25.9	38.5	51.8	37.1	38.0	30.8	9.9	36.0	10.5	33.7

									For the three months
			For the six		For the year ended				ended
	For the year		months		December 31,				March 31,
	ended		ended
	June 30,		December 31,
	2000		2000		2001		2002		2002		2003

									(Unaudited)

	(in billions of NT$, except for percentages)
Depreciation and amortization — costs of services	34.7	27.7	18.2	27.0	36.6	26.2	37.9	30.7	9.1	32.9	9.9	31.6
Depreciation and amortization — operating expenses	2.0	1.5	1.0	1.5	2.3	1.6	2.4	1.9	0.6	2.2	0.6	2.1
Other	34.3	27.4	22.2	33.0	49.1	35.1	45.4	36.7	8.0	28.9	10.1	32.5

Total operating costs and expenses	125.5	100.0%	67.3	100.0%	139.8	100.0%	123.7	100.0%	27.6	100.0%	31.1	100.0%

(1)	Does not include NT$102 million of pension costs associated with employees engaged in construction projects that were capitalized and not treated as personnel expenses for the year ended June 30, 2000, NT$50 million of pension costs associated with employees engaged in construction projects that were capitalized and not treated as personnel expenses for the six months ended December 31, 2000, NT$97 million and NT$106 million of pension costs associated with employees engaged in construction projects that were capitalized and not treated as personnel expenses for the years ended December 31, 2001 and 2002, respectively, and NT$20 million and NT$10 million of pension costs associated with employees engaged in construction projects that were capitalized and not treated as personnel expenses for the three months ended March 31, 2002 and 2003.

     The following table sets forth our personnel expenses (divided into pension and non-pension portions) allocated by categories of operating costs and expenses:

									For the three months
			For the six		For the year ended				ended
	For the year		months		December 31,				March 31,
	ended		ended
	June 30,		December 31,
	2000		2000		2001		2002		2002		2003

									(Unaudited)

	(in billions of NT$, except for percentages)
Personnel expenses
Cost of Services
Pension	11.1	20.5%	5.0	19.2%	7.4	14.3%	2.5	6.5%	0.6	6.0%	0.6	5.7%
Non-pension	26.2	48.0	12.7	48.8	26.9	52.0	22.0	57.8	5.7	57.8	6.0	57.1

Total	37.3	68.5	17.7	68.0	34.3	66.3	24.4	64.3	6.3	63.8	6.6	62.8
Sales and Marketing
Pension	3.9	7.2	1.7	6.7	2.6	5.0	1.1	2.9	0.3	2.7	0.3	2.9
Non-pension	8.0	14.7	4.0	15.4	9.3	18.0	8.1	21.3	2.1	21.2	2.4	22.8

Total	11.9	21.8	5.7	22.2	11.9	23.0	9.2	24.2	2.4	23.9	2.7	25.7
General and Administration
Pension	0.9	1.7	0.4	1.5	0.7	1.4	0.2	0.6	0.1	1.0	0.0	0.0
Non-pension	2.2	3.9	1.0	4.0	2.5	4.6	2.1	5.5	0.7	7.0	0.6	5.7

Total	3.1	5.6	1.4	5.5	3.2	6.0	2.3	6.1	0.7	7.3	0.6	5.7
Research and Development
Pension	0.5	0.9	0.2	0.8	0.5	1.0	0.2	0.6	—	1.0	0.1	1.0
Non-pension	1.7	3.2	0.9	3.5	1.9	3.7	1.8	4.8	0.4	4.0	0.5	4.8

Total	2.2	4.1	1.1	4.3	2.4	4.7	2.0	5.4	0.4	5.0	0.6	5.8
Total personnel expenses	54.4	100.0%	25.9	100.0%	51.8	100.0%	38.0	100.0%	9.9	100.0%	10.5	100.0%

     In connection with our planned privatization, we are obligated to fully fund our existing defined benefit pension plans prior to the time of our privatization. After completion of our privatization, our continuing employees will be deemed to have commenced employment as of the date our privatization is completed for seniority purposes under our pension plans in effect after privatization.

      Pension costs decreased as the termination benefit was either fully paid or accrued at the end of 2001, and all prior service costs were fully amortized by the end of 2001. We expect our ongoing annual pension costs for the fiscal years immediately following the completion of our privatization to be approximately NT$6 billion.

  Taxation

      The current corporate income tax rate in the Republic of China is 25%. We have benefited from tax incentives generally available to technology companies in the Republic of China, including tax credits of up to 30% (25% prior to February 2002) of the amount of some of our research and development, automation and employee training expenditures. Starting in 2001, we qualify for tax benefits at the rate of 5% to 20% for the amount of our investment in qualified equipment and technology. In addition, we qualify for tax benefits regarding our investment in the areas affected by the September 21, 1999 earthquake at the rate of 20% of our investments. As a result, our effective tax rate was 23% for the year ended June 30, 2000, 23.8% for the six months ended December 31, 2000, 20.3% for the year ended December 31, 2001, 22.6% for the year ended December 31, 2002 and 20.8% and 21.1% for the three months ended March 31, 2002 and 2003, respectively.

      In 1997, the Income Tax Law of the Republic of China was amended to integrate corporate income tax and shareholder dividend tax to eliminate the double taxation effect for resident shareholders of Taiwan companies. Under the amendment, all retained earnings generated from January 1, 1998 and not distributed to shareholders as dividends in the following year are assessed with a 10% retained earnings tax. See “Taxation — Republic of China Taxation — Dividends” beginning on page 157. Historically, this has not had an impact on our financial results of operations, because the major portion of our earnings was distributed to the government by way of dividends. If we decide to retain a substantial portion of our earnings in the future, we may be assessed with retained earnings tax and our effective tax rate may exceed the corporate income tax rate.

  Change in our fiscal year end

      As a state owned enterprise, we were required by the government to change our financial reporting year, starting in 2000, from a fiscal year ending on June 30 to a calendar year. We prepared financial statements under US GAAP for the year ended June 30, 2000, and we transitioned to a calendar year for US GAAP reporting purposes with effect from January 1, 2001. In the interim, we prepared audited US GAAP financial statements for the six month period ending December 31, 2000. For reporting purposes in the Republic of China, we have prepared and disseminated audited financial statements for the 18 month period commencing on July 1, 1999 and ending on December 31, 2000.

Critical Accounting Policies

      Our financial statements are prepared in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. We continually evaluate these estimates and judgments, including those related to revenue recognition, allowance for doubtful accounts, estimated useful lives of long-lived assets, investments in unconsolidated companies, pension benefits and accounting for income taxes. We base these estimates and judgments on our historical experience and other factors that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

  Revenue recognition

      We recognize revenues for our services in accordance with the Securities and Exchange Commission Staff Accounting Bulletin No. 101. We record service revenues over the periods they are earned. The costs of providing services are recognized as incurred. Handset subsidy costs are paid to a vendor that sells a handset to a customer who subscribes to the service, as an inducement to enter into a service contract, and are recognized as a cost of service when incurred. Usage revenues from fixed line services, cellular services, Internet and data services, and interconnection and call transfer fees from other telecommunications companies and carriers are billed in arrears and are recognized based upon minutes of traffic processed when the services are provided in accordance with contract terms.

      One-time subscriber connection fees are deferred and recognized over the average expected customer service periods, which we evaluate on a continual basis. For example, the average expected customer service period for fixed line services revenues has declined over time from 15 years at December 31, 2000 to 13 years at December 31, 2002, while the average expected customer service periods for the other service lines have remained relatively the same over the same period. If our estimates of these customer service periods become longer, the amortization of our deferred income could be adversely affected, which is also dependent on the amount of one-time connection fees received from subscribers.

  Allowance for doubtful accounts

      We maintain allowance for doubtful accounts for estimated losses that result from the inability of our customers to make required payments. We base our allowances on the likelihood of recoverability of account receivables by operating segment based on past experience and current collection trends that are expected to continue. Our evaluation also includes the length of time the receivables are past due, geographic concentrations and the general business environment. If changes in these factors occur, or the historical data we use to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and our future results of operations could be adversely affected.

  Estimated useful lives of long-lived assets

      A significant portion of our total assets consists of long-lived assets and are primarily property, plant and equipment and definite-lived intangibles. We estimate the useful lives of property, plant and equipment and other long-lived assets with finite lives in order to determine the amount of depreciation and amortization expense to be recorded during the reported period. The useful lives are estimated at the time assets are acquired and are based on historical experience with similar assets as well as the anticipated technological evolution or other environmental changes. If technological changes were to occur more rapidly than anticipated or in a different form than anticipated, the useful lives assigned to these assets may need to be shortened, resulting in the recognition of increased depreciation and amortization in a future period. Alternatively, technological obsolescence could result in a write-down in the value of the assets to reflect impairment. We review these types of assets for impairment annually, or when events or circumstances indicate that the carrying amount may not be recoverable over the remaining lives of the assets. In assessing impairments, we use estimated cash flows that take into account management’s estimates of future operations.

      If at January 1, 2002 we would have determined that the remaining useful lives for our property, plant and equipment were shorter or longer by one year than what we used in the preparation of our financial statements, our recorded depreciation expense would have increased by approximately NT$10 billion or decreased by approximately NT$7 billion, respectively, for the year ended December 31, 2002.

  Investments in unconsolidated companies

      We hold investments in other companies that we account for under the equity method or cost method of accounting, depending on our ability to exert significant influence over the entity in which we are investing. The amounts for our equity-method investments generally represent our cost of the initial investment adjusted for our share of the investee’s income or loss and any dividends received. Any excess in our acquisition cost over our share of the investee’s net assets is recorded as goodwill and is generally amortized by the straight line method over five years. All of the equity-method goodwill had been fully amortized at June 30, 1999. The amounts for our cost-method investments where the securities are not publicly traded generally represent our cost of the initial investment less any adjustments we make when we determine that an investment’s net realizable value is less than its carrying cost.

      The process of assessing whether a particular cost-method investment’s net realizable value is less than its carrying cost requires a significant amount of judgment. We periodically evaluate these long-term investments based on quoted market prices, if available, the financial condition of the investee company, economic conditions in the industry and our intent and ability to hold the investment for a long period of time. If quoted market prices are not available, we estimate the fair value using the net asset values as well as the financial condition of the investee company. This information may be based on information that we request from the investee companies and may not be subject to the same disclosure and audit requirements as required of U.S. companies, and as such, the reliability and accuracy of the information may vary. If we deem the fair value of an investment is less than the book value based on the above factors, and the decline in value is deemed to be other than temporary, we record the difference as impairment in the period of occurrence.

      Estimating the net realizable value of investments in privately held companies can be inherently subjective and may contribute to significant volatility in our reported results of operations. For example, if the current weak investing environment continues throughout 2003, we may incur an impairment in our equity or cost method investments.

  Pension benefit

      The amounts recognized in our financial statements related to pension benefits are determined on an actuarial basis that utilizes several different assumptions in the calculation of such amounts. Significant assumptions used in determining our pension benefits are the discount rate, the expected long-term rate of return on plan assets, the rate of increase in compensation levels and the average remaining years of service for employees. In addition, because we are required to fully fund our pension plans on or prior to the date of our privatization to enable us to meet the requirements of making full benefit payments to our existing employees, we have made an assumption of the privatization date in determining the amount of the pension benefit.

      We use long-term historical actual return information and estimate future long-term investment returns by reference to external sources to develop the expected long-term return on plan assets. The discount rate is assumed based on the rates available on high-quality fixed-income debt instruments with the same period to maturity as the estimated period to maturity of the pension benefit. We assume the rate of increase in compensation levels and average remaining years of service based on historical data. We assume the privatization date is December 31, 2003 based on the current plan as stated by the Ministry of Transportation and Communications. Any changes in one or more of these assumptions could impact our pension benefit.

      A decrease in the discount rate or in the expected return on assets would increase the reported obligation. For example, if the discount rate in 2002 used in determining this obligation were 0.25% lower, it would generate an NT$1,369 million increase in the obligation reported on the balance sheet and an NT$17 million increase in the benefit costs. Similarly, if the expected return on assets assumption were 0.25% lower, it would generate an NT$214 million increase in the obligation reported on the balance sheet, and a similar increase to benefit costs. A reasonable change in the estimate of health care cost assumptions or a delay of the privatization date by one year would not materially affect our pension obligation or related benefit costs.

  Accounting for income taxes

      Deferred income taxes are provided for the effect of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. We measure deferred tax assets and liabilities using statutory tax rates that, if changed, would result in either an increase or a decrease in the provision for income taxes in the period of change. A one-percentage point increase in the statutory income tax rate as of December 31, 2002 would have decreased our net income by approximately NT$569.3 million.

      We record a valuation allowance to reduce our deferred tax assets to the amount of future tax benefit that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, we cannot assure you that we would not need to increase the valuation allowance to cover additional deferred tax assets that may not be realizable. Any increase in the valuation allowance could have a material adverse effect on our income tax provision and net income in the period in which such determination is made.

      We had a valuation allowance of NT$1,688 million on our deferred tax asset balance as of December 31, 2002 that is for the total tax benefit from our provision for doubtful accounts. We do not have a valuation allowance on other components of the deferred tax asset, as we believe these benefits will be fully realizable based on our projection of future operating income. If we experience a significant decrease in our future operating income, the realizability of our deferred tax assets could be negatively impacted, and thus an increase in the valuation allowance might be required.

Our Financial Reporting Obligations

      Our audited financial statements included in this prospectus are prepared under US GAAP. As a state owned enterprise, we prepare certain unaudited financial data on a monthly and quarterly basis and audited financial statements on a semiannual and annual basis in accordance with our internal accounting principles, which take into account ROC GAAP and relevant laws and regulations and government guidelines applicable to state owned enterprises. These internal accounting principles, which we refer to as Chunghwa Telecom Internal Accounting Principles, have been approved by the government.

      We are also required to prepare on an annual basis audited financial statements subject to the review and adjustment of the Ministry of Audit in accordance with the Audit Law of the Republic of China and other relevant laws and regulations. As a result, we may publish up to three separate audited annual financial statements, including financial statements prepared under US GAAP, the Chunghwa Telecom Internal Accounting Principles and the accounting standards used by the government, for so long as the government, together with any entity more than 50% owned by the government, owns at least 50% of our common shares.

      Until we are privatized, we plan to make available the following unaudited financial statements prepared in accordance with US GAAP at the same time that we make available unaudited financial statements for the same periods prepared in accordance with Chunghwa Telecom Internal Accounting Principles as required by Republic of China law:

•	financial statements for the three months ended March 31 of each fiscal year;

•	financial statements for the three months and six months ended June 30 of each fiscal year; and

•	financial statements for the three months and nine months ended September 30 of each fiscal year.

      In addition, until we are privatized, we plan to make available audited annual financial statements prepared in accordance with US GAAP at the same time that we make available our annual financial statements prepared in accordance with Chunghwa Telecom Internal Accounting Principles as required by Republic of China law.

      The Chunghwa Telecom Internal Accounting Principles and the accounting standards used by the government differ in significant respects from each other and from US GAAP. In addition, the government may require that adjustments be made in accordance with the Audit Law of the Republic of China to our financial statements prepared under the Chunghwa Telecom Internal Accounting Principles. However, these adjustments have not had any material impact on our financial statements presented in this prospectus. The financial statements presented in this prospectus have been prepared in accordance with US GAAP and were not subject to adjustment under the government review and audit process. You should not rely on our audited financial statements prepared under the Chunghwa Telecom Internal Accounting Principles or our financial statements audited by the government for purposes of comparison with our financial statements prepared under US GAAP.

      In addition, dividends paid to our shareholders have historically been determined based on our net income determined in accordance with the Chunghwa Telecom Internal Accounting Principles, which take into account ROC GAAP and relevant laws and regulations and government guidelines applicable to state owned enterprises. Dividends to be paid subsequent to our privatization will be determined in accordance with ROC GAAP.

Results of Operations

      Pursuant to a revision in the Republic of China Budget Law on October 29, 1998, we changed our financial reporting year from a fiscal year that begins on July 1 and ends on June 30 to a calendar year. As a result, for reporting purposes in the Republic of China, our final fiscal year ended June 30 was the fiscal year ended June 30, 1999, and the 18-month period ended December 31, 2000 is considered a transition period. However, in the results of operations below, we have reported the year ended June 30, 2000 as a comparative fiscal year, and the six months ended December 31, 2000 as a transition period.

      The following table sets forth our revenues, operating costs and expenses, income from operations and other financial data for the periods indicated.

		For the six		For the year		For the three
	For the year	months ended		ended		months ended
	ended	December 31,		December 31,		March 31,
	June 30,
	2000	1999	2000	2001	2002	2002	2003

	(unaudited)					(unaudited)

	(in NT$ billions)
Revenues:
Fixed line
Local	61.9	30.3	30.4	56.5	51.8	12.7	12.0
Domestic long distance	25.7	13.4	12.3	18.0	14.0	3.5	3.3
International long distance	30.7	15.8	12.8	20.6	15.7	3.5	3.8

Total fixed line	118.3	59.5	55.5	95.1	81.5	19.7	19.1

Wireless
Cellular	42.2	20.4	25.1	56.7	62.9	15.1	16.0
Paging	3.1	1.7	1.0	1.3	1.1	0.3	0.2

Total wireless	45.3	22.1	26.1	58.0	64.0	15.4	16.2

Internet and data:
Internet	7.7	3.6	5.9	15.2	20.8	4.8	6.1
Data	11.8	5.7	6.4	13.6	10.4	2.8	2.4

Total Internet and data	19.5	9.3	12.3	28.8	31.2	7.6	8.5
Other	1.9	0.8	1.1	2.5	2.7	0.5	0.4

Total revenues	185.0	91.7	95.0	184.4	179.4	43.2	44.2

Operating costs and expenses:
Costs of services(1)	64.8	30.5	35.6	72.7	58.1	13.5	14.2
Marketing(1)	18.0	8.4	9.6	21.9	20.2	3.1	5.1
General and administrative(1)	3.3	1.5	1.6	3.5	2.7	0.8	0.7
Research and development(1)	2.7	1.3	1.3	2.8	2.4	0.5	0.6
Depreciation and amortization — costs of services	34.7	17.2	18.2	36.6	37.9	9.1	9.9
Depreciation and amortization — operating expenses	2.0	1.0	1.0	2.3	2.4	0.6	0.6

Total operating costs and expenses	125.5	59.9	67.3	139.8	123.7	27.6	31.1

Income from operations	59.5	31.8	27.7	44.6	55.7	15.6	13.1
Other income	1.8	1.1	1.2	3.7	2.5	0.7	0.6
Other expenses	0.8	0.3	0.5	1.4	1.3	0.3	0.2
Income before income tax	60.5	32.6	28.4	46.9	56.9	16.0	13.5
Income tax	13.9	7.4	6.8	9.5	12.8	3.3	2.8

Net income	46.6	25.2	21.6	37.4	44.1	12.7	10.7

(1)	Excludes related depreciation and amortization.

      The following table sets forth our revenues, operating costs and expenses, income from operations and other financial data as a percentage of our total revenues for the periods indicated.

		For the six		For the year		For the three
	For the year	months ended		ended		months ended
	ended	December 31,		December 31,		March 31,
	June 30,
	2000	1999	2000	2001	2002	2002	2003

	(unaudited)					(unaudited)

	(as percentages of total revenues)
Revenues:
Fixed line
Local	33.4%	33.0%	32.0%	30.6%	28.9%	29.3%	27.1%
Domestic long distance	13.9	14.6	13.0	9.8	7.8	8.1	7.4
International long distance	16.6	17.2	13.5	11.2	8.7	8.1	8.7

Total fixed line	63.9	64.8	58.5	51.6	45.4	45.5	43.2

Wireless
Cellular	22.8	22.3	26.4	30.7	35.1	35.0	36.1
Paging	1.7	1.8	1.1	0.7	0.6	0.7	0.4

Total wireless	24.5	24.1	27.5	31.4	35.7	35.7	36.5

Internet and data:
Internet	4.2	3.9	6.2	8.2	11.6	11.2	13.9
Data	6.4	6.3	6.7	7.4	5.8	6.4	5.4

Total Internet and data	10.6	10.2	12.9	15.6	17.4	17.6	19.3
Other	1.0	0.9	1.1	1.4	1.5	1.2	1.0

Total revenues	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Operating costs and expenses:
Costs of services(1)	35.0	33.3	37.4	39.4	32.4	31.3	32.1
Marketing(1)	9.7	9.2	10.1	11.9	11.2	7.2	11.4
General and administrative(1)	1.8	1.6	1.7	1.9	1.5	1.8	1.7
Research and development(1)	1.5	1.4	1.4	1.5	1.4	1.3	1.4
Depreciation and amortization
— costs of services	18.7	18.7	19.1	19.9	21.1	21.0	22.3
Depreciation and amortization
— operating expenses	1.1	1.1	1.1	1.2	1.4	1.4	1.5

Total operating costs and expenses	67.8	65.3	70.8	75.8	69.0	64.0	70.4

Income from operations	32.2	34.7	29.2	24.2	31.0	36.0	29.6
Other income	1.0	1.1	1.3	2.0	1.4	1.8	1.4
Other expenses	0.5	0.3	0.6	0.8	0.7	0.7	0.4
Income before income tax	32.7	35.5	29.9	25.4	31.7	37.1	30.6
Income tax	7.5	8.0	7.1	5.1	7.1	7.7	6.5

Net income	25.2%	27.5%	22.8%	20.3%	24.6%	29.4%	24.1%

(1)	Excludes related depreciation and amortization.

Three months ended March 31, 2003 (unaudited) compared with three months ended March 31, 2002 (unaudited)

Revenues

      Our revenues increased by 2.4% from NT$43.2 billion in the three months ended March 31, 2002 to NT$44.2 billion (US$1.3 billion) in the three months ended March 31, 2003. This increase was primarily due to increases in revenues from our cellular services and our Internet and data services, which were partially offset by decreases in revenues from our fixed line services.

Fixed Line Services

      Fixed line revenues comprised 45.5% and 43.2% of our revenues in the three months ended March 31, 2002 and 2003, respectively.

      Local telephone services. Our local telephone revenues decreased by 5.6% from NT$12.7 billion in the three months ended March 31, 2002 to NT$12.0 billion (US$0.3 billion) in the three months ended March 31, 2003. This decrease was primarily due to a 17.5% decline in traffic volume from 8.9 billion minutes in the three months ended March 31, 2002 to 7.4 billion minutes in the three months ended March 31, 2003. This decline in traffic volume was primarily due to a migration of non-HiNet Internet subscribers from dial-up to broadband Internet access, the continued traffic migration from fixed line services to cellular services, and an economic slowdown in Taiwan. This decline in traffic volume was partially offset by a 6.7% increase in average local usage fees, reflecting a decrease in users of our discounted Internet tariff package. Our local interconnection revenues increased by NT$0.1 billion between these two periods because of an increase in interconnection minutes with other fixed line operators.

      Domestic long distance telephone services. Our domestic long distance telephone revenues decreased by 6.6% from NT$3.5 billion in the three months ended March 31, 2002 to NT$3.3 billion (US$94.4 million) in the three months ended March 31, 2003. This decrease was mainly due to a decrease in traffic volume from 1.7 billion minutes in the three months ended March 31, 2002 to 1.5 billion minutes in the three months ended March 31, 2003. The decrease in traffic volume was primarily due to the continued traffic migration from fixed line services to cellular services and increased competition from other fixed line operators.

      International long distance telephone services. Our international long distance telephone revenues increased by 10.0% from NT$3.5 billion in the three months ended March 31, 2002 to NT$3.8 billion (US$110.7 million) in the three months ended March 31, 2003. This increase was primarily due to an increase in outgoing traffic volume due to our increased efforts to sell wholesale minutes. This increase in traffic volume was partially offset by a 23.6% decline in average usage fees. Our international settlement revenues decreased by 10.6% from NT$1.0 billion in the three months ended March 31, 2002 to NT$0.9 billion (US$25.3 million) in the three months ended March 31, 2003. This decrease was primarily due to the continued decline in international settlement rates.

Wireless Services

      Wireless revenues comprised 35.7% and 36.5% of our revenues in the three months ended March 31, 2002 and 2003, respectively. Our cellular services grew as a percentage of our revenues from 35.0% in the three months ended March 31, 2002 to 36.1% in the three months ended March 31, 2003. Our paging services decreased as a percentage of our revenues from 0.7% in the three months ended March 31, 2002 to 0.4% in the three months ended March 31, 2003.

      Cellular services. Our cellular services revenues increased by 5.6% from NT$15.1 billion in the three months ended March 31, 2002 to NT$15.9 billion (US$0.5 billion) in the three months ended March 31, 2003. This increase was primarily due to a 16.6% increase in the number of cellular subscribers from 6.5 million as of March 31, 2002 to 7.6 million as of March 31, 2003, as well as an increase in outgoing traffic volume from 1.7 billion minutes in the three months ended March 31, 2002 to 1.8 billion minutes in the three months ended March 31, 2003. The increases in the number of subscribers and traffic volume were driven largely by increasing penetration of cellular services combined with our continued offering of handset subsidies. The effects of these increases were partially offset by a decrease in minutes of usage per user.

      Paging services. Our paging revenues decreased by 35.1% from NT$0.3 billion in the three months ended March 31, 2002 to NT$0.2 billion (US$8.2 million) in the three months ended March 31, 2003. This decrease was primarily due to a 38.5% decrease in the number of paging subscribers resulting from the continued customer migration to cellular services.

Internet and Data Services

      Internet and data revenues comprised 17.6% and 19.3% of our revenues in the three months ended March 31, 2002 and 2003, respectively. Our Internet and data revenues increased by 12.8% from NT$7.6 billion in the three months ended March 31, 2002 to NT$8.5 billion (US$246.3 million) in the three months ended March 31, 2003. This increase was principally due to increases in revenues attributable to our Internet services, which was partially offset by decreases in our revenues from data services.

      Internet services. Our revenues attributable to Internet services increased by 26.0% from NT$4.8 billion in the three months ended March 31, 2002 to NT$6.2 billion (US$177.3 million) in the three months ended March 31, 2003. This increase was largely due to an increase in the number of our asymmetrical digital subscriber line subscribers from 1.0 million as of March 31, 2002 to 1.9 million as of March 31, 2003. This increase was also due to a 18.0% increase in the number of our HiNet subscribers from 2.9 million as of March 31, 2002 to 3.4 million as of March 31, 2003. Calls to HiNet are recorded as part of our Internet and data services and are not included in our local minutes or revenues. We include usage fees from fixed line telephone calls to access our HiNet service in our Internet and data revenue. Usage fees from fixed line telephone calls to access Internet service providers other than HiNet are recorded as fixed line revenue.

      Data services. Revenues from our data services decreased by 12.9% from NT$2.8 billion in the three months ended March 31, 2002 to NT$2.4 billion (US$69.0 million) in the three months ended March 31, 2003. A substantial portion of our data revenues were derived from our leased line services. Despite increased demand for higher speed leased lines, our leased line tariffs have declined significantly due to competition from other fixed line operators and international leased line service providers and a migration of domestic leased line users to asymmetrical digital subscriber line services. The effects of these tariff decreases were partially offset by increases in our bandwidth.

Other

      Other revenues comprised 1.2% and 1.0% of our revenues in the three months ended March 31, 2002 and 2003, respectively.

      Our other revenues decreased by 19.5% from NT$0.5 billion in the three months ended March 31, 2002 to NT$0.4 billion (US$12.2 million) in the three months ended March 31, 2003. This decrease in other revenues was principally due to a decline in revenues from sales of telephone-directory advertising.

Operating Costs and Expenses

      Our operating costs and expenses increased by 12.7% from NT$27.6 billion in the three months ended March 31, 2002 to NT$31.1 billion (US$896.3 million) in the three months ended March 31, 2003. This increase was primarily due to increases in our marketing expenses, depreciation and amortization expenses and costs of services. As a percentage of revenues, operating costs and expenses increased from 64.0% in the three months ended March 31, 2002 to 70.4% in the three months ended March 31, 2003.

Costs of Services

      Costs of services include personnel expenses, international settlement costs, handset subsidies, spectrum usage and license fees, costs of materials and maintenance and interconnection fees among cellular operators.

      Our costs of services increased by 5.5% from NT$13.5 billion in the three months ended March 31, 2002 to NT$14.2 billion (US$409.2 million) in the three months ended March 31, 2003. This increase was principally due to (1) an NT$0.3 billion increase in interconnection fees and (2) compensation expenses related to an NT$0.2 billion discount offered to our employees who participated in our priority share subscription program in the three months ended March 31, 2003, while no such program was offered in the three months ended March 31, 2002.

Marketing

      Our marketing expenses, which include personnel expenses, provisions for bad debt and expenses relating to advertising and other marketing-related activities, increased by 61.7% from NT$3.1 billion in the three months ended March 31, 2002 to NT$5.1 billion (US$145.6 million) in the three months ended March 31, 2003. Our marketing expenses, excluding personnel expenses, increased by 218.9% from NT$0.8 billion in the three months ended March 31, 2002 to NT$2.4 billion (US$69.5 million) in the three months ended March 31, 2003. The increase in our marketing expenses was partially due to an NT$1.2 billion increase in provisions for bad debt in the three months ended March 31, 2003 compared to the three months ended March 31, 2002, due to our more frequent review of bad debt provisions to assess the delinquency of account receivables, starting in the second half of 2002. However, we expect that the provisions for bad debt in 2003, on a full year basis, will not be higher than the provisions for bad debt in 2002. In addition, the increase in marketing expenses was due to: (1) an NT$0.3 billion increase in advertising expenses in the three months ended March 31, 2003 compared to the three months ended March 31, 2002, (2) compensation expenses related to a discount of NT$0.1 billion offered to our employees who participated in our priority share subscription program in the three months ended March 31, 2003, while no such program was offered in the three months ended March 31, 2002 and (3) an NT$0.1 billion increase in personnel expenses, excluding pension costs, due to an increase in the number of our marketing employees.

General and Administrative

      Our general and administrative expenses decreased by 4.6% from NT$0.8 billion in the three months ended March 31, 2002 to NT$0.7 billion (US$21.5 million) in the three months ended March 31, 2003.

Research and Development

      Our research and development expenses increased by 10.2% from NT$0.5 billion in the three months ended March 31, 2002 to NT$0.6 billion (US$17.4 million) in the three months ended March 31, 2003.

Depreciation and Amortization

      Our depreciation and amortization expenses increased by 8.6% from NT$9.7 billion in the three months ended March 31, 2002 to NT$10.5 billion (US$302.6 million) in the three months ended March 31, 2003. This increase was due to the expansion of our global system for mobile communications network.

     Operating Costs and Expenses by Business Segment

		Domestic	International
		Long	Long		Internet
	Local	Distance	Distance	Wireless(1)	and Data	Other	Total

	(in billions of NT$)
	(unaudited)
As of and for the three months ended March 31, 2003
Operating costs and expenses	8.0	0.4	2.0	5.3	3.6	0.4	19.7
Unallocated corporate expenses							0.9

Total operating costs and expenses							20.6

Depreciation and amortization	5.8	0.4	0.1	1.5	2.4	0.3	10.5
Unallocated corporate expenses							—

Total depreciation and amortization							10.5

As of and for the three months ended March 31, 2002
Operating costs and expenses	7.4	0.5	1.9	3.8	3.3	0.2	17.1
Unallocated corporate expenses							0.8

Total operating costs and expenses							17.9

Depreciation and amortization	5.8	0.4	0.1	1.1	2.1	0.2	9.7
Unallocated corporate expenses							—

Total depreciation and amortization							9.7

(1) Includes cellular and paging services.

          Local telephone services.

      Our local telephone operating expenses increased by 6.8% from NT$7.4 billion in the three months ended March 31, 2002 to NT$8.0 billion (US$0.2 billion) in the three months ended March 31, 2003. This increase was primarily due to increases in interconnection fees, personnel costs and provisions for bad debt. Our depreciation and amortization expenses relating to local telephone services remained relatively constant at NT$5.8 billion for the three months ended March 31, 2002 and 2003.

          Domestic long distance telephone services.

      Our domestic long distance telephone operating expenses decreased by 8.7% from NT$0.5 billion in the three months ended March 31, 2002 to NT$0.4 billion (US$17.3 million) in the three months ended March 31, 2003. This decrease was due to a decline in traffic volume. Our depreciation and amortization expenses relating to domestic long distance telephone services increased by 9.7% from NT$0.4 billion in the three months ended March 31, 2002 to NT$0.4 billion (US$11.0 million) in the three months ended March 31, 2003. This increase was primarily due to an increase in investments in our domestic long distance telephone network.

          International long distance telephone services.

      Our international long distance telephone operating expenses increased by 7.9% from NT$1.9 billion in the three months ended March 31, 2002 to NT$2.0 billion (US$58.3 million) in the three months ended March 31, 2003. This increase was primarily due to increases in international settlement payments attributable to increased traffic volume. Our depreciation and amortization expenses relating to international long distance telephone services remained relatively constant at NT$0.1 billion in the three months ended March 31, 2002 and 2003.

          Wireless Services.

      Our wireless operating expenses increased by 40.0% from NT$3.8 billion in the three months ended March 31, 2002 to NT$5.3 billion (US$0.2 billion) in the three months ended March 31, 2003. This increase was primarily due to (1) an NT$1.1 billion increase in provisions for bad debt, (2) an increase in marketing expenses, (3) an increase in our personnel expenses attributable to the increased number of employees and (4) an increase in interconnection fees. Our depreciation and amortization expenses relating to wireless services increased by 26.4% from NT$1.1 billion in the three months ended March 31, 2002 to NT$1.5 billion (US$42.0 million) in the three months ended March 31, 2003. This increase was primarily due to the increase in depreciation costs attributable to the expansion of our global system for mobile communications network.

          Internet and Data Services.

      Our Internet and data operating expenses increased by 8.7% from NT$3.3 billion in the three months ended March 31, 2002 to NT$3.6 billion (US$102.3 million) in 2003. This increase was primarily due to increases in marketing expenses and personnel costs. Our depreciation and amortization expenses relating to Internet and data services increased by 19.0% from NT$2.1 billion in the three months ended March 31, 2002 to NT$2.4 billion (US$70.6 million) in the three months ended March 31, 2003. This increase was primarily due to the increase in equipment investments for asymmetrical digital subscriber line services.

Operating Income and Operating Margin

      As result of the factors described above, our operating income decreased by 16.0% from NT$15.6 billion in the three months ended March 31, 2002 to NT$13.1 billion (US$376.3 million) in the three months ended March 31, 2003. Our operating margin decreased from 36.0% in the three months ended March 31, 2002 to 29.6% in the three months ended March 31, 2003.

      The following table sets forth certain information regarding our operating income by business segment for the periods indicated.

		Domestic	International
		Long	Long		Internet
	Local	Distance	Distance	Wireless(1)	and Data	Other	Total

	(in billions of NT$)
	(unaudited)
As of and for the three months ended March 31, 2003
Income from operations	1.5	1.8	1.0	6.4	3.6	(0.3)	14.0
Elimination of intersegment income	(3.3)	0.7	0.7	3.0	(1.1)	—	(—)

	(1.8)	2.5	1.7	9.4	2.5	(0.3)	14.0

Unallocated corporate expenses							(0.9)

Total income from operations							13.1

As of and for the three months ended March 31, 2002
Income from operations	3.2	1.7	0.9	7.3	3.2	0.1	16.4
Elimination of intersegment income	(3.7)	0.9	0.6	3.2	(1.0)	—	—

	(0.5)	2.6	1.5	10.5	2.2	0.1	16.4

Unallocated corporate expenses							(0.8)

Total income from operations							15.6

(1) Includes cellular and paging services.

      As result of the factors described above, in the three months ended March 31, 2002 compared to the three months ended March 31, 2003: (a) our local telephone service operating losses increased by 221.5% from NT$0.5 billion to NT$1.8 billion, (b) our domestic long distance telephone service operating income decreased by 8.4% from NT$2.6 billion to NT$2.5 billion, (c) our international long distance telephone service operating income increased by 15.6% from NT$1.5 billion to NT$1.7 billion, (d) our wireless service operating income decreased by 10.3% from NT$10.5 billion to NT$9.4 billion and (e) our Internet and data service operating income increased by 12.9% from NT$2.2 billion to NT$2.5 billion.

      Our management evaluates our business segments taking into account internal and inter-segment costs and revenues. All of our business lines, particularly local telephone, domestic long distance telephone and international long distance telephone services, operate as an integrated business unit. Therefore, we have shown the inter-segment income in the above table.

Other Income and Other Expenses

      Our other income decreased by 19.8% from NT$0.7 billion in the three months ended March 31, 2002 to NT$0.6 billion (US$17.4 million) in the three months ended March 31, 2003. The decrease in our other income was primarily due to an NT$0.1 billion decrease in penalties paid by cellular and asymmetrical digital subscriber line subscribers for early termination in the three months ended March 31, 2003 compared to the three months ended March 31, 2002.

      Our other expenses decreased by 50.2% from NT$0.3 billion in the three months ended March 31, 2002 to NT$0.2 billion (US$4.5 million) in the three months ended March 31, 2003. This decrease was largely due to an increase in foreign exchange losses by NT$0.2 billion in the three months ended March 31, 2003 compared to the three months ended March 31, 2002.

Income Tax

      Our income tax was NT$3.3 billion in the three months ended March 31, 2002, compared to NT$2.8 billion (US$82.2 million) in the three months ended March 31, 2003.

      Our effective tax rate was 20.8% in the three months ended March 31, 2002 and 21.1% in the three months ended March 31, 2003.

Net Income

      As a result of the factors described above, our net income decreased by 15.9% from NT$12.7 billion in the three months ended March 31, 2002 to NT$10.7 billion (US$307.0 million) in the three months ended March 31, 2003.

      Our net margin was 29.4% in the three months ended March 31, 2002 and 24.1% in the three months ended March 31, 2003.

Other Comprehensive Income

      We did not record any other comprehensive income for either of the three months ended March 31, 2002 or 2003.

Year ended December 31, 2002 compared with year ended December 31, 2001

Revenues

      Our revenues decreased by 2.7% from NT$184.4 billion in 2001 to NT$179.4 billion (US$5.2 billion) in 2002. This decrease was primarily due to decreases in revenues from our fixed line services, which were partially offset by increases in revenues from our cellular services and our Internet and data services.

Fixed Line Services

      Fixed line revenues comprised 51.6% and 45.4% of our revenues in 2001 and 2002, respectively.

      Local telephone services. Our local telephone revenues decreased by 8.3% from NT$56.5 billion in 2001 to NT$51.8 billion (US$1.5 billion) in 2002. This decrease was primarily due to a 25.2% decline in traffic volume from 45.8 billion minutes in 2001 to 34.3 billion minutes in 2002. This decline in traffic volume was primarily due to a migration of non-HiNet Internet subscribers from dial-up to broadband Internet access, the continued traffic migration from fixed line services to cellular services, and an economic slowdown in Taiwan. This decline in traffic volume was partially offset by a 8.6% increase in average local usage fees, reflecting a decrease in users of our discounted Internet tariff packages. In 2002, we began receiving payments from other operators in connection with their obligation to contribute to the provision of universal telecommunications services. See “Regulation — Telecommunications Act — Provision of Universal Services” beginning on page 117. We recognized NT$0.7 billion in revenues from these operators in 2002. Our local interconnec-

tion revenues increased by NT$0.5 billion between these two years because of an increase in interconnection minutes with other fixed line operators.

      Domestic long distance telephone services. Our domestic long distance telephone revenues decreased by 22.1% from NT$18.0 billion in 2001 to NT$14.0 billion (US$403.3 million) in 2002. This decrease was mainly due to a decrease in traffic volume from 7.9 billion minutes in 2001 to 6.8 billion minutes in 2002 and the full-year effect of a tariff adjustment in April 2001. The decrease in traffic volume was primarily due to the continued traffic migration from fixed line services to cellular services and increased competition from other fixed line operators. In addition, revenues related to domestic long distance interconnection decreased by NT$1.0 billion due to traffic migration from fixed line services to cellular services and a decrease in interconnection fees.

      International long distance telephone services. Our international long distance telephone revenues decreased by 23.8% from NT$20.6 billion in 2001 to NT$15.7 billion (US$451.9 million) in 2002. This decrease was primarily due to a decrease in average usage fees and a loss in market share due to increased competition. Our international settlement revenues decreased by 9.3% from NT$4.6 billion in 2001 to NT$4.2 billion (US$119.8 million) in 2002. This decrease was primarily due to the continued decline in international settlement rates.

Wireless Services

      Wireless revenues comprised 31.5% and 35.7% of our revenues in 2001 and 2002, respectively. Our cellular services grew as a percentage of our revenues from 30.7% in 2001 to 35.1% in 2002. Our paging services decreased as a percentage of our revenues from 0.7% in 2001 to 0.6% in 2002.

      Cellular services. Our cellular services revenues increased by 11.0% from NT$56.7 billion in 2001 to NT$62.9 billion (US$1.8 billion) in 2002. This increase was primarily due to a 19.4% increase in the number of cellular subscribers from 6.2 million as of December 31, 2001 to 7.4 million as of December 31, 2002, as well as an increase in outgoing traffic volume from 6.2 billion minutes in 2001 to 7.0 billion minutes in 2002. The increases in the number of subscribers and traffic volume were driven largely by increasing penetration of cellular services combined with lower tariffs for these services and the continued availability of handset subsidies. The effects of these increases were partially offset by a decrease in minutes of usage per user and reduced tariffs.

      Paging services. Our paging revenues decreased by 21.6% from NT$1.3 billion in 2001 to NT$1.1 billion (US$30.3 million) in 2002. This decrease was primarily due to a 33.8% decrease in the number of paging subscribers resulting from the continued customer migration to cellular services.

Internet and Data Services

      Internet and data revenues comprised 15.6% and 17.4% of our revenues in 2001 and 2002, respectively. Our Internet and data revenues increased by 8.4% from NT$28.8 billion in 2001 to NT$31.2 billion (US$898.2 million) in 2002. This increase was principally due to increases in revenues attributable to our Internet services, which was partially offset by decreases in our revenues from data services.

      Internet services. Our revenues attributable to Internet services increased by 36.6% from NT$15.2 billion in 2001 to NT$20.8 billion (US$598.1 million) in 2002. This increase was largely due to an increase in the number of our asymmetrical digital subscriber line subscribers from 857,130 as of December 31, 2001 to 1.7 million as of December 31, 2002. This increase was also due to a 20.8% increase in the number of our HiNet subscribers from 2.7 million as of December 31, 2001 to 3.3 million as of December 31, 2002. Calls to HiNet are recorded as part of our Internet and data services and are not included in our local minutes or revenues. We include usage fees from fixed line telephone calls to access our HiNet service in our Internet and data revenue. Usage fees from fixed line telephone calls to access Internet service providers other than HiNet are recorded as fixed line revenue.

      Data services. Revenues from our data services decreased by 23.2% from NT$13.6 billion in 2001 to NT$10.4 billion (US$300.1 million) in 2002. A substantial portion of our data revenues were derived from our leased line services. Despite increased demand for higher speed leased lines, our leased line tariffs have declined significantly due to competition from other fixed line operators and international leased line service providers and a migration of domestic leased line users to asymmetrical digital subscriber line services. The effects of these tariff decreases were partially offset by increases in our bandwidth and number of leased lines.

Other

      Other revenues comprised 1.4% and 1.5% of our revenues in 2001 and 2002, respectively.

      Our other revenues increased by 8.0% from NT$2.5 billion in 2001 to NT$2.7 billion (US$77.7 million) in 2002. This increase in other revenues was principally due to revenues generated from our corporate solution services and billing handling services.

Operating Costs and Expenses

      Our operating costs and expenses decreased by 11.5% from NT$139.8 billion in 2001 to NT$123.7 billion (US$3.6 billion) in 2002. This decrease was primarily due to decreases in our costs of services. As a percentage of revenues, operating costs and expenses decreased from 75.8% in 2001 to 69.0% in 2002.

Costs of Services

      Costs of services include personnel expenses, international settlement costs, handset subsidies, spectrum usage and license fees, costs of materials and maintenance and interconnection fees among cellular operators.

      Our costs of services decreased by 20.1% from NT$72.7 billion in 2001 to NT$58.1 billion (US$1.7 billion) in 2002. This decrease was principally due to reductions in our pension costs, other personnel expenses and certain other costs of services discussed below. Pension costs decreased by 66.7% from NT$7.4 billion in 2001 to NT$2.5 billion (US$71.0 million) in 2002, primarily because we had already fully funded by December 31, 2001 our pension obligations required for our privatization plan. Our personnel expenses, excluding pension costs, decreased by 18.4% from NT$26.9 billion in 2001 to NT$22.0 billion (US$632.2 million) in 2002. This decrease was primarily due to an increase in the number of our employees who retired pursuant to an early retirement plan we implemented during 2001. Our other costs of services decreased by 12.3% from NT$38.4 billion in 2001 to NT$33.7 billion (US$969.3 million) in 2002, primarily as a result of: (1) a decrease in spectrum usage fees due to the cancellation of unused spectrum; (2) a reduction in international settlement costs resulting from decreases in international settlement rates; and (3) a reduction in our cellular handset subsidies, from NT$4.8 billion to NT$3.9 billion, due to a decrease in the number of new cellular services subscribers, partially offset by an

NT$1.5 billion increase in interconnection fees from NT$3.4 billion to NT$4.9 billion. In addition, our other costs of services in 2001 were affected by the write-off of the residual value of our advanced mobile phone service as a result of our discontinuation of this service.

Marketing

      Our marketing expenses, which include personnel expenses, provisions for bad debt and expenses relating to advertising and other marketing-related activities, decreased by 7.8% from NT$21.9 billion in 2001 to NT$20.2 billion (US$580.3 million) in 2002. Pension costs relating to our marketing activities decreased by 59.2% from NT$2.6 billion in 2001 to NT$1.1 billion (US$30.7 million) in 2002, primarily because we had already fully funded by December 31, 2001 our pension obligations required for our privatization plan. Our personnel expenses, excluding pension costs, decreased by 12.6% from NT$9.3 billion in 2001 to NT$8.1 billion (US$234.3 million) in 2002. This decrease was primarily due to an increase in the number of our marketing employees who retired pursuant to an early retirement plan we implemented during 2001, partially offset by an NT$1.1 billion increase in provisions for bad debt from NT$3.9 billion to NT$4.9 billion, because of an increase in accounts receivable with respect to our cellular services.

General and Administrative

      Our general and administrative expenses decreased by 23.3% from NT$3.5 billion in 2001 to NT$2.7 billion (US$76.2 million) in 2002. Pension costs relating to our general and administrative activities decreased by 63.9% from NT$0.7 billion in 2001 to NT$0.2 billion (US$7.0 million) in 2002, primarily because we had already fully funded by December 31, 2001 our pension obligations required for our privatization plan. Our personnel expenses, excluding pension costs, decreased by 14.1% from NT$2.4 billion in 2001 to NT$2.1 billion (US$60.2 million) in 2002. This decrease was primarily due to an increase in the number of our general and administrative employees who retired pursuant to an early retirement plan we implemented during 2001.

Research and Development

      Our research and development expenses decreased by 13.4% from NT$2.8 billion in 2001 to NT$2.4 billion (US$69.8 million) in 2002. Research and development expenses were equivalent to 1.5% and 1.4% of our revenues in 2001 and 2002, respectively. Pension costs relating to our research and development activities decreased by 58.5% from NT$0.5 billion in 2001 to NT$0.2 billion (US$6.4 million) in 2002, primarily because we had already fully funded by December 31, 2001 our pension obligations required for our privatization plan. Our personnel expenses, excluding pension costs, decreased by 3.6% from NT$1.9 billion in 2001 to NT$1.8 billion (US$52.7 million) in 2002. This decrease was primarily due to an increase in the number of our research and development employees who retired pursuant to an early retirement plan we implemented during 2001.

Depreciation and Amortization

      Our depreciation and amortization expenses increased by 3.5% from NT$38.9 billion in 2001 to NT$40.3 billion (US$1.2 billion) in 2002, due principally to the expansion of our global system for mobile communications network and our asymmetrical digital subscriber line network.

Operating Costs and Expenses by Business Segment

		Domestic	International
		Long	Long		Internet
	Local	Distance	Distance	Wireless(1)	and Data	Other	Total

	(in billions of NT$)
	(unaudited)
As of and for the year ended December 31, 2002
Operating costs and expenses	32.2	2.1	9.1	20.7	14.6	0.7	79.4
Unallocated corporate expenses							4.0

Total operating costs and expenses							83.4

Depreciation and amortization	23.1	1.3	0.5	5.6	8.8	0.8	40.1
Unallocated corporate expenses							0.2

Total depreciation and amortization							40.3

		Domestic	International
		Long	Long		Internet
	Local	Distance	Distance	Wireless(1)	and Data	Other	Total

	(in billions of NT$)
	(unaudited)
As of and for the year ended December 31, 2001
Operating costs and expenses	42.4	4.1	12.4	20.4	16.9	1.1	97.3
Unallocated corporate expenses							3.6

Total operating costs and expenses							100.9

Depreciation and amortization	23.6	1.4	0.8	4.9	7.7	0.4	38.8
Unallocated corporate expenses							0.1

Total depreciation and amortization							38.9

(1)	Includes cellular and paging services.

          Local telephone services.

      Our local telephone operating expenses decreased by 23.8% from NT$42.4 billion in 2001 to NT$32.2 billion (US$0.9 billion) in 2002. This decrease was primarily due to (1) an NT$4.0 billion decrease in pension costs, because we had already fully funded by December 31, 2001 our pension obligations required by our privatization plan, (2) an NT$3.8 billion decrease in personnel expenses as a result of the increase in the number of employees who retired pursuant to an early retirement plan we implemented during 2001, (3) an NT$1.2 billion decrease in costs of materials and (4) an NT$0.4 billion decrease in maintenance costs. Our depreciation and amortization expenses relating to local telephone services decreased by 2.2% from NT$23.6 billion in 2001 to NT$23.1 billion (US$0.7 billion) in 2002. This decrease was primarily due to the decrease in investments in our local fixed line network.

          Domestic long distance telephone services.

      Our domestic long distance telephone operating expenses decreased by 47.5% from NT$4.1 billion in 2001 to NT$2.1 billion (US$0.1 billion) in 2002. This decrease was primarily due to (1) a decrease in personnel expenses as a result of the increase in the number of employees who retired pursuant to an early retirement plan we implemented during 2001, (2) a decrease in pension costs primarily because we had already fully funded by

December 31, 2001 our pension obligations required by our privatization plan and (3) decreases in spectrum usage fees, due to the cancellation of unused spectrum. Our depreciation and amortization expenses relating to domestic long distance telephone services decreased by 6.4% from NT$1.4 billion in 2001 to NT$1.3 billion (US$38.3 million) in 2002. This decrease was primarily due to the decrease in investment in our domestic long distance telephone network.

          International long distance telephone services.

      Our international long distance telephone operating expenses decreased by 27.4% from NT$12.4 billion in 2001 to NT$9.1 billion (US$260.4 million) in 2002. This decrease was primarily due to (1) an NT$2.4 billion decrease in international settlement payments resulting from the decrease in international settlement fee rates. Our depreciation and amortization expenses relating to international long distance telephone services decreased by 33.0% from NT$0.8 billion in 2001 to NT$0.5 billion (US$15.5 million) in 2002. This decrease was primarily due to the decrease in investments in our international long distance telephone networks (2) a decrease in personnel expenses as a result of the increase in the number of employees who retired pursuant to an early retirement plan we implemented during 2001, and (3) a decrease in pension costs primarily because we had already fully funded by December 31, 2001 our pension obligations required by our privatization plan.

          Wireless Services.

      Our wireless operating expenses increased by 1.2% from NT$20.4 billion in 2001 to NT$20.7 billion (US$594.9 million) in 2002. This increase was primarily due to (1) an increase in personnel expenses as the number of employees increased, (2) an increase in interconnection fees and (3) an increase in license fees, partially offset by (a) a decrease in costs of materials, (b) a decrease in spectrum usage fees and (c) a decrease in pension costs primarily because we had already fully funded by December 31, 2001 our pension obligations required by our privatization plan. Our depreciation and amortization expenses relating to wireless services increased by 15.6% from NT$4.9 billion in 2001 to NT$5.6 billion (US$161.0 million) in 2002. This increase was primarily due to the expansion of our global system for mobile communications network.

          Internet and Data Services.

      Our Internet and data operating expenses decreased by 13.8% from NT$16.9 billion in 2001 to NT$14.6 billion (US$419.1 million) in 2002. This decrease was primarily due to an NT$2.8 billion decrease in personnel expenses as a result of the increase in the number of employees who retired pursuant to an early retirement plan we implemented during 2001. Our depreciation and amortization expenses relating to Internet and data services increased by 15.2% from NT$7.7 billion in 2001 to NT$8.8 billion (US$254.6 million) in 2002. This increase was primarily due to the increase in equipment investments for asymmetrical digital subscriber line services.

Operating Income and Operating Margin

      As result of the factors described above, our operating income increased by 24.9% from NT$44.6 billion in 2001 to NT$55.7 billion (US$1.6 billion) in 2002. Our operating margin increased from 24.2% in 2001 to 31.1% in 2002.

      The following table sets forth certain information regarding our operating income by business segment for the periods indicated.

		Domestic	International
		Long	Long		Internet
	Local	Distance	Distance	Wireless(1)	and Data	Other	Total

	(in billions of NT$)
	(unaudited)
As of and for the year ended December 31, 2002
Income from operations	11.0	7.3	3.6	24.9	11.9	1.2	59.9
Elimination of intersegment income	(14.5)	3.3	2.5	12.8	(4.1)	(—)	—

	(3.5)	10.6	6.1	37.7	7.8	1.2	59.9

Unallocated corporate expenses							(4.2)

Total income from operations							55.7

		Domestic	International
		Long	Long		Internet
	Local	Distance	Distance	Wireless(1)	and Data	Other	Total

	(in billions of NT$)
	(unaudited)
As of and for the year ended December 31, 2001
Income from operations	6.4	7.7	5.1	19.5	8.7	0.9	48.3
Elimination of intersegment income	(15.9)	4.8	2.3	13.2	(4.5)	0.1	—

	(9.5)	12.5	7.4	32.7	4.2	1.0	48.3

Unallocated corporate expenses							(3.7)

Total income from operations							44.6

(1)	Includes cellular and paging services.

      As result of the factors described above, in 2002 compared to 2003: (a) our local telephone service operating losses decreased by 62.7% from NT$9.5 billion to NT$3.5 billion, (b) our domestic long distance telephone service operating income decreased by 15.7% from NT$12.5 billion to NT$10.6 billion, (c) our international long distance telephone service operating income decreased by 16.7% from NT$7.4 billion to NT$6.1 billion, (d) our wireless service operating income increased by 15.0% from NT$32.7 billion to NT$37.7 billion and (e) our Internet and data service operating losses increased by 85.1% from NT$4.2 billion to NT$7.8 billion.

Other Income and Other Expenses

      Our other income decreased by 31.9% from NT$3.7 billion in 2001 to NT$2.5 billion (US$71.4 million) in 2002. The decrease in our other income was primarily due to: (1) a decrease in interest income from our investments in short-term commercial paper and (2) a decrease in long-term investment income.

      Our other expenses decreased by 7.9% from NT$1.4 billion in 2001 to NT$1.3 billion (US$36.1 million) in 2002. This decrease was largely due to a decrease in interest expenses resulting from a decline in long-term and short-term interest rates, which was partially offset by an increase in long-term investment losses.

Income Tax

      Our income tax was NT$9.5 billion in 2001, compared to NT$12.8 billion (US$369.5 million) in 2002.

      Our effective tax rate was 20.3% in 2001 and 22.6% in 2002. The lower effective tax rate in 2001 was largely due to NT$1.1 billion in deferred income taxes, as well as NT$0.5 billion in tax savings arising out of our investment in qualified equipment and technology.

Net Income

      As a result of the factors described above, our net income increased by 18.0% from NT$37.4 billion in 2001 to NT$44.1 billion (US$1.3 billion) in 2002.

      Our net margin was 20.3% in 2001 and 24.6% in 2002.

Other Comprehensive Income

      We did not record any other comprehensive income for either of the year ended December 31, 2001 or 2002.

Year ended December 31, 2001 compared with year ended June 30, 2000

     Revenues

      Our revenues decreased by 0.4% from NT$185.0 billion for the year ended June 30, 2000 to NT$184.4 billion for the year ended December 31, 2001. This slight decrease was primarily due to decreases in revenues from fixed line services, which were largely offset by increases in revenues from cellular services and Internet and data services.

          Fixed Line Services

      Fixed line revenues comprised 63.9% and 51.6% of our revenues for years ended June 30, 2000 and December 31, 2001, respectively.

      Local telephone services. Our local telephone revenues decreased by 8.8% from NT$61.9 billion for the year ended June 30, 2000 to NT$56.5 billion for the year ended December 31, 2001. This decrease was due to declines in our traffic volume and in average per minute local telephone usage fees. In particular, we experienced a 4.5% decline in traffic volume from 48.0 billion minutes for the year ended June 30, 2000 to 45.8 billion minutes for the year ended December 31, 2001 due to a traffic migration from fixed line to cellular services, offset by an increase in dial-up Internet access minutes due to the introduction of our discounted Internet tariff package in January 2001. In addition, a 14.7% decrease in our average per minute local telephone usage fee reflected the full fiscal period effect of discounted Internet tariff packages for high usage customers that were first introduced in April 2000. Although we increased our local interconnection minutes from other cellular operators, revenues from these services decreased by NT$0.8 billion due to a decrease in interconnection service rates.

      Domestic long distance telephone services. Our domestic long distance telephone revenues decreased by 29.8% from NT$25.7 billion for the year ended June 30, 2000 to NT$18.0 billion for the year ended December 31, 2001. This decrease was due to declines in average domestic long distance usage charges and in traffic volume. In particular, average domestic long distance usage charges decreased by 16.0% because we reduced tariffs for our domestic long distance calls by an average of 18% in April 2001. In addition, we experienced a 18.8% decrease in traffic volume from 9.7 billion minutes for the year ended

June 30, 2000 to 7.9 billion minutes for the year ended December 31, 2001, principally as a result of a traffic migration from fixed line to cellular services. Although interconnection minutes increased as a result of the higher cellular traffic volume, interconnection fees also decreased during this period. As a result, revenues related to domestic long distance interconnection declined by NT$0.9 billion during this period.

      International long distance telephone services. Our international long distance telephone revenues decreased by 32.9% from NT$30.7 billion for the year ended June 30, 2000 to NT$20.6 billion for the year ended December 31, 2001. This decrease was primarily due to a 15% reduction in our international tariff in July 2000 and the effect of a 37% reduction in our international tariff in April 2001, which was partially offset by a 31.9% increase in international long distance telephone minutes. Our international settlement revenues also decreased from NT$7.3 billion for the year ended June 30, 2000 to NT$4.6 billion for the year ended December 31, 2001. This decrease was principally a result of the continued decline in international settlement rates.

          Wireless Services

      Wireless revenues comprised 24.5% and 31.4% of our revenues for the years ended June 30, 2000 and December 31, 2001, respectively. Our cellular services grew as a percentage of our revenues from 22.8% for the year ended June 30, 2000 to 30.7% for the year ended December 31, 2001. Our paging services declined as a percentage of our revenues from 1.7% for the year ended June 30, 2000 to 0.7% for the year ended December 31, 2001.

      Cellular services. Our cellular services revenues increased by 34.1% from NT$42.2 billion for the year ended June 30, 2000 to NT$56.7 billion for the year ended December 31, 2001. This increase was primarily due to a 62.7% increase in the number of cellular subscribers from 3.8 million as of June 30, 2000 to 6.2 million as of December 31, 2001, as well as an increase in outgoing traffic volume from 3.9 billion minutes for the year ended June 30, 2000 to 6.2 billion minutes for the year ended December 31, 2001. The increases in the number of subscribers and traffic volume were driven largely by increasing penetration of cellular services combined with lower tariffs for these services. The increase in cellular services revenues was partially offset by the full period effect of a 16.5% reduction in our tariff in April 2000 and the effect of a 15.2% reduction in our tariff in January 2001.

      Paging services. Our paging revenues decreased by 56.7% from NT$3.1 billion for the year ended June 30, 2000 to NT$1.3 billion for the year ended December 31, 2001. This decrease was principally due to a 69.6% decrease in the number of paging subscribers resulting from continued customer migration to cellular services.

          Internet and Data Services

      Internet and data revenues comprised 10.6% and 15.6% of our revenues for the years ended June 30, 2000 and December 31, 2001, respectively. Our Internet and data revenues increased by 47.5% from NT$19.5 billion for the year ended June 30, 2000 to NT$28.8 billion for the year ended December 31, 2001. This increase was principally due to increases in revenues attributable to our Internet services.

      Internet services. Revenues attributable to Internet services increased by 97.6% from NT$7.7 billion for the year ended June 30, 2000 to NT$15.2 billion for the year ended December 31, 2001. This increase was largely due to a 68.8 % increase in the number of our HiNet subscribers from 1.6 million as of June 30, 2000 to 2.7 million as of December 31, 2001. This increase was also due to an increase in our asymmetrical digital subscriber line subscribers from 16,000 for the year ended June 30, 2000 to 857,000 for the year ended December 31, 2001. Calls to HiNet are recorded as part of our Internet and data services and are not included in our local minutes or revenues. We include usage fees from fixed line telephone calls to access our HiNet service in our Internet and data revenues. Usage fees from fixed line telephone calls to access Internet service providers other than HiNet are recorded as local fixed line revenues.

      Data services. Revenues from our data services increased by 14.9% from NT$11.8 billion for the year ended June 30, 2000 to NT$13.6 billion for the year ended December 31, 2001. This increase was primarily due to increased demand for higher speed leased lines, which resulted in total bandwidth of lines leased substantially increasing from 53.8 gigabits per second for the year ended June 30, 2000 to 122.7 gigabits per second for the year ended December 31, 2001. However, this increase in demand was partially offset by a decrease in average tariffs. A substantial portion of our data revenues are derived from our leased line services.

          Other

      Other revenues comprised 1.0% and 1.4% of our revenues for the years ended June 30, 2000 and December 31, 2001, respectively.

      Our other revenues increased by 28.5% from NT$1.9 billion for the year ended June 30, 2000 to NT$2.5 billion for the year ended December 31, 2001. This increase in other revenues was principally due to increases in satellite revenues and billing handling service revenues.

     Operating Costs and Expenses

      Our operating costs and expenses increased by 11.4% from NT$125.5 billion for the year ended June 30, 2000 to NT$139.8 billion for the year ended December 31, 2001. This increase was primarily due to an increase in our costs of services and our marketing expenses and, to a lesser degree, general and administrative and research and development expenses. As a percentage of revenues, operating costs and expenses increased from 67.8% for the year ended June 30, 2000 to 75.8% for the year ended December 31, 2001.

          Costs of Services

      Costs of services include personnel expenses, international settlement costs, handset subsidies, spectrum usage and license fees, costs of materials and maintenance and interconnection fees between cellular operators.

      Our costs of services increased by 12.2% from NT$64.8 billion for the year ended June 30, 2000 to NT$72.7 billion for the year ended December 31, 2001. Pension costs relating to our costs of services decreased by NT$3.7 billion in 2001, as we had fully funded our pension obligations required for our privatization plan by June 30, 2001. Personnel expenses, excluding pension costs, increased by 2.9% from NT$26.2 billion for the year ended June 30, 2000 to NT$26.9 billion for the year ended December 31, 2001. This increase was largely a result of an increase in employee salaries. In addition, our other costs of services increased by 39.5% from NT$27.5 billion for the year ended June 30, 2000 to NT$38.4 billion for the year ended December 31, 2001, as a result of: (1) an NT$4.5 billion increase in handset subsidies (2) an NT$3.3 billion increase in spectrum usage and license fees, (3) an NT$1.6 billion increase in interconnection fees between cellular operators and (4) the write-off of the residual value of our advanced mobile phone service as a result of our discontinuation of this service in 2001. This increase was partially offset by an

NT$3.7 billion decrease in our pension costs, as we had fully funded by June 30, 2001 our pension obligations required for our privatization plan.

          Marketing

      Our marketing expenses, which include personnel expenses, provisions for bad debt and expenses relating to advertising and other marketing activities, increased by 21.9% from NT$18.0 billion for the year ended June 30, 2000 to NT$21.9 billion for the year ended December 31, 2001. Pension costs relating to our marketing activities decreased by NT$1.3 billion as we had fully funded by June 30, 2001 our pension obligations required for our privatization plan. Personnel expenses, excluding pension costs, increased by 16.5% from NT$8.0 billion for the year ended June 30, 2000 to NT$9.3 billion for the year ended December 31, 2001. This increase was largely a result of an increase in employee salaries. In addition, beginning in 2000, we no longer required our business and high usage cellular subscribers to make deposits with us to secure their payment obligations. As a result, we set aside an additional NT$3.8 billion of provisions for bad debt in 2001.

          General and Administrative

      Our general and administrative expenses increased by 3.3% from NT$3.3 billion for the year ended June 30, 2000 to NT$3.5 billion for the year ended December 31, 2001, largely due to an increase in personnel expenses, excluding pension costs, due to an increase in employee salaries. Pension costs relating to our general and administrative activities decreased by NT$0.2 billion between the year ended June 30, 2000 and the year ended December 31, 2001.

          Research and Development

      Our research and development expenses increased by NT$0.1 billion for the year ended December 31, 2001 compared to the year ended June 30, 2000. Research and development expenses were equivalent to 1.5% of our revenues for both the year ended June 30, 2000 and the year ended December 31, 2001. Personnel expenses, excluding pension costs, increased by 9.1% from NT$1.7 billion for the year ended June 30, 2000 to NT$1.9 billion for the year ended December 31, 2001. This increase was primarily due to an increase in employee salaries. Pension costs relating to our research and development activities were NT$0.5 billion for the year ended June 30, 2000 and for the year ended December 31, 2001.

          Depreciation and Amortization

      Our depreciation and amortization expenses increased by 5.5% from NT$34.7 billion for the year ended June 30, 2000 to NT$36.6 billion for the year ended December 31, 2001, principally due to the expansion of our global system for mobile communications network and our asymmetrical digital subscriber line network.

     Operating Costs and Expenses by Business Segment

		Domestic	International
		Long	Long		Internet
	Local	Distance	Distance	Wireless(1)	and Data	Other	Total

	(in billions of NT$)
	(unaudited)
As of and for the year ended December 31, 2001
Operating costs and expenses	42.4	4.1	12.4	20.4	16.9	1.1	97.3
Unallocated corporate expenses							3.6

Total operating costs and expenses							100.9

Depreciation and amortization	23.6	1.4	0.8	4.9	7.7	0.4	38.8
Unallocated corporate expenses							0.1

Total depreciation and amortization							38.9

As of and for the fiscal year ended June 30, 2000
Operating costs and expenses	48.8	3.1	12.2	8.7	10.0	1.8	84.6
Unallocated corporate expenses							4.2

Total operating costs and expenses							88.8

Depreciation and amortization	24.6	1.2	1.2	3.0	6.2	0.4	36.6
Unallocated corporate expenses							0.1

Total depreciation and amortization							36.7

(1)	Includes cellular and paging services.

          Local telephone services.

      Our local telephone operating expenses decreased by 13.3% from NT$48.8 billion in the fiscal year ended June 30, 2000 to NT$42.4 billion in the fiscal year ended December 31, 2001. This decrease was primarily due to (1) an NT$4.0 billion decrease in pension costs primarily because we had already fully funded by June 30, 2001 our pension obligations required by our privatization plan and (2) an NT$1.0 billion decrease in costs of materials and maintenance. Our depreciation and amortization expenses relating to local telephone services decreased by 4.3% from NT$24.6 billion in the fiscal year ended June 30, 2000 to NT$23.6 billion in the fiscal year ended December 31, 2001. This decrease was primarily due to the reallocation of network equipment that was originally dedicated to our local telephone services to our Internet and data business.

          Domestic long distance telephone services.

      Our domestic long distance telephone operating expenses increased by 32.9% from NT$3.1 billion in the fiscal year ended June 30, 2000 to NT$4.1 billion in the fiscal year ended December 31, 2001. This increase was primarily due to an NT$0.9 billion increase in spectrum usage fees. Our depreciation and amortization expenses relating to domestic long distance telephone services increased by 22.9% from NT$1.2 billion in the fiscal year ended June 30, 2000 to NT$1.4 billion in the fiscal year ended December 31, 2001. This increase was primarily due to the increased investment in domestic long distance telephone equipment.

          International long distance telephone services.

      Our international long distance telephone operating expenses increased by 1.9% from NT$12.2 billion in the fiscal year ended June 30, 2000 to NT$12.4 billion in the fiscal year ended December 31, 2001. This increase was primarily due to an increase in international settlement payments. Our depreciation and amortization expenses relating to international long distance telephone services decreased by 34.0% from NT$1.2 billion in the fiscal year ended June 30, 2000 to NT$0.8 billion in the fiscal year ended December 31, 2001. This decrease was primarily due to the reallocation of network equipment that was originally dedicated to our international long distance telephone services to our Internet and data business.

          Wireless Services.

      Our wireless operating expenses increased by 135.2% from NT$8.7 billion in the fiscal year ended June 30, 2000 to NT$20.4 billion in the fiscal year ended December 31, 2001. This increase was primarily due to (1) an NT$4.5 billion increase in handset subsidies, (2) an NT$2.4 billion increase in provisions for bad debt, (3) an increase in personnel expenses, excluding pension costs, (4) an NT$1.6 billion increase in interconnection fees between cellular operators, (5) an increase in spectrum usage and license fees, (6) an NT$1.0 billion increase in costs of maintenance and materials and rental fees and (7) the write-off of the residual value of our advanced mobile phone system as a result of the discontinuation of this service in 2001. Our depreciation and amortization expenses relating to wireless services increased by 63.7% from NT$3.0 billion in the fiscal year ended June 30, 2000 to NT$4.9 billion in the fiscal year ended December 31, 2001. This increase was primarily due to the expansion of our global system for mobile communications network.

          Internet and Data Services.

      Our Internet and data operating expenses increased by 68.9% from NT$10.0 billion in the fiscal year ended June 30, 2000 to NT$16.9 billion in the fiscal year ended December 31, 2001. This increase was primarily due to (1) an NT$2.6 billion increase in personnel expenses as a result in the number of employees, (2) an NT$1.9 billion increase in costs of materials and maintenance, (3) an NT$0.6 billion increase in fees paid to Internet content providers, and (4) an NT$0.2 increase in spectrum usage and license fees. Our depreciation and amortization expenses relating to Internet and data services increased by 23.8% from NT$6.2 billion in the fiscal year ended June 30, 2000 to NT$7.7 billion in the fiscal year ended December 31, 2001. This increase was primarily due to the increased investments in equipment attributable to the increased number of subscribers for our asymmetrical digital subscriber line services.

     Operating Income and Operating Margin

      As a result of the factors discussed above, our operating income decreased by 25.1% from NT$59.5 billion for the year ended June 30, 2000 to NT$44.6 billion for the year ended December 31, 2001. Our operating margin was 32.2% for the year ended June 30, 2000, compared to 24.2% for the year ended December 31, 2001.

      The following table sets forth certain information regarding our income for the periods indicated.

		Domestic	International
		Long	Long		Internet
	Local	Distance	Distance	Wireless(1)	and Data	Other	Total

	(in billions of NT$)
	(unaudited)
As of and for the year ended December 31, 2001
Income from operations	6.4	7.7	5.1	19.5	8.7	0.9	48.3
Elimination of intersegment income	(15.9)	4.8	2.3	13.2	(4.5)	0.1	—

	(9.5)	12.5	7.4	32.7	4.2	1.0	48.3

Unallocated corporate expenses							(3.7)

Total income from operations							44.6

As of and for the fiscal year ended June 30, 2000
Income from operations	9.6	11.2	14.4	20.1	9.2	(0.7)	63.8
Elimination of intersegment income	(21.1)	10.2	2.9	13.5	(5.9)	0.4	—

	(11.5)	21.4	17.3	33.6	3.3	(0.3)	63.8

Unallocated corporate expenses							(4.3)

Total income from operations							59.5

(1)	Includes cellular and paging services.

      As result of the factors described above, in the fiscal year ended June 30, 2000 compared to the fiscal year ended December 31, 2001: (a) our local telephone service operating losses decreased by 18.4% from NT$11.5 billion to NT$9.5 billion, (b) our domestic long distance telephone service operating income decreased by 41.6% from NT$21.4 billion to NT$12.5 billion, (c) our international long distance telephone service operating income decreased by 57.4% from NT$17.3 billion to NT$7.4 billion, (d) our wireless service operating income decreased by 2.9% from NT$33.6 billion to NT$32.7 billion and (e) our Internet and data service operating income increased by 27.6% from NT$3.3 billion to NT$4.2 billion.

     Other Income and Other Expenses

      Our other income increased from NT$1.8 billion for the year ended June 30, 2000 to NT$3.7 billion for the year ended December 31, 2001. The increase in our other income was primarily due to: (1) an increase of NT$0.3 billion in interest income, (2) an increase of NT$0.3 billion in our share of income from investee companies accounted for under the equity method and dividends received from investee companies accounted for under the cost method and (3) an increase of NT$1.0 billion in penalty payments we received in connection with early termination of cellular services subscription contracts.

      Our other expenses increased from NT$0.8 billion for the year ended June 30, 2000 to NT$1.4 million for the year ended December 31, 2001. This increase was largely due to an NT$0.2 billion increase in interest expenses and an NT$0.2 billion increase in foreign exchange losses.

     Income Tax

      Our income tax was NT$13.9 billion for the year ended June 30, 2000, compared to NT$9.5 billion for the year ended December 31, 2001.

      Our effective tax rate was 23.0% for the year ended June 30, 2000 and 20.3% for the year ended December 31, 2001. The lower effective tax rate for the fiscal year ended December 31, 2001 was largely due to NT$1.1 billion in deferred income taxes, as well as NT$0.5 billion in tax savings arising out of our investment in qualified equipment and technology.

     Net Income

      As a result of the factors described above, our net income decreased by 19.8% from NT$46.6 billion for the year ended June 30, 2000 to NT$37.4 billion for the year ended December 31, 2001.

      Our net margin was 25.2% for the year ended June 30, 2000 and 20.3% for the year ended December 31, 2001.

Six months ended December 31, 2000 compared with six months ended December 31, 1999 (unaudited)

Revenues

      Our revenues increased by 3.6% from NT$91.7 billion in the six months ended December 31, 1999 to NT$95.0 billion in the six months ended December 31, 2000. This increase was primarily due to increases in our cellular and internet and data services, partially offset by a decrease in our domestic long distance telephone, international long distance telephone and paging services.

Fixed Line Services

      Fixed line revenues comprised 64.8% and 58.5% of our revenues in the six months ended December 31, 1999 and 2000, respectively.

      Local telephone services. Our local telephone revenues increased by 0.5% from NT$30.2 billion in the six months ended December 31, 1999 to NT$30.4 billion in the six months ended December 31, 2000. This increase was primarily due to a 9.6% increase in traffic volume, partially offset by a 6.1% decrease in average per minute local telephone usage fees related to the increased usage of our discounted Internet tariff package and an NT$0.1 billion decrease in interconnection fees.

      Domestic long distance telephone services. Our domestic long distance telephone revenues decreased by 8.0% from NT$13.4 billion in the six months ended December 31, 1999 to NT$12.3 billion in the six months ended December 31, 2000. This decrease was mainly due to a 12.0% decrease in traffic volume attributable to the traffic migration from fixed line services to cellular services and a decrease in interconnection fees, partially offset by a 3.3% increase in average domestic long distance usage charges due to a marketing promotion offered in the six months ended December 31, 1999, but not in the six months ended December 31, 2000.

      International long distance telephone services. Our international long distance telephone revenues decreased by 18.4% from NT$15.8 billion in the six months ended December 31, 1999 to NT$12.8 billion in the six months ended December 31, 2000. This decrease was primarily due to: (1) a 16.0% decrease in average usage fees, as a result of lower rates offered by Super eCall, a telephone service commenced in April 2000, and a downward adjustment in tariffs in July 2000, and (2) an NT$2.0 billion decrease in international settlement receipts.

Wireless Services

      Wireless revenues comprised 24.1% and 27.5% of our revenues in the six months ended December 31, 1999 and 2000, respectively. Our cellular services grew as a percentage of our revenues from 22.3% in the six months ended December 31, 1999 to 26.4% in the six months ended December 31, 2000. Our paging services decreased as a percentage of our revenues from 1.8% in 1999 to 1.1% in 2000.

      Cellular services. Our cellular services revenues increased by 22.4% from NT$20.4 billion in the six months ended December 31, 1999 to NT$25.1 billion in the six months ended December 31, 2000. This increase was primarily due to a 34.0% increase in the number of our cellular subscribers, as well as a 42.3% increase in outgoing traffic volume. The increase was partially offset by a decrease in average minutes of use per user.

      Paging services. Our paging revenues decreased by 39.1% from NT$1.7 billion in the six months ended December 31, 1999 to NT$1.0 billion in the six months ended December 31, 2000. This decrease was primarily due to a 50% decrease in the number of our paging subscribers.

     Internet and Data Services

      Internet and data revenues comprised 10.2% and 12.9% of our revenues in the six months ended December 31, 1999 and 2000, respectively. Our Internet and data revenues increased by 32.1% from NT$9.3 billion in the six months ended December 31, 1999 to NT$12.3 billion in the six months ended December 31, 2000.

      Internet services. Our revenues attributable to Internet services increased by 63.5% from NT$3.6 billion in the six months ended December 31, 1999 to NT$5.9 billion in the six months ended December 31, 2000. This increase was largely due to the substantial growth in revenues attributable to the significant increases in HiNet and asymmetrical digital subscriber line subscribers from 1.3 million and 7,600 to 2.1 million and 99,000, in the six months ended December 31, 1999 and 2000, respectively. Calls to HiNet are recorded as part of our Internet and data services and are not included in our local minutes or revenues. We include usage fees from fixed line telephone calls to access our HiNet service in our Internet and data revenue. Usage fees from fixed line telephone calls to access Internet service providers other than HiNet are recorded as fixed line revenue.

      Data services. Revenues from our data services increased by 12.5% from NT$5.7 billion in the six months ended December 31, 1999 to NT$6.4 billion in the six months ended December 31, 2000. This increase was largely due to the increase in our data revenues derived from our leased line services as a result of increased demand for higher speed leased lines.

     Other

      Other revenues comprised 0.9% and 1.1% of our revenues in the six months ended December 31, 1999 and 2000, respectively.

      Our other revenues increased by 27.4% from NT$0.8 billion in the six months ended December 31, 1999 to NT$1.1 billion in the six months ended December 31, 2000. This increase in other revenues was principally due to an increase in revenues derived from satellite services.

     Operating Costs and Expenses

      Our operating costs and expenses increased by 12.5% from NT$59.9 billion in the six months ended December 31, 1999 to NT$67.3 billion in the six months ended December 31, 2000. The increase was primarily due to the increases in costs of services and marketing expenses. Operating costs and expenses comprised of 65.3% and 70.8% of our operating revenue in the six months ended December 31, 1999 and 2000, respectively.

     Costs of Services

      Costs of services include personnel expenses, international settlement costs, handset subsidies, spectrum usage and license fees, costs of materials and maintenance and interconnection fees between cellular operators.

      Our costs of services increased by 16.6% from NT$30.5 billion in the six months ended December 31, 1999 to NT$35.6 billion in the six months ended December 31, 2000. The increase was primarily due to (1) an NT$2.2 billion increase in handset subsidies from NT$0.3 billion to NT$2.5 billion, which were introduced in October 1999, (2) an NT$0.9 billion increase in telecommunications equipment maintenance costs, (3) an NT$0.7 billion increase in land and property taxes as a result of completed transfers of titles of land and properties, and (4) an NT$0.5 billion increase in interconnection fees between cellular operators.

     Marketing Expenses

      Our marketing expenses, which include personnel expenses, provisions for bad debt and expenses relating to advertising and other marketing-related activities, increased by 14.0% from NT$8.4 billion in the six months ended December 31, 1999 to NT$9.6 billion in the six months ended December 31, 2000. The increase was primarily due to (1) an NT$0.5 billion increase in provisions for bad debt, (2) an NT$0.2 billion increase in marketing promotion costs of international long distance telephone services and data services and (3) an NT$0.2 billion increase in postage for mailings of bills.

     General and Administrative

      Our general and administrative expenses increased by 4.9% from NT$1.5 billion in the six months ended December 31, 1999 to NT$1.6 billion in the six months ended December 31, 2000.

     Research and Development

      Our research and development expenses increased by 5.7% from NT$1.3 billion in the six months ended December 31, 1999 to NT$1.3 billion in the six months ended December 31, 2000. Our research and development expenses comprised 1.4% of our operating revenue in each of the six months ended December 31, 1999 and 2000.

     Depreciation and Amortization

      Our depreciation and amortization expenses increased by 5.9% from NT$18.2 billion in the six months ended December 31, 1999 to NT$19.2 billion in the six months ended

December 31, 2000, primarily due to the expansion of our global system for mobile communications network and asymmetrical digital subscriber line network.

     Operating Costs and Expenses by Business Segment

		Domestic	International
		Long	Long		Internet
	Local	Distance	Distance	Wireless(1)	and Data	Other	Total

	(in billions of NT$)
	(unaudited)
As of and for the six months ended December 31, 2000
Operating costs and expenses	24.3	1.8	5.4	7.3	6.5	0.9	46.2
Unallocated corporate expenses							1.9

Total operating costs and expenses							48.1

Depreciation and amortization	12.3	0.6	0.5	2.0	3.4	0.4	19.2
Unallocated corporate expenses							—

Total depreciation and amortization							19.2

As of and for the six months ended December 31, 1999
Operating costs and expenses	22.6	1.3	6.0	4.1	4.9	0.9	39.8
Unallocated corporate expenses							1.9

Total operating costs and expenses							41.7

Depreciation and amortization	12.5	0.6	0.5	1.4	2.9	0.2	18.1
Unallocated corporate expenses							0.1

Total depreciation and amortization							18.2

(1)	Includes cellular and paging services.

          Local telephone services.

      Our local telephone operating expenses increased by 7.5% from NT$22.6 billion in the six months ended December 31, 1999 to NT$24.3 billion in the six months ended December 31, 2000. This increase was primarily due (1) an NT$0.9 billion increase in telecommunications equipment maintenance costs and (2) an NT$0.7 billion increase in land and property taxes. Our depreciation and amortization expenses relating to local telephone services remained relatively constant at NT$12.5 billion in the six months ended December 31, 1999 and NT$12.3 billion in the six months ended December 31, 2000.

          Domestic long distance telephone services.

      Our domestic long distance telephone operating expenses increased by 39.8% from NT$1.3 billion in the six months ended December 31, 1999 to NT$1.8 billion in the six months ended December 31, 2000. This increase was primarily due to increases in spectrum usage and license fees and international settlement payments. Our depreciation and amortization expenses relating to domestic long distance telephone services remained relatively constant at NT$0.6 billion in the six months ended December 31, 1999 and 2000.

          International long distance telephone services.

      Our international long distance telephone operating expenses decreased by 9.1% from NT$6.0 billion in the six months ended December 31, 1999 to NT$5.4 billion in the six months ended December 31, 2000. This decrease was primarily due to an NT$0.6 billion decrease in international settlement payments, partially offset by an increase in marketing expenses. Our depreciation and amortization expenses relating to international long distance telephone services remained relatively constant at NT$0.5 billion in the six months ended December 31, 1999 and 2000.

          Wireless Services.

      Our wireless operating expenses increased by 75.7% from NT$4.1 billion in the six months ended December 31, 1999 to NT$7.3 billion in the six months ended December 31, 2000. This increase was primarily due to (1) an NT$2.2 billion increase in handset subsidies, (2) an NT$0.5 billion increase in interconnection fees between cellular operators and (3) an NT$0.5 billion increase in provisions for bad debt. Our depreciation and amortization expenses relating to wireless services increased by 37.3% from NT$1.4 billion in the six months ended December 31, 1999 to NT$2.0 billion in the six months ended December 31, 2000. This increase was primarily due to the expansion of our global system for mobile communications network.

          Internet and Data Services.

      Our Internet and data operating expenses increased by 31.9% from NT$4.9 billion in the six months ended December 31, 1999 to NT$6.5 billion in the six months ended December 31, 2000. This increase was primarily due to (1) an increase in personnel expenses as a result of the increase in the number of employees and (2) an increase in rental fees for telecommunications equipment. Our depreciation and amortization expenses relating to Internet and data services increased by 16.1% from NT$2.9 billion in the six months ended December 31, 1999 to NT$3.4 billion in the six months ended December 31, 2000. This increase was primarily due to the increase in the depreciation expenses attributable to the network communications equipment, resulting from the growth of the dial-up services volume.

     Operating Income and Operating Margin

      As a result of the factors described above, our operating income decreased by 12.9% from NT$31.8 billion for the six months ended December 31, 1999 to NT$27.7 billion for the six months ended December 31, 2000. Our operating margin decreased from 34.7% for the six months ended December 31, 1999 to 29.1% for the six months ended December 31, 2000.

      The following table sets forth certain information regarding our operating income by business segment by the periods indicated.

		Domestic	International
		Long	Long		Internet
	Local	Distance	Distance	Wireless(1)	and Data	Other	Total

	(in billions of NT$)
	(unaudited)
As of and for the six months ended December 31, 2000
Income from operations	3.7	5.9	5.6	8.0	6.7	(0.3)	29.6
Elimination of intersegment income	(9.9)	4.0	1.3	8.8	(4.3)	0.1	—

	(6.2)	9.9	6.9	16.8	2.4	(0.2)	29.6

Unallocated corporate expenses							(1.9)

Total income from operations							27.7

As of and for the six months ended December 31, 1999
Income from operations	6.9	5.6	7.8	9.7	4.2	(0.4)	33.8
Elimination of intersegment income	(11.7)	5.9	1.5	6.9	(2.7)	0.1	—

	(4.8)	11.5	9.3	16.6	1.5	(0.3)	33.8

Unallocated corporate expenses							(2.0)

Total income from operations							(31.8)

(1)	Includes cellular and paging services.

      As result of the factors described above, in the six months ended December 31, 1999 compared to the six months ended December 31, 2000: (a) our local telephone service operating losses increased by 29.7% from NT$4.8 billion to NT$6.2 billion, (b) our domestic long distance telephone service operating income decreased by 14.4% from NT$11.5 billion to NT$9.9 billion, (c) our international long distance telephone service operating income decreased by 24.8% from NT$9.3 billion to NT$6.9 billion, (d) our wireless service operating income increased by 1.7% from NT$16.6 billion to NT$16.8 billion and (e) our Internet and data service operating income increased by 64.7% from NT$1.5 billion to NT$2.4 billion.

     Other Income and Other Expenses

      Our other income increased by 15.6% from NT$1.1 billion in the six months ended December 31, 1999 to NT$1.2 billion in the six months ended December 31, 2000, primarily due to an NT$0.1 billion increase in penalties paid to us by our equipment vendors for their late delivery of equipment.

      Our other expenses increased from NT$0.3 billion in the six months ended December 31, 1999 to NT$0.5 billion in the six months ended December 31, 2000, primarily due to (1) NT$0.1 billion in losses incurred as a result of the earthquake in September 1999, and (2) an NT$91 million increase in interest expense.

     Income Tax

      Our income tax was NT$7.4 billion for the six months ended December 31, 1999, compared to NT$6.8 billion for the six months ended December 31, 2000.

      Our effective tax rate was 22.6% for the six months ended December 31, 1999 and 23.8% for the six months ended December 31, 2000.

     Net Income

      As result of the factors described above, our net income decreased by 14.2% from NT$25.2 billion for the six months ended December 31, 1999 to NT$21.6 billion for the six months ended December 31, 2000. Our net margin decreased from 27.5% for the six months ended December 31, 1999 to 22.8% for the six months ended December 31, 2000.

Liquidity and Capital Resources

  Liquidity

      The following table sets forth the summary of our cash flows for the periods indicated:

			Six months		Year ended						Three months ended
	Year Ended		ended		December 31,						March 31,
	June 30,		December 31,
	2000		2000		2001		2002		2002		2002		2003		2003

	(in billions)										(unaudited)
Net cash provided by operating activities	NT$	70.0	NT$	30.0	NT$	73.1	NT$	91.3	US$	2.6	NT$	19.1	NT$	19.5	US$	0.6
Net cash provided by (used in) investing activities		(52.8)		(25.3)		(53.7)		(55.3)		(1.6)		(23.1)		(7.4)		(0.2)
Net cash provided by (used in) financing activities		(6.1)		4.2		(38.9)		(33.0)		(0.9)		4.0		(14.0)		(0.4)
Net increase (decrease) in cash and cash equivalents		11.1		8.9		(19.5)		3.0		0.1		0.0		(1.9)		0.0
Cash and cash equivalents at beginning of period		4.1		15.2		24.1		4.6		0.1		4.6		7.6		0.2
Cash and cash equivalents at end of period		15.2		24.1		4.6		7.6		0.2		4.6		5.7		0.2

      Our primary source of liquidity is cash flow from operations, which represents operating profit adjusted for non-cash items, primarily depreciation and amortization and changes in current assets and liabilities.

      For the three months ended March 31, 2003, our net cash provided by operating activities amounted to NT$19.5 billion (US$0.6 billion), compared with NT$19.1 billion for the three months ended March 31, 2002. While net income for the three months ended March 31, 2003 was NT$2.0 billion higher than net income for the three months ended March 31, 2002, it was offset by higher provisions for bad debt in the three months ended March 31, 2003. For the year ended December 31, 2002, our net cash provided by operating activities amounted to NT$91.3 billion (US$2.6 billion) compared with NT$73.1 billion for the same period in 2001. The 25.0% increase in our net cash provided by operating activities was primarily due to an increase in net income of NT$6.7 billion for the year ended December 31, 2002. In addition, our net cash provided by operating activities for the year ended December 31, 2001 was affected by our payment of an additional NT$7.1 billion in taxes on account of the preceding taxable period beginning on July 1, 2000 and ending on December 31, 2001.

      For the year ended December 31, 2001, our net cash provided by operating activities amounted to NT$73.1 billion compared with NT$70.0 billion for the year ended June 30, 2000. The 4.4% increase in our net cash provided by operating activities was primarily due to a decrease in cash contributions to our pension plans.

      Historically, net cash provided by operating activities has been sufficient to cover our capital expenditures, despite our high level of capital expenditure arising from the ongoing expansion and modernization of our networks. Our net cash used in investing activities decreased from NT$23.1 billion for the three months ended March 31, 2002 to NT$7.4 billion (US$213.4 million) for the same period in 2003, due principally to our NT$10.2 billion payment to the government in March 2002 for our third generation cellular services concession. For the year ended December 31, 2002, our net cash used in investing activities amounted to NT$55.3 billion, compared with NT$53.7 billion for the year ended December 31, 2001, and NT$52.8 billion for the year ended June 30, 2000. The most significant component of our net cash used in investing activities is capital expenditures. Although our capital expenditures decreased in 2002, we made an NT$10.2 billion payment to the government in March 2002 for our third generation cellular services concession, causing our net cash used in investing activities to remain at a relatively constant level over the three-year period ended December 31, 2002.

      For the three months ended March 31, 2003, our net cash used in financing activities amounted to NT$14.0 billion (US$402.7 million), because we reduced our short-term debt by NT$18.0 billion in the three months ended March 31, 2003. For the year ended December 31, 2002, our net cash used in financing activities amounted to NT$33.0 billion (US$1.0 billion), which reflected primarily NT$33.8 billion of dividends paid during that period. For the year ended December 31, 2001, our net cash used in financing activities was NT$38.9 billion, which reflected primarily NT$56.0 billion of dividends paid during that period for the eighteen months ended December 31, 2000, partially offset by an increase in our net outstanding balance of our long-term borrowing. For the year ended June 30, 2000, our net cash used in financing activities amounted to NT$6.1 billion, which reflected primarily a dividend payment of NT$13 billion to the government in anticipation of dividends in respect of the fiscal period beginning on July 1, 1999 and ending on December 31, 2000, partially offset by proceeds from the issuance of commercial paper. This dividend payment was refunded by the government to us, without interest, on December 28, 2000.

  Capital Resources

      We have historically financed our substantial capital expenditure requirements with cash flows from operations.

      In future years, we expect to have capital expenditure requirements for the ongoing expansion and upgrade of our network combined with anticipated outlays for introduction of new services, including our third generation cellular services. We also expect to make dividend payments on an ongoing basis. See “Dividend Policy” beginning on page 18. Further, we may require working capital from time to time to finance purchases of materials for our maintenance and other overheads. We expect to primarily use our cash generated from operations and, to a lesser extent, debt financings to meet our capital expenditure, planned dividend payments, repayment of our debts and other commitments over the next 12 months.

      As of March 31, 2003, our primary source of liquidity was NT$5.7 billion (US$165.0 million) of cash and cash equivalents. As of March 31, 2003, we had short-term lines of credit available from a number of domestic financial institutions, of which we had borrowed NT$3.0 billion (US$86.3 million). The weighted average interest rate for borrowings under these facilities was 1.21%. All of our long-term loans are revolving facilities with a term of three years. We are not subject to any covenant under any of our long-term loan facilities.

      In 1995, we and several other utilities in Taiwan that are controlled by the Republic of China government contributed to a fund that allows each of these utilities to borrow funds on an interest-free basis, up to the amount such utility contributed, for the purpose of pipeline construction in connection with its business. As of March 31, 2003, we have contributed NT$1.0 billion to this fund, and are not required to make any additional contributions in the future. As of March 31, 2003, we had total outstanding long-term borrowings of NT$0.7 billion from this fund. We were not required to provide any collateral to secure these borrowings.

      We have a revolving credit facility with a term of one year. As of March 31, 2003, we had not made any drawdowns under this facility. We are not subject to any covenant for borrowings under this facility. In the past, we had from time to time issued commercial paper to fund our working capital needs. As of March 31, 2003, all of our commercial paper had been repaid. We may issue commercial paper in the future for our short term cash requirements.

      We have not entered into any financial guarantees or similar commitments to guarantee the payment obligations of third parties. In addition, we do not have any written options on non-financial assets.

      Set forth below are our total contractual obligations for the repayment of our debt as of March 31, 2003.

					After
	Total	2003	2004-2005	2006-2007	2007

	(in billions of NT$)
Contractual Obligations
Short-term borrowings	3.0	3.0	—	—	—
Long-term debt	0.7	—	0.2	0.5	—
Lease obligations	—	—	—	—	—
Other long-term obligations	—	—	—	—	—

Total contractual obligations	3.7	3.0	0.2	0.5	—

Capital Expenditures

      The following table sets forth a summary of our capital expenditures, according to our principal lines of business, for the periods indicated.

			For the Year ended				For the three months
	For the year		December 31,				ended March 31,
	ended
	June 30,
	2000		2001		2002		2002		2003

							(unaudited)

	(in billions of NT$, except percentages)
Capital Expenditures
Fixed line	24.0	45.2%	23.9	45.2%	21.3	49.2%	4.8	43.6%	3.0	40.5%
Cellular	12.2	23.0	12.2	23.0	4.8	11.1	0.8	7.3	1.0	13.5
Internet and data	15.5	29.2	15.5	29.3	16.1	37.2	5.3	48.2	3.3	44.6
Others	1.4	2.6	1.3	2.5	1.1	2.5	0.1	0.9	0.1	1.4

Total capital expenditures	53.1	100.0%	52.9	100.0%	43.3	100.0%	11.0	100.0%	7.4	100.0%

      Capital expenditures amounted to NT$7.4 billion (US$211.7 million) for the three months ended March 31, 2003. During this period, 40.5% of our capital expenditures were spent on fixed line services, 13.5% on cellular services, 44.6% on internet and data services and 1.4% on other items.

      Capital expenditures amounted to NT$43.3 billion (US$1.2 billion) for the year ended December 31, 2002. During this fiscal year, 49.2% of our capital expenditures was spent on fixed line services, 11.1% on cellular services, 37.2% on Internet and data services and 2.5% on other items.

      Capital expenditures amounted to NT$52.9 billion for the year ended December 31, 2001. During this fiscal year, 45.2% of our capital expenditures was spent on fixed line services, 23.0% on cellular services, 29.3% on Internet and data services and 2.5% on other items.

      Capital expenditures amounted to NT$53.1 billion for the year ended June 30, 2000. During this fiscal year, 45.2% of our capital expenditures was spent on fixed line services, 23.0% on cellular services, 29.2% on Internet and data services and 2.6% on other items.

      We currently estimate our capital expenditures to be approximately NT$33.0 billion for the year ending December 31, 2003. These planned capital expenditures include expenditures relating to the rollout of our third generation cellular services network.

      The following table sets forth a summary of our planned capital expenditures, according to our principal lines of business, for the years ending December 31, 2003 and 2004.

	For the Year ending December 31,

	2003		2004

	(in billions of NT$, except
	percentages)
Capital Expenditures
Fixed line	10.1	30.6%	5.3	21.8%
Cellular	7.3	22.1	5.8	23.9
Internet and data	14.8	44.9	12.4	51.0
Others	0.8	2.4	0.8	3.3

Total capital expenditures	33.0	100.0%	24.3	100.0%

      We expect fixed line investments to account for an increasingly smaller portion of our capital expenditures, and we expect cellular and Internet and data investments to account for an increasingly larger portion of our capital expenditures.

      We expect our total capital expenditures to decline in future periods, because of: (1) a reduced need for significant spending on additional fixed line infrastructure; (2) lower spending on cellular services equipment, as the existing installed capacity is sufficient to meet our current needs; (3) an increased focus on value added services, which require lower investment than basic infrastructure; and (4) our ability to reduce the procurement cost of broadband equipment.

Off-Balance Sheet Arrangements

      We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. We do not engage in trading activities involving non-exchange traded contracts.

Transactions with Related Parties

      We have not extended any loans or credit to any of our directors, supervisors or executive officers, and we have not provided guarantees for borrowings by any of these persons. We have not entered into any fee-paying contract with any of these persons for him or her to provide services not within his or her capacity as a director, supervisor or executive officer of our company, except that three of our directors who are also our employees receive salaries from our company in their capacity as our employees.

      We currently own 40% of Taiwan International Standard Electronics. We have purchased telecommunications exchange facilities and related supplies and replacement parts from Taiwan International Standard Electronics. We acquired from Taiwan International Standard Electronics several telecommunications exchange facilities and related supplies and replacement parts for approximately NT$4.3 billion in the year ended June 30, 2000, NT$1.8 billion in the six months ended December 31, 2000, NT$3.0 billion in the year ended December 31, 2001, NT$6.9 billion (US$197.9 million) in the year ended December 31, 2002, and NT$0.2 billion (US$6.2 million) in the three months ended March 31, 2003. We believe that these transactions with Taiwan International Standard Electronics have been conducted on arms’ length terms.

Principal Accountant Fees and Services

      The following table sets forth the aggregate fees by categories specified below in connection with certain professional services rendered by T.N. Soong & Co., our principal external auditors, for the years indicated. We did not pay any other fees to our auditors during the periods indicated below.

	For the year ended December 31,

	2001		2002

	(in thousands)
Audit fees(1)	NT$	25,807	NT$	23,800	US$685
Audit-related fees(2)		3,665		—	—
Tax fees(3)		461		300	9

(1)	“Audit fees” means the aggregate fees billed in each of the fiscal years listed for professional services rendered by our principal auditors for the audit of our annual financial statements or services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements.

(2)	“Audit-related fees” means the aggregate fees billed in each of the fiscal years listed for assurance and related services by our principal auditors that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit fees”. Services comprising the fees disclosed under the category of “Audit-related fees” involve principally the issuance of agreed upon procedure letters.

(3)	“Tax fees” means the aggregate fees billed in each of the fiscal years listed for professional services rendered by our principal auditors for tax compliance, tax advice, and tax planning. Services comprising the fees disclosed under the category of “Tax Fees” involve tax advice.

Inflation

      Inflation in Taiwan has not had a material impact on our results of operations in recent years. Inflation in Taiwan was approximately 0.18% in 1999 and 1.26% in 2000. Taiwan experienced deflation of 1.69% in 2001. Inflation was 0.76% in 2002. Deflation was 1.00% in the three months ended March 31, 2003.

Foreign Exchange

      Our revenues and our costs and expenses are largely denominated in NT dollars. Our principal expenses denominated in foreign currencies are capital expenditures on telecommunications equipment and settlement payments for the use of networks of carriers in foreign countries for outgoing international calls. Settlement receipts have been a principal source of foreign currency for us. While future fluctuations of the NT dollar against foreign currencies could impact our financial condition and results of operations, we have not to date been materially affected by the fluctuation of the NT dollar against foreign currencies.

Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standard Board issued the Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, which requires, among other provisions, retirement obligations to be recognized when they are incurred and displayed as liabilities, with a corresponding amount capitalized as part of the related long-lived asset. The capitalized element is required to be expensed using a systematic and rational method over its useful life. We have assessed the impact of the adoption of this standard and believe there is no material impact on our financial statements.

      In June 2002, the Financial Accounting Standard Board issued the Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This statement requires that a liability for a cost associated with an exit or disposal activity be measured at fair value and recorded when it meets the definition of a liability in the Financial Accounting Standard Board Concepts Statement No. 6, “Elements of Financial Statements”. This statement superceded Emerging Issues Task Force No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (Including Certain Costs Incurred in Restructuring)”, which required recognition of a liability for costs associated with an exit or disposal activity when the company committed to an exit/disposal plan. This statement is effective for exit or disposal activities initiated after December 31, 2002. Restatement of prior periods is not required. This statement applies to future restructuring activities, and the application of this statement has no impact on our financial statements.

      In December 2002, the Financial Accounting Standard Board issued the Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, which amends Statement of Financial Accounting Standards No. 123 “Accounting for Stock Based Compensation”. This statement provides alternative methods of transition for an equity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure provisions of Statement of Financial Accounting Standards No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. This statement was effective January 1, 2003 and does not have a material impact on our financial statements.

      In November 2002, the Financial Accounting Standard Board issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. This interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, it must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee, and must disclose that information on its interim and annual financial statements. The provisions related to recognition of a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002 and is not expected to have a material impact on the accompanying financial statements.

      In January 2003, the Financial Accounting Standard Board issued Financial Interpretation No. 46, “Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin No. 51”. Financial Interpretation No. 46 requires the primary beneficiary to consolidate a variable interest entity if it has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. Financial Interpretation No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which the entity obtains an interest after that date. For variable interest entities acquired before February 1, 2003, the effective date for our company is July 1, 2003. We are currently in the process of determining the impact of this statement on our financial condition, results of operations and cash flows.

      In November 2002, the Emerging Issues Task Force reached a consensus on Emerging Issues Task Force 00-21, “Revenue Arrangements with Multiple Deliverables”, related to the timing of revenue recognition for arrangements in which goods or services or both are delivered separately in a bundled sales arrangement. The Emerging Issues Task Force requires that when the deliverables included in this type of arrangement meet certain criteria, they should be accounted for separately as separate units of accounting. This may result in a difference in the timing of revenue recognition, but will not result in a change in the total amount of revenue recognized in a bundled sales arrangement. The allocation of revenue to the separate deliverables is based on the relative fair value of each item. If the fair value is not available for the delivered items then the residual method must be used. This method requires that the amount allocated to the undelivered items in the arrangement is their full fair value. This would result in the discount, if any, being allocated to the delivered items. This consensus is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. We do not believe there will be a significant impact of this consensus on our financial condition, results of operations and cash flows.

      In January 2003, the Emerging Issues Task Force reached a consensus on Emerging Issues Task Force 02-18, “Accounting for Subsequent Investments in an Investee after Suspension of Equity Method Loss Recognition”. This consensus states that if an additional investment, in whole or in part, represents the funding of prior losses for an equity-method investee, the investor should recognize the previously suspended losses. This determination would be based on various factors, including whether the investment results in an increased ownership percentage, whether the fair value of the consideration received is equivalent to the consideration paid and whether the investment is acquired from a third party or directly from an investee. If any of these provisions are met, the additional investment would generally not be considered as funding prior losses. When appropriate to recognize prior losses, the amount recognized would be limited to the amount of the additional investment determined to represent the funding of prior losses. This consensus will be effective for additional investments made after February 5, 2003. There has been no significant impact to our financial condition, results of operations and cash flows since the effective date of this consensus.

      In April 2003, the Financial Accounting Standard Board issued the Statement of Financial Accounting Standards No. 149, “Amendment to Statement 133 on Derivative instruments and Hedging Activities.” This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement of Financial Accounting Standards No. 133. This statement is applied prospectively and is effective for contracts entered into or modified after June 30, 2003. We have not determined the effect, if any, that this statement will have on our statements.

      In May 2003, the Financial Accounting Standard Board issued the Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. This statement requires that certain financial instruments that, under previous guidance, could be accounted for as equity be classified as liabilities, or assets in some circumstances. This statement does not apply to features embedded in a financial instrument that is not a derivative in its entirety. This statement also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatorily redeemable. We do not expect the adoption of this statement to have an impact on our financial statements.

Market Risk

      Market risk is the risk of loss related to adverse changes in market prices, including interest rates and foreign exchange rates, of financial instruments. In the normal course of business, we are routinely subject to a variety of risks, including market risk associated with interest rate movements and currency rate movements on non-U.S. dollar denominated assets and liabilities.

      We regularly assess these financial instruments and their ability to address market risk and have established policies and business practices to protect against the adverse effects of these and other potential exposures.

Interest rate sensitivity

      We had a portfolio of fixed rate debt of approximately NT$17.0 billion and NT$17.7 billion (US$0.5 billion) as of December 31, 2001 and 2002, respectively, and NT$3.0 billion (US$0.1 billion) as of March 31, 2003. A hypothetical 10.0% change in interest rates would not have a material impact on the fair market value or cash flows associated with this debt. We do not hedge any interest rate exposures.

Foreign currency risk

      We have entered into certain transactions denominated in foreign currencies primarily related to international settlement payments associated with our services for international calls. Each individual currency exposure is relatively small and thus we do not hedge any foreign currency exposures. Gains and losses from these transactions as of March 31, 2003 were not material to our financial condition and results of operations.

THE TAIWAN TELECOMMUNICATIONS INDUSTRY

Overview

      The Taiwan telecommunications industry is one of the most developed in the Asia Pacific region in terms of fixed line, cellular and broadband Internet penetration. As of December 31, 2002, the fixed line penetration rate, which is calculated by dividing the number of lines in service by the population in Taiwan, was 58.2%. As of December 31, 2002, the cellular penetration rate, which is calculated by dividing the number of cellular subscribers by the population in Taiwan, was 106.1%, and the asymmetrical digital subscriber line penetration rate, which is calculated by dividing the number of lines in service by the number of households in Taiwan, was 26.3%. From January 1, 2001 to December 31, 2002, the number of cellular subscribers increased from approximately 17.9 million to approximately 23.9 million, and the number of Internet subscribers increased from approximately 4.7 million to approximately 7.5 million. In addition, the number of broadband Internet subscribers has increased significantly during 2002. Asymmetrical digital line subscribers increased from 920,000 as of December 31, 2001 to 1.8 million as of December 31, 2002, and cable modem subscribers increased from 210,000 to 280,000 during the same period. The bandwidth demand for leased line services also increased during this period.

      Historically, the telecommunications sector in Taiwan consisted of one telecommunications service provider owned and controlled by the government of the Republic of China through the Directorate General of Telecommunications, an agency under the supervision of the Ministry of Transportation and Communications. In February 1996, as part of the efforts to reorganize and introduce competition to the telecommunications industry, the government passed legislation designating the Directorate General of Telecommunications as the industry regulator under the supervision of the Ministry of Transportation and Communications. As part of the separation of the business and regulatory functions of the Directorate General of Telecommunications, we were incorporated on July 1, 1996.

      The legislation also divides telecommunications services into two categories:

•	Type I: Type I services include fixed line services, such as local, domestic long distance and international long distance services, as well as interconnection, leased line, asymmetrical digital subscriber line and satellite services and wireless services, such as cellular, including third generation cellular, paging, mobile data and trunked radio services.

•	Type II: Type II services refer to all telecommunications services other than Type I services. Type II services are divided into special services and general services. Special services include simple resale, voice over Internet protocol and other services designated by the Ministry of Transportation and Communications. General services include any Type II service other than the special services.

      In connection with Taiwan’s entry into the World Trade Organization, the timetable for industry deregulation was accelerated. Wireless services were deregulated first, with the government issuing over 40 licenses in various wireless businesses since 1997. As of March 2001, the government awarded fixed line licenses to three additional operators. These operators have begun operations since June 2001. We are in the process of reaching agreement with these operators regarding the unbundling of local loop access. As part of the industry deregulation, fixed line number portability has been made available to all customers since May 2002. In addition, the market for resale of international long distance and voice over Internet protocol services was deregulated in July 2001, and four undersea cable services licenses have been granted since August 2001. Furthermore, the Telecommunications Act has been amended to increase the maximum direct foreign ownership percentage in a Type I service provider, except for us, from 20% to 49%, and the combined direct and indirect foreign ownership in a Type I service provider, except for us, has remained at 60%.

      For a more detailed discussion of the regulation of the Taiwan telecommunications industry, see “Regulation” beginning on page 109.

Fixed Line

      The following table compares the fixed line penetration rate as of December 31, 2002, calculated in terms of lines per 100 people, in Taiwan with that of other countries and regions in the Asia Pacific region.

Country or region	Lines per 100 people

Hong Kong	58.3
Taiwan	57.9
Australia	52.8
New Zealand	51.5
Japan	50.0
South Korea	47.8
Singapore	47.5
Malaysia	19.8
Mainland China	14.1
Thailand	10.2

Source:	Pyramid Research 2002.

      The fixed line subscriber base in Taiwan has grown at an average annual rate of 3.8% during the past five years. Due to the high penetration rate, subscriber growth has been on a declining trend from 1998 to 2002.

      The following table shows the historical information with respect to fixed line subscriber numbers and growth rates in Taiwan.

	As of December 31,

	1998	1999	2000	2001	2002

	(in thousands, except percentages)
Lines in service	11,500	12,043	12,642	12,858	13,099
Growth rate (compared to previous year/period)	5.9%	4.7%	5.0%	1.7%	1.9%
Penetration rate (as a percentage of population)	52.4%	54.5%	56.8%	57.4%	58.2%

Source:	Ministry of Transportation and Communications, Highlights of Transportation and Communications Statistics in Taiwan, 2003.

Wireless

  Cellular

      The following table compares the cellular penetration rate as of December 31, 2002, calculated in terms of the number of subscribers as a percentage of population, in Taiwan with that of other countries and regions in the Asia Pacific region.

Country or region	Wireless penetration rate

Taiwan	106.0%
Hong Kong	85.2%
Singapore	78.0%
Australia	67.4%
South Korea	66.9%
New Zealand	61.1%
Japan	57.9%
Malaysia	39.4%
Thailand	28.2%
Mainland China	16.1%

Source:	Baskerville, Global Mobile Subscriber Database, December 31, 2002.

      The opening of cellular services in Taiwan to competition in 1997 has led to increased service innovation, creative marketing and the introduction of various value added services. The following table shows historical information with respect to cellular subscriber numbers and growth rates in Taiwan.

	As of December 31,

	1998	1999	2000	2001	2002

	(in thousands, except percentages)
Cellular subscribers	4,727	11,541	17,874	21,633	23,905
Growth rate (compared to the same period in previous year)	216.8%	144.2%	54.9%	21.0%	10.5%
Penetration rate (as a percentage of population)	21.6%	52.2%	80.2%	96.6%	106.1%

Source:	Ministry of Transportation and Communications, Highlights of Transportation and Communications Statistics in Taiwan, 2003.

  Paging

      The paging subscriber base in Taiwan has declined in recent years due to the increasing popularity of cellular telephones. The following table shows the historical information with respect to paging subscriber numbers and growth rates in Taiwan.

	As of December 31,

	1998	1999	2000	2001	2002

	(in thousands, except percentages)
Paging subscribers	4,261	3,873	2,813	1,756	1,598
Growth rate (compared to the same period in previous year)	61.3%	(9.1)%	(27.4)%	(37.6)%	(9.0)%

Source: Ministry of Transportation and Communications, Highlights of Transportation and Communications Statistics in Taiwan, 2003.

Internet

      The Internet access market in Taiwan has grown rapidly as a result of the government’s promotion of the Internet and e-commerce, infrastructure upgrades and local content development. The number of Internet subscribers in Taiwan increased from approximately 1.7 million at the end of 1998 to 7.5 million at December 31, 2002, which represented a penetration rate of approximately 33.1%. We expect the availability of broadband Internet access technologies and multimedia content to continue to drive growth in Internet penetration. There are currently 171 commercial Internet service providers in Taiwan. The following table shows historical information relating to Internet subscriber numbers and growth rates in Taiwan.

	As of December 31,

	1998	1999	2000	2001	2002

	(in thousands, except percentages)
Internet subscribers	1,665	2,874	4,650	6,232	7,454
Growth rate (compared to the same period in previous year)	288.1%	72.6%	61.8%	34.0%	19.6%
Penetration rate (as a percentage of population)	7.6%	13.0%	20.9%	27.8%	33.1%
Broadband Internet subscribers Asymmetrical digital subscriber line subscribers	N/A	N/A	116	920	1,820
Cable modem subscribers	N/A	N/A	113	210	280

Total broadband Internet subscribers	N/A	N/A	229	1,130	2,100

Sources: Ministry of Transportation and Communications, Highlights of Transportation and Communications Statistics in Taiwan, 2003; and Institute for Information Industry — Focus on Internet News and Data, 2003.

Leased Line Services

      The growth of the Internet, the wider adoption of multimedia applications and the increase in network usage by businesses have created an increasing demand for bandwidth and data services. In addition, bandwidth demand for leased line services has been impacted by the increased demand for leased lines from Internet service providers and from cellular operators for interconnection services relating to cellular call traffic. The following table shows historical information on leased lines and growth rates in Taiwan.

	As of December 31,

	1998	1999	2000	2001	2002

	(in thousands, except percentages)
Leased lines	98	114	131	147	152
Growth rate (compared to the same period in previous year)	32.4%	16.3%	14.9%	12.2%	3.4%

Source: Ministry of Transportation and Communications, Highlights of Transportation and Communications Statistics in Taiwan, 2003.

BUSINESS

      We are the largest telecommunications service provider in Taiwan and one of the largest in Asia in terms of revenues. As an integrated telecommunications service provider, our principal services include:

•	Fixed line services, including local, domestic long distance and international long distance telephone services, as well as interconnection services;

•	Wireless services, including cellular and paging services; and

•	Internet and data services, including HiNet, our Internet service provider, asymmetrical digital subscriber line services and leased line services.

      Historically, we have derived a substantial majority of our revenues from fixed line services. However, as our traditional business has matured and new technologies have become available, we have also pursued new growth opportunities in the cellular and Internet services markets. For example, our cellular services revenues achieved a compound annual growth rate of 17.2% over the two and a half years ended December 31, 2002 and represented 35.1% of our revenues for that year. Our Internet services revenues achieved a compound annual growth rate of 48.8% over the two and a half years ended December 31, 2002 and represented 11.6% of our revenues for that year.

      We are focusing on expanding our leading position in each of our principal lines of business:

•	We are Taiwan’s largest fixed line service provider in terms of both revenues and subscribers. We had approximately 13 million lines in service as of March 31, 2003;

•	We are Taiwan’s largest cellular service provider in terms of both revenues and subscribers. We had approximately 7.6 million subscribers as of March 31, 2003, equivalent to a market share of approximately 30.8% of total cellular services subscribers and 34.8% of total cellular services revenues in Taiwan as of that date;

•	We are Taiwan’s largest broadband Internet access provider with approximately 1.9 million asymmetrical digital subscriber line subscribers as of March 31, 2003. We are also Taiwan’s largest Internet service provider in terms of subscribers, with 3.4 million subscribers for our HiNet service, as of March 31, 2003, which represented a subscriber market share of approximately 42%; and

•	We are a leading player in the data communications market in Taiwan.

      For the year ended December 31, 2002, our revenues were NT$179.4 billion (US$5.2 billion), our net income was NT$44.1 billion (US$1.3 billion) and our net income per share was NT$4.57 (US$0.13).

Competitive Strengths

      We believe that we are well positioned to take advantage of growth opportunities in the telecommunications market in Taiwan as new technologies evolve. We have responded effectively to competitive markets in cellular and Internet and data services, which have been open to competition for the past several years, as evidenced by our continued leadership position in those markets. In anticipation of competition in the fixed-line market, which began in June 2001, we substantially reduced our international tariffs to defend our market position. We have enjoyed greater flexibility in making purchasing decisions after the Ministry of Transportation and Communications granted us limited special relief from the strict requirements of the Government Procurement Law. In addition, our responsiveness to market conditions has been enhanced by the shortening of the approval period for primary tariff adjustments and promotional packages from 40 to 14 days.

      We believe that further deregulation and market liberalization will continue to drive the growth of the overall market for telecommunications services as well as the development of new products and services. We expect to benefit from the opportunity to compete in this larger market.

      We believe that our primary competitive strengths are:

•	Our position as the incumbent telecommunications service provider, and

•	Our technology and capital resources, which we believe we can build on to expand our leading position in the growing cellular and Internet services markets.

  We are the only integrated full service telecommunications provider in Taiwan

      We are the largest telecommunications service provider in Taiwan with a leading position in local, domestic long distance and international long distance telephone services, wireless services and Internet and data services.

      Total communications solutions. We believe that our ability to provide a comprehensive range of telecommunications services uniquely positions us to provide bundled and value added services to our business and residential customers. In addition, we are able to offer innovative service and tariff packages to meet the individual needs of our customers.

      Broad network coverage. The breadth of our network and our ownership of the so called “last mile” infrastructure, which comprises the connection between the local telephone service provider’s switching centers to the end-users’ buildings or homes, provides us with access to existing and potential customers and creates a platform for expanding our services. As of March 31, 2003, approximately 99% of our installed telephone lines are capable of delivering asymmetrical digital subscriber line services. In addition, our cellular services network provides nationwide coverage. Our large cellular spectrum allocation and our network of over 7,400 base stations position us well for the continued expansion of our cellular services in Taiwan.

      Brand awareness, distribution channels and customer service. Our principal brands “Chunghwa Telecom” and “HiNet” have a reputation for quality, reliability and technology. In particular, we are the leading Internet service provider in Taiwan through HiNet. We serve our large and well established customer base through our extensive customer service network in Taiwan, including 31 operations offices, 265 service centers and six integrated call centers. We also offer comprehensive and high quality point of sale and after sale service, and also provide web-based customer services. Moreover, our extensive sales and distribution channels help us capture additional customers and develop new business opportunities.

      Operational expertise. Due to our longer operating history and greater size as compared with other telecommunications service providers in Taiwan, our management and employees have extensive operating experience and technical knowledge in the telecommunications industry in Taiwan which we believe cannot be easily replicated by competitors. We believe we will continue to attract and retain high quality employees.

      Comprehensive customer billing infrastructure. As Taiwan’s leading telecommunications services provider, we have extensive resources and infrastructure relating to billing services. In particular, we issue over 20 million invoices to almost every household and enterprise in

Taiwan every month. We intend to continue leveraging this unique attribute by offering bill collection services to Internet content providers and other entities, who lack the necessary resources and infrastructure for customer billing.

   We have the capital resources and technology to expand our leading position in the growing cellular and Internet services markets

      Established position in growing markets. Revenues from our wireless and Internet and data services have increased from 35.1% of revenues for the year ended June 30, 2000 to 55.9% for the three months ended March 31, 2003. We expect our cellular and Internet services to continue to be the key drivers of our future growth. With our leading market share, we enjoy substantial economies of scale in equipment procurement and marketing.

      Strong capital structure. We believe we have greater financial resources than other telecommunications operators in Taiwan. In particular, our relatively low debt to equity capital structure, together with our strong cash flow position provide us with the flexibility and resources to invest in capital intensive and growing businesses. In particular, we continue to invest in fiber optic based technologies, and we expect to invest in third generation cellular communications networks and services.

      Advanced network technology. Since July 1, 1999, we have spent in excess of NT$170 billion on capital expenditures, including developing advanced networks, such as an asymmetrical digital subscriber line, a super high speed Internet protocol backbone network and a third generation cellular services network. Our investment in network infrastructure places us in a position to capture a significant share of Internet related and high speed data transmission businesses.

      Research and development expertise. We employ over 1,200 research professionals and engineers whose principal focus is to develop advanced network services and operations support systems and to build selected core technologies. In 2002, we spent approximately 1.4% of our revenues on research and development, which excludes depreciation and amortization. We believe our focus on research and development will allow us to efficiently develop and deploy new technologies and services in advance of our competitors.

Business Strategy

      Taiwan has one of the highest fixed line penetration rates in Asia and has also experienced rapid adoption of wireless communications and Internet services, including broadband access services. We believe that telecommunications services will evolve over the coming years, driven by technological advancement. We also believe that the convergence of communications technologies will provide a significant competitive advantage to telecommunications service providers that are able to design and construct sophisticated and scalable networks able to serve as a common platform for a broad range of services.

      Our key strategic objectives are to maintain our position as a leading integrated telecommunications service provider in Taiwan and to expand our leadership position in growing markets, such as cellular and Internet markets, including broadband access services and value added services.

      Consistent with our strategic objectives, we have developed the following business strategies.

Improve operational efficiency and cost structure through reallocation of resources to growing businesses and reduction of personnel costs and capital expenditures

      We intend to improve our operational efficiency by reallocating our resources to growing businesses and reducing our personnel costs. For example, we offered a number of voluntary retirement programs between June 1, 2000 and December 31, 2001, which resulted in a reduction in our workforce of 6,480 employees, or approximately 20% of our total workforce before the implementations of these voluntary retirement programs. We intend to offer similar programs in the future to the extent necessary to reduce our personnel costs. In addition, we will continue to realign our organizational structure with an emphasis on integrating our various operating units and departments on the local level to increase our operational efficiency. Furthermore, we will continue to reallocate our personnel from traditional fixed line services to our growing businesses and to our marketing and customer services departments.

      We also intend to improve our cost structure by, among other things, lowering our capital expenditures. For the past three fiscal years, our average annual capital expenditures totaled NT$50.4 billion. We plan to incur capital expenditures in the amounts of NT$33.0 billion and NT$24.3 billion in 2003 and 2004, respectively. This substantial reduction in our capital expenditures is largely because of: (1) a reduced need for significant spending on additional fixed line infrastructure, (2) lower spending on cellular services equipment, as the existing installed capacity is sufficient to meet our current needs, (3) an increased focus on value added services, which require lower investment than basic infrastructure and (4) our ability to reduce the procurement cost of broadband equipment.

  Emphasize quality of service and customer satisfaction

      Quality of service is critical in attracting and retaining customers and enhancing our long term profitability. In order to continually assure and improve the quality of our services, we have, in addition to the quality assurance function of our regular operating units, established a number of dedicated task forces to continually monitor our network performance. Our senior management sets our quality evaluation criteria and regularly reviews our performance quality.

      In order to further enhance customer loyalty, we plan to continue to focus on and invest in the provision of a full range of services that emphasize customer care from the point of sale onward. We have extended the focus of our business customer services group from major accounts to include small and medium enterprises. Our business customer service group is staffed by over 610 professionals and offers packaged and customized services, innovative telecommunications solutions and dedicated customer support. In addition, we now offer a consolidated billing system for customers who use multiple services.

Focus resources on growing cellular and Internet markets

      We will continue to focus our resources on services that have potential for future growth, including cellular and Internet services.

      Cellular. In addition to our basic cellular services, we also offer a broad range of value added telecommunications and information services. In August 2001, we introduced a platform of integrated cellular value added services under the brand name “emome”. In addition, we are launching other value added services, such as JAVA games, unstructured supplementary service data and multimedia messaging services. We expect to commence our third generation cellular services in the first half of 2004.

      Internet. Our key objectives are to provide high speed Internet access, a variety of innovative Internet content and high quality and value added services. We will continue to focus on increasing the penetration of asymmetrical digital subscriber line services, and upgrading the bandwidth for our asymmetrical digital subscriber line services. In addition, we also plan to expand our fiber-to-the-building services. Our advanced network contains sufficient bandwidth to allow us to provide, subject to necessary government approvals, multimedia on demand and videophone services.

      We plan to continue using our advanced digital network to provide high quality transmission and value added services with competitive pricing. We also plan to continue focusing on business customers in order to capture a significant share of the increasing corporate demand for data communications services.

      We have made significant investments in information technology and plan to continue using our extensive customer database to expand our revenue base. For example, we have introduced single-billing services for our customers, which will facilitate the bundling and cross-selling of our products and services in these markets.

Anticipate future demand for services by further enhancing our network technology and capacity

      We expect demand for Internet, multimedia and other high bandwidth data applications to continue to increase significantly over the next several years. We believe that an advanced broadband network is essential to providing high quality, reliable and timely services. In anticipation of this demand, we will continue to devote a substantial portion of our capital expenditures towards construction of broadband and Internet protocol networks. In addition, with the proliferation of non-voice communication, we are also transforming our existing networks to support the Internet protocol.

  Expand our business through alliances and investments

      We plan to expand our business into high growth areas, such as interactive multimedia broadband services, content delivery services and value added services, through alliances and investments. We believe that our experience, operational scale and large subscriber base make us an attractive partner for other service providers.

      Strategic alliances. We have formed and will continue aggressively to pursue strategic alliances with information content providers, multimedia service platform providers and customer premises equipment providers to diversify our business operations and enhance our service offerings.

      Investments. In the past years, we have invested in several telecom-related businesses authorized by the Ministry of Transportation and Communications. One of them is Chunghwa Investment Co. Ltd., which was established in 2002 to spearhead our investment activities. Chunghwa Investment Co. Ltd. has invested in two companies, including Chunghwa Telecom Global Incorporation, which primarily focuses on international business opportunities, and Chunghwa System Integration Co. Ltd., which offers system integration and content value-added services.

Our Principal Lines of Business

      The following table sets forth our revenues from our principal lines of business for the periods indicated.

			Six months		Year ended December 31,				Three months ended March 31,
	Year ended		ended
	June 30,		December 31,
	2000		2000		2001		2002		2002		2003

									(unaudited)

	(in billions of NT$, except percentages)
Fixed line
Local	61.9	33.4%	30.4	32.0%	56.5	30.6%	51.8	28.9%	12.7	29.3%	12.0	27.1%
Domestic long distance	25.7	13.9	12.3	13.0	18.0	9.8	14.0	7.8	3.5	8.1	3.3	7.4
International long distance	30.7	16.6	12.8	13.5	20.6	11.2	15.7	8.7	3.5	8.1	3.8	8.7

Total fixed line	118.3	63.9	55.5	58.5	95.1	51.6	81.5	45.4	19.7	45.5	19.1	43.2

Wireless
Cellular	42.2	22.8	25.1	26.4	56.7	30.7	62.9	35.1	15.1	35.0	16.0	36.1
Paging	3.1	1.7	1.0	1.1	1.3	0.7	1.1	0.6	0.3	0.7	0.2	0.4

Total wireless	45.3	24.5	26.1	27.5	58.0	31.4	64.0	35.7	15.4	35.7	16.2	36.5

Fixed Line

      Fixed line services are our principal business activity. We are the largest provider of local, domestic long distance and international long distance telephone services in Taiwan. We also provide interconnection with our fixed line network to other cellular and fixed line operators. Since June 2001, three operators have begun offering fixed line services. Our revenues from fixed line services were NT$118.3 billion, or 63.9% of our revenues, for the year ended June 30, 2000, NT$55.5 billion, or 58.5% of our revenues, for the six months ended December 31, 2000, NT$95.1 billion, or 51.6% of our revenues, for the year ended December 31, 2001, NT$81.5 billion (US$2.3 billion), or 45.4% of our revenues, for the year ended December 31, 2002 and NT$19.1 billion (US$549.4 million), or 43.2% of our revenues, for the three months ended March 31, 2003. We expect that revenues from our fixed line business, which currently account for less than 50% of our total revenues, will continue to decline as a percentage of our total revenues.

  Local Telephone

      The following table sets forth our revenues from local telephone services for the periods indicated.

					Three months
		Six months	Year ended		ended
	Year ended	ended	December 31,		March 31,
	June 30,	December 31,
	2000	2000	2001	2002	2002	2003

					(unaudited)
	(in billions of NT$)
Local telephone revenues:
Usage	28.2	14.1	25.3	20.8	5.1	4.5
Subscription	18.0	9.0	17.8	17.6	4.4	4.4
Interconnection	3.7	1.9	2.9	3.4	0.8	0.9
Pay telephone	4.2	1.9	1.1	0.8	0.2	0.2
Other	7.8	3.5	9.4	9.2	2.2	2.0

Total	61.9	30.4	56.5	51.8	12.7	12.0

      We provide local telephone services to over 13.0 million subscribers in Taiwan. Our fixed line network reaches virtually all homes and businesses in Taiwan. Revenues from local telephone services comprised 33.4% of our revenues for the year ended June 30, 2000, 32.0% of our revenues for the six months ended December 31, 2000, 30.6% of our revenues, for the year ended December 31, 2001, 28.9% of our revenues for the year ended December 31, 2002 and 27.1% of our revenues for the three months ended March 31, 2003. Approximately 75.4% of our local telephone subscribers as of March 31, 2003 were residential customers, accounting for 69% of our local telephone revenues for the three months ended March 31, 2003. We are currently the leader of the local telephone service market, with an average market share of 99% in the three months ended March 31, 2003.

      The following table sets forth information with respect to our local telephone subscribers and penetration rates as of the dates indicated.

		As of			As of
	As of	December 31,			March 31,
	June 30,
	2000	2000	2001	2002	2002	2003

	(in thousands, except percentages and per household data)
Taiwan population	22,173	22,277	22,406	22,521	22,430	22,540
Fixed line subscribers:
Residential	9,092	9,392	9,608	9,774	9,666	9,812
Business	3,220	3,250	3,219	3,204	3,211	3,202

Total	12,312	12,642	12,827	12,978	12,877	13,014

Growth rate (compared to the same period in the prior year)	5.1%	N/A	4.2%	1.2%	N/A	1.1%
Penetration rate (as a percentage of the population)	55.5%	56.7%	57.2%	57.6%	57.4%	57.7%
Lines in service per household	1.38	1.41	1.41	1.41	1.42	1.41

      Demand for local subscriber lines has been driven by population growth. In 2000, increased demand for multiple access lines also contributed to the increase in local subscriber lines. During 2001 and 2002, however, fixed line subscriber growth slowed down compared to prior periods, primarily due to the introduction of asymmetrical digital subscriber line services, which reduced the need for multiple access lines.

      The following table sets forth information with respect to local telephone usage for the periods indicated.

						Three months
		Six months	Year ended			ended
	Year ended	ended	December 31,			March 31,
	June 30,	December 31,
	2000	2000	2001		2002	2002	2003

	(in millions, except percentages)
Minutes from local calls(1)(2)	48,007	25,867	45,825		34,255	8,920	7,357
Growth rate (compared to the same period in the prior year)	5.6%	9.6%	(4.5	)%(3)	(25.2)%	N/A	(17.5)%

(1)	Includes minutes from pay telephones.

(2)	Calls to our HiNet service, which are recorded as part of our Internet and data services, are not included in our local call minutes or revenues.

(3)	Compared to the year ended June 30, 2000.

      Minutes from local calls have declined as non-HiNet narrowband subscribers migrate to broadband Internet services, which do not require dial-up telephone access. This decline was also due to traffic migration to cellular services. The economic slowdown in Taiwan also contributed to the decline in minutes from local calls. We expect the minutes from local calls to continue to decline for the same reasons.

      We charge our local telephone service subscribers a monthly fee, a usage fee and fees for some value added services. The monthly fees for our primary tariff plans are NT$70 with an NT$25 deductible on usage fees for residential customers and NT$295 for business customers. Our primary peak time usage fee is NT$1.6 per three minutes or NT$2.7 per ten minutes, depending on the tariff plan selected by the subscriber, and our off peak usage fee is NT$1.0 per ten minutes. Our usage fees are the same for residential and business customers. We adjusted our local tariffs in April 1997, April 2000 and January 2001.

      The following table sets forth information with respect to the average local usage charge per minute as of the dates indicated.

			Six months		Year ended					Three months ended
	Year ended		ended		December 31,					March 31,
	June 30,		December 31,
	2000		2000		2001			2002		2002		2003

Average local telephone usage fee (per minute)	NT$	0.68	NT$	0.62	NT$	0.58		NT$	0.63	NT$	0.60	NT$	0.64
Growth rate (compared to the same period in the prior year)		(2.9)%		(6.1)%		(14.7	)%(1)		8.6%		N/A		6.7%

(1)	Compared to the year ended June 30, 2000.

      Average per minute usage charges experienced an increase from NT$0.60 per minute for the three months ended March 31, 2002 to NT$0.64 per minute for the three months ended March 31, 2003, and an increase from NT$0.58 per minute for the year ended December 31, 2001 to NT$0.63 per minute for the year ended December 31, 2002. This increase was due to a decline in demand for our discounted Internet tariff packages as a result of a migration of non-HiNet dial-up subscribers to our asymmetrical digital subscriber line services.

      Part of our competitive strategy is to offer customers innovative products and services intended to both secure customer loyalty and enhance revenues. Our value added services are designed to increase the number of calls our customers make and increase our call revenues. These services include call waiting, caller identification, call forwarding, three party call and voicemail.

  Domestic Long Distance Telephone

      We provide domestic long distance telephone services in Taiwan. Revenues from domestic long distance services comprised approximately 13.9% of our revenues for the year ended June 30, 2000, approximately 12.9% of our revenues for the six months ended December 31, 2000, 9.8% of our revenues for the year ended December 31, 2001, approximately 7.8% of our revenues for the year ended December 31, 2002 and approximately 7.4% of our revenues for the three months ended March 31, 2003. Our average market share for the three-month period ended March 31, 2003 was 88% in the domestic long distance market. Residential customers generated approximately 60% of our domestic long distance revenues for the three months ended March 31, 2003.

      The following table sets forth information with respect to usage of our domestic long distance telephone services for the periods indicated.

		Six months	Year ended			Three months ended
	Year ended	ended	December 31,			March 31,
	June 30,	December 31,
	2000	2000	2001		2002	2002	2003

	(in millions, except percentages)
Minutes from domestic long distance calls	9,714	4,460	7,890		6,832	1,705	1,518
Growth rate (compared to the same period in the prior year)	(8.4)%	(12.0)%	(18.8	)%(1)	(13.4)%	N/A	(11.0)%

(1)	Compared to the year ended June 30, 2000.

      Minutes of use for domestic long distance calls have declined due to the traffic migration to cellular services. In addition, usage of our domestic long distance telephone services was also adversely affected by competition from other fixed line operators. We expect the rate of decline in terms of minutes of use for fixed line services to continue in the future due to a combination of increased migration of traffic volume to cellular services and increased competition from new fixed line services.

      The following table sets forth information with respect to the average domestic long distance usage charge per minute for the periods indicated:

			Six months		Year ended					Three months ended
	Year ended		ended		December 31,					March 31,
	June 30,		December 31,
	2000		2000		2001			2002		2002		2003

Average domestic long distance usage charge (per minute)	NT$	2.13	NT$	2.22	NT$	1.79		NT$	1.63	NT$	1.60	NT$	1.63
Growth rate (compared to the same period in the prior year)		(24.7)%		3.3%		(16.0	)%(1)		(8.9)%		N/A		1.9%

(1)	Compared to the year ended June 30, 2000.

      All domestic long distance calls, regardless of the distance between the calling parties, have the same tariff. We changed the unit of billing from a per-minute basis to a per-second basis. As a result, our average domestic long distance usage charge per minute has declined. In addition, we reduced our peak hour domestic long distance rate in April 2001 from NT$0.045 per second to our current rate of NT$0.035 per second. Our current domestic long distance usage rate during off peak hours is NT$0.025 per second, which is the same for residential and business customers.

      We provide intelligent network services over our domestic long distance network, including toll free calling, universal number, televoting, calling card service, premium rate service and virtual private networks. We also focus on offering our customers an increasing number of value added services and flexible tariff packages.

  International Long Distance Telephone

      We provide international long distance telephone services in Taiwan. Revenues from international long distance telephone services comprised approximately 16.6% of our revenues for the year ended June 30, 2000, approximately 13.5% of our revenues for the six months ended December 31, 2000, approximately 11.2% of our revenues for the year ended December 31, 2001, approximately 8.7% of our revenues for the year ended December 31, 2002 and approximately 8.7% of our revenues for the three months ended March 31, 2003. Residential customers generated 47% of our international long distance revenues during the three months ended March 31, 2003. In addition, beginning in January 2001, we also provide wholesale international long distance services to international simple resellers who do not possess their own telephone network or infrastructure.

      We believe other fixed line operators consider international long distance market to be their primary focus. Our average market share for the three-month period ended March 31, 2003 was 59% of the international long distance market. We expect competition in this market segment to remain intense, and our market share is likely to further decline as a result.

      Our international long distance services consist primarily of international direct dial services and discounted “Super eCall” services, which we introduced in April 2000. Under Super eCall, we use voice over Internet protocol technology through international dedicated circuits which connect to our major correspondent carriers that route calls internationally. Super eCall customers are offered rates that are approximately 30% lower than those for international direct dial service. For the three months ended March 31, 2003, calls made over Super eCall represented approximately 17.8% of our total international traffic.

      We commenced the wholesale of international long distance minutes to licensed international resale operators and other international carriers in 2001. International resale operators, which require a fixed line operator in Taiwan to complete their long distance telephone services originating in Taiwan, purchase large amounts of minutes from us at a discounted rate. These international resale operators, as well as other international carriers, often find it less expensive to route international calls through Taiwan, and purchase from us large numbers of minutes at discounted rates. Our international long distance wholesale business has grown rapidly since its introduction. In 2002, we sold 190.4 million of wholesale outgoing minutes, which represented 13.9% of our international long distance minutes. In the three months ended March 31, 2003, we sold 116.9 million wholesale outgoing minutes, which represented 27.7% of our international long distance minutes. As the international long distance market becomes more competitive, we believe the wholesale business will allow us to generate incremental international minutes without accelerating the decline in international long distance rates in the more profitable retail segment.

      During the three months ended March 31, 2003, international calls to and from our top five destinations represented approximately 63.9% of our international long distance call traffic.

      The following table shows the percentage of total outgoing and incoming international long distance minutes for our top five destinations for the three months ended March 31, 2003.

	Percentage of total	Percentage of total
Destination	outgoing minutes	incoming minutes

Mainland China	28.5%	34.3%
United States	10.8	15.0
Hong Kong	11.0	7.9
Japan	4.9	8.4
Philippines	7.0	1.4

Total of top five destinations	62.2%	67.0%

      The following table sets forth information with respect to usage of our international long distance services for the periods indicated.

						Three months
		Six months	Year ended			ended
	Year ended	ended	December 31,			March 31,
	June 30,	December 31,
	2000	2000	2001		2002	2002	2003

	(in millions, except percentages and incoming/outgoing ratio)
Incoming minutes	974	520	1,094		976	220	286
Growth rate (compared to the previous fiscal year)	24.1%	7.4%	12.3	%(1)	(10.8)%	N/A	30.0%
Outgoing minutes	1,008	555	1,330		1,483	280	422
Growth rate (compared to the same period in the prior year)	12.2%	10.1%	31.9	%(1)	7.0%	N/A	50.7%
Total minutes	1,982	1,075	2,424		2,344	500	708
Incoming/ outgoing ratio	0.97	0.94	0.82		0.71	0.79	0.68

(1)	Compared to the year ended June 30, 2000.

      Growth in outgoing international call usage decreased significantly in 2002, primarily due to increased competition from other fixed line operators. This decrease was offset in part by the increase in the wholesale of international long distance minutes. Our incoming call volume for the year ended December 31, 2002 significantly decreased as a result of competition from other operators.

      Outgoing calls made by customers in Taiwan and by customers from foreign destinations using Taiwan direct service are billed in accordance with our international long distance rate schedule for the destination called. Rates vary depending on the time of day at which a call is placed. Customers are billed on a per minute basis for Super eCall services, whereas customers are billed on a six second unit basis for international direct dial services.

      The following table sets forth information with respect to the average international long distance usage charge per minute that we received for outgoing international calls during the periods indicated:

			Six months		Year ended					Three months ended
	Year ended		ended		December 31,					March 31,
	June 30,		December 31,
	2000		2000		2001			2002		2002		2003

Average international long distance usage charge (per minute)	NT$	22.7	NT$	19.4	NT$	11.9		NT$	8.2	NT$	8.91	NT$	6.81
Growth rate (compared to the same period in the prior year)		(12.4)%		(16.0)%		(47.6	)%(1)		(31.1)%		N/A		(23.6)%

(1)	Compared to the year ended June 30, 2000.

      Tariffs for international long distance calls have generally been declining worldwide and we expect this trend to continue. We do not expect the increase in international call traffic to fully offset the decline in tariffs. In anticipation of new competition, we substantially reduced our international tariffs by an average of 37% in April 2001 to defend our business and market share. In addition, we offered our customers significant promotional packages and discounts in 2001 and 2002 to maintain their loyalty. In particular, we increased the discounts offered to our high usage international long distance customers in 2001 and 2002.

      We pay for the use of networks of carriers in foreign destinations for outgoing international calls and receive payments from foreign carriers for the use of our network for incoming international calls. Traditionally, these payments have been made pursuant to settlement arrangements under the general auspices of the International Telecommunications Union. Settlement payments are generally denominated in U.S. dollars and are made on a net basis.

      The following table sets forth information with respect to our gross settlement receipts and payments during the periods indicated.

					Three
					months
		Six months	Year ended		ended
	Year ended	ended	December 31,		March 31,
	June 30,	December 31,
	2000	2000	2001	2002	2002	2003

	(in billions of NT$)
Gross international settlement receipts	7.3	2.0	4.6	4.2	1.0	0.9
Gross international settlement payments	8.5	3.7	8.0	6.6	1.4	1.5

      Since 2000, our payments on an aggregate basis to international carriers have been more than our receipts from these carriers. This was primarily due to our customers’ outgoing minutes exceeding incoming minutes. As international settlement rates have fallen, our international long distance revenues and our cost of providing international long distance services have declined.

      In order to compete more effectively in the international long distance market, we have implemented innovative and customized discount calling plans and marketing campaigns directed at high usage business customers. We also continue to promote our intelligent network services, including international virtual private networks, international toll free calling and calling card services, and our international long distance wholesale business.

Wireless Services

      We provide cellular and paging services to customers in Taiwan. In the year ended June 30, 2000, we generated revenues of NT$45.3 billion, or approximately 24.5% of our revenues, from wireless services. In the six months ended December 30, 2000, we generated revenues of NT$26.1 billion, or approximately 27.5% of our revenues, from wireless services. For the year ended December 31, 2001, we generated revenues of NT$58.0 billion, or approximately 31.4% of our revenues, from wireless services. For the year ended December 31, 2002, we generated revenues of NT$64.0 billion (US$1.8 billion), or approximately 35.7% of our revenues, from wireless services. For the three months ended March 31, 2003, we generated revenues of NT$16.1 billion (US$464.6 million), or approximately 36.5% of our revenues, from wireless services.

      The following table sets forth our revenues from wireless services for the periods indicated.

					Three
					months
		Six months	Year ended		ended
	Year ended	ended	December 31,		March 31,
	June 30,	December 31,
	2000	2000	2001	2002	2002	2003

					(unaudited)

	(in billions of NT$)
Wireless revenues:
Cellular	42.2	25.1	56.7	62.9	15.1	16.0
Paging	3.1	1.0	1.3	1.1	0.3	0.2

Total wireless	45.3	26.1	58.0	64.0	15.4	16.2

  Cellular Services

      The following table sets forth our revenues from cellular services for the periods indicated.

					Three
					months
		Six months	Year ended		ended
	Year ended	ended	December 31,		March 31,
	June 30,	December 31,
	2000	2000	2001	2002	2002	2003

					(unaudited)

	(in billions of NT$)
Cellular revenues:
Usage(1)	39.3	23.2	51.7	55.9	13.5	13.8
Interconnection	1.8	1.3	3.3	4.2	0.9	1.2
Mobile data	—	0.1	0.9	1.3	0.3	0.4
Other	1.1	0.5	0.8	1.5	0.4	0.6

Total cellular	42.2	25.1	56.7	62.9	15.1	16.0

(1)	Includes monthly fees.

      As the market for cellular services has continued to expand, we have experienced substantial growth in our cellular customer base. We are the largest cellular operator in Taiwan in terms of revenues and number of subscribers. We had 7.6 million cellular subscribers, a market share of approximately 30.8% of total cellular subscribers and approximately 34.8% of total cellular services revenues in Taiwan as of March 31, 2003.

Revenues from cellular services comprised approximately 22.8% of our revenues for the year ended June 30, 2000, approximately 26.4% of our revenues for the six months ended December 31, 2000, approximately 30.7% of our revenues for the year ended December 31, 2001, approximately 35.1% of our revenues for the year ended December 31, 2002 and approximately 36.1% of our revenues for the three months ended March 31, 2003.

      We offer digital cellular service through our dual band global system for mobile communications network. We are one of four national licensed providers of global system for mobile communications services. We have been allocated 15 MHz in the 900 MHz frequency band and 11.25 MHz in the 1800 MHz frequency band for global systems for mobile communications services and general packet-switched radio services and 15 MHz paired spectrum plus 5 MHz unpaired spectrum in the 2 GHz frequency band for third generation cellular services. This is the largest frequency spectrum allocation of any cellular operator in Taiwan. We also offer the largest international roaming network. In particular, our subscribers have access to 249 networks in 121 countries through our roaming network. Since December 2001, we discontinued offering analog cellular service through our advanced mobile phone service, and returned the spectrum allocation in the 800 MHz frequency band to the government. All subscribers to this service have switched to our global system for mobile communications network.

      As of March 31, 2003, our global system for mobile communications 900/ 1800 network comprised 7,400 base stations covering 99.9% of Taiwan’s population. We began providing our general packet-switched radio service network in August 2001. General packet-switched radio service technology offers our subscribers high speed data transmission, thereby enabling the delivery of multimedia applications.

      In February 2002, the Ministry of Transportation and Communication granted third generation cellular services concessions to five companies, including our company. In March 2002, we paid NT$10.2 billion to the government for our concession. We expect to launch our third generation cellular telephone services with widened code division multiple access technology in the first half of 2004.

      The following table sets forth information regarding our cellular service operations and our cellular subscriber base for the periods indicated.

				As of or for
	As of or for			the	As of or for the years				As of or for the three
	the year			six months	ended				months
	ended			ended	December 31,				ended March 31,
	June 30,			December 31,
	2000			2000	2001		2002		2002	2003

Taiwan population (in thousands)		22,173		22,277		22,406		22,521	22,430		22,540
Total cellular subscribers in Taiwan (in thousands)(1)		14,683		17,874		21,633		23,905	22,423		24,738
Penetration (as a percentage of the population)		66.2%		80.2%		96.6%		106.1%	100.0%		109.8%
Total cellular revenues in Taiwan (in billions)		N/A	NT$	82.9	NT$	170.7	NT$	179.4	NT$43.3	NT$	45.4
Number of our cellular subscribers (in thousands)(1)(2)		3,832		4,662		6,234		7,422	6,537		7,620
Our market share by subscribers(1)		26.1%		26.1%		28.8%		31.0%	29.2%		30.8%
Our market share by revenues				30.1%		33.3%		34.8%	34.5%		34.8%
Number of our prepaid subscribers (in thousands)		—		96		757		1,216	875		1,268
Our prepaid subscribers as a percentage of our total subscribers		—		2.1%		12.1%		16.4%	13.4%		16.6%
Annualized churn rate(3)		20.5%		20.2%		16.1%		18.8%	15.1%		18.6%
Minutes of usage (in millions of minutes):
Incoming		4,371		2,686		6,639		8,043	1,947		2,011
Outgoing		3,921		2,525		6,161		6,960	1,650		1,806
Average minutes of usage per cellular subscriber per month(1)(4)		211		204		196		183	188		169
Average revenue per cellular subscriber per month(1)(5)	NT$	1,074		NT$983		NT$867		NT$768	NT$790		NT$707

(1)	The number of cellular subscribers is based on the number of subscriber identification module cards.

(2)	Includes general systems for mobile communication, general packet-switched radio services and advanced mobile phone services.

(3)	Measures the rate of subscriber disconnections from cellular service, determined by dividing (A) the sum of voluntary and involuntary deactivations (excluding deactivations due to subscribers switching from one of our cellular services to another) during the relevant period by (B) the average number of subscribers during the period (calculated by averaging the number of subscribers at the beginning of the period and the end of the period), and multiplying the result by the fraction where (C) the numerator is 12 and (D) the denominator is the number of months in that period.

(4)	Average minutes of usage per cellular subscriber per month is calculated by dividing the total minutes of usage during the period by the average of the number of our cellular subscribers on the first and last days of the period and dividing the result by the number of months in the relevant period.

(5)	Average revenue per subscriber per month is calculated by dividing the sum of cellular telecommunications services revenue during the relevant period by the average of the number of our cellular subscribers on the first and last days of the period and dividing the results by the number of months in the relevant period.

      The cellular market in Taiwan has grown rapidly since the liberalization of the market in 1997. Total cellular subscribers in Taiwan reached approximately 25 million as of March 31, 2003. Cellular penetration was 109.8% on the same date, and is among the highest worldwide. We expect cellular penetration to grow at a slower rate in the future. We believe that this future growth will depend upon continuing improvements in wireless technologies and wireless data applications and the availability of advanced cellular handsets.

      We began offering prepaid card services in October 2000. As of March 31, 2003, we had approximately 1.3 million prepaid customers representing approximately 16.6% of our total cellular subscribers. We expect to maintain prepaid subscribers as a percentage of total cellular subscribers at approximately the current level in the near future. Prepaid customers do not pay monthly fees but pay a higher usage charge on a per second basis. Once the prepayment has been fully utilized, a prepaid customer can make additional prepayments to continue the services. Alternatively, the customer may convert to become a post-paid customer while retaining the same telephone number.

      Traffic growth has also been strong, as pricing has declined and subscribers have increased. We have also experienced a significant increase in the number of short text messages sent by our subscribers, which has had a positive impact on traffic volume. However, the average minutes of usage per subscriber have declined in the year ended December 31, 2002 and the three months ended March 31, 2003 because of an increase in our prepaid customers, who tend to have lower minutes of usage, and an increased usage of our short messaging services. We expect traffic volume to increase as newer applications and new services become more available.

      Our tariffs for post-paid cellular subscribers primarily consist of usage fees and monthly fees. When our subscribers are outside Taiwan, they pay roaming charges plus international long distance charges and, where applicable, local charges in roaming destinations. We charge a flat fee per transaction for our short messaging service and a fee per packet for our general packet-switched radio service based on the volume of data transmitted. We also offer discounts on usage fees for calls made between our cellular subscribers to encourage subscription to our cellular service.

      Intense competition has caused increased price pressure. Our average revenue per subscriber per month has gradually declined. This decrease was primarily due to: (1) low usage subscribers accounting for a larger proportion of our new cellular subscribers as a result of the increasing saturation of the cellular services market in Taiwan; and (2) an increase in our prepaid subscribers, which tend to generate lower revenues compared to post-paid subscribers. In order to stabilize average revenue per subscriber, we intend to continue introducing new value added services in order to generate additional sources of revenue.

      In addition to our basic cellular services, we also offer a broad range of value added telecommunications and information services. We introduced in August 2001 a platform of integrated cellular value added services under the brand name “emome”. “emome” offers a broad range of value added services, including financial information, transaction services, emergency services access numbers, directory information, time, weather and traffic reports. In addition, we are launching other cellular value added services, such as JAVA games, unstructured supplementary service data and multimedia messaging services. We believe these services enhance customer loyalty and satisfaction and increase traffic.

  Paging Services

      We offer nationwide and regional paging services in Taiwan. In addition to traditional paging services, we offer a broad range of wireless information services, including stock quotes on our “InterMessenger” service, weather information, news and agricultural information. We had approximately 194,000 paging subscribers as of March 31, 2003.

      Revenues from paging services comprised approximately 1.7% of our revenues for the year ended June 30, 2000, approximately 1.1% of our revenues for the six months ended December 31, 2000, approximately 0.7% of our revenues for the year ended December 31, 2001, approximately 0.6% of our revenues for the year ended December 31, 2002 and approximately 0.4% of our revenues for the three months ended March 31, 2003. As cellular usage has increased, we have seen a sharp reduction in the number of our paging subscribers. We expect the number of our paging subscribers to continue to decline.

Internet and Data Services

      We have experienced strong growth in our Internet and data services. Our Internet and data revenues represented approximately 10.6% of our revenues for the year ended June 30, 2000, approximately 12.9% of our revenues for the six months ended December 31, 2000, approximately 15.6% of our revenues for the year ended December 31, 2001, approximately 17.4% of our revenues for the year ended December 31, 2002 and approximately 19.3% of our revenues for the three months ended March 31, 2003. We provide:

•	Internet services, including HiNet, our Internet service provider, asymetrical digital subscriber line Internet access, Internet value added services and wireless local area networks; and

•	Data services, including leased line services, managed data services and Internet data center services.

					Three
					months
		Six months	Year ended		ended
	Year ended	ended	December 31,		March 31,
	June 30,	December 31,
	2000	2000	2001	2002	2002	2003

					(unaudited)

	(in billions of NT$)
Internet and data revenues:
Internet	7.7	5.9	15.2	20.8	4.8	6.1
Data	11.8	6.4	13.6	10.4	2.8	2.4

Total Internet and data	19.5	12.3	28.8	31.2	7.6	8.5

  Internet Services

     HiNet and Internet Access

      The following table sets forth our revenues from Internet services for the periods indicated.

	Six months	Year ended		Three months
	ended	December 31,		ended March 31,
	December 31,
	2000	2001	2002	2002	2003

				(unaudited)

	(in billions of NT$)
Internet revenues:
Narrowband access	2.3	3.7	2.6	0.8	0.4
Narrowband Internet service	2.1	3.8	1.9	0.7	0.3
Broadband access	0.3	3.5	9.0	1.8	3.1
Broadband Internet service	0.3	2.6	5.5	1.2	1.8
Other Internet	0.9	1.6	1.8	0.3	0.5

Total Internet	5.9	15.2	20.8	4.8	6.1

      We are the largest Internet service provider in Taiwan, with a 42% market share as of March 31, 2003. As of March 31, 2003, HiNet had approximately 3.4 million subscribers, and our subscribers increased by a 32.4% compound annual growth rate over the past two and a half years ended December 31, 2002.

      The following table sets forth HiNet’s subscribers as of each of the dates indicated:

	As of	As of December 31,			As of March 31,
	June 30,
	2000	2000	2001	2002	2002	2003

	(in thousands except percentages)
Total Internet access subscribers in Taiwan	3,806	4,650	6,232	7,454	6,979	8,130
HiNet subscribers
HiNet dial-up subscribers	1,625	2,009	2,044	1,936	2,016	1,884
HiNet asymmetrical digital subscriber line subscribers	11	75	675	1,352	836	1,490
Other access technology subscribers	9	19	29	31	32	30
Total HiNet subscribers	1,645	2,103	2,748	3,319	2,884	3,404
Market share(1)	43%	45%	44%	45%	41%	42%

(1)	Based on data provided by the Institute for Information Industry.

      We have maintained our leading market position despite a highly competitive market with over 170 Internet service providers in Taiwan. We expect the competitive conditions currently prevailing in the Taiwan Internet service provider market to continue. In particular, we expect an increasing number of other Internet service providers to offer free Internet access service in order to capture market share.

      Customers can access HiNet through various technologies. We provide narrowband dial-up Internet access through connections based on standard telephone modems. We provide broadband Internet access through connections based on asymmetrical digital subscriber lines and our fiber-to-the-building technology. As of March 31, 2003, approximately 43.8%, or 1.5 million, of our HiNet subscribers access the Internet through our asymmetrical digital subscriber lines.

      We are the largest broadband Internet access provider in Taiwan in terms of subscribers. We began providing our asymmetrical digital subscriber line service in August 1999 and we had approximately 1.9 million subscribers as of March 31, 2003, representing an approximately 82% share of Taiwan’s broadband market. Our asymmetrical digital subscriber line service allows for transmission of data at high access rates and offers high-speed broadband Internet access services. It also provides asymmetrical digital subscriber line service to other Internet service providers that do not have their own network infrastructure.

      The following table sets forth our asymmetrical digital subscriber line service subscribers as of each of the dates indicated.

					As of
	As of	As of December 31,			March 31,
	June 30,
	2000	2000	2001	2002	2002	2003

Our asymmetrical digital subscriber line service subscribers (in thousands)	16	99	857	1,683	1,047	1,860

      Our asymmetrical digital subscriber lines service offers downlink speeds that range from 512 Kilobits per second to 6.0 Megabits per second and uplink speeds that range from 64 Kilobits per second to 640 Kilobits per second. In December 2001, we began providing symmetrical digital service line with uplink and downlink speeds of 512 kilobits.

      We have experienced only limited competition in the asymmetrical digital subscriber line service market because other fixed line operators and cable operators have not established a nationwide network infrastructure to provide this service.

      Our revenues from providing Internet access are generated from installation fees, monthly subscription fees and from usage fees from fixed line telephone calls made to access HiNet. Usage fees from fixed line telephone calls made to access Internet service providers other than HiNet are recorded as local fixed line revenues.

      Charges for our HiNet dial-up service include a monthly fee entitling the subscriber to a fixed number of minutes of service, with an additional charge per minute when the fixed number of minutes are exceeded. However, we also offer our subscribers an unlimited number of minutes for a monthly fee. Charges for our asymmetrical digital subscriber line service include one-time installation charges and monthly subscription fees. These charges vary based on connection speed.

      The following table sets forth our average revenues per user for each of the periods indicated:

				Three months
	Six months	Year ended		ended
	ended	December 31,		March 31,
	December 31,
	2000	2001	2002	2002	2003

				(unaudited)

	(in NT$)
Average revenue per HiNet dial-up subscriber per month(1)	401	311	192	237	122
Average revenue per asymmetrical digital subscriber line subscriber per month(2)	2,064	1,180	1,039	1,167	1,003

(1)	Average revenue per HiNet dial-up subscriber per month is calculated by dividing the total local telephone usage revenues generated by HiNet dial-up subscribers and Internet access revenues by the average of the number of our HiNet dial-up subscribers on the first and last days of the period and dividing the result by the number of months in the relevant period.

(2)	Average revenue per asymmetrical digital subscriber line service subscriber per month is calculated as the sum of (a) asymmetrical digital subscriber line access revenue divided by the average of the number of our asymmetrical digital subscriber line service subscribers on the first and last days of the period and dividing the result by the number of months in the relevant period and (b) HiNet asymmetrical digital subscriber line Internet Service Provider revenue divided by the average of the number of HiNet asymmetrical digital subscriber line subscribers on the first and last days of the period and dividing the result by the number of months in the relevant period.

      Our average revenues per user have declined over the last three years due to increasing competition. We expect our average revenue per user for broadband services to stabilize, however, as subscribers migrate towards more expensive, higher bandwidth digital subscriber line services.

     Internet Value Added Services

      Our HiNet portal at www.hinet.net provides value added services to our subscribers, such as gaming, e-learning, financial information and links to other portals. We charge fees for some of these services. We also receive commissions for transactions completed on some of these portals. Our broadband Internet portal at www.HiChannel.com.tw offers online entertainment services through the Internet. In particular, our HiNet asymmetrical digital subscriber line customers can access music, television programs, movies and other multi-media content on demand. We charge access fees for some of this content. We expect the revenues generated from these value added services to grow as a percentage of our total Internet and data services revenues.

     Wireless Local Area Network Service

      In order to increase our customers’ ability to enjoy mobile Internet access, we launched our wireless local area network service in May 2002. As of March 31, 2003, we had a total of approximately 14,900 residential and business customers that lease our access points. In addition, we have established 10 hotspots in public areas, such as airports and international convention centers. We expect the revenues generated from our wireless local area network services to continue to grow.

  Interconnection

      We provide interconnection of our fixed line network with other cellular services network operators and, since July 2001, with other fixed line operators.

      The following table sets forth our interconnection fee revenues and costs for the periods indicated. These revenues and costs are included in, depending on the nature of the call made, local, domestic long distance services or cellular revenues and expenses, respectively.

		Six months	Year ended		Three months
	Year ended	ended	December 31,		ended March 31,
	June 30,	December 31,
	2000	2000	2001	2002	2002	2003

					(unaudited)

	(in billions of NT$)
Interconnection fee revenues:
Local	3.7	1.9	2.9	3.4	0.8	0.9
Domestic long distance	3.6	1.7	2.7	1.7	0.5	0.5
Cellular	1.8	1.3	3.3	4.2	0.9	1.2
Interconnection costs:
Fixed Line	0.0	0.0	0.1	0.8	0.1	0.3
Cellular	1.8	1.3	3.4	4.0	0.9	0.8

      Currently, tariffs for telephone calls between our fixed line subscribers and cellular subscribers of other cellular operators are set by the cellular operators. The cellular operators pay us interconnection fees based on minutes of usage, regardless of who initiated the call. The Directorate General of Telecommunications is currently considering a change to the regulation that will allow us to set and collect the tariffs for telephone calls made by our fixed line subscribers to cellular subscribers of other cellular operators. For such calls, cellular operators will no longer pay us interconnection fees, but we will be required to pay them termination charges. In the interim, starting from August 2001, the Directorate General of Telecommunications has approved the interconnection rate of NT$0.60 per minute for calls initiated by cellular subscribers, and NT$0.824 per minute for calls initiated by fixed line subscribers. The interconnection rate between our fixed line subscribers and other fixed line subscribers is approximately NT$0.40 per minute. The interconnection rate between our cellular subscribers and other cellular subscribers is approximately NT$2.03 per minute.

      All interconnections by the networks of cellular operators and other fixed line operators with our fixed line network are made through dedicated lines that these operators lease from us. We record the revenue for these leased lines as part of our Internet and data revenues.

      We expect an increase in interconnection revenue due to an increase in traffic between different fixed line networks as a result of the competition from other fixed line operators.

      In accordance with governmental regulations, the contracts governing our interconnection arrangements must specifically address a number of prescribed issues. For example, our interconnection charge should reflect our cost with respect to the network elements used. In addition, cost increases are subject to approval by the regulatory authorities. We expect that our interconnection contracts will generally be reviewed annually, although we may also enter into long term contracts.

  Data Services

      The following table sets forth our revenues from data services for the periods indicated.

		Six months	Year ended		Three months
	Year ended	ended	December 31,		ended March 31,
	June 30,	December 31,
	2000	2000	2001	2002	2002	2003

					(unaudited)

	(in billions of NT$)
Data revenues:
Leased line	10.5	5.6	11.6	8.4	2.3	1.9
Other	1.3	0.8	2.0	2.0	0.5	0.5

Total data	11.8	6.4	13.6	10.4	2.8	2.4

     Leased Line Services

      We are the leading provider of domestic leased line services in Taiwan. We are also a leading provider of overseas leased line services. Leased line services involve offering exclusive lines that allow point-to-point connection for voice and data traffic. Leased lines are used by business customers to assemble their own private networks and by telecommunications service providers to establish networks to offer telecommunications services.

      We provide data transmission services to major business customers in Taiwan. We also provide leased lines to other cellular and fixed line service operators for interconnection with our fixed line network and for connection within their networks. Since August 2001, licenses have been awarded to four undersea cable operators to engage in leased line services. Demand for high speed data transmission services has been growing rapidly, as a result of growing consumer demand and lower tariffs due to increased competition. In particular, the total bandwidth of our lines leased increased by 288% over the past two and a half years ended December 31, 2002, but decreased slightly in the three months ended March 31, 2003 due to the termination of two high bandwidth leased lines.

      The following table shows the bandwidth of lines leased to third parties as of each of the dates indicated.

	As of	As of December 31,			As of March 31,
	June 30,
	2000	2000	2001	2002	2002	2003

	(in gigabits per second)
Total bandwidth	53.8	71.4	122.7	208.7	152.9	207.1

      Rental fees for local leased lines are generally based on transmission speed while domestic long distance and international long distance leased line rental fees are based on transmission speed and distance.

      We continue to experience a decline in rental fees for all of our leased line products. The decline in rental fees since 2000 has been substantial, particularly for international leased lines partly as a result of our efforts to address competition from new international leased line service providers. We are actively implementing marketing and service campaigns to retain our high value business customers, and believe that rental fees are expected to decline further.

     Managed Data Services

      We provide a wide range of managed data services, including frame relay services, asynchronous transfer mode services and virtual private network services. Frame relay services provide high speed data communications linking remote sites. Asynchronous transfer mode services are used to handle high bandwidth, integrated voice, video, data and Internet traffic between sites.

     Internet Data Center Services

      Internet data centers are facilities providing the physical environment necessary to keep computer network servers running at all times. These facilities are custom designed with high volume air conditioning temperature control systems, secure access, reliable electricity supply and connections to high bandwidth Internet and data networks. Data centers house, protect and maintain network server computers that store and deliver Internet and other network content, such as web pages, applications and data.

      We currently have 10 Internet data centers in Taiwan. We offer co-location, web hosting and application service provider services.

Other Telecommunications Services

      We also provide other telecommunications services, including satellite services, telephone directories and billing handling services. In the year ended June 30, 2000, we generated revenues of NT$1.9 billion, or approximately 1.0% of our revenues, from these other telecommunications services. For the six months ended December 31, 2000, we generated revenues of NT$1.1 billion, or approximately 1.1% of our revenues, from these other telecommunications services. For the year ended December 31, 2001, we generated NT$2.5 billion, or approximately 1.4% of our revenues, from these other telecommunications services. For the year ended December 31, 2002, we generated NT$2.7 billion (US$77.7 million), or approximately 1.5% of our revenues, from these other telecommunications services. For the three months ended March 31, 2003, we generated NT$0.4 billion (US$12.2 million), or approximately 1.0% of our revenues, from other telecommunications services.

  Satellite Services

      We are a 50% owner of the ST-1 telecommunications satellite. Singapore Telecommunications Ltd. owns the remaining 50%. ST-1 was launched on August 26, 1998 and began commercial operations on December 1, 1998. We lease out transponder capacity on ST-1 and provide satellite lease circuits. In addition, we have two satellite communication centers that enable us to provide satellite value added services. We also provide satellite services to Mainland China and South East Asia.

  Telephone Directories

      We publish and distribute telephone directories to households and businesses in Taiwan. Our yearly circulation is currently approximately 6.7 million directories. We also provide web based directories through our hiPage and eYP brands. We have developed a range of Internet products and services based on our directory products. Our revenues from directories are derived from the sale of advertising space in directories, including advertising on hiPage, our Internet telephone directory service.

Marketing, Sales and Distribution

  Marketing Strategy

      In order to retain and expand our large customer base and to encourage our customers to increase their use of our services and products, we plan to focus our marketing strategy on the following areas.

•	Services and Products. We continually develop new value added services and products, and package our services and products based on different market segments, with the aim of increasing our high usage customers.

•	Pricing and Promotions. We design flexible promotional packages that allow customers to select tariff structures best tailored to their usage patterns, and design special promotional packages during holiday seasons. For example, we have provided handset subsidies to attract cellular subscribers.

•	Distribution Channels. We are facilitating customer subscription by adding more service points. In addition, we are broadening our distribution reach by strengthening our cross-industry alliances and marketing relationships. We are also expanding our sales channels by implementing a sales agent system. We have developed staff incentive programs to better motivate our sales staff.

•	Business Customers. We have expanded our customer focus to include small and medium enterprises in addition to large corporations. We serve the needs of large corporate customers by devoting a project manager or project engineer to service these customers. These account managers are responsible for developing customized solutions and tariff packages to meet the specific needs of our customers. We continually evolve our service offerings so that we can remain a one stop telecommunications services provider to our corporate customers and provide total telecommunications solutions. Our dedicated local teams serve the needs of small and medium enterprises. These teams also use our data bank to identify and target potential clients for promoting our e-commerce and cellular services. In addition, we help our corporate customers improve their efficiency and competitiveness by creating information systems for them.

•	Advertising. We are committed to further strengthening the Chunghwa Telecom brand and image as well as strengthening and expanding market recognition of our specialized product brands, such as HiNet and emome. We plan to leverage our leading market position and status to strengthen the overall advantage of our product brands.

  Sales and Distribution

      Our marketing department at our corporate headquarters in Taipei is responsible for central business planning and formulating our marketing strategies and objectives. We have six business divisions, each of which has its own marketing department that is responsible for business and marketing planning.

      We also have 31 operations offices and 265 service centers located throughout Taiwan that are responsible for operations, sales and customer services in their local areas.

  Customer Service and Billing

      We believe our reputation for quality customer service has helped us attract new customers and maintain customer loyalty. We regularly survey our customers to improve our service and better understand market demand and subscriber preferences, and develop products and services accordingly.

      We provide the following services to our customers:

•	24-hour customer service and technical support through our service centers, call centers and website;

•	free of charge itemized billing for international and domestic long-distance calls;

•	bill payment services at 24-hour convenience stores, bank service counters and service centers throughout Taiwan;

•	online information and bill payment services at our website, cht.com.tw; and

•	consolidated and automized billing for all services.

Network Infrastructure

      Our network infrastructure consists of transmission networks that convey voice and data traffic, switching networks that route traffic between networks, and cellular, paging, Internet, leased line and data switching networks.

      We purchase most of our network equipment from well known international suppliers. As part of the purchase contract, these suppliers deliver and install the equipment for us. We also purchase from local suppliers a variety of components such as transmission lines, switches, telephone sets and radio transmitters.

      Approximately 14,800 of our employees were engaged in network infrastructure development, maintenance, operation and planning as of March 31, 2003.

Internet Protocol Broadband Backbone Network

      Our Internet protocol broadband backbone network consists of a core network and an edge network. We completed the construction of our super high speed Internet protocol backbone network at the end of 2001 with six 320 gigabits per second giga switching routers for the core network and more than 45 of the same routers for the edge network.

      We believe this network would enable us to meet the increasing demand for broadband access and broadband multimedia services, and provides the backbone network for our future third generation cellular services network. It would also enable us to provide voice over Internet protocol services using our existing public switched telephone network.

      We expect to launch our multimedia on demand service in the Taipei metropolitan area by the end of the second quarter of 2003, subject to obtaining the necessary government approvals. We intend to utilize our existing Internet protocol broadband backbone and asymmetrical digital subscriber line service bandwidth to deliver this service. We expect this system to have an initial capacity that is sufficient to accommodate approximately 20,000 subscribers.

Transmission Networks

      As of March 31, 2003, our transmission networks consisted of approximately 767,000 fiber kilometers of fiber optic cable for trunking and 694,000 fiber kilometers of fiber optic cable for local loop.

      In the past three years, we have made significant progress in the upgrading of our plesiochronous digital hierarchy network transmission facilities to synchronous digital hierarchy network transmission facilities. Plesiochronous digital hierarchy is the traditional technology for voice network transmission systems. Synchronous digital hierarchy architecture is an advanced technology that allows for instantaneous rerouting and eliminates downtime in the event of a fiber cut. In addition, synchronous digital hierarchy offers better reliability and performance for optical fiber transmissions at a lower operating cost. We installed, in December 2002, synchronous transport module 64 multiplexer and 10 gigabit capacity 32l-wavelength dense wavelength division multiplexing equipment on our long-haul backbone network. Our synchronous transport module 64 multiplexer can multiplex several low speed signals into a 10 gigabit per second high speed signal. Dense wavelength division multiplexing equipment uses a technology that puts data from different sources together on an optical fiber with each signal carried on its own separate wavelength. Both synchronous transport module 64 multiplexer and dense wavelength division multiplexing equipment can increase our network capacity. Furthermore, we expect to complete the deployment of twenty 2.5 gigabit capacity 32l-wavelength optical add-drop multiplexer rings in the main metropolitan areas of Taipei, Taichung and Kaohsiung by the end of June 2003, in order to provide new services such as gigabit Ethernet and fiber channel.

      As part of our strategic focus on the Internet and data markets, our local loop connections use asymmetrical digital subscriber line technology. This enables us to deliver to our customers high speed Internet, multimedia and other data services. As of March 31, 2003, approximately 99.2% of our installed telephone lines are capable of delivering asymmetrical digital subscriber line services.

Switching Networks

      Domestic telecommunications network. Our domestic public switched telephone network consists of 14 message areas connected by a long distance network. As of March 31, 2003, we had 59 long distance exchanges which are interconnection points between our telecommunications network.

      We currently have intelligent networks installed over our public switched telephone networks for our domestic long distance and international networks, as well as a local intelligent network in the Taipei, Taichung and Kaohsiung metropolitan areas. Our intelligent network is designed to facilitate the use of value added services by providing more information about calls and greater management of those calls.

      As of March 31, 2003, our domestic network included 17.4 million installed telephone lines, and reached virtually all homes and businesses in Taiwan.

      International network. Our international transmission infrastructure consists of both submarine cable and satellite transmission systems, which link our national network directly to 94 telecommunications service providers in 63 international destinations.

      International calls are routed between Taiwan and international destinations through one of our two international switching centers, one located in Taipei and the other in Kaohsiung. Each center had two international gateway switches with a combined simultaneous call capacity of 159,594 as of March 31, 2003.

      We currently have invested in 38 submarine cables, eight of which land in Taiwan. Our aggregate total capacity in the undersea cables in which we have invested is 31 gigabits per second. We also own the right to use bandwidth on an additional 12 submarine cables.

Cellular Services Network

      Our cellular services network consists of:

•	cell sites, which are physical locations equipped with a base station consisting of transmitters, receivers and other equipment used to communicate through radio channels with subscribers’ cellular telephone handsets within the range of a cell;

•	base station controllers, which connect to, and control, the base station within each cell site;

•	mobile switching centers, which control the base station controllers and the processing and routing of telephone calls;

•	gateway general packet-switched radio service support nodes, which connects our general packet-switched radio service network to the Internet;

•	serving general packet-switched radio service support nodes, which connects the general packet-switched radio service network to the base station controllers; and

•	transmission lines, which link (1) with respect to the global system for mobile communications network, the mobile switching centers, base station controllers, base stations and the public switched telephone network, and (2) with respect to the general packet-switched radio service network, the base station controllers, the support nodes and the Internet.

      The following table sets forth selected information regarding our cellular networks as of the dates indicated.

	As of	As of December 31,			As of March 31,
	June 30,
	2000	2000	2001	2002	2002	2003

Global system for mobile communications
Base stations	3,081	3,545	5,322	7,402	5,547	7,617
Switches	30	36	42	54	42	54
Lines of capacity (in thousands)	4,160	5,000	6,200	8,000	7,500	8,200
Taiwan population coverage	99.4%	99.6%	99.8%	99.9%	99.8%	99.9%
Taiwan geographical coverage	79.1%	80.5%	85.0%	89.0%	85.0%	89.1%
General packet-switched radio service
Gateway support nodes	—	—	25	25	25	25
Serving support nodes	—	—	20	20	20	20
System capacity (in thousands)	—	—	1,000	1,000	1,000	1,000

      We provide cellular services based on the global system for mobile communications network standards. We have dual band 900 MHz and 1800 MHz frequency spectrums for our global system for mobile communications services. In addition, we have installed an intelligent network on our cellular services network infrastructure to enable us to provide prepaid services as well as a wide range of advanced call features and value added services. We have also installed wireless application protocol gateways on our cellular services network that enable us to provide wireless application protocol services. We began providing cellular communications services based on the general packet-switched radio service network standards in August 2001, using emome as the portal name.

      As our prepaid service subscriber base has continued to grow, we have increased the capacity of our intelligent network to more than 1.2 million subscribers. We also have completed the system expansion of our cellular services network to afford more than 8 million subscribers (including 1 million general packet-switched radio service subscribers) at the end of 2002. We have general packet-switched radio services and 15 MHz paired spectrum plus 5 MHz unpaired spectrum in the 2 GHz frequency band for our third generation cellular services. In preparation for the launch of third generation cellular services, we contracted with Nokia Corporation to provide the core network, radio access network, service network, transmission network and maintenance network. We expect to launch our third generation cellular services in the first half of 2004.

Paging Network

      The primary components of our paging network are:

•	paging control systems, which receive and encode incoming messages; and

•	base stations, which transmit messages to the subscriber’s pager.

      Our paging network uses, among other technologies, the open paging protocol developed by Motorola. This technology provides higher data rate, larger content capacity, longer battery life and better error correction capabilities than other existing paging technologies.

Internet Network

      HiNet, our Internet service provider, has the largest Internet access network in Taiwan, with 33 points of presence, 86,000 dial-up ports and a backbone bandwidth of 47 gigabits per second as of March 31, 2003. We plan to increase HiNet’s points of presence and backbone bandwidth to 120 gigabits per second by the end of 2003. We intend to maintain a dial-up user to port ratio of 15 to 1 to ensure quality service and maintain market share.

      HiNet’s total international connection bandwidth is 5.4 gigabits per second. As we expect that Internet traffic flows to and from the United States will continue to increase, we plan to expand our bandwidth to the United States. We also plan to increase our links to other countries, including Japan, Korea, Hong Kong, Singapore, Mainland China, Malaysia and France.

Leased Line and Data Switching Networks

      We operate leased line networks on both a managed and unmanaged basis. In addition, we operate a number of switched digital networks used principally for the provision of packet-switched, frame relay and asynchronous transfer mode data transmission services. We have completed the construction of a digital cross connect system throughout Taiwan with a total of 56 nodes. As of March 31, 2003, we had 4,604 frame relay ports, 5,805 synchronous transport module-1 ports and 7,705 X.25 ports.

      Our data networks support a variety of transmission technologies, including X.25 protocol and frame relay technology. In addition, our asynchronous transfer mode network permits high-speed data transmission, while our asynchronous transfer mode switches perform high-speed switching of voice and data traffic using fixed-length packets technology, thereby minimizing time delay and congestion. Furthermore, our asynchronous transfer mode switches can prioritize applications based on their time sensitivity. As of March 31, 2003, we have completed installation of more than 11,000 synchronous transport module-1 ports in Taiwan.

Competition

      We face competition in virtually all aspects of our business. For a detailed description of the regulation of the Taiwan telecommunications industry, see the section in this prospectus entitled “Regulation” beginning on page 109.

Fixed Line

      We are the largest fixed line service provider in Taiwan, with a market share of 99% for local telephone services, 88% for domestic long distance telephone services and 59% for international long distance telephone services, in terms of subscribers, for the three months ended March 31, 2003. Three new providers, namely, Taiwan Fixed Network, New Century Infocomm Tech. Co., Ltd. and Eastern Broadband Telecom Co. Ltd., have begun providing fixed line services since June 2001. We believe the new operators are primarily focused on international long distance services. In addition, we anticipate these new operators to focus on business customers, which typically generate higher profit margins than residential customers. Since August 2001, four undersea cable services licenses have been granted. These undersea cable operators have begun offering international leased line services to other fixed line operators. In addition, the Directorate General of Telecommunications has announced its intention to issue additional fixed line licenses.

      We are required by Republic of China regulations to provide number portability and unbundled local loop access. See “Regulation” beginning on page 109 for more details.

      Our domestic long distance services compete with cellular services as people increasingly use cellular telephones to make domestic long distance calls. In addition, our international long distance services compete with international long distance resale services and alternative mediums for making international calls, including voice over Internet protocol technologies. Our competitors may also seek alliances with Taiwan Power Co. Ltd. and Taiwan Railway Administration to use their infrastructure to deliver telecommunications services. We believe that the fixed line competition in Taiwan will be primarily based on price, quality of service, network coverage and customer services, such as call centers and unified billing.

Wireless

      There are currently six cellular operators in Taiwan. They include four national operators, namely Taiwan Cellular Corporation, Far EasTone Telecommunications Co., Ltd., KG Telecommunications and our company. Based on data provided by the Directorate General of Telecommunications, as of March 31, 2003, we were the largest cellular operator, with a 30.8% market share in terms of subscribers, and Taiwan Cellular Corporation, Far EasTone Telecommunications Co., Ltd. and KG Telecommunications had a market share of 26.8%, 17.7% and 13.5%, respectively, in terms of subscribers. In addition, based on data provided by the Directorate General of Telecommunications, two regional operators, MobiTai Communications Co., Ltd. and Trans Asia Telecommunications Inc., had a market share of 2.9% and 8.3%, respectively, in terms of subscribers, as of March 31, 2003. Trans Asia Telecommunications Inc. was acquired by Taiwan Cellular Corporation in July 2001. In addition, there are two new third generation cellular operators in Taiwan, Taiwan 3G Mobile Network and Asia Pacific Broadband Wireless Communications Inc., as well as one personal handphone system operator, First International Telecom. Furthermore, the government has announced its intention to issue mobile virtual network operator licenses, which allow operators without spectrum to provide cellular services through leasing the capacity and facilities of cellular service network from licensed cellular service provider. We compete in the wireless services market primarily on the bases of price, quality of service, network reliability and attractiveness of service packages.

Internet and Data

      Our primary competitors in Internet and data services include:

•	Internet services providers: SeedNet, Asia Pacific Online, GigaMedia and So-net Taiwan;

•	Broadband Internet access: Eastern Broadband Telecom Co., Ltd., GigaMedia, Taiwan Fixed Network and New Century Infocomm Tech. Co., Ltd.; and

•	Leased line services: Taiwan Fixed Network, New Century Infocomm Tech. Co., Ltd., Eastern Broadband Telecom, Asia Netcom, Reach Global Services Ltd., FLAG Telecom and Taiwan International Gateway Corporation.

      We are the largest provider of Internet services in Taiwan. As of March 31, 2003, we had a 42% share of the Internet service market in terms of subscribers and a 82% share of the broadband Internet access market in terms of subscribers. We compete in the Internet and data services market primarily on the bases of price, technology, speed of transmission, amount of bandwidth available for use, network coverage and value added services.

Research and Development

      Our research and development efforts are focused on the development of advanced network services and operation technologies as well as the development of core technologies for the domestic telecommunications market. For the year ended June 30, 2000, our research and development expenses excluding depreciation and amortization were approximately NT$2.7 billion or 1.5% of our revenues. For the six months ended December 31, 2000, our research and development expenses excluding depreciation and amortization were approximately NT$1.3 billion or 1.4% of our revenues. For the years ended December 31, 2001 and 2002, our research and development expenses excluding depreciation and amortization were approximately NT$2.8 billion and NT$2.4 billion (US$70 million), respectively, or 1.5% and 1.4% of our revenues, respectively. For the three months ended March 31, 2002 and 2003, our research and development expenses excluding depreciation and amortization were approximately NT$547 million and NT$603 million (US$17 million), respectively, or approximately 1.3% and 1.4% of our revenues, respectively.

      We currently have more than 1,200 researchers focusing on the following areas:

•	wireless communication;

•	broadband transmission and access;

•	Internet and multimedia applications;

•	network operation support;

•	customer service information;

•	advanced technologies research; and

•	customer premises equipment.

      We have developed a number of advanced network services, operation technologies and applications and value added services, including our asymmetrical digital subscriber line deployment, Internet-based call center, e-commerce platform, global standard for mobile communications billing system, a new telecommunications operation service system for all units of our company, government public key infrastructure, a leased line testing and monitoring system and an intelligent transportation system. As of March 31, 2003, we have been granted 134 domestic patents and 11 foreign patents.

Properties

      Our properties consist mainly of land, land improvements and buildings located throughout Taiwan.

      Our properties were deemed by the cabinet of the government of the Republic of China, or the Executive Yuan, to be vested in us as the successor to the telecommunications business formerly owned and operated by the Directorate General of Telecommunications. Under Republic of China law, we are required to register our title to the land, land improvements and buildings at the relevant local land bureaus. As of March 31, 2003, we had not completed title registration for approximately 2% of our land and 1% of our land improvements and buildings.

Insurance

      We do not carry comprehensive insurance for all properties. We maintain in-transit insurance for key materials, such as cables, equipment and components of equipment. We also carry insurance for the ST-1 satellite while it is in orbit.

      As part of our efforts to enhance our risk management capabilities, we have been assessing our equipment that requires the most time and cost to repair or replace, in order to determine whether and to what extent we should carry fire insurance for such equipment. In addition, we expect to begin carrying insurance for equipment that is located in areas that are subject to a high risk of earthquakes or floods.

      We expect to commence insurance coverage of the equipment described in the preceding paragraph by 2005.

Employees

      All of our employees are located in Taiwan and all are employed on a full time basis. As of March 31, 2003, approximately 62.5% of our employees had university, graduate or post-graduate degrees. We intend to improve our operational efficiency by reducing personnel costs. We offered a number of voluntary retirement programs between June 1, 2000 and December 31, 2001, which resulted in a reduction in our workforce of 6,480 employees, or approximately 20% of our total workforce before the implementations of these voluntary retirement programs. The following table provides a breakdown of our employees by function as of the dates indicated.

	As of December 31,			As of
				March 31,
Employees	2000	2001	2002	2003

Technical	21,463	19,203	15,888	15,943
Operations	10,596	9,971	11,090	11,137
Administrative	2,648	2,247	1,991	1,993

Total	34,707	31,421	28,969	29,073

      The Ministry of Transportation and Communications has adopted a regulation that requires us to establish a priority share subscription program for our employees in connection with our privatization. Under this program, our employees may subscribe on a priority basis for up to 476,858,252 of our common shares to be offered by the Ministry of Transportation and Communications in one or more offerings prior to our privatization. As long as our employees agree not to transfer these shares for two or three years, they receive a discount of 10% or 20%, respectively, to the offering price. As of the date of this prospectus, 47,197,992 of our common shares, representing 0.49% of our outstanding common shares, were sold under this program. In addition, our employees will be entitled to purchase a small amount of additional common shares at their par value per share of NT$10, if these employees had subscribed for shares under our priority share subscription program and held those shares for at least one year. As of the date of this prospectus, the Ministry of Transportation and Communications had sold 502,926 of our common shares to our employees at par value, representing less than 0.1% of our outstanding common shares. At the time that we are privatized, the Ministry of Transportation and Communications may allocate up to an additional 476,858,252 common shares for a one-time subscription by our employees.

      Under the Statute of Chunghwa Telecom Co., Ltd. and our articles of incorporation, whenever we issue new shares for cash, we need to reserve up to 10% of the new shares to be issued for subscription by our employees.

      As of March 31, 2003, approximately 99% of our employees were members of our principal labor union. Our collective bargaining agreement sets forth work rules, grievance procedures and provides for union participation in performance evaluations and promotion decisions. Our union members also occupy a majority of the seats on our employee welfare and pension fund committees.

      We have successfully addressed the concerns over job security raised by our labor union during the initial stages of our privatization process, see “Risk Factors — Risks Relating to Our Company and the Taiwan Telecommunications Industry” on page 6. We consider our relations with our workers to be good. We have never experienced a work stoppage or a general strike. We intend to implement a performance based pay structure to better incentivize our employees.

      Before we may distribute dividends to our shareholders, commencing from the first fiscal year after our privatization, we are required by our articles of incorporation to distribute to our employees and to our directors and supervisors specified percentages of the distributable amount as bonuses. See “Description of Share Capital — Dividends and Distributions” beginning on page 133.

Our Pension Plans

      We maintain two separate non-contributory defined benefit pension plans, which provide retirement benefits based on years of service and monthly salary. As mandated by a governmental directive in 1997, we are required to make severance payments to all employees at the date of our privatization in the following manner:

•	employees who choose not to continue their employment with us will be entitled to receive pension benefits prescribed under the Labor Standards Law, plus a six-month salary and an additional one-month salary with prior notice; and

•	employees who choose to continue their employment with us will be entitled only to receive pension benefits prescribed under the Labor Standards Law.

      In order to increase our operational efficiency, we established, and expect to continue to establish, retirement programs to encourage some of our employees to retire prior to our privatization. Under these programs, employees choosing to retire prior to our privatization will be compensated based on years of service and monthly salary. Compensation obligations under some of these programs are expected to be assumed by the government after the completion of our privatization. We expect to fund all compensation costs of these early retirements with our pension plan funds.

      After our privatization is completed, our employees will begin new employment terms with us from the date of our privatization with the same starting point of seniority. We will then establish a new pension plan for employees retiring after our privatization. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Overview — Provisions for pension payments to our employees” beginning on page 28.

Legal Proceedings

      We are not involved in any litigation, arbitration or administrative proceedings relating to claims that could have a material adverse effect on our financial condition and results of operations, and, so far as we are aware, no such litigation, arbitration or administrative proceedings are pending or threatened.

REGULATION

      The following is a summary of the significant laws and regulations of the Republic of China relating to us. Unless otherwise specified, all the laws and regulations referred to herein are laws and regulations of the Republic of China and all the government authorities referred to herein are the government authorities of the Republic of China.

Overview

      The Taiwan telecommunications industry is subject to extensive regulation by and under the supervision of the Ministry of Transportation and Communications and the Directorate General of Telecommunications pursuant to the provisions of the Telecommunications Act and various other telecommunications laws and regulations, as well as regulations under various laws of general application.

      As a state owned enterprise, we are also regulated by the Law Governing Administration of State Owned Enterprises, the Audit Law and the Budget Law. We are also subject to the Statute Governing Privatization of State Owned Enterprises.

      In addition, we are subject to the Statute of Chunghwa Telecom Co., Ltd.

Regulatory Authorities

      The primary regulatory authority of the Taiwan telecommunications industry is the Ministry of Transportation and Communications. The Ministry of Transportation and Communications issues policy directives and telecommunications licenses and oversees the activities of the Directorate General of Telecommunications, which is responsible for the implementation of these directives and the day-to-day supervision of the telecommunications industry. The Ministry of Transportation and Communications and the Directorate General of Telecommunications are responsible for:

•	formulating, implementing and interpreting telecommunications laws and regulations;

•	issuing telecommunications licenses and regulating the operation of telecommunications industry participants;

•	establishing and reviewing tariff structures and numbering plans; and

•	managing and facilitating the resolution of disputes pertaining to the Taiwan telecommunications industry.

      The operations of cable television enterprises are regulated by the news and broadcasting division of the Government Information Office under the Executive Yuan. Internet access through cable is regulated by the Directorate General of Telecommunications.

      In each fiscal year, the Legislative Yuan approves the annual budget prepared by us, as a state owned enterprise, and the Ministry of Audit under the Control Yuan must audit and may adjust, our financial statements, including our earnings and losses.

Telecommunications Act

      The Telecommunications Act and the regulations under the Telecommunications Act establish the framework and govern the various aspects of the Taiwan telecommunications industry, including:

•	licensing of telecommunications services;

•	restrictions on dominant telecommunications service providers;

•	tariff control and price cap regulation;

•	accounting separation system;

•	interconnection arrangements;

•	bottleneck facilities;

•	spectrum allocation;

•	provision of universal services;

•	equal access;

•	number portability;

•	foreign ownership limitations; and

•	administration fees.

      Each of these aspects is described below. The Telecommunications Act also establishes a non-auction pricing system for assignment of radio frequencies.

Licensing of Telecommunications Services

  Type I and Type II Service Providers

      Under the Telecommunications Act, telecommunications service providers are classified into two categories:

      Type I. Type I service providers are providers that install network infrastructure, such as network transmission, switching and auxiliary equipment for the provision of telecommunications services. Type I services include fixed line services such as local, domestic long distance and international long distance services, as well as interconnection, leased line, asymmetrical digital subscriber line and satellite services and wireless services such as cellular, including third generation cellular, paging, mobile data and trunked radio services.

      Type II. Type II service providers are defined as all telecommunications service providers other than Type I service providers. Type II services are divided into special services and general services. Special services include simple resale, voice over Internet protocol, international leased circuit and other services specified by the Ministry of Transportation and Communications. General services include any Type II service other than special services.

      Until 1996, we were the sole provider of Type I services in Taiwan. In 1996, the government opened the market for cellular, paging and trunked radio, mobile data and digital low power cordless telephone services. In 1998, the government opened the market for fixed line and mobile satellite services. In June 2001, the government granted licenses to three operators for establishing fixed line services, thereby opening the market for fixed line services. Since August 2000, the government has permitted four undersea cable operators to engage in the undersea cable leased-circuit business.

  Granting of Licenses

Type I

      Type I service providers are more closely regulated than Type II service providers. The government has broad powers to limit the number of providers and their business scope and to ensure that they meet their facilities roll-out obligations. Under the Telecommunications Act, Type I service providers are subject to pre-licensing merit review of their business plans and tariff rates.

      Licenses for Type I services are granted by the Ministry of Transportation and Communications through a three-step procedure. Applicants must first obtain a concession from the Ministry of Transportation and Communications. After obtaining a concession, the applicant must obtain a network construction permit and an assignment of spectrum in the case of cellular telephone services and satellite services, from the Directorate General of Telecommunications or the Ministry of Transportation and Communications prior to applying for a license. Upon completion of construction of its network and review by the Directorate General of Telecommunications, the applicant may be granted a Type I license. The Ministry of Transportation and Communications has the authority to grant Type I licenses for each of fixed line services, wireless services and satellite services. Type I licenses have different minimum paid-in capital requirements for applicants and varying durations depending on the particular type of service.

      The Telecommunications Act further authorizes the Ministry of Transportation and Communications to promulgate separate regulations governing each Type I service including the business scope of the Type I service provider, as well as the procedures and conditions for granting special permits and the length of the period of the special permits of each Type I service. Each holder of a Type I license will pay a fee ranging from 0.5% to 2% of the annual revenues generated from the particular Type I service for which a license has been granted.

      Fixed Line Services. Under the Telecommunications Act, the Fixed Network Regulations adopted by the Ministry of Transportation and Communications govern the issuance of fixed line service licenses and the business scope of fixed line providers. Fixed line service licenses are subdivided into the following categories:

•	integrated services, including local, domestic long distance, international long-distance telephone services;

•	local telephone services;

•	domestic long distance telephone services;

•	international long distance telephone services; and

•	local, domestic long distance and international long distance leased line services.

      We conduct our fixed line services through a license for integrated services.

      Licenses for local telephone and integrated services are valid for 25 years, licenses for domestic long distance and international long distance telephone services are valid for 20 years and licenses for leased line services are valid for 15 years. The minimum paid-in capital requirement for integrated services providers and international undersea cable service providers are NT$40 billion and NT$800 million, respectively.

      In March 2000, the government granted three new concessions to fixed line services providers for integrated services. Recipients of these concessions are required to apply for a network construction permit to deploy broadband local access networks. Each recipient of these concessions is required to have capacity for 150,000 subscribers before they are able to apply for a fixed line license to launch their proposed services. The three fixed line services providers have since obtained fixed line licenses and are required to achieve capacity for one million subscribers by the sixth year following the date of the grant of the network construction permit awarded.

      Wireless Services. Under the Telecommunications Act, the Wireless Regulations adopted by the Ministry of Transportation and Communications govern the issuance of wireless services licenses and the business scope of wireless service providers. Wireless service licenses are subdivided into the following categories:

•	cellular services;

•	paging services;

•	mobile data services;

•	digital low-power cordless telephone services; and

•	trunked radio services.

      Wireless service licenses are granted to both regional and national service providers through review and bidding procedures.

      Wireless services licenses for cellular and paging services are valid for 15 years, and licenses for mobile data, digital low-power cordless telephone and trunked radio are valid for ten years. The minimum paid-in capital requirement for regional cellular service providers and national service providers are NT$1 billion and NT$6 billion, respectively.

      We are licensed to provide cellular and paging services in Taiwan.

      Third Generation Cellular Services. The Ministry of Transportation and Communications promulgated the Third Generation Mobile Telecommunications Services Regulations on October 15, 2001. These regulations govern voice and non-voice telecommunications services provided using the spectrum assigned by the Ministry of Transportation and Communications that utilizes the IMT-2000 technical standards as announced by the International Telecommunications Union.

      Licenses for third generation cellular services are granted by the Ministry of Transportation and Communications through a three-step procedure. Applicants must first obtain a concession from the Ministry of Transportation and Communications through a bidding process. The concession will be valid from the issue date to December 31, 2004. After obtaining the concession, the applicant must inject the minimum paid-in capital of NT$6 billion, amend its corporation registration and obtain a system and station installation permit to commence the construction of the third generation cellular services network infrastructure from the Directorate General of Telecommunications. After the completion of such construction and obtaining an approval from the Directorate General of Telecommunications, the applicant may apply for the third generation cellular services license. Each license is valid until December 31, 2018. If the applicant is unable to apply for and obtain a license before the expiry date of the concession, the applicant may apply for an extension of one year. We have obtained the system and station installation permit and are in the process of building our third generation cellular services network infrastructure.

      Pursuant to the Third Generation Mobile Telecommunications Services Regulations, the Ministry of Transportation and Communications granted third generation cellular services concessions to five bidders, including our company, in February 2002.

      Satellite Services. Under the Telecommunications Act, the Satellite Regulations adopted by the Ministry of Transportation and Communications govern the issuance of satellite services licenses and the business scope of satellite service providers. Satellite services licenses are subdivided into fixed satellite services licenses and mobile satellite services licenses.

      Satellite services licenses are valid for 10 years. Minimum paid-in capital requirements for fixed satellite services providers and mobile satellite services providers are NT$100 million and NT$500 million, respectively.

      We currently hold a fixed satellite services license, valid from December 10, 1998 to December 9, 2008.

Type II

      The Telecommunications Act was amended in 1996 to open the market for all Type II services. Under Type II Services Regulations as amended on June 28, 2001, Type II services are divided into special services and general services. Special services include simple resale, voice over internet protocol, international leased circuit and other services specified by the Ministry of Transportation and Communications. General services include any Type II service other than special services. The policy for granting a Type II service license has the following characteristics:

•	there is no limit on the number of licenses to be issued;

•	licenses are granted by the Directorate General of Telecommunications; and

•	no bidding procedure is required.

      We hold a license to operate all Type II services. Type II service licenses are valid for ten years and may be renewed by application six months prior to the expiration date. There is no minimum paid-in capital requirement for Type II service providers. Our license to operate Type II services was issued on Octobers 23, 2000. Prior to October 23, 2000, we conducted our Type II services pursuant to a letter from the Ministry of Transportation and Communications to the Directorate General of Telecommunications stating that we should be permitted to operate Type II services.

      On December 19, 2001, the Ministry of Transportation and Communications announced new regulations governing Type II licenses. Under the new regulations, operators of simple resale or voice over internet protocol services must pay an annual license fee equal to 0.5% of annual revenues generated from these services. Type II service operators providing services other than simple resale or voice over internet protocol services must pay license fees ranging from NT$6,000 to NT$90,000 depending on their paid-in capital. These new regulations do not apply to integrated services providers who also provide Type II services. The annual license fee for an integrated services provider operating Type II businesses is 1% of its annual revenues generated from its Type II services.

Restrictions on Dominant Telecommunications Services Providers

      Under the Telecommunications Act, the regulations governing dominant telecommunications services providers apply only to Type I service providers. A Type I service provider is deemed to be dominant if it meets any of the following criteria and is declared by the Ministry of Transportation and Communications as dominant:

(1)	controls key basic telecommunications infrastructure;

(2)	has dominant power over market price; or

(3)	has more than a 25% market share in terms of customers or revenues.

      We have been declared by the Ministry of Transportation and Communications as a dominant Type I service provider for fixed line and cellular services.

      Under the Telecommunications Act, a dominant Type I service provider must not engage in the following activities:

•	hinder a request for interconnection with its networks by other Type I service providers;

•	refuse to release to other Type I service providers the calculation methods of its interconnection fees and other relevant materials;

•	improperly determine, maintain or change its tariffs or means of services;

•	reject, without due cause, a request for leasing network components by other Type I service providers;

•	reject, without due cause, a request for leasing lines by other services providers;

•	reject, without due cause, a request for negotiation (including negotiation on co-location) or testing by other services providers;

•	discriminate, without due cause, against other services providers or users; or

•	abuse its position as a dominant provider, or engage in other unfair competition activities.

      In addition, a dominant Type I service provider is subject to special regulations limiting its tariff changes.

Tariff Control and Price Cap Regulation

      In order to promote competition in the telecommunications market, and as part of the government’s overall policy toward deregulation, the Telecommunications Act was amended in 1999 to abolish the former rate of return system on tariff setting in favor of price cap regulation of Type I services.

      Under the Regulations Governing Tariffs of Type I Service Providers promulgated by the Ministry of Transportation and Communications, a dominant Type I service provider must submit its proposed adjustment in primary tariffs and promotional packages for approval at least 14 days prior to the date of the proposed tariff changes and announce such changes seven days prior to their effectiveness. Such an announcement may be made during the 14-day Ministry of Transportation and Communications approval period.

      Primary tariffs include:

(1)	for fixed line local telephone services: monthly fees, usage fees, monthly rental fees of leased lines and pay telephone usage fees;

(2)	for fixed line domestic long distance telephone services: usage fees and monthly rental fees of leased lines;

(3)	for fixed line international long distance telephone services: usage fees and monthly rental fees of leased lines;

(4)	for wireless services, including third generation cellular services: monthly rental fees and usage fees; and

(5)	other fees or tariffs announced by the Directorate General of Telecommunications.

      In comparison, all non-dominant Type I service providers are required to notify the Directorate General of Telecommunications and the public of their proposed tariff adjustments seven days prior to the date of the proposed tariff change with respect to all tariffs. In addition, changes in tariffs charged by Type I service providers (notwithstanding the type of their respective services) may not, in any event, be greater than the annual growth rate of the consumer price index in Taiwan adjusted by a set constant, which will be periodically determined and announced by the Directorate General of Telecommunications. For example, if:

(1)	the annual growth rate of the consumer price index in Taiwan minus the set constant is positive, the increased percentage of tariffs must not exceed such positive figure,

(2)	the annual growth rate of the consumer price index in Taiwan minus the set constant is negative, the decreased percentage of tariffs must be at least the absolute value of such negative figure, and the tariffs subsequently changed must not be higher than the tariff originally charged, and

(3)	the annual growth rate of the consumer price index in Taiwan minus the set constant equals to zero, no increase in tariffs is allowed to be made by any Type I service providers.

      In October 2000, the Directorate General of Telecommunications announced that effective from the date of the announcement, the set constant to be applied for all tariff adjustments, except tariffs for our fixed line local telephone services, will be equal to the annual growth rate of the consumer price index in Taiwan. Accordingly, for the time being, the adjustment would be equal to zero as calculated in (3) above and thus no increase in tariffs by Type I services providers will be allowed, except for increases in tariffs for fixed line local telephone services. The set constant to be applied for adjustments in fixed line local telephone services has yet to be announced by the Directorate General of Telecommunications.

      Type II service providers are free to establish their own tariff schemes, but are required to notify the Directorate General of Telecommunications and the public upon adoption and upon any subsequent adjustments.

Accounting Separation System

      The Telecommunications Act requires that a Type I service provider, including one who concurrently offers Type II services, separately calculate the profits and losses for its different services and prohibits any cross-subsidization among services that will impede fair competition.

Interconnection Arrangements

      The Telecommunications Act requires all Type I service providers to allow other Type I service providers access to their networks. It further requires Type I service providers, within three months upon request by the other Type I service provider, to reach an agreement on the relevant terms for the interconnection. Prices charged for interconnection must be based on cost. If the parties fail to reach an agreement within three months, the Directorate

General of Telecommunications may arbitrate and determine the interconnection terms for the parties. According to the Administrative Rules for Network Interconnection Between Type I Service Providers, the tariffs for communications between a cellular telecommunications network and a fixed line telecommunications network shall be collected by the call-originating services provider from its subscribers pursuant to the tariff schedules set by the cellular services provider, and the revenue from such tariffs shall go to the cellular services provider.

      When a Type I service provider leases unbundled network components to another Type I service provider, the parties are required to negotiate the rental fee. Unbundled network components include:

(1)	local loops;

(2)	local switch transmission equipment;

(3)	local trunks;

(4)	toll switch transmission equipment;

(5)	long-distance trunks;

(6)	international switch transmission equipment;

(7)	network interfaces;

(8)	directory equipment and services; and

(9)	signaling network equipment.

      The Telecommunications Act authorizes the Directorate General of Telecommunications to issue rules and regulations pertaining to interconnection. Under the Administrative Rules for Network Interconnection between Type I Service Providers issued by the Directorate General of Telecommunications, we, as a dominant Type I service provider for fixed line and cellular services, are required to unbundle our network and provide cost-based interconnection charges calculated with reference to the total element long-run incremental cost incurred by us. We are required to submit our proposed calculations of the total element long-run incremental cost to the Directorate General of Telecommunications for its approval.

Bottleneck Facilities

      Under the Telecommunications Act, when a Type I service provider cannot construct bottleneck facilities within a reasonable period of time or substitute those facilities by other available technologies, it may request for co-location on a fee basis from the owner of the facilities located at the bottleneck of relevant telecommunications network. The owner of the facilities so requested may not reject these requests without due cause. The Ministry of Transportation and Communications has the authority to prescribe facilities as bottleneck facilities, and has prescribed bridges, tunnel, lead-in tubes and telecommunication chambers located within buildings and horizontal and vertical telecommunication cables and lines as bottleneck facilities in relation to fixed line telecommunication networks.

Spectrum Allocation

      The Ministry of Transportation and Communications allocates all telecommunications related frequencies primarily according to the standards set by the International Telecommunications Union. The 900 MHz and 1,800 MHz frequency bands have been allocated for cellular applications. A total of 40 MHz spectrum around the 800 MHz frequency band and a total of 130 MHz of spectrum around the 2 GHz band have been allocated for third generation cellular services.

      Frequency allocation for fixed wireless platforms, such as wireless local loop and local multipoint distribution services, has already been set. Only some bands of the spectrum made available for these services are completely clear and there is partial usage in all other bands. The cost of frequency usage will be based on quantity.

Provision of Universal Services

      A Type I service provider may be required by the Ministry of Transportation and Communications, under the Telecommunications Act, to provide universal telecommunications services in remote or unprofitable areas. All Type I service providers and certain Type II service providers designated by the Ministry of Transportation and Communications will be required to contribute a fixed portion of their annual revenues to a universal services fund. Such a fund will be used to compensate any losses and management fees incurred by the relevant Type I service provider in providing the universal services. In June 2001, the Ministry of Transportation and Communications promulgated the Regulations on Telecommunications Universal Services, pursuant to which Type I service providers are required to provide universal telecommunications services and contribute to the costs and expenses of providing such services on a pro rata basis according to their respective revenues.

Equal Access

      As a result of the liberalization of Taiwan’s telecommunications industry, a Type I service provider, including a third generation cellular services provider, is required to provide its subscribers with equal access to the domestic and international long distance telephone services provided by other services providers. A Type I service provider may provide equal access through pre-selection or call-by-call selection. Currently, all Type I service providers, including us, provide equal access only through call-by-call selection. When a subscriber makes a call using call-by-call selection, such subscriber has the option to select a service provider by dialing the network identification prefix assigned to the services provider of his choice. This will result in the automatic selection of the preferred services provider for the provision of relevant telecommunication services.

Number Portability

      The Ministry of Transportation and Communications has adopted principles on fixed line number portability that will enable customers to migrate their local and toll free fixed line telephone numbers. Under these regulations, we are required to provide fixed line number portability in seven major cities and counties in Taiwan upon the grant of the first fixed line license to a new entrant. We are also required to provide such number portability in other service areas no later than 181 days from the grant of such license and upon six months’ advanced written notification received from the new fixed line service provider. Since May 2002, fixed line number portability has been made available to all customers.

      According to the Third Generation Mobile Telecommunications Services Regulations, third generation cellular services providers should provide mobile number portability services to their customers. The details and time schedule of such mobile number portability are to be prescribed by the Directorate General of Telecommunications.

Foreign Ownership Limitations

      The Telecommunications Act provides that direct foreign ownership in Type I service providers, except for us, may not exceed 49%, and combined direct and indirect foreign ownership in Type I service providers, except for us, may not exceed 60%. The Telecommunications Act places no limitation on foreign ownership in Type II service providers. The Ministry of Transportation and Communications separately prescribes limits on our foreign ownership. Currently, direct and indirect foreign ownership of our common shares is limited to 20%. A fine of between NT$500,000 to NT$2,500,000 may be imposed on us if we fail to comply with this limitation within a prescribed period of time after receiving a notice to comply. If we fail to comply within a prescribed period of time after such further notification, our licenses to operate our Type I services may be revoked.

      Under the current Telecommunications Act, the Chairman of a Type I service provider is required to be a citizen of the Republic of China.

Administrative Fee

      According to the Administrative Fee Law promulgated in December 2002, central and local governments, government agencies and schools are empowered to collect administrative fees from us and other telecommunications services providers for the telecommunications facilities built on public roads and properties. Such administrative fees are further specified in the draft amendment to the Public Road Law, under which fixed line services operators, such as us, and public facility providers shall pay a usage fee when utilizing public roads to install pipelines or other public facilities. The types of telecommunications facilities that will be subject to these fees and the amount of these fees will be determined under the rules to be promulgated by the relevant government, government agency or school.

Laws and Regulations Relating to State Owned Enterprises and Our Privatization

Law Governing Administration of State Owned Enterprises

      As a state owned enterprise, we are subject to the Law Governing Administration of State Owned Enterprises.

Generally same rights and obligations as private enterprises

      Unless otherwise stipulated by laws, we have the same rights and obligations as non-state owned enterprises.

Approval Required for Certain Activities

      We are required to obtain the approval of the Ministry of Transportation and Communications for the certain activities, including:

(1)	entering into purchase or sale agreements of a long term nature or of an amount exceeding that prescribed by the Ministry of Transportation and Communications;

(2)	issuing corporate bonds;

(3)	purchasing any equipment or buildings outside the scope of our business; and

(4)	technical cooperation with foreign persons.

Labor Union Representative Required for Board Member

      At least one fifth of our directors representing the government’s shareholding must be representatives of our labor union.

Statute Governing Privatization of State Owned Enterprises

      Under the Statute Governing Privatization of State Owned Enterprises, the privatization of a state owned enterprises, including us, can be conducted through the following:

•	sales of shares or assets;

•	incorporation of non-state owned joint ventures with assets injection as share capital;

•	merger with an existing company to be a non-state owned enterprise; or

•	rights offering.

The sale must be open to the public and may be made through negotiation if approved by the Executive Yuan. In addition, the price of the sale must be determined by an evaluation commission comprising of the representatives from the Ministry of Transportation and Communications and other authorities.

  Pension Payment

      Upon the completion of our privatization, we will make a settlement payment to our employees who choose to remain with us, based on their seniority and in accordance with the pension payment determined under the Labor Standards Law as if they have retired at the time of privatization. Those employees who remain with us and who are laid off within five years after the completion of our privatization will be entitled to a severance payment plus six-months salary and one-month wages. The government has agreed to assume the cost of paying the six-months salary to the laid-off employees. In addition, if these laid-off employees qualify for retirement benefits, they will also be entitled to pension payments.

      On the date of our privatization, we will make termination payments in accordance with the pension payment determined under the Labor Standards Law plus six-months salary and one-month wages to our employees who choose to resign. The government has agreed to assume the cost of paying the six-months salary to our employees who choose to resign.

  Indemnification

      The government will indemnify those employees who have suffered from any losses and damages due to our privatization, such as losses arising from change of an insurance program.

      Part of the funds realized from our privatization will be allocated to the Privatization Fund and the rest of the funds will go to the Treasury of the Republic of China. Indemnification payments by the government will be made from the Privatization Fund.

  Employee Subscription Rights for Privatization

      The statute also provides that when our shares are sold for privatization, a certain portion of these shares must be reserved for purchase by our employees at favorable terms approved by the Executive Yuan in accordance with the regulations issued by the Ministry of Transportation and Communications.

Government Procurement Law

      As a state owned enterprise, we are subject to the Government Procurement Law for all procurements, including contracting of construction works, purchase or lease of properties or retention of services or employment.

      Under the Government Procurement Law, subject to limited special relief granted to us by the Ministry of Transportation and Communications, all procurements over NT$1 million must be made by open tender, selective tender or limited tender procedures. Open tender means the procedures under which a public notice is given to invite suppliers to submit their tenders. Selective tender means the procedure under which a public notice is given to invite all interested suppliers to submit their qualification documents for pre-qualification evaluation based upon specific qualification requirements. After such evaluation, the qualified suppliers are invited to tender. Limited tender means the procedure under which, where no public notice is given, two or more suppliers are invited to compete or only one supplier is invited to tender.

Budget Law and Audit Law

      Under the Budget Law, we are required to submit our budget for each fiscal year to the Legislative Yuan for their approval. In addition, under the Audit Law our financial statements, including our earnings and losses, will be reviewed and will be subject to adjustments by the Ministry of Audit under the Control Yuan. Our financial statements presented in this prospectus are prepared in accordance with US GAAP and have not been subject to adjustments by the government.

Statute of Chunghwa Telecom Co., Ltd.

Approval of Ministry of Transportation and Communications

      Under the Statute of Chunghwa Telecom Co., Ltd, we must obtain approval of the Ministry of Transportation and Communications for:

(1)	the adoption of and any changes to our articles of incorporation and board of directors organization rules;

(2)	any changes to our authorized capital and any issuance of our common shares;

(3)	any changes to primary tariffs for Type I service; and

(4)	any changes to operational procedures of Type I services.

Pension Obligation

      We are required to fund any shortfall in our pension fund reserves within eight years after our incorporation. Consequently, if we record any extra earnings over our previous estimated earnings approved by the Legislative Yuan, these extra earnings must be first allocated to pension fund reserves. In addition, as required by the Statute Governing Privatization of State Owned Enterprises, we are required to perform all of our pension obligations upon the completion of our privatization.

Employees Subscription Rights for New Issue of Our Common Shares

      Our employees have rights to subscribe for not more than 10% of a new issuance of our common shares at favorable terms in accordance with the subscription rules announced by the Ministry of Transportation and Communications.

MANAGEMENT

      Members of our board of directors are elected by our shareholders. The chairman of our board of directors is elected by our directors. Our chairman presides at all meetings of our board of directors and also has the authority to act as our representative. The term of office for each of our directors is three years.

      Our articles of incorporation provide for a 15-member board of directors, of which at least one fifth must be comprised of expert representatives. Although expert representatives are not required by Republic of China law or regulation, our articles of incorporation require our board of directors to include representatives who possess a high level of professional experience and achievement in their respective fields of expertise so that we can benefit from their knowledge and experience. Dr. Jing-Twen Chen, Dr. Zsehong Tsai and Mr. Tse-Ming Chang serve as our expert representatives. The Republic of China government recently enacted a law requiring each state owned company to have at least one fifth of its directors designated by the government to be labor union representatives. Messrs. Shih-Peng Tsai, Yauh Hong Lin and Yi Maw Lin serve as our labor union representatives. The term of office for our directors is three years.

      Our articles of incorporation provide that we should have four supervisors. In accordance with the Republic of China Company Law, our supervisors are elected by our shareholders and may not concurrently serve as our directors, executive officers or other staff members. The term of office for our supervisors is three years. Supervisors’ duties and powers include, but are not limited to, supervision of our business operations, investigation of our financial condition, inspection of corporate records, verification of statements by the board of directors, calling of and giving reports at shareholders’ meetings, representation of us in negotiations with our directors and giving notification, when appropriate, to the board of directors to cease acting in contravention of applicable law or regulations, our articles of incorporation or the resolutions of our shareholders.

      In the event preferred shares are outstanding, the holder of these preferred shares will be entitled to appoint one director and one supervisor. Under the Telecommunications Act of the Republic of China, the preferred shares may only be issued to the Ministry of Transportation and Communications. See “Description of Share Capital — Preferred Shares” beginning on page 133.

      Under the Republic of China Company Law, a person may serve as our director or supervisor in his personal capacity or as the representative of another legal entity. A director or supervisor who serves as the representative of a legal entity may be removed or replaced at any time at the discretion of that legal entity, and the replacement director or supervisor may serve the remainder of the term of office of the replaced director or supervisor. All of our directors and supervisors are representatives of the Ministry of Transportation and Communications. However, the Ministry of Transportation and Communications has agreed that at least two directors will not have any current or previous affiliation with either the Ministry of Transportation and Communications or us, and that these two directors will not be removed or replaced during their three year terms of office, except for cause. Currently, Dr. Jing-Twen Chen and Dr. Zsehong Tsai serve as our directors satisfying these criteria.

      The Sarbanes-Oxley Act of 2002 directs the Securities and Exchange Commission to require U.S. national securities exchanges, such as the New York Stock Exchange, and national securities associations to adopt rules that prohibit the listing of any security of an issuer that is not in compliance with the relevant audit committee requirements set forth in such act. We do not currently have an audit committee or an audit committee financial expert. We intend, however, to fully comply with all applicable rules and regulations and New York Stock Exchange listing requirements regarding the need for, and composition of, an audit committee, and SEC rules and regulations and New York Stock Exchange listing requirements regarding audit committee financial experts. The Securities and Exchange Commission adopted final rules relating to the audit committee requirements on April 1, 2003. The related New York Stock Exchange listing requirements for non-U.S. issuers are required to be adopted and come into effect by July 31, 2005.

      The business address of our directors, supervisors and executive officers is the same as our registered address. The current term of all our directors and supervisors will end on July 12, 2005.

      The following table sets forth the name, age, position and tenure of each of our directors, supervisors and executive officers and such person’s position as of March 31, 2003. There is no family relationship between any of these persons.

			Tenure
Name	Age	Position	with us

Tan Ho Chen	53	Chairman	2 months
Shyue-Ching Lu	54	Director, President and Chief Executive Officer	25 years
Oliver F.L. Yu	57	Director	9 months
Joseph Jye-Cheng Lyu	46	Director	2 years
Lai-Hsi Lee	49	Director	5 months
Yu-Huei Jea	60	Director	5 years
Chung-Hsiuing Wang	60	Director	2 months
Ching-Tern Huang	62	Director	2 months
Peter C. Lin	66	Director	2 years
Jing-Twen Chen	48	Director	2 years
Tse-Ming Chang	35	Director	2 months
Zsehong Tsai	41	Director	9 months
Shih-Peng Tsai	44	Director	30 years
Yauh Hong Lin	48	Director	24 years
Yi Maw Lin	45	Director	29 years
Judy Fu-Meei Ju	45	Supervisor	4 months
Ching-Nain Tsai	50	Supervisor	1 month
Jui-Min Chen	47	Supervisor	9 months
Yeong-Chwan Hwang	47	Supervisor	4 years
Chun-Ming Hsieh	58	Senior Vice President	34 years
Feng-Hsiung Chang	58	Senior Vice President	33 years
Cheng-Chang Chen	63	Secretary General and Senior Vice President	39 years
John C.C. Hsueh	57	Executive Vice President	31 years
Jui-Hsiung Chen	63	Executive Vice President	39 years
Cheng-Tsun Chiang	55	Executive Vice President	31 years
Chin-Yi Yue	60	Executive Vice President	36 years
Shaio-Tung Chang	56	Executive Vice President	33 years
Yen-Sung Lee	54	Executive Vice President	29 years
Tse-Min Chen	63	Chief Accounting Officer	43 years

      Tan Ho Chen is our Chairman. Mr. Ho Chen is also currently an Executive Officer of The National Land Policy Advisory Committee, Office of the President, Republic of China. Mr. Ho Chen was the Executive Vice Minister of the Ministry of Transportation and Communications from 2000 to 2001. Mr. Ho Chen holds a Master’s degree in regional and urban planning from Virginia Polytechnic Institute & State University and a Bachelor’s degree in civil engineering from Chung-Hsing University and studied urban planning while on a Humphrey fellowship at Hunter College in New York.

      Shyue-Ching Lu is a director and the President and Chief Executive Officer of our company. Dr. Lu is also currently a board member of the Industrial Technology Research Institute. Dr. Lu was the Director General of the Department of Posts and Communications of the Ministry of Transportation and Communications from 1993 to 1994, and the Deputy Director General of the Directorate General of Telecommunications from 1994 to 1996. Dr. Lu holds a Ph.D. degree in electrical engineering from the University of Hawaii and a Bachelor of Science degree in engineering from the National Cheng-Kung University in Taiwan.

      Oliver F.L. Yu is a director of our company. Mr. Yu is also currently the Vice Minister of the Ministry of Transportation and Communications. Mr. Yu was the Director of Kaohsiung Harbor Bureau from 1996 to 2001, and the Director General of Civil Aeronautics Administration, Ministry of Transportation and Communications from 2001 to 2002. Mr. Yu holds a Master of Business Administration degree from the Institute of Management Science, National Chiao Tung University, and a Bachelor’s degree in transportation and communications management science from the National Cheng Kung University in Taiwan.

      Joseph Jye-Cheng Lyu is a director of our company. Mr. Lyu is also currently the Vice Chairman of the Commission of National Corporations, the Ministry of Economic Affairs, a Director of China Steel Co., Ltd. and an Adjunct Professor in global corporate finance at the National Chengchi University in Taiwan. Mr. Lyu was the Senior Executive Vice President of our company from July 2001 to February 2002 and the Deputy General Manager of KBC Bank N.V. from 1995 to July 2001. Mr. Lyu holds a Master of Management degree from the Kellogg Graduate School of Management, Northwestern University.

      Lai-Hsi Lee is a director of our company. Mr. Lee is also currently the Director of Labor Relations Department of the Council of Labor Affairs. Mr. Lee graduated from the Law School of Soochow University in Taiwan in 1978. He also holds a Master’s degree from the University of Wisconsin — Madison.

      Yu-Huei Jea is a director of our company. Dr. Jea is also a Senior Counselor of the Ministry of Transportation and Communications. Dr. Jea was the Director General of the Department of Posts and Telecommunications from 1994 to 1996, and the Director General of the Directorate General of Telecommunications from 1996 to 1997. Dr. Jea holds a Ph.D. degree from the University of Texas at Austin.

      Chung-Hsiuing Wang is a director of our company. Mr. Wang is also the Director of the Keelung Harbor Bureau, the Ministry of Transportation and Communications. Mr. Wang was the Secretary General of the Keelung Harbor Bureau between May 1992 and May 1994, and the Deputy Director of the same institution between May 1994 and January 2002. He holds a Master’s degree in shipping and transportation management from National Taiwan Ocean University. He also serves as a Commissioner of the Tariff Stipulating Commission of the Ministry of Transportation and Communications.

      Ching-Tern Huang is a director of our company. Mr. Huang is also a Director of Kaohsiung Harbor Bureau, the Ministry of Transportation and Communications. Mr. Huang was the Director of the Hualien, Keelung and Taichung Harbor Bureaus from 1994 to 2001. He graduated from the National Taiwan Ocean University.

      Peter C. Lin is a director of our company. Dr. Lin is also a Professor and Director of the Institute of Management and Operation at Kao Yuan Institute of Technology in Taiwan and an advisor to the President of the Republic of China. Dr. Lin was the Director of the Institute of Economics of the National Sun Yat-Sen University in Taiwan from August 1996 to September 2001. Dr. Lin holds a Ph.D degree in agricultural economics from the University of Wisconsin — Madison.

      Jing-Twen Chen is a director of our company. Dr. Chen is also a Professor at the Department of Finance of the National Central University in Taiwan. Dr. Chen holds a Ph.D degree in finance from the National Taiwan University of Science and Technology.

      Tse-Ming Chang is a director of our company. Mr. Chang is also currently the Chairman of Taipei Digital Content Protection Association, a Director of China Multimedia Association and a Director of Atlas Internet & Life International, Inc. Mr. Chang holds a Master’s of Business Administration degree and a Bachelor’s degree in International Business from the National Taiwan University.

      Zsehong Tsai is a director of our company. Dr. Tsai is also currently a Professor of Electrical Engineering at the National Taiwan University, a member of Telecommunications Advisory Board of the Ministry of Transportation and Communications, Group Leader of National Telecommunication Program Office, Broadband Internet Group, and a Director of the Broadcasting Development Fund. Mr. Tsai holds a Ph.D. degree and a Master of Science degree in electrical engineering from the University of California, and a Bachelor of Science degree in electrical engineering from the National Taiwan University.

      Shih-Peng Tsai is a director of our company. Mr. Tsai is also currently a representative of Member’s Convention, Chunghwa Telecom Workers Union, and serves as Manager of our SeeKoo Service Center. Mr. Tsai graduated from Ta Tung Junior Technological College of Commerce.

      Yauh Hong Lin is a director of our company. Mr. Lin is also currently a representative of Member’s Convention, Chunghwa Telecom Workers Union, and serves as Technical Assistant at Network Department of our Central Taiwan Business Group. Mr. Lin graduated from the Kuang-Hwa Vocational High School of Technology.

      Yi Maw Lin is a director of our company. Mr. Lin is also currently a representative of Member’s Convention and a member of Publication Editorial Committee, Chunghwa Telecom Workers Union, a Standing Director of Taichung Branch, Chunghwa Telecom Workers Union, and serves as Assistant Engineer at Network Department of our Central Taiwan Business Group. Mr. Lin graduated from the Chin-Yi Institute of Technology. Mr. Lin is currently studying public administration and information management at the National Open University in Taiwan.

      Judy Fu-Meei Ju is a supervisor of our company. Ms. Ju also serves as the Third Department Director General of the Executive Yuan and a public prosecutor at the Taiwan Superior Court Prosecutor’s Office. In addition to holding LL.M. and Master in Civil Law degrees from the National Taiwan University and Indiana University, respectively, Ms. Ju is currently a Ph.D. degree candidate at the National Taiwan University.

      Ching-Nain Tsai is a supervisor of our company. Mr. Tsai is currently the Deputy Director General of Bureau of Monetary Affairs of the Ministry of Finance. Mr. Tsai was the Deputy Director General of the Department of National Treasury from 1997 to 1999, and the Commissioner and Secretary General of Securities and Futures Commission of the Republic

of China from 1955 to 1997. Mr. Tsai holds a Master’s degree in industrial management from the National Cheng Kung University in Taiwan.

      Jui-Min Chen is a supervisor of our company. Mr. Chen is currently the Director of the Department of Accounting of the Ministry of Transportation and Communications. Mr. Chen was previously the Director of the Department of Accounting of the Coast Guard Administration, the Executive Yuan. Mr. Chen graduated from the College of Business Department of Accounting, Feng Chia University.

      Yeong-Chwan Hwang is a supervisor of our company. Mr. Hwang is also currently the Director of Accounting Office and the Vice Chairperson of Accounting Operations Unit of the Directorate General of Budget, Accounting and Statistics of the Executive Yuan. Mr. Hwang holds a Master’s degree from Soochow University and a Bachelor’s degree in accounting from the Fu-Jen Catholic University, both in Taiwan.

      Chun-Ming Hsieh is a Senior Vice President of our company. Mr. Hsieh is also a member of the board of directors of Lucent Technologies Taiwan Telecommunications Co., Ltd., one of our affiliates, and Taipei Financial Center Corp. Mr. Hsieh served as Deputy Managing Director of the Central Taiwan Telecommunications Administration from 1994 to 1996. Mr. Hsieh holds a Bachelor’s degree in electrical engineering from the National Cheng-Kung University and a Master’s degree in management science from the National Chiao Tung University, both in Taiwan.

      Feng-Hsiung Chang is a Senior Vice President of our company. Mr. Chang is also a director of Siemens Telecommunications Systems and Chunghwa Investment Co., Ltd. Mr. Chang served as Deputy Managing Director of the Northern Taiwan Telecommunications Administration from 1994 to 1996. Mr. Chang holds a Bachelor’s degree from Chung-Hsing University and a Master of Business Administration degree from the National Chiao Tung University, both in Taiwan.

      Cheng-Chang Chen is the Secretary General and a Senior Vice President of our company. Mr. Chen is also a supervisor of Siemens Telecommunications Systems Limited and a director of Chunghwa Investment Co., Ltd. Mr. Chen served as Managing Director of the Personnel Department of the Directorate General of Telecommunications from 1992 to 1995 and the Secretary General of the Directorate General of Telecommunications in 1996. Mr. Chen holds a Bachelor’s degree in business administration from the National Cheng-Kung University and a Master of Business Administration degree from the National Chiao Tung University, both in Taiwan.

      John C.C. Hsueh is an Executive Vice President of our company. Dr. Hsueh is also a member of the board of directors of RPTI International. Dr. Hsueh served as Vice President of our Northern Taiwan Business Division from 1996 to 1998 and as President of our Telecommunications Laboratories from 1998 to 2000. Dr. Hsueh holds a Ph.D. degree in electrical engineering and computer science from Northwestern University.

      Jui-Hsuing Chen is an Executive Vice President of our company. Mr. Chen is also a director of International Telecommunications Development Corporation, one of our affiliates. Mr. Chen served as Managing Director of the Central Taiwan Telecommunications Administration Office of the Directorate General of Telecommunications from 1994 to 1996. Mr. Chen holds a Bachelor’s degree from the National Cheng-Kung University in Taiwan.

      Cheng-Tsun Chiang is an Executive Vice President of our company. Mr. Chiang is also a director of RPTI International. Mr. Chiang served as the Managing Director for our

Network Department from 1999 to 2001. Mr. Chiang holds a Master’s degree from Feng Chia University in Taiwan.

      Chin-Yi Yue is an Executive Vice President of our company. Mr. Yue is also a supervisor to the International Telecommunications Development Corp. Mr. Yue served as Vice President for our Long Distance and Mobile Division from 1996 to 2000 and Vice President of our Long Distance Communications Administration from 1994 to 1996. Mr. Yue holds a Master’s degree in electrical engineering from the National Taiwan University.

      Shaio-Tung Chang is an Executive Vice President of our company. Mr. Chang was the general manager of our Marketing Department from 1996 to 2001. Mr. Chang holds a Master of Business Administration degree from the National Chiao Tung University in Taiwan.

      Yen-Sung Lee is an Executive Vice President of our company. Mr. Lee was the general manager of our Information Department from 1996 to 2002. Mr. Lee is also a supervisor of RPTI International and holds a Ph.D. degree in information science from the National Chiao Tung University in Taiwan.

      Tse-Min Chen is our chief accounting officer. Mr. Chen served as the division chief of the Accounting Department of the Directorate General of Telecommunications and supervisor of Taipei Financial Co., Ltd. Mr. Chen received a Bachelor’s degree in accounting and statistics from Tamkang University in Taiwan.

  Compensation of Directors, Supervisors and Executive Officers

      The aggregate amount of compensation that we paid to our directors, supervisors and executive officers for services performed as our directors, supervisors, officers or employees was NT$32.2 million during the year ended June 30, 2000, NT$13.8 million during the six months ended December 31, 2000, NT$38.0 million during the year ended December 31, 2001, NT$34.9 million (US$1.0 million) during the year ended December 31, 2002 and NT$0.5 million (US$15,000) during the three months ended March 31, 2003. None of our directors receives any benefits upon expiration of his or her service as director. Under our articles of incorporation, the compensation of our directors and supervisors may not exceed 0.2% of our distributable retained earnings and may be approved only pursuant to a validly convened shareholders’ meeting.

  Share Ownership

      As of April 30, 2003, our directors, supervisors and executive officers held in the aggregate 120,655 of our common shares, representing a negligible percentage of our outstanding common shares. As of the same date, we do not have any outstanding or unexercised options.

RELATIONSHIP WITH THE GOVERNMENT OF THE REPUBLIC OF CHINA

      The Ministry of Transportation and Communications, on behalf of the Republic of China government, currently owns approximately 79.61% of our outstanding common shares and will own approximately           % of our outstanding common shares after the completion of this offering. As a result, the Ministry of Transportation and Communications will be able to determine the outcome of any corporate transaction or other matters submitted to our shareholders for approval. In addition, for so long as the government continues to own a majority of our common shares, our autonomy will continue to be limited by governmental regulations relating to state owned enterprises. These regulations limit our autonomy on matters relating to our budget and dividend policies and key employment terms for our employees, including salary, pension and discharge policies. The Ministry of Transportation and Communications currently has the power to appoint our president and a majority of our directors and supervisors. Furthermore, the Telecommunications Act and our articles of incorporation provide that the Ministry of Transportation and Communications has the right to subscribe for two of our preferred shares upon the government owning less than 50% of our outstanding common shares. The Ministry of Transportation and Communications, as owner of these preferred shares, will be entitled to appoint one director and one supervisor and will have the right to veto any change in our name or our businesses and any transfer of a substantial part of our business or property for so long as these preferred shares are outstanding. These preferred shares will be redeemed by us at their initial issue price of NT$10 per share three years after their issuance. See “Description of Share Capital — Preferred Shares” beginning on page 133.

      As a state owned enterprise, we are required, subject to limited special relief granted to us by the Ministry of Transportation and Communications, to undergo a lengthy governmental procurement process relating to the acquisition of goods and services. In addition, our budget must be approved by the Legislative Yuan as part of the government budget. The Ministry of Audit under the Control Yuan has the authority to audit our accounts and to adjust our profits and losses. Our financial statements presented in this prospectus and prepared in accordance with US GAAP have not been subject to adjustment by the government.

      The government is one of our largest customers. We transact business with various departments and agencies of the government, as separate customers, on an arm’s length basis.

      The government also has the power to take actions with respect to our networks in the interests of national security.

PRINCIPAL SHAREHOLDERS AND SELLING SHAREHOLDER

      The following table sets forth information known to us with respect to the beneficial ownership of our shares as of April 18, 2003, the most recent practicable date, by (1) the shareholders known by us to own at least 5.0% of our outstanding common shares and (2) all directors, supervisors and executive officers as a group. The Ministry of Transportation and Communications is selling up to an aggregate of                       shares in this offering, subject to the exercise by the underwriters of their overallotment option.

	Shares Beneficially Owned		Shares Being Sold in the			Shares Beneficially Owned
	Prior to the Offering		Offering			After the Offering

Name	Number	Percent	Number	Percent		Number	Percent

Government of Republic of China(1)(2)	7,815,742,976	81.01%			%		%
Ministry of Transportation and Communications(1)	7,680,826,976	79.61%			%		%
Cathay Life Insurance Co., Ltd.(3)	664,971,000	6.89%	—	—		664,971,000	6.89%
Taiwan Cellular Corporation(4)	542,000,000	5.63%	—	—		542,000,000	5.63%

(1)	The number of shares being sold in the offering may be increased to , if the underwriters exercise the option granted to them by the Ministry of Transportation and Communications to purchase up to an additional of our common shares owned by the Ministry of Transportation and Communications.

(2)	Includes: (a) the 7,680,826,976 of our common shares owned by the Ministry of Transportation and Communications, (b) the 15.0 million of our common shares owned by The Development Fund, (c) the 37.2 million of our common shares owned by The Labor Insurance Fund, and (d) the 86.6 million of our common shares owned by the Directorate General of Postal Remittances and Savings Banks, all of which entities are controlled, directly or indirectly, by the government of Republic of China.

(3)	Cathay Life Insurance Co., Ltd. is a wholly owned subsidiary of Cathay Financial Holdings Co., Ltd., which is widely held by the public.

(4)	Includes the 375,000,000 shares owned directly by Taiwan Cellular Corporation, as well as the 75,000,000 shares, 50,000,000 shares and 42,000,000 shares owned by TransAsia Telecommunication, Howin Technologies Corporation and Taiwan Hoyuan Investment Co., Ltd., respectively, which are wholly owned subsidiaries of Taiwan Cellular Corporation.

      The Ministry of Transportation and Communications of the Republic of China, located at 2 Chang Sha Street, Section 1, Taipei, Taiwan, Republic of China, owns 7,680,826,976, or approximately 79.61%, of our 9,647,724,900 outstanding common shares. Following the sale of the ADSs by the Ministry of Transportation and Communications as described in this prospectus, the Ministry of Transportation and Communications will own           , or approximately           % of our 9,647,724,900 outstanding common shares.

      In connection with our privatization, the Ministry of Transportation and Communications currently intends to conduct an auction of our common shares in the Republic of China concurrently with the offering on the date of this prospectus. The Ministry of Transportation and Communications intends to sell in the auction up to      % of our outstanding common shares.

      The Ministry of Transportation and Communications owned 9,371,214,104, or 97.13%, 9,196,806,888, or 95.33%, and 7,896,533,299, or 81.85% of our outstanding common shares as of December 31, 2000, 2001 and 2002, respectively. Following the completion of our privatization, the Ministry of Transportation and Communications will be issued certain preferred shares. Under our articles of incorporation, the holder of preferred shares is entitled to certain rights, including the right to act as our director and/or supervisor. See “Description of Share Capital — Preferred Shares” beginning on page 133.

      In addition, The Development Fund and The Labor Insurance Fund, both of which are associated with the Republic of China government, purchased an aggregate of 19 million of the common shares offered in our initial public offering in Taiwan. The Development Fund and The Labor Insurance Fund owned 15.0 million and 37.2 million of our common shares, respectively, as of April 18, 2003. Furthermore, the Directorate General of Postal Remittances and Savings Banks, under the Ministry of Transportation and Communications, purchased 15 million of the common shares offered in our initial public offering in Taiwan, and acquired additional common shares in open market transactions. The Directorate General of Postal Remittances and Savings Banks owned 82.6 million common shares, representing 0.8% of our outstanding common shares as of April 18, 2003. See “Shares Eligible For Future Sale” on page 130.

      In December 2002, several local investors won an auction of our common shares held by the Ministry of Transportation and Communications, and purchased an aggregate of 1.3 billion common shares of our company. Among these investors, Cathay Life Insurance Co., Ltd. and its affiliate collectively acquired 6.73% of our outstanding common shares, Taiwan Cellular Corporation and its affiliates collectively acquired 5.63% of our outstanding common shares, and Fubon Life Insurance Co., Ltd. and its affiliate collectively acquired 0.78% of our outstanding common shares.

      In connection with the establishment of the National Financial Stabilization Fund, the Ministry of Transportation and Communications has pledged 2.8 billion of our common shares as security to support borrowings by the National Financial Stabilization Fund from a syndicate of commercial banks in Taiwan. These 2.8 billion pledged shares represent 29.0% of our total outstanding common shares, and 36.5% of our outstanding common shares owned by the Ministry of Transportation and Communications. See “The Securities Markets of Taiwan — National Financial Stabilization Fund” beginning on page 150.

SHARES ELIGIBLE FOR FUTURE SALE

      Upon completion of this offering, the ADSs sold in this offering will be freely tradeable within the United States without restriction or further registration under the Securities Act by persons other than us or our affiliates as defined in Rule 144 under the Securities Act.

      We and the Ministry of Transportation and Communications have agreed for a period of 90 days after the date of this prospectus not to sell, transfer or otherwise dispose of, without the prior written consent of the representatives of the underwriters:

•	any of our common shares or depositary receipts representing our common shares;

•	any common shares of our subsidiaries or controlled affiliates or depositary receipts representing those shares; and

•	any securities that are substantially similar to the common shares or depositary receipts referred to above, including any securities that are convertible into, exchangeable for or otherwise represent the right to receive the common shares or depositary receipts referred to above;

other than pursuant to:

•	an employee benefits plan or distribution of dividends or employee bonuses in the form of shares;

•	the employee share purchase plan relating to our privatization (which employee share purchase plan is described in this prospectus);

•	sales to certain strategic investors, provided that such strategic investors are subject to the restrictions described above;

•	sales of common shares to us by the Ministry of Communications and Transportation in connection with the repurchases of our common shares conducted by us; or

•	an auction of our common shares to be conducted by the Ministry of Transportation and Communications in the Republic of China concurrently with the offering.

      Two funds associated with the government of the Republic of China, the Development Fund of the Executive Yuan and the Labor Insurance Fund, purchased an aggregate of 19 million of the common shares offered in our initial public offering in Taiwan. The Development Fund and The Labor Insurance Fund owned 15 million and 37.2 million of our common shares, respectively, as of April 18, 2003. In addition, the Directorate General of Postal Remittances and Savings Banks, under the Ministry of Transportation and Communications, purchased 15 million of our common shares during our initial public offering in Taiwan, and as a result of several subsequent open market purchases, the Directorate General of Postal Remittances and Savings Banks owned 82.6 million of our common shares as of April 18, 2003. Furthermore, Public Service Pension Fund, which is also a fund associated with the government, acquired and subsequently sold 60,000 of our common shares during November 2000 in open market transactions and does not currently own any of our common shares.

      Other than the Ministry of Transportation and Communications, no holders of our outstanding common shares are subject to any restrictions on the transfer of our common shares.

      The government has publicly announced its intention to further reduce its ownership of our outstanding common shares to less than 50% through future offerings of our common shares and ADSs. The Directorate General of Telecommunications has informed us that the target date for completion of our privatization is December 31, 2003. Sales of substantial amounts of our ADSs or common shares in the public market, or the perception that future sales may occur, could depress the prevailing market price of ADSs and common shares.

      In connection with the establishment of the National Financial Stabilization Fund, the Ministry of Transportation and Communications has pledged 2.8 billion of our common shares as security to support borrowings by the National Financial Stabilization Fund from a syndicate of commercial banks in Taiwan. These 2.8 billion pledged shares represent 29.0% of our total outstanding common shares, and 36.5% of our outstanding common shares owned by the Ministry of Transportation and Communications. See “The Securities Markets of Taiwan — National Financial Stabilization Fund” beginning on page 150.

RELATED PARTY TRANSACTIONS

      We have not extended any loans or credit to any of our directors, supervisors or executive officers, and we have not provided guarantees for borrowings by any of these persons. We have not entered into any fee-paying contract with any of these persons for him or her to provide services not within his or her capacity as a director, supervisor or executive officer of our company, except that three of our directors who are also our employees receive salaries from our company in their capacity as our employees.

      We currently own 40% of Taiwan International Standard Electronics. We have purchased telecommunications exchange facilities and related supplies and replacement parts from Taiwan International Standard Electronics. We acquired from Taiwan International Standard Electronics several telecommunications exchange facilities and related supplies and replacement parts for approximately NT$4.3 billion in the year ended June 30, 2000, NT$1.8 billion in the six months ended December 31, 2000, NT$3.0 billion in the year ended December 31, 2001 and NT$6.9 billion (US$198.2 million) in the year ended December 31, 2002 for these purchases. We believe that these transactions with Taiwan International Standard Electronics have been conducted on arms’ length terms.

DESCRIPTION OF SHARE CAPITAL

      Set forth below is a summary of information relating to our share capital, including brief summaries of the relevant provisions of our articles of incorporation, the Republic of China Securities and Exchange Law, the Republic of China Company Law, the Statute of Chunghwa Telecom Co., Ltd. and the Telecommunications Act.

General

      Our authorized capital is NT$96,477,249,020, divided into 9,647,724,900 common shares, par value NT$10 per share, all of which are issued and outstanding and in registered form, and two non-transferable preferred shares. These preferred shares are to be issued for a three-year term at par value of NT$10 per share to the Ministry of Transportation and Communications upon completion of our privatization.

      The Ministry of Transportation and Communications, on behalf of the government of the Republic of China, owns approximately 79.61% of our outstanding common shares as of the date of this prospectus. The remainder of our outstanding shares are held by public shareholders and other investors. We do not have any other equity in the form of preferred shares, convertible bonds or otherwise outstanding as of the date of this prospectus.

Preferred Shares

      Under our articles of incorporation, the holder of preferred shares is entitled to the same rights as holders of common shares with respect to receiving distributions of dividends and bonuses, remaining assets available for distribution upon our dissolution, liquidation or winding up, distribution of retained earnings or capital reserve, or capital allocation.

      In addition, the holder of preferred shares will be entitled to the same voting rights as holders of common shares at any of our meetings of holders of common shares.

      The holder of preferred shares, or its nominated representative, will act as our director and/or supervisor during the existing period of the preferred shares. Any such representative is subject to removal and replacement by the Ministry of Transportation and Communications from time to time.

      When we issue new shares for cash, the holder of preferred shares will be entitled to the same pre-emptive rights as holders of common shares.

      Without the prior consent of the holder of preferred shares, we may not:

•	change our corporate name;

•	change the scope of our business; or

•	transfer the whole or a substantial portion of our business or assets.

      The holder of preferred shares may not transfer its preferred shares. We must redeem all outstanding preferred shares at par value three years from the date of their issuance. We are required to cancel these preferred shares immediately after their redemption.

Dividends and Distributions

      At each annual general shareholders’ meeting, our board of directors submits to the shareholders for their approval any proposal for the distribution of a dividend or the making of any other distribution to shareholders from our net income for the preceding fiscal year. All common shares outstanding and fully paid as of the relevant record date are entitled to share equally in any dividend or other distribution so approved. Dividends may be distributed in cash, in the form of common shares or a combination of the two, as determined by the shareholders at the meeting.

      We are not permitted to distribute dividends or make other distributions to shareholders in any year in which we do not have any net income or retained earnings (excluding reserves). The Republic of China Company Law also requires that 10% of our annual net income, less prior years’ losses and outstanding tax, if any, be set aside as a legal reserve until the accumulated legal reserve equals our paid-in capital. In addition, our articles of incorporation provide that at least 50% of the remaining portion of the net income, less prior years’ losses, outstanding taxes, the legal reserve and any special reserve, plus undistributed retained earnings from prior years will be distributed as dividends to shareholders. Not less than 10% of the total amount of the distributed dividends must be in cash, but if the cash dividends to be distributed are less than NT$0.10 per share, the dividends may be distributed in the form of shares. Commencing with the first fiscal year immediately following our privatization, prior to distributing any dividends to our shareholders, we must first distribute (1) not less than 1% of the distributable amount to employees as bonuses and (2) not more than 0.2% of the distributable amount to directors and supervisors as bonuses. The above percentages may be adjusted, with our shareholders’ approval, according to our actual profits, capital budget and funding conditions of that year.

      In addition, under the Statute of Chunghwa Telecom Co., Ltd., we are required to make up any shortfall in the required pension fund reserve within eight years after our incorporation. Consequently, if we record any extra earnings over our previous estimated earnings approved by the Legislative Yuan, these extra earnings shall be first allocated as our pension fund reserve.

      Under the Republic of China Audit Law, the earnings and losses of a state owned enterprise are audited by the Ministry of Audit under the Control Yuan of the Republic of China. As a result, if the amount of our earnings or loses decided by the auditing authority is different from the amount approved at our shareholders’ meeting, the latter amount shall be adjusted accordingly to be identical with the former amount, and the dividends and bonuses approved at our shareholders’ meeting will be adjusted accordingly and reported to the shareholders at the next shareholders’ meeting.

      Under our articles of incorporation, if we do not have current or retained earnings (excluding reserves) but our legal reserve exceeds 50% of our paid-in capital, we may use the excess amount to distribute dividends and bonuses. In addition, we are also permitted to make distributions to our shareholders of additional common shares by capitalizing reserves (including the legal reserve and capital surplus). However, amounts payable by capitalizing our legal reserve are limited to 50% of the total accumulated legal reserve and this capitalization can only be effected when the accumulated legal reserve exceeds 50% of our paid-in capital.

Changes in Share Capital

      Under the Republic of China Company Law and the Statute of Chunghwa Telecom Co., Ltd., any change in our authorized share capital requires an amendment to our articles of incorporation, which in turn requires approval at our shareholders’ meeting, as well as the approval of Ministry of Transportation and Communications. Authorized but unissued common shares may be issued, subject to applicable Republic of China law, upon terms as our board of directors may determine and approval by the Ministry of Transportation and Communications.

Preemptive Rights

      Under the Republic of China Company Law and the Statute of Chunghwa Telecom Co., Ltd., when we issue new shares for cash, existing shareholders who are listed on the shareholders’ register as of the record date have preemptive rights to subscribe for the new issue in proportion to their existing shareholdings, while a company’s employees, whether or not they are our shareholders, have rights to subscribe in accordance with the subscription rules announced by the Ministry of Transportation and Communications for not more than 10% of the new issue at favorable terms. Any new shares that remain unsubscribed at the expiration of the subscription period may be offered by us to the public or privately placed.

      In addition, in accordance with the Republic of China Securities and Exchange Law, a public company that intends to offer new shares for cash must offer to the public at least 10% of the shares to be sold. This percentage can be increased by a resolution passed at a shareholders’ meeting, which would diminish the number of new shares subject to the preemptive rights of existing shareholders.

      Under the Statute Governing Privatization of State Owned Enterprises, when shares of a state owned enterprise are sold in a privatization, a certain portion of these shares must be reserved for purchase by the employees of the state owned enterprise. Our articles of incorporation also provide that when the government sells shares of us held by them, our employees will be entitled to the right to purchase up to a number of shares as provided for under the Statute Governing Privatization of State Owned Enterprises and relevant regulations.

Meetings of Shareholders

      We are required by the Republic of China Company Law and our articles of incorporation to hold a general meeting of our shareholders within six months following the end of each fiscal year. These meetings are generally held in Taipei, Taiwan. Special shareholders’ meetings may be convened by resolution of the board of directors or by the board of directors upon the written request of any shareholder or shareholders who have held 3% or more of the outstanding common shares for more than one year. Special shareholders’ meetings may also be convened by a supervisor. Notice in writing of general meetings of shareholders, stating the place, time and agenda must be dispatched to each shareholder at least 30 days, in the case of general meetings, and 15 days, in the case of special meetings, before the date set for each meeting. Except in certain circumstances described below, a majority of the holders of all issued and outstanding common shares present at a shareholders’ meeting constitutes a quorum for meetings of shareholders.

Voting Rights

      As previously required by the Republic of China Company Law, our articles of incorporation provide that a holder of common shares has one vote for each common share. Cumulative voting applies to the election of our directors and supervisors.

      In general, a resolution can be adopted by the holders of at least a majority of the common shares represented at a shareholders’ meeting at which the holders of a majority of all issued and outstanding common shares are present. Under the Republic of China Company Law, the approval by at least a majority of the common shares represented at a shareholders’ meeting in which a quorum of at least two-thirds of all issued and outstanding common shares are represented is required for major corporate actions, including:

•	amendment to our articles of incorporation;

•	entering into, modification or termination of any contracts regarding leasing of all business, outsourcing of operations or joint operations.

•	transfer of the whole or substantial part of our business or assets;

•	taking over of the whole of the business or assets of any other company which would have significant impact on our operations;

•	distribution of any share dividend;

•	dissolution or amalgamation;

•	merger or spin-off; and

•	removing of directors or supervisors.

      Alternatively, the Republic of China Company Law provides that in the case of a public company, such as us, a resolution may be adopted by the holders of at least two-thirds of the common shares represented at a meeting of shareholders at which holders of at least a majority of issued and outstanding common shares are present.

      A shareholder may be represented at a general or special meeting by proxy if a valid proxy form is delivered to us five days before the commencement of the general or special shareholders’ meeting. Except for trust enterprises or share registrar approved by the Securities and Futures Commission, where one person is appointed as proxy by two or more shareholders who together hold more than 3% of the total issued common shares, the votes of those shareholders in excess of 3% of the outstanding common shares shall not be counted.

      Holders of ADSs may exercise voting rights with respect to the underlying common shares in the manner as described in “Description of American Depositary Receipts — Voting Rights” beginning on page 142.

Register of Shareholders and Record Dates

      Our share registrar, Taiwan Securities Co., Ltd., maintains our register of shareholders at its offices in Taipei, Taiwan, and enters transfers of common shares in our register upon presentation of, among other documents, certificates representing the common shares transferred. Under the Republic of China Company Law and our articles of incorporation, we may, by giving advance public notice, set a record date and close the register of shareholders for a specified period in order for us to determine the shareholders or pledgees that are entitled to rights pertaining to the common shares. The specified period required is as follows:

•	general shareholders’ meeting — 60 days;

•	special shareholders’ meeting — 30 days; and

•	relevant record date — five days.

Annual Financial Statements

      At least ten days before the annual general shareholders’ meeting, our annual financial statements must be available at our principal office in Taipei, Taiwan for inspection by the shareholders.

Transfer of Common Shares

      The transfer of common shares in registered form is effected by endorsement and delivery of the related share certificates but, in order to assert shareholders’ rights against us, the transferee must have his name and address registered on our register of shareholders. Shareholders are required to file their respective specimen seals, also known as chops, with us. Chops are official stamps widely used in Taiwan by individuals and other entities to authenticate the execution of official and commercial documents.

Acquisition of Our Own Common Shares

      Under the Republic of China Company Law, with minor exceptions, we cannot acquire our own common shares. Any common shares acquired by us, under certain of such minor exceptions, must be sold at the market price within six months after their acquisition.

      In addition, under the Republic of China Securities and Exchange Law, a company whose shares are listed on the Taiwan Stock Exchange or traded on the GreTai Securities Market may, pursuant to a board resolution adopted by a majority consent at a meeting attended by more than two-thirds of the directors and pursuant to the procedures prescribed by the Republic of China Securities and Futures Commission, purchase its shares for the following purposes on the Taiwan Stock Exchange, the GreTai Securities Market or by a tender offer:

(1)	for transfers of shares to its employees;

(2)	for conversion into shares from bonds with warrants, preferred shares with warrants, convertible bonds, convertible preferred shares or certificates of warrants issued by the company; and

(3)	for maintaining its credit and its shareholders’ equity, provided that the shares so purchased shall be cancelled thereafter.

      The total shares purchased by the company shall not exceed 10% of its total issued and outstanding shares. In addition, the total amount for purchase of the shares shall not exceed the aggregate amount of the retained earnings, the premium from shares issues and the realized portion of the capital reserve.

      The shares purchased by the company pursuant to items (1) and (2) above shall be transferred to the intended transferees within three years after the purchase, otherwise the same shall be cancelled. For the shares to be cancelled pursuant to item (3) above, the company shall complete amendment registration for such cancellation within six months after the purchase.

      The shares purchased by the company shall not be pledged or hypothecated. In addition, the company may not exercise any shareholders’ rights attaching to these shares. The company’s affiliates (as defined in Article 369-1 of the Republic of China Company Law), directors, supervisors, managers and their respective spouses and minor children and/or nominees are prohibited from selling the shares of the company held by them during the purchase period of such shares reported by the company to the Republic of China Securities and Futures Commission.

Liquidation Rights

      In the event of our liquidation, the assets remaining after payment of all debts, liquidation expenses and taxes will be distributed pro rata to the shareholders in accordance with the relevant provisions of the Republic of China Company Law and our articles of incorporation.

Substantial Shareholders and Transfer Restrictions

      The Republic of China Securities and Exchange Law currently requires (1) each director, supervisor, manager, as well as their respective spouses, minor children and nominees, and substantial shareholder (i.e., shareholder who together with his or her spouse, minor children or nominees, holds more than 10% of the shares of a public company) to report any change in that person’s shareholding to the issuer of the shares and (2) each director, supervisor, manager or substantial shareholder holding such common shares for more than a six month period to report his or her intent to transfer any shares listed on the Taiwan Stock Exchange or traded on the Over-the-Counter Securities Exchange to the Republic of China Securities and Futures Commission at least three days before the intended transfer, unless the number of shares to be transferred is less than 10,000 shares. ADS holders holding more than 10% of our common shares, including common shares represented by ADSs, may be subject to the reporting obligation in above item (1).

      In addition, the number of shares that can be sold or transferred on the Taiwan Stock Exchange by any person subject to the restrictions described above on any given day may not exceed:

•	0.2% of the outstanding shares of the company in the case of a company with no more than 30 million outstanding shares; or

•	0.2% of 30 million shares plus 0.1% of the outstanding shares exceeding 30 million shares in the case of a company with more than 30 million outstanding shares; or

•	in any case, 5% of the average daily trading volume (number of shares) on the Taiwan Stock Exchange or the GreTai Securities Market for the ten consecutive trading days preceding the reporting day on which day the director, supervisor, manager or substantial shareholder or their respective spouse, minor child or nominee reports the intended share transfer to the Republic of China Securities and Futures Commission.

      These restrictions do not apply to auction sale, purchase by auction, after-hour trading and sales or transfers of our ADSs. However, these restrictions will apply to sales of common shares upon withdrawal.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

      ADSs are evidenced by certificates that are commonly known as American depositary receipts, or ADRs. We are selling our common shares in the form of ADSs evidenced by ADRs. Our depositary, The Bank of New York, will execute and deliver the ADRs. Each ADS will represent ownership interests in our common shares (or the right to receive ten common shares) which we will deposit with the custodian, The International Commercial Bank of China, in Taipei, Taiwan, Republic of China. Each ADS will also represent securities, cash or other property deposited with the depositary but not distributed to ADS holders. The depositary’s Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286. Its principal executive office is located at The Bank of New York, One Wall Street, New York, New York 10286. The custodian’s office is located at 3rd Floor, #2, Chung-King South Road, Section 1, Taipei, Taiwan, Republic of China.

      You may hold ADS either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADR holder. This description assumes you hold your ADS directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

      Because the depositary will actually hold the common shares, you must rely on it to exercise the rights of a shareholder. The obligations of the depositary are set out in a deposit agreement among us, the depositary and you, as an ADS holder.

      The deposit agreement and the ADS are generally governed by New York law. However, our obligations to our shareholders will continue to be governed by the laws of the Republic of China, which are different from the laws in the United States. In addition, we note that laws and regulations of the Republic of China may restrict the deposit and withdrawal of our common shares in or from the ADS facility. See “Foreign Investment and Exchange Controls in Taiwan — Depositary Receipts” beginning on page 155.

      The following is a summary of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the ADR. Directions on how to obtain copies of these are provided under the caption “Where You Can Find More Information” beginning on page 168.

Dividends and Other Distributions

  How will you receive dividends and other distributions on the shares?

      The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after deducting taxes, fees and expenses. You will receive these distributions in proportion to the number of common shares your ADRs represent.

•	Cash. The depositary will convert any cash dividend or other cash distribution we pay on the common shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any approval from the government is needed and can not be obtained, the agreement allows the depositary to distribute the NT dollars only to those ADS holders to whom it is possible to do so or, in its discretion, it will hold the NT dollars for and on your behalf it cannot convert for the account of the ADS holders who have not been paid. It will not invest the NT dollars and it will not be liable for any interest.

•	Before making a distribution the depositary will deduct any withholding taxes that must be paid under Republic of China law. See “Taxation — Republic of China Taxation — Dividends” beginning on page 157. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the NT dollars, you may lose some or all of the value of the distribution.

•	Common shares. The depositary may distribute new ADSs representing any common shares we distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The depositary will only distribute whole ADSs. It will sell common shares which would require it to issue a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, subject to applicable laws and regulations, each ADS will also represent the new common shares.

•	Rights to receive additional common shares. If we offer holders of our securities any rights to subscribe for additional common shares or any other rights, the depositary may make these rights available to you. We must first instruct the depositary to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and the depositary decides it is practical to sell, the depositary will sell the rights that are not exercised or distributed. The proceeds of the sale will be distributed to holders as a cash distribution. The depositary may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

•	If the depositary makes rights available to you, it will exercise the rights and purchase the common shares on your behalf. The depositary will then deposit the common shares and issue ADSs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

•	U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADSs issued after exercise of rights. For example, you may not be able to trade the ADSs freely in the United States. In this case, the depositary may issue the ADSs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for changes needed to put the restrictions in place.

•	Other Distributions. The depositary will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed for and on your behalf, in which case ADSs will also represent the newly distributed property.

      The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, common shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our common shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

  How does the depositary issue ADSs?

      Subject to the procedures required by Republic of China law described below, the depositary will issue ADSs if you or your broker deposit common shares or evidence of rights to receive common shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs at its office to the persons you request.

      Purchase by you of our shares on the Taiwan Stock Exchange or delivery by you of our common shares to the custodian for deposit in our ADS facility for issuances of additional ADSs against such deposits will be permitted only to the extent that (1) the total number of ADSs outstanding after an issuance may not exceed the number of issued ADSs previously approved by the Republic of China Securities and Futures Commission (plus any ADSs created by dividends or free distributions and exercise of pre-emptive rights) and (2) previously issued ADSs have been canceled and, while required by applicable law, the common shares represented by the ADSs have been sold on the Taiwan Stock Exchange. The depositary will be entitled to rely upon any information received by it from the Taiwan Stock Exchange with respect to the number of additional issuances which may be made.

  How do ADR holders cancel an ADS and obtain common shares?

      In order to withdraw our common shares represented by your ADSs, you will be required to pay to the depositary the fees for cancellation of ADSs and any charges and taxes, including stamp taxes or stock transfer taxes or fees, payable upon the transfer of our common shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

      Upon surrender of ADRs and upon payment of the fees and expenses of the depositary and any taxes or other governmental charges, you may generally request the depositary to sell the common shares underlying your ADSs on your behalf. The depositary may require you to enter into a separate agreement to arrange the sale. These sales will be conducted through a securities company in the Republic of China on the Taiwan Stock Exchange. You assume the risk and expense of any sale.

      You will have the right to withdraw the common shares represented by your ADSs except:

•	for temporary delays that may arise because (1) the transfer books for our common shares or ADSs are closed or (2) our common shares are temporarily transfer restricted due to shareholders’ meeting or a payment of dividends;

•	when you or other ADR holders seeking to withdraw shares owe money to pay fees, taxes and similar charges; and

•	for restrictions imposed by any U.S. or foreign law or governmental regulations relating to ADRs or the withdrawal of the common shares represented by your ADSs.

      The deposit agreement may not be amended to impair your right to withdraw our common shares represented by your ADSs, except in order to comply with mandatory provisions of applicable law.

      If you wish to withdraw common shares from the ADS facility, you are required to appoint a local agent in the Republic of China and to open a securities trading account with a local brokerage firm and a bank account to remit funds, exercise stockholders’ rights. Without a securities trading account, you would not be able to hold or to sell or otherwise transfer our common shares on the Taiwan Stock Exchange. In addition, you are required to appoint a local bank to act as custodian and for handling confirmation and settlement of trades, safekeeping of securities or cash proceeds and declaration of information. You also would be required to appoint a tax guarantor who will act as guarantor for your tax payment obligations.

  Taiwan Disclosure Obligations

      We may have various disclosure and reporting obligations to the Republic of China government upon the withdrawal of ADSs if:

(a)	the person to be registered as our shareholder is our “related party” under Statement of Financial Accounting Standard No. 6 of the Republic of China and beneficially owns common shares withdrawn from the ADS facility; or

(b)	the person to be registered as the holder of the underlying common shares withdrawn against the surrender of the ADSs will then own a number of common shares withdrawn from the ADS facility exceeding 10% of the common shares represented by ADSs.

      Because of these obligations, we may ask the depositary to ask you to disclose certain information to us in accordance with the deposit agreement, including the name of the beneficial owner of the ADSs delivered for cancellation, and ask you to provide proof of identity and genuineness of any signature and other documents before it will cancel your ADSs. The withdrawal of shares represented by your ADSs may be delayed until the depositary receives the information and proof so requested and satisfactory evidence of your compliance with all laws and regulations. The information you are required to provide may include the name and nationality of the beneficial owner and the number of shares the beneficial owner is withdrawing or has withdrawn in the past.

Voting Rights

      You may direct the exercise of voting rights with respect to the common shares represented by ADSs only in accordance with the provisions of the deposit agreement as described below and applicable Republic of China law. See “Risk Factors — Risks Relating to Ownership of Our ADSs — You will be more restricted in your ability to exercise voting rights than the holders of our common shares, which may diminish your influence over our corporate affairs and may reduce the value of your ADSs” beginning on page 15. You will not have the same voting rights as the holders of our common shares, which may affect the value of your ADSs”. If you wish to withdraw the common shares, you must appoint a local agent and open a securities trading account with a local brokerage firm and a bank account as discussed above. Even if you do all this, however, you might not have enough time to register your common shares for voting purposes before the shareholder register is closed. See “Description of Share Capital — Meetings of Shareholders” beginning on page 135 and “— Register of Shareholders and Record Dates” beginning on page 136.

      Except as described below, you will not be able to exercise voting rights attaching to the common shares represented by the ADSs on an individual basis. Under the deposit agreement, a shareholder’s voting rights attaching to shareholdings in a Republic of China company must, as to all matters subject to a vote of shareholders (other than the election of directors and supervisors), be exercised as to all shares held by the shareholder in the same manner. Accordingly, the voting rights attaching to the common shares represented by ADSs must be exercised as to all matters subject to a vote of shareholders by the depositary or its nominee, who represents all holders of ADSs, collectively in the same manner, except in the case of an election of directors and supervisors. Directors and supervisors are elected by cumulative voting.

      In the deposit agreement, you will appoint the depositary as your representative to exercise the voting rights with respect to the common shares represented by your ADSs.

      We will provide the depositary with copies (including English translations) of notices of meetings of our shareholders and the agenda of these meetings. These materials will contain an indication of the number of directors or supervisors to be elected if an election of directors or supervisors is to be held at the meeting. The depositary will also mail to holders a voting instruction form. In order to be valid, the holder of ADSs must complete, sign and return to the depositary the voting instruction form by a date specified by the depositary. The number of directors or supervisors to be elected may change after the depositary has mailed the voting instruction form to you. If a change were to occur, the depositary would be unable to follow your exact voting instructions and may calculate your votes according to procedures not inconsistent with the provisions of the deposit agreement.

      We cannot assure you that you will receive the materials in time to ensure that you can instruct the depositary to vote the common shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if the common shares represented by your ADSs are not voted as you requested.

      Subject to the provisions described in the second succeeding paragraph, which will apply to the election of directors and supervisors, if persons together holding at least 51% of the ADSs outstanding at the relevant record date instruct the depositary to vote in the same manner in respect of one or more resolutions to be proposed at the meeting (other than the election of directors or supervisors), the depositary will notify the instructions to our chairman or such person as he may designate. The depositary will appoint the chairman or his designated person to serve as your designated representative and that of the depositary’s or its nominee. The designated representative will attend the meeting and vote all the common shares represented by ADSs in the manner so instructed by you.

      If, for any reason, the depositary has not by the date specified by it received instructions from persons together holding at least 51% of all the ADSs outstanding at the relevant record date to vote in the same manner in respect of any resolution specified in the agenda for a meeting (other than for the election of directors or supervisors), then you will be deemed to have instructed the depositary or its nominee to authorize and appoint the designated representative as your representative and that of the depositary’s or its nominee to attend the meeting and vote all the common shares represented by all ADSs as the designated representative deems appropriate in his sole discretion with respect to the resolution or resolutions, which may not be in your interests. However, no authorization will be given with respect to any matter as to which the designated representative informs the depositary that he does not wish to be so authorized, in which event the depositary will not vote at the relevant meeting. The depositary will, however, take such action as is necessary to cause all the common shares represented by ADSs to be counted for the purpose of satisfying applicable quorum requirements.

      The depositary will notify the designated representative of the instructions for the election of directors and supervisors received from you and appoint the designated representative as your representative and that of the depositary’s or its nominee to attend any meeting and vote the common shares represented by ADSs as to which the depositary has received instructions from you for the election of directors and supervisors, subject to any restrictions imposed by the law of the Republic of China and our articles of incorporation. If, by the date specified by the depositary, you have not delivered instructions to the depositary, you will be deemed to have instructed the depositary to authorize and appoint the designated representative as your representative and that of the depositary’s or its nominee to attend the meeting and vote, at his sole discretion, all the common shares represented by ADSs as to which the depositary has not received instructions from you for the election of directors and supervisors as the designated representative deems appropriate, which may not be in your best interests. However, no authorization will be given with respect to any election of directors or supervisors as to which the designated representative informs the depositary that he does not wish to be so authorized, in which event the depositary will attend such meeting and will vote those common shares represented by the ADSs as to which it has received instructions from you for the election of directors and supervisors in the manner so instructed. The depositary will not vote at the relevant meeting any common shares evidenced by ADSs if the depositary has not received instructions from you for the election of directors and supervisors. However, the depositary will take all necessary actions to cause all common shares evidenced by the ADSs to be counted for the purpose of satisfying quorum requirements.

      By continuing to hold ADSs or any interest in the ADSs, you will be deemed to have agreed to the voting provisions set forth in the deposit agreement, as these provisions may be amended from time to time.

      The depositary will not, and the depositary will endeavor to ensure that the custodian and their respective nominees (including the designated representative) do not (except as described above), exercise any discretion as to voting, nor vote or attempt to exercise the right to vote that attaches to deposited securities, other than in accordance with instructions received as herein provided.

      Beneficial owners of ADSs are entitled to exercise their voting rights only through the procedures applicable to the representative holder of the ADSs in which they have a beneficial interest.

      When exercising voting rights on a cumulative basis for the election of directors and supervisors, the aggregate votes to be cast for each candidate will be reduced by the applicable amount. You may vote the common shares that you have withdrawn and transferred on our register of shareholders. However, you may not receive sufficient advance notice of our shareholder meetings to enable you to withdraw your shares and vote at such meetings.

Fees and Expenses

ADS holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion thereof)	• Each issuance of an ADS, including as a result of a distribution of common shares or rights or other property
• Each cancellation of an ADS, including if the deposit agreement terminates
US$0.02 (or less) per ADS (or portion thereof)	• Any cash payment
Registration or transfer fees	• Transfer and registration of common shares on the common shares register of the registrar in the Republic of China from your name to the name of the depositary or its agent when you deposit or withdraw common shares
Expenses of the depositary	• Conversion of NT dollars to U.S. dollars
• Cable, telex, and facsimile transmission expenses as are expressly provided in the deposit agreement
Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or common share underlying an ADS	• As necessary

Payment of Taxes

      The depositary may deduct the amount of any taxes owed from any payment to you. It may also sell deposited securities, by public or private sale, subject to applicable laws and regulations, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our common shares

• Reclassify, split up or consolidate any of the deposited securities

• Distribute securities on the common shares that are not distributed to you

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The cash, common shares or other securities received by the depositary will become deposited securities. Subject to applicable laws and regulations, each ADS will automatically represent its equal common share of the new deposited securities.

The depositary may, and will if we ask them to, distribute some or all of the cash, common shares or other securities it received. Subject to applicable laws and regulations, it may also issue new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

  How may the depositary agreement be amended?

      We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of the depositary, or prejudices an important right of ADS holders, it will only become effective 30 days after the depositary notifies you of the amendment. In no event may any amendment impair your right to surrender your ADRs and receive the common shares represented thereby, except in order to comply with mandatory provisions of applicable law. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADSs and the agreement as amended.

      How may the depositary agreement be terminated?

      The depositary will terminate the deposit agreement if we ask it to do so. The depositary may also terminate the agreement if the depositary has told us that it would like to resign and we have not appointed a new depositary bank within 90 days. In both cases, the depositary must notify you at least 30 days before termination.

      After termination, the depositary and its agents will be required to do only the following under the agreement:

•	advise you that the agreement is terminated;

•	collect distributions on the deposited securities; and

•	deliver common shares and other deposited securities upon cancellation of ADSs.

      One year after termination, the depositary will, if practical, sell any remaining deposited securities by public or private sale, subject to applicable laws and regulations. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash and with respect to indemnification. After termination, our only obligations will be with respect to indemnification and to pay certain amounts to the depositary.

Limitations On Obligations and Liability to ADS Holders

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

      The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;

•	are not liable if either of us exercises discretion permitted under the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party.

      In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

  Requirements for Depositary Actions

      Before the depositary will issue or register transfer of an ADS, make a distribution on an ADS, or permit withdrawal of common shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

      The depositary may refuse to deliver, transfer or register transfers of ADSs generally when the transfer books of the depositary, our company or the registrar in Taiwan are closed or at any time if the depositary or our company thinks it advisable to do so.

Pre-Release of ADSs

      In certain circumstances, subject to the provisions of the deposit agreement and to the extent permitted by any applicable law or regulation, the depositary may issue ADSs before deposit of the underlying common shares. This is called a pre-release of the ADS. To the extent permitted by law, the depositary may also deliver common shares upon cancellation of pre-released ADSs, even if the ADSs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying common shares are delivered to the depositary. The depositary may receive ADSs instead of common shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions:

•	before or at the time of the pre-release, the person to whom the pre-release is being made must represent to the depositary in writing that it or its customer owns the common shares or ADSs to be deposited;

•	the pre-release must be fully collateralized with cash, U.S. government securities or such other collateral that the depositary considers appropriate; and

•	the depositary must be able to close out the pre-release on not more than five business days’ notice.

      In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Ownership Restrictions

      We may restrict deposits of our common shares where such deposit might result in ownership or beneficial ownership of our common shares that exceed the limits under applicable law or our articles of incorporation. We may instruct the depositary to take action with respect to the ownership interest of any holder in excess of any such limitation, including but not limited to refusing to accept common shares for deposit from a holder in excess of the applicable limitation if a deposit of common shares would result in a violation of the applicable limitations, to the extent such action is permitted by applicable law.

THE SECURITIES MARKETS OF TAIWAN

      We have extracted from publicly available documents the information presented in this section which have not been prepared or independently verified by the underwriters, the depositary or any of their respective affiliates or advisors in connection with this offering.

      In September 1960, the Republic of China Securities and Exchange Commission was established to supervise and control all aspects of the existing domestic securities market in Taiwan, and the Taiwan Stock Exchange began to take shape soon thereafter. In the 1970s and the early 1980s, the Republic of China government implemented a number of steps designed to upgrade the quality and importance of the securities markets, such as encouraging listing on the Taiwan Stock Exchange and establishing the GreTai Securities Market. In the mid-1980s, the Republic of China government began to revise its laws and regulations in a manner designed to facilitate the gradual internationalization of the Taiwan securities markets. In 1997, the Republic of China Securities and Exchange Commission was renamed the Republic of China Securities and Futures Commission.

The Taiwan Stock Exchange

      In 1961, the Securities and Futures Commission established the Taiwan Stock Exchange to provide a marketplace for securities trading. The Taiwan Stock Exchange is a corporation owned by government-controlled entities and private banks and enterprises. The Taiwan Stock Exchange is independent of entities transacting business through it, each of which pays a user’s fee. Subject to limited exceptions, all transactions in listed securities by brokers, traders and securities firms must be made through the Taiwan Stock Exchange.

      The Taiwan Stock Exchange commenced operations in 1962. During the early 1980’s, the Securities and Futures Commission actively encouraged new listings on the Taiwan Stock Exchange, and the number of listed companies grew from 119 in 1983 to 639 as of May 27, 2003. As of May 27, 2003, the market capitalization of companies listed on the Taiwan Stock Exchange was approximately NT$9.1 trillion.

      Historically, Taiwan companies have listed only shares and bonds on the Taiwan Stock Exchange. However, the Securities and Futures Commission has encouraged companies to list other types of securities. In 1988, the Securities and Futures Commission permitted the issuance of Taiwan’s first exchangeable bonds. Since 1989, there have been offerings of domestic convertible bonds and convertible preferred shares. In addition, beneficiary units evidencing beneficiary interests in closed-end investment funds and bonds issued by Asian Development Bank and other supra-national financial institutions are also listed on the Taiwan Stock Exchange or traded on the GreTai Securities Market.

      Currently only four non-Taiwan companies are listed on the Taiwan Stock Exchange through the use of depositary receipts. The Securities and Futures Commission’s regulations, however, permit foreign issuers to list their equity securities directly on the Taiwan Stock Exchange or through the use of depositary receipts. The Taiwan Stock Exchange requirements for listing are based on:

•	length of time the company has been in business;

•	amount of capital;

•	profitability; and

•	shareholder concentration.

      However, special listing criteria apply to technology companies and key businesses engaging in national economic development.

      We, as a public company in Taiwan, are obligated to make the following reports to the Securities and Futures Commission and the Taiwan Stock Exchange, including without limitation:

•	regular reports regarding monthly sales revenues; quarterly, semi-annual and annual financial information; public financial forecasts in the event of rights offering; annual reports; minutes of shareholders’ meetings; regular reports regarding solicitations of proxies; the execution of internal audits; and statements of internal controls;

•	special reports regarding events which have had a significant impact on shareholders’ rights or the price of our securities; resolutions of our board of directors related to a merger; prospectuses for approved issuances of securities; material changes that have been made regarding cash injections and corporate bond issuances; financial forecasts; approvals of changes of accounting principles; and

•	special reports regarding the issuance of securities; details of the issuance of overseas depositary receipts; revisions to procedures of acquiring or selling assets; and revisions to operating procedures for making third-party loans.

The GreTai Securities Market

      To complement the Taiwan Stock Exchange, the GreTai Securities Market was established in September 1982 on the initiative of the Securities and Futures Commission to encourage trading of securities of companies who do not qualify for listing on the Taiwan Stock Exchange. As of May 27, 2003, 411 companies had equity securities listed on the GreTai Securities Market. As of May 27, 2003, the total market capitalization of companies with equity securities listed on the GreTai Securities Market was approximately NT$775 billion. In addition, the Emerging Stock Trading System of the GreTai Securities Market was established on January 1, 2002 on the initiative of the Securities and Futures Commission to encourage trading of securities of publicly listed companies that do not qualify for trading on the Taiwan Stock Exchange or the GreTai Securities Market.

Taiwan Stock Exchange Index

      The Taiwan Stock Exchange Index is calculated on the basis of a wide selection of listed shares weighted according to the number of shares outstanding. This weighted average method is also used for the Standard and Poor’s Index in the United States and the Nikkei Stock Average in Japan. The Taiwan Stock Exchange Index is compiled by dividing the market value by the base day’s total market value for the index shares. The Taiwan Stock Exchange Index is the oldest and most widely quoted market index in Taiwan.

      The weighting of stocks in the index is fixed as long as the number of shares outstanding remains constant. When the total number of shares outstanding changes, the weight of each stock is adjusted. Stock splits and stock dividends are adjusted automatically. Cash dividends are not included in the calculation.

      The following table shows for the periods indicated information relating to the Taiwan Stock Exchange Index.

	Number of
	Listed
	Companies
	at the	Trading			Index at
Period ended December 31,	Period End	values	Index High	Index Low	Period End

		(in NT$
		billions)
1990	199	19,031.3	12,495.34	2,560.47	4,530.16
1991	221	9,682.7	6,305.22	3,316.26	4,600.67
1992	256	5,917.1	5,391.63	3,327.67	3,377.06
1993	285	9,056.7	6,070.56	3,135.56	6,070.56
1994	313	18,812.1	7,183.75	5,194.63	7,124.66
1995	347	10,151.5	7,051.49	4,503.37	5,173.73
1996	382	12,907.6	6,982.81	4,690.22	6,933.94
1997	404	37,241.2	10,116.84	6,820.35	8,187.27
1998	437	29,619.0	9,277.09	6,251.38	6,418.43
1999	462	29,291.5	8,608.91	5,474.79	8,448.84
2000	531	30,526.6	10,202.20	4,614.63	4,739.09
2001	584	18,354.9	6,104.24	3,446.26	5,551.24
2002	638	21,874.0	6,462.30	3,850.04	4,432.45
2003 (through May 27, 2003)	639	5,968.6	5,141.80	4,004.73	4,451.11

Sources:	Status of Securities Listed on Taiwan Stock Exchange.

      As indicated above, the performance of the Taiwan Stock Exchange has in recent years been characterized by extreme price volatility.

Price Limits, Commissions, Transaction Tax and Other Matters

      The Taiwan Stock Exchange has placed limits on block trading and on the range of daily price movements. Transactions that involve 500 trading lots, that is 500,000 shares, or more must be registered and executed under Taiwan Stock Exchange block trade guidelines. Fluctuations in the price of securities traded on the Taiwan Stock Exchange is restricted to 7% above and below the previous day’s closing price in the case of equity securities, and 5% in the case of debt securities. However, these restrictions have been modified from time to time by the Ministry of Finance based on market conditions.

      Brokerage commission can be in any rates, as reported to the Taiwan Stock Exchange, not exceeding 0.1425% of the transaction price.

      A securities transaction tax of 0.3% of the transaction price is payable by the seller of equity securities and a tax of 0.1% of the transaction price is payable by the seller of debt securities other than government bonds. These securities transaction taxes are withheld at the time of the transaction. In addition, according to the amended Statute of Upgrading Industries, effective on February 1, 2002, no securities transaction tax will be imposed on the transfer of financial debentures and corporate bonds. These securities transaction taxes are exempted until December 31, 2009.

      Sales of shares of listed companies on the Taiwan Stock Exchange are generally sold in “round lots” of 1,000 shares. Investors who desire to sell less than 1,000 shares of a listed company occasionally experience delays in making these sales.

National Financial Stabilization Fund

      In response to recent declines and volatility in the securities markets in Taiwan, the government recently formed the National Financial Stabilization Fund which has purchased and may from time to time purchase shares of Taiwan companies to support these markets.

The details of the transactions of the National Financial Stabilization Fund have not been made public. In addition, the government’s Labor Insurance Fund and other funds associated with the government have in the past purchased, and may from time to time purchase, shares of Taiwan companies on the Taiwan Stock Exchange or other markets.

      In connection with the establishment of the National Financial Stabilization Fund, the Ministry of Transportation and Communications, at the request of the government, has pledged 2.8 billion of our common shares as security to support borrowings by the National Financial Stabilization Fund from a syndicate of commercial banks in Taiwan. Ownership of these shares, which represent approximately 29% of our outstanding common shares, may be forfeited to those banks if those secured loans are not repaid.

Regulation and Supervision

      The Securities and Futures Commission has extensive regulatory authority over public companies. Public companies are generally required to obtain approval from, or registration with, the Securities and Futures Commission for all securities offerings. The Securities and Futures Commission requires periodic reporting of financial and operating information by all public companies. In addition, the Securities and Futures Commission establishes standards for financial reporting and carries out licensing and supervision of participants in the Taiwan securities market.

      The Securities and Futures Commission has responsibility for implementing the Securities and Exchange Law and for overall administration of governmental policies in the Taiwan securities market. It has extensive regulatory authority over the offering, issuing and trading of securities. In addition, the Securities and Exchange Law specifically empowers the Securities and Futures Commission to promulgate necessary rules.

      The Securities and Exchange Law prohibits market manipulation. For example, it permits an issuer to recover short-term trading profits made through purchases and sales within six months by directors, managerial personnel, supervisors, as well as spouses, minor children and nominees of these parties, and stockholders together with their spouses, minor children and nominees holding 10% or more stocks of the issuer. The Securities and Exchange Law prohibits trading by “insiders” based on non-public information that materially affects share price movement. “Insiders” include:

•	directors, supervisors, managers, as well as spouses, minor children and nominees of these parties, and stockholders together with their spouses, minor children and nominees holding 10% or more of the issuing company;

•	any person who has learned material, non-public information due to an occupational or controlling relationship with our issuing company, and

•	any person who has learned material, non-public information from any of the above.

      Sanctions include imprisonment. In addition, damages may be awarded to persons injured by the transaction.

      The Securities and Exchange Law also imposes criminal liability on certified public accountants and lawyers who intentionally make false certifications in their examination and audit of an issuer’s contracts, reports and other documents related to securities transactions. The Securities and Futures Commission regulations require that financial reports of listed companies be audited by accounting firms consisting of at least three certified public accountants and be signed by at least two certified public accountants.

      In addition, the Securities and Exchange Law provides for:

•	civil liability for material misstatements or omissions made by issuers; and

•	regulation of tender offers.

      The Securities and Futures Commission does not have criminal or civil enforcement powers under the Securities and Exchange Law. Criminal actions may be pursued only by the government prosecutors. Civil actions may only be brought by plaintiffs who assert that they have suffered damages. The Securities and Futures Commission is empowered to curb abuses and violations of laws and regulations only through administrative measures.

      In addition to providing a market for securities trading, the Taiwan Stock Exchange reviews applications by Taiwan issuers to list securities on the Taiwan Stock Exchange. If issuers of listed securities violate laws and regulations or encounter significant difficulties, the Taiwan Stock Exchange may, with the approval of the Securities and Futures Commission, delist securities of these issuers.

FOREIGN INVESTMENT AND EXCHANGE CONTROLS IN TAIWAN

      We have extracted from publicly available documents the information presented in this section which have not been prepared or independently verified by the underwriters, the depositary or any of their respective affiliates or advisors in connection with this offering. Please note that citizens of the People’s Republic of China and entities organized in the People’s Republic of China are subject to special Republic of China laws, rules and regulations, which are not discussed in this section.

General

      Historically, foreign investments in the securities market of Taiwan were restricted. However, commencing in 1983, the Taiwan government has from time to time enacted legislation and adopted regulations to make foreign investment in the Taiwan securities market possible. Initially, only overseas investment trust funds of authorized securities investment trust enterprises established in Taiwan were permitted to invest in the Taiwan securities market. Since January 1, 1991, qualified foreign institutional investors are allowed to make investments in the Taiwan listed securities market. Since March 1, 1996, overseas Chinese, non-resident foreign institutional and individual investors (other than qualified foreign institutional investors), called “general foreign investors”, are permitted to make direct investments in the Taiwan listed securities market.

Qualified Foreign Institutional Investors

      The Executive Yuan, the cabinet of the Republic of China government, has approved guidelines for direct investment in listed securities in Taiwan or traded on the GreTai Securities Market by qualified foreign institutional investors. Qualified foreign institutional investors include:

•	banks that hold securities assets of at least US$100 million;

•	insurance companies that hold securities assets of at least US$100 million;

•	fund management institutions that manage securities assets of at least US$100 million;

•	offshore fund management companies of which at least 50% owned by a Taiwan securities investment trust enterprise, provided that the funds to be invested are not derived from sources in Taiwan or Mainland China or owned by these offshore fund management companies;

•	general securities firms that have a net worth of at least US$50 million;

•	offshore subsidiary securities firms that are at least 50% owned by a Taiwan securities firm, or other securities firms that are wholly owned by these offshore subsidiary securities firms;

•	offshore subsidiary securities firms that are wholly owned by a Taiwan securities firm, or other securities firms that are at least 51% owned by these offshore subsidiary securities firms;

•	foreign government-owned investment institutions, provided that all of the funds to be invested are owned by the foreign government;

•	pension funds;

•	mutual funds, unit trusts or investment trusts that have assets of at least US$100 million;

•	trust companies that hold securities assets in trust of at least US$100 million;

•	academic or charitable institutions, according to its articles of incorporation may invest their funds, provided those investments are managed by a third-party manager; and

•	any other professional institutional investors that hold securities or assets of at least US$100 million.

      Each qualified foreign institutional investor wishing to invest directly in the Taiwan securities market is required to apply for an investment permit from the Securities and Futures Commission. If the investment amount exceeds US$50 million, an approval from the Central Bank of China is also required. The application to the Securities and Futures Commission requires among others:

•	the appointment of a local agent and custodian;

•	proof of qualification;

•	a copy of the custodian contract; and

•	an affidavit to the Securities and Futures Commission certifying that the foreign institutional investors will not enter into any quota-sharing arrangement with other foreign investors, that their funds do not come from Mainland China or Taiwan, and that the application and investment are under single investment status.

      Generally, qualified foreign institutional investors who receive a permit may invest up to US$3 billion and are required to remit the full amount into Taiwan within two years of receiving the investment permit. Capital remitted into Taiwan by the qualified foreign institutional investors may be repatriated at any time. The repatriated capital may also be returned to Taiwan at any time without the approval of the Securities and Futures Commission, as long as its aggregate inward remittance after netting off its aggregate outward remittance does not exceed the investment amount approved by the Securities and Futures Commission and the Central Bank of China, if applicable. Capital gains and income on investments may also be repatriated at any time.

General Foreign Investors

      General foreign investors meeting qualifications set by the Securities and Futures Commission may generally invest in Taiwan Stock Exchange-listed securities or securities traded on the Over-the-Counter Securities Exchange up to a limit of US$50 million if they are institutional investors and US$5 million if they are individual investors after obtaining approval issued by Taiwan Stock Exchange.

Foreign Investment Approval

      Other than:

•	qualified foreign institutional investors;

•	general foreign investors; and

•	investors in overseas convertible bonds and depositary receipts,

foreign investors who wish to make direct investments in the shares of Taiwan companies may submit a “foreign investment approval” application to the Investment Commission of the Ministry of Economic Affairs of Taiwan or other government authority for enjoyment of benefits granted under the Regulations Governing Investments by Foreigners. The Investment Commission or other government authority reviews each foreign investment approval application and approves or disapproves the application after consultation with other governmental agencies. Any non-Taiwan person possessing a foreign investment approval may repatriate annual net profits and interests and cash dividends attributable to an approved investment. Stock dividends, investment capital and capital gains attributable to the investment may be repatriated with approval of the Investment Commission or other government authority.

      In addition to the general restrictions against direct investment by non-Taiwan persons in Taiwan companies, non-Taiwan persons are currently prohibited from investing in prohibited industries in Taiwan under the Negative List promulgated by the Executive Yuan from time to time. The prohibition on direct foreign investment in the prohibited industries in the Negative List is absolute with the consequence of certain specific exemption from the application of the Negative List. Under the Negative List, some other industries are restricted so that non-Taiwan persons may directly invest only up to a specified level and with the specific approval of the relevant authority which is responsible for enforcing the legislation which the negative list is intended to implement. The telecommunication industry is a restricted industry under the Negative List.

Depositary Receipts

      In April 1992, the Securities and Futures Commission began allowing Taiwan companies listed on the Taiwan Stock Exchange, with the prior approval of the Securities and Futures Commission, to sponsor the issuance and sale of depositary receipts evidencing depositary shares. In December 1994, the Republic of China Ministry of Finance began allowing companies whose shares are traded on the GreTai Securities Market also to sponsor the issuance and sale of depositary receipts evidencing depositary shares representing shares of its capital stock. Approvals for these issuances are still required.

      Commencing three months (if the deposited shares are new shares) or immediately (if the deposited shares are existing shares) after the issuance of a depositary share, a holder of the depositary receipt evidencing the depositary shares may request the depositary issuing the depositary share to cause the underlying shares to be sold in Taiwan and to distribute the proceeds of the sale to or to withdraw the shares and deliver the shares to the depositary receipt holder. A citizen of the People’s Republic of China is not permitted to withdraw and hold our shares.

      A depositary receipt holder wishing to withdraw shares represented by depositary receipts is required to appoint a qualified local agent to, among other things, open a securities trading account with a local securities brokerage firm, remit funds and exercise shareholders’ rights. In addition, the withdrawing holder is also required to appoint a custodian bank to hold the securities and cash proceeds in safekeeping, make confirmations, settle trades and report all relevant information. Without making this appointment and the opening of accounts, the withdrawing holder would be unable to subsequently hold or transfer the shares withdrawn from a depositary receipt facility on the Taiwan Stock Exchange or otherwise. The withdrawing holder is also generally required to appoint a tax guarantor as guarantor for the withdrawing depositary receipt holder’s Republic of China tax filing and payment obligations.

      No deposits of shares may be made in a depositary receipt facility and no depositary shares may be issued against deposits without specific Securities and Futures Commission approval, unless they are:

(1)	stock dividends,

(2)	free distributions of shares;

(3)	due to the exercise by the depositary receipt holder preemptive rights in the event of capital increases for cash; or

(4)	if permitted under the deposit agreement and custody agreement, due to the direct purchase by depositary receipt holders of shares or purchase through the depositary on the Taiwan Stock Exchange or the GreTai Securities Market for deposit in the depositary receipt facility. In this event, the total number of depositary receipts outstanding after an issuance cannot exceed the number of issued depositary receipts previously approved by the Securities and Futures Commission in connection with the offering plus any ADSs issued pursuant to the events described in (1), (2) and (3) above. These issuances may only be made to the extent that previously issued depositary receipts withdrawn by non-Republic of China holders have been canceled and the shares have been sold on the Taiwan Stock Exchange or the GreTai Securities Market.

      An ADS holder or the depositary, without obtaining further approvals from the Central Bank of China or any other governmental authority or agency of the Republic of China, may convert NT dollars into other currencies, including U.S. dollars, in respect of:

•	the proceeds of the sale of common shares represented by ADSs or received as share dividends with respect to the common shares and deposited into the depositary receipt facility; and

•	any cash dividends or distributions received from the common shares.

      In addition, the depositary may also convert into NT dollars incoming payments for purchases of common shares for deposit in the depositary receipt facility against the creation of additional ADSs. If you withdraw the common shares underlying your ADSs and become a holder of our common shares, you may convert into NT dollars subscription payment for rights offerings. The depositary may be required to obtained foreign exchange payment approval from the Central Bank of China on a payment-by-payment basis for conversion from NT dollars into foreign currencies of the proceeds from the sale of subscription rights of new common shares. Although it is expected that the Central Bank of China will grant approval as a routine matter, required approvals may not be obtained in a timely manner, or at all.

Exchange Controls

      Taiwan’s Foreign Exchange Control Statute and regulations provide that all foreign exchange transactions must be executed by banks designated to handle foreign exchange transactions by the Ministry of Finance and by the Central Bank of China. Current regulations favor trade-related foreign exchange transactions. Consequently, foreign currency earned from exports of merchandise and services may now be retained and used freely by exporters. All foreign currency needed for the importation of merchandise and services may be purchased freely from the designated foreign exchange banks.

      Aside from trade-related foreign exchange transactions, Taiwan companies and residents may remit to and from Taiwan foreign currencies of up to US$50 million (or its equivalent) and US$5 million, (or its equivalent) respectively in each calendar year. These limits apply to remittances involving a conversion between New Taiwan dollars and U.S. dollars or other foreign currencies. A requirement is also imposed on all private enterprises to register all medium and long-term foreign debt with the Central Bank of China.

      In addition, a foreign person without an alien resident card or an unrecognized foreign entity may remit to and from Taiwan foreign currencies of up to US$100,000 per remittance if required documentation is provided to Taiwan authorities. This limit applies only to remittances involving a conversion between New Taiwan dollars and U.S. dollars or other foreign currencies.

TAXATION

Republic of China Taxation

      This section constitutes the opinion of Baker & McKenzie, our Republic of China counsel. The discussion describes the principal Republic of China tax consequences of the ownership and disposition of ADSs representing common shares and of common shares. It applies to you only if you are:

•	an individual who is not an citizen of the Republic of China, who owns ADSs and who is not physically present in Taiwan for 183 days or more during any calendar year; or

•	a corporation or a non-corporate body that is organized under the laws of a jurisdiction other than the Republic of China for profit-making purposes and has no fixed place of business or other permanent establishment in Taiwan.

      You should also consult your tax advisors concerning the Republic of China tax consequences of owning ADSs.

Dividends

      Dividends declared by us out of our retained earnings and distributed to you are subject to Republic of China withholding tax, currently at the rate of 20%, on the amount of the distribution in the case of cash dividends or on the par value of the common shares in the case of stock dividends. However, a 10% Republic of China retained earnings tax paid by us on our undistributed after-tax earnings, if any, would provide a credit of up to 10% of the gross amount of any dividends declared out of such earnings that would reduce the 20% Republic of China tax imposed on these distributions.

      Share dividends paid by us out of our capital reserves are not subject to Republic of China withholding tax.

Capital gains

      Gains from the sale of property in the Republic of China are generally subject to Republic of China income tax. However, under current Republic of China law, capital gains on securities transactions (including sale of common stock) are exempt from income tax.

      Sales of ADRs by you are regarded as transactions relating to property located outside the Republic of China and thus any gains derived therefrom are currently not subject to Republic of China income tax.

Subscription rights

      Distributions of statutory subscription rights for common shares in compliance with Republic of China law are not subject to any Republic of China tax. Proceeds derived from sales of statutory subscription rights evidenced by securities are exempted from income tax but are subject to securities transaction tax at the rate of 0.3% of the gross amount received. Proceeds derived from sales of statutory subscription rights which are not evidenced by securities are subject to capital gains tax at the rate of:

•	35% of the gains received if you are a natural person; or

•	25% of the gains received if you are an entity that is not a natural person.

      Subject to compliance with Republic of China law, we, at our sole discretion, can determine whether statutory subscription rights shall be evidenced by issuance of securities.

  Securities transaction tax

      A securities transaction tax, at the rate of 0.3% of the gross amount received, payable by the seller will be withheld upon a sale of common shares in Taiwan. Transfers of ADSs are not subject to Republic of China securities transaction tax. According to a letter issued by the Ministry of Finance of the Republic of China in 1996, withdrawal of common shares from the deposit facility will not be subject to Republic of China securities transaction tax.

  Estate and gift tax

      Republic of China estate tax is payable on any property within Taiwan of a deceased who is a non-resident individual, and Republic of China gift tax is payable on any property within Taiwan donated by any such person. Estate tax is currently payable at rates ranging from 2% of the first NT$600,000 to 50% of amounts over NT$100,000,000. Gift tax is payable at rates ranging from 4% of the first NT$600,000 to 50% of amounts over NT$45,000,000. Under Republic of China estate and gift tax law, common shares issued by Taiwan companies are deemed located in Taiwan regardless of the location of the owner. It is not clear whether the ADSs will be regarded as property located in Taiwan under Republic of China estate and gift tax law.

  Tax treaty

      The Republic of China does not have an income tax treaty with the United States. On the other hand, the Republic of China has income tax treaties with Indonesia, Singapore, South Africa, Australia, Vietnam, New Zealand, Malaysia, Macedonia, Swaziland, the Netherlands, United Kingdom and Gambia, which may limit the rate of Republic of China withholding tax on dividends paid with respect to common shares in Taiwan companies. It is unclear whether if you hold ADSs, you will be considered to hold common shares for the purposes of these treaties. Accordingly, if you may otherwise be entitled to the benefits of the relevant income tax treaty, you should consult your tax advisors concerning your eligibility for the benefits with respect to the ADSs.

U.S. Federal Income Tax Considerations For U.S. Persons

      The following is a summary of the material U.S. federal income tax consequences for beneficial owners of our shares or ADSs that purchase such shares or ADSs in connection with this offering, that hold the shares or ADSs as capital assets, and that are U.S. holders and non-residents of the Republic of China. You are a U.S. holder if you are:

•	a citizen or resident of the United States;

•	a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust that is subject to the supervision of a court within the United States and the control of one or more U.S. persons; or

•	a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      This summary is based on current law, which is subject to change, perhaps retroactively. It is for general purposes only and you should not consider it to be tax advice. In addition, it is also based in part on representations by the depositary and assumes that each obligation under the deposit agreement and any related agreement will be performed in accordance with its terms. This summary does not represent a detailed description of all the federal income tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws including if you are:

•	a dealer in securities or currencies;

•	a trader in securities if you elect to use a mark-to-market method of accounting for your securities holdings;

•	a financial institution or an insurance company;

•	a tax-exempt organization;

•	a person liable for alternative minimum tax;

•	a person holding shares as part of a hedging, integrated or conversion transaction, constructive sale or straddle;

•	a person owning, actually or constructively, 10% or more of our voting stock; or

•	a U.S. holder whose “functional currency” is not the United States dollar.

      We cannot assure you that a later change in law will not alter significantly the tax considerations that we describe in this summary.

      If a partnership holds our shares or ADSs, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our shares or ADSs, you should consult your tax advisor.

      You should consult your own tax advisor concerning the particular U.S. federal income tax consequences to you of the ownership and disposition of the shares or ADSs, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

      In general, for U.S. federal income tax purposes, a U.S. person who is the beneficial owner of an ADS will be treated as the owner of the shares underlying its ADS. However, the United States Treasury has expressed concerns that parties involved in transactions in which depositary shares are pre-released may be taking actions that are inconsistent with the claiming of foreign tax credits by the holders of ADSs. Accordingly, the analysis of the creditability of Republic of China taxes described below could be affected by future actions that may be taken by the United States Treasury.

  Taxation of Dividends

      The amount of distributions (other than certain pro rata distributions of shares to all shareholders) you receive on your shares or ADSs, including net amounts withheld in respect of Republic of China withholding taxes, will generally be treated as dividend income to you if the distributions are made from our current and accumulated earnings and profits as calculated according to U.S. federal income tax principles. These amounts will be includible in your gross income as ordinary income on the day you actually or constructively receive the distributions, which in the case of an ADS will be the date received by the depositary. You will not be entitled to claim a dividends received deduction with respect to distributions you receive from us.

      The amount of any dividend paid in NT dollars will equal the U.S. dollar value of the NT dollars you receive, calculated by reference to the exchange rate in effect on the date you actually or constructively receive the dividend, which in the case of an ADS will be the date received by the depositary, regardless of whether the NT dollars are actually converted into U.S. dollars. If the NT dollars received as a dividend are not converted into U.S. dollars on the date of receipt, you will have a basis in the NT dollars equal to its U.S. dollar value on the date of receipt. Any gain or loss you realize if you subsequently sell or otherwise dispose of the NT dollars will be ordinary income or loss from sources within the United States for foreign tax credit limitation purposes.

      Subject to certain limitations under the Internal Revenue Code, you may be entitled to a credit or deduction against your federal income taxes for the net amount of any Republic of China taxes that are withheld from dividend distributions made to you. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends we pay with respect to shares or ADSs will generally be considered “passive income” or, for certain holders, “financial services income.” You may be subject to special rules if your foreign source income during the taxable year consists entirely of “qualified passive income” and if you have US$300 or less, or US$600 or less if you file a joint return, of creditable foreign taxes which you have paid or accrued during the taxable year. Further, a U.S. holder that:

•	has held shares or ADSs for less than a specified minimum period during which it is not protected from risk of loss,

•	is obligated to make payments related to the dividends or

•	holds the shares or ADSs in arrangements in which the U.S. holder’s expected economic profit, after non-U.S. taxes, is insubstantial,

may not be allowed a foreign tax credit for foreign taxes imposed on dividends paid on shares or ADSs. The rules governing the foreign tax credit are complex. We therefore urge you to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

      To the extent that the amount of any distribution you receive exceeds our current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in your adjusted basis in the shares or ADSs and thereby increasing the amount of gain, or decreasing the amount of loss, you will recognize on a subsequent disposition of the shares or ADSs. The balance in excess of adjusted basis, if any, will be taxable to you as capital gain recognized on a sale or exchange.

      It is possible that pro rata distributions of shares to all shareholders may be made in a manner that is not subject to U.S. federal income tax. The basis of any new shares so received will be determined by allocating your basis in the old shares between the old shares and the new shares, based on their relative fair market values or the date of distribution.

      For U.S. tax purposes, any such tax-free share distribution and any distributions in excess of current and accumulated earnings and profits generally would not result in foreign source income to you. Consequently, you may not be able to use the foreign tax credit associated with any Republic of China withholding tax imposed on such distributions unless you can use the credit against United States tax due on other foreign source income in the appropriate category for foreign tax credit purposes.

  Taxation of Capital Gains

      When you sell or otherwise dispose of your shares or ADSs, you will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of the amount realized for the shares or ADSs and your basis in the shares or ADSs, determined in U.S. dollars. For foreign tax credit limitation purposes, such gain or loss will generally be treated as U.S. source. If you are an individual, and the shares or ADSs being sold or otherwise disposed of are capital assets that you have held for more than one year, your gain recognized will be eligible for reduced rates of taxation. Your ability to deduct capital losses is subject to limitations.

      Any Republic of China securities transaction tax, or any Republic of China capital gain tax imposed on the proceeds derived from sales of statutory subscription rights which are not evidenced by securities, that you pay generally will not be creditable foreign taxes for United States federal income tax purposes, but you may be able to deduct such taxes, subject to certain limitations under the Code. You are urged to consult your tax advisors regarding the United States federal income tax consequences of these taxes.

  Information Reporting and Backup Withholding

      In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements and backup withholding if you are a non-corporate United States person and you:

•	fail to provide an accurate taxpayer identification number,

•	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fail to comply with applicable certification requirements.

      If you sell your shares or ADSs to or through a United States office of a broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you establish an exemption. If you sell your shares or ADSs outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid to you outside the United States, then United States backup withholding and information reporting requirements generally will not apply to that payment. However, United States information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your shares or ADSs through a non-U.S. office of a broker that:

•	is a United States person,

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the United States,

•	is a “controlled foreign corporation” as to the United States, or

•	is a foreign partnership, if at any time during its tax year:

•	one or more of its partners are U.S. persons, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or

•	at any time during its tax year the foreign partnership is engaged in a United States trade or business,

unless you establish an exemption.

      You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the United States Internal Revenue Service.

  Inheritance and Gift Tax

      As discussed above in “— Republic of China Taxation”, certain Republic of China inheritance and gift taxes may be imposed on holders of ADSs. You should consult your own tax advisor regarding the U.S. tax consequences of such taxes on your particular situation.

UNDERWRITING

      We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered by this prospectus. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Goldman Sachs International, Peterborough Court, 133 Fleet Street, London EC4A 2BB, United Kingdom, is the representative of the underwriters named below.

Underwriters	Number of ADSs

Goldman Sachs International

Total

      We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered by this prospectus. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. Merrill Lynch International, Merrill Lynch Financial Centre, 2 King Edward Street, London EC1A 1HQ, United Kingdom, is the representative of the underwriters named below.

Underwriters	Number of ADSs

Merrill Lynch International

Total

      We and the underwriters named below have entered into an underwriting agreement with respect to the ADSs being offered by this prospectus. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ADSs indicated in the following table. UBS AG acting through its business group UBS Warburg, 25/F, One Exchange Square, 8 Connaught Place, Central, Hong Kong, is the representative of the underwriters named below.

Underwriters	Number of ADSs

UBS AG acting through its business group UBS Warburg

Total

      The closing of the sale of ADSs under each underwriting agreement described above is conditioned on the closings of the sales of ADSs under the other two underwriting agreements described above.

      If the underwriters sell more ADSs than the total number set forth in the tables above, the underwriters have an option to purchase up to                      additional ADSs from the Ministry of Transportation and Communications. They may exercise that option within 30 days of the date of this prospectus. If any ADSs are purchased pursuant to this option, the underwriters will severally purchase ADSs in approximately the same proportion as set forth in the table above.

      The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters by the Ministry of Transportation and Communications. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

Paid by the Ministry of
Transportation and
Communications

	No Exercise	Full Exercise

Per ADS	US$	US$
Total	US$	US$

      ADSs sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to US$     per ADS from the initial public offering price. Any such securities dealers may resell any ADSs purchased from the underwriters to certain other brokers or dealers at a discount of up to US$                     per ADS from the initial public offering price. If all the ADSs are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

      We have been advised by the underwriters that some of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by brokers and dealers registered with the Securities and Exchange Commission. Goldman Sachs International is expected to make offers and sales in the United States through its selling agent, Goldman, Sachs & Co.

      We and the Ministry of Transportation and Communications have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our common shares, ADSs or any securities convertible into or exchangeable for common shares or ADSs during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See “Shares Eligible for Future Sale” beginning on page 130.

      In connection with the offering, the underwriters may, subject to applicable laws and regulations, purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs from the Ministry of Transportation and Communications in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ADSs made for the purpose of preventing or retarding a decline in the market price of the ADSs while the offering is in progress.

      The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange or relevant exchange, in the over-the-counter market or otherwise.

      No ADSs are offered or sold and, prior to the expiry of a period of six months from the closing date of the issuance of the ADSs no ADSs will be offered or sold to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995. Each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of any ADSs in circumstances in which section 21(1) of the Financial Services and Markets Act 2000 does not apply to our company. Each underwriter has complied, and will comply with, all applicable provisions of the Financial Services and Markets Act 2000 and the Public Offers of Securities Regulations 1995 with respect to anything done by it in relation to the ADSs in, from or otherwise involving the United Kingdom.

      It is expected that a public offering without a listing of the ADSs will be made in Japan. No ADSs have been or will be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except in accordance with the terms and conditions of the public offering without a listing of the ADSs in Japan, as stated in the securities registration statement filed on                      , 2003, as amended, with the Japanese authority under, or pursuant to any exemption from the registration requirements of, the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law. Each underwriter will send any dealer who purchases from it any ADSs a notice stating in substance that, by purchasing such ADSs, the dealer represents and agrees that it has not offered or sold, and will not offer or sell, any ADSs, directly or indirectly, in Japan or to or for the account of any resident thereof, except in accordance with the terms and conditions of the public offering without a listing of the ADSs in Japan, as stated in the securities registration statement filed on                      , 2003, as amended, with the Japanese authority under, or pursuant to any exemption from the registration requirements of, the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such ADSs a notice containing substantially the same statement as is contained in this sentence. As used in this paragraph, “resident of Japan” means any person residing in Japan, including any corporations or other entities organized under the laws of Japan. Each underwriter has also acknowledged that it may not conduct marketing activities in Japan.

      The ADSs have not been offered or sold, and will not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. No advertisement, invitation or document relating to the ADSs, whether in Hong Kong or elsewhere, has been or will be issued, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

      This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (1) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, (2) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

      The ADSs may not be, directly or indirectly, offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

      No action has been or will be taken in any jurisdiction other than the United States and Japan that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

      The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Republic of China.

      A prospectus in electronic format may be made available on the Internet web sites maintained by one or more underwriters or securities dealers. The representatives of the underwriters may agree to allocate a number of ADSs to the underwriters for sale to their online brokerage account holders. ADSs to be sold pursuant to an Internet distribution will be allocated by the representatives to the underwriters that may make Internet distribution on the same basis as other allocations. In addition, ADSs may be sold by the underwriters to securities dealers who resell ADSs to online brokerage account holders.

      Prior to the offering, there has been no public market for the ADSs in the United States. The initial public offering price of the ADSs being sold in this offering will be determined through negotiations among the representatives of the several underwriters and a pricing committee representing the interests of the Ministry of Transportation and Communications and the government of the Republic of China. In addition to prevailing market conditions and the level of investor interest in the ADSs, the price will be determined by reference to the most recent closing price of our common shares on the Taiwan Stock Exchange prior to the pricing date, and may be at a premium or a discount to that price.

      Application has been made for listing of the ADSs offered by this prospectus on the New York Stock Exchange under the symbol “CHT”. In order to meet one of the requirements for listing of the ADSs on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more ADSs to a minimum of 2,000 beneficial holders.

      We expect that the initial public offering price of the ADSs offered in this offering will be determined on or about           , 2003. Assuming that New York Stock Exchange approval is received, we expect the ADSs to begin trading on the New York Stock Exchange on the date on which the initial public offering price is determined. We expect to deliver the ADSs against payment in New York, New York on the third business day after the date on which the initial public offering price is determined.

      We estimate that our total expenses and the total expenses of the Ministry of Transportation and Communications for this offering, excluding underwriting discounts and commissions, will be approximately US$                million and US$                million, respectively. The underwriters have agreed to reimburse us or the Ministry of Transportation and Communications or pay on our behalf or on behalf of the Ministry of Transportation and Communications the printing and engraving expenses and roadshow and other miscellaneous fees and expenses. The following table sets forth the various expenses incurred or to be incurred by us and the Ministry of Transportation and Communications, as selling shareholder, in connection with this offering, other than underwriting discounts and commissions.

		Amount
	Amount	borne by
	borne by	selling
	us	shareholder

	US$	US$
Securities and Exchange Commission registration fees	25,000
Printing and engraving expenses		500,000
Accounting fees		450,000
Legal Fees		700,000
Roadshow and other miscellaneous fees and expenses		500,000

      We and the Ministry of Transportation and Communications have agreed to indemnify the several underwriters against certain liabilities including liabilities under the Securities Act of 1933.

      Purchasers of the ADSs offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this prospectus.

      Goldman, Sachs & Co. is acting as the global coordinator for this offering. Goldman, Sachs & Co., Merrill Lynch International and UBS AG acting though its business group UBS Warburg are acting as the joint bookrunners for this offering.

ENFORCEABILITY OF CIVIL LIABILITIES

      We are a company limited by shares and incorporated under the Republic of China Company Law and the Statute of Chunghwa Telecom Co., Ltd. All of our directors and executive officers, our supervisors and some of the experts named in this prospectus are residents of Taiwan and a substantial portion of our assets and the assets of those persons are located in Taiwan. As a result, it may not be possible for investors to effect service of process upon us or those persons within the United States, or to enforce against them judgments obtained in the United States courts, including those predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by Baker & McKenzie, our Republic of China counsel, that in their opinion any final judgment obtained against us in any court other than the courts of the Republic of China in connection with any legal suit or proceeding arising out of or relating to the ADSs will be enforced by the courts of the Republic of China without further review of the merits only if the court of the Republic of China in which enforcement is sought is satisfied that:

•	the court rendering the judgment has jurisdiction over the subject matter according to the laws of the Republic of China;

•	the judgment is not contrary to the public order or good morals of the Republic of China;

•	if the judgment was rendered by default by the court rendering the judgment, we were served within the jurisdiction of the court or process was served on us with judicial assistance of the Republic of China; and

•	judgments at the courts of the Republic of China are recognized and enforceable in the court rendering the judgment on a reciprocal basis.

      A party seeking to enforce a foreign judgment in the Republic of China would be required to obtain foreign exchange approval from the Central Bank of China for the payment out of Taiwan of any amounts recovered in connection with the judgment denominated in a currency other than NT dollars if a conversion from NT dollars to a foreign currency is involved.

VALIDITY OF SECURITIES

      We are being represented by Simpson Thacher & Bartlett regarding matters of United States law and by Baker & McKenzie regarding matters of Republic of China law. Baker & McKenzie will pass upon the validity of the common shares. The underwriters are being represented by Sullivan & Cromwell LLP regarding matters of United States federal and New York state law and by Lee and Li regarding matters of Republic of China law.

EXPERTS

      The financial statements as of June 30, 2000, December 31, 2000, 2001 and 2002, and for the year ended June 30, 2000, the six-month period ended December 31, 2000 and each of the two years in the period ended December 31, 2002 included in this prospectus have been audited by T.N. Soong & Co., independent auditors, an associate member firm of Deloitte Touche Tohmatsu effective April 22, 2002, and formerly a member firm of Andersen Worldwide, SC, as stated in their reports appearing herein, and are included with their consent in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

      The offices of T.N. Soong & Co. are located at 12/F, 156 Minsheng East Road, Sec. 3, Taipei, Taiwan, Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form F-1 with the SEC under the U.S. Securities Act of 1933 covering the common shares represented by the ADSs offered by this prospectus. A related registration statement on Form F-6 will be filed with the SEC to register the ADSs. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the ADSs and the common shares represented by the ADSs. This prospectus summarizes material provisions of contracts and other documents that we refer to. Since the prospectus may not contain all the information that you may find important, you should review a full text of these documents. We have included copies of these documents as exhibits to our registration statements.

      You may review copies of the registration statements at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’S regional offices located at 233 Broadway, New York, New York 10279 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also get copies of all or any portion of the registration statements from the public reference room, the regional offices or by calling the SEC at 1-800-SEC-0330 or by writing the SEC upon payment of a prescribed fee.

      Upon completion of the offering, we will be subject to the information requirements of the U.S. Securities Exchange Act of 1934 and, in accordance therewith, we will file with the SEC annual reports on Form 20-F within six months of our fiscal year-end, and provide to the SEC other material information on Form 6-K. These reports and other information can be inspected at the public reference room at the SEC and at the SEC regional offices listed above. You can also obtain copies of the material from the public reference room, the regional offices or by calling or writing the SEC upon payment of a prescribed fee. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders.

      We will furnish to The Bank of New York, as depositary for the ADSs, our annual reports. We will also furnish the depositary with quarterly reports. When the depositary receives these reports, it will upon our request promptly provide them to all holders of record of ADSs. We also will furnish the depositary with all notices of shareholders’ meeting and other reports and communications in English that we make available to our shareholders. The depositary will make these notices, reports and communications available to holders of ADSs and will upon our request mail to all holders of record of ADSs the information contained in any notice of a shareholders’ meeting it receives.

INDEX TO FINANCIAL STATEMENTS

Page

Financial Statements of Chunghwa Telecom Co., Ltd.
Independent Auditors’ Report	F-2
Balance Sheets as of June 30, 2000, December 31, 2000, 2001 and 2002 and March 31, 2003	F-3
Statements of Operations for the year ended June 30, 2000, the six months ended December 31, 2000, the years ended December 31, 2001 and 2002 and the three months ended March 31, 2002 and 2003	F-5

Statements of Changes in Stockholders’ Equity for the year ended June 30, 2000, the six months ended December 31, 2000, the years ended December 31, 2001 and 2002 and the three months ended March 31, 2003
F-6
Statements of Cash Flows for the year ended June 30, 2000, the six months ended December 31, 2000, the years ended December 31, 2001 and 2002 and the three months ended March 31, 2002 and 2003	F-7
Notes to Financial Statements	F-8

Independent Auditors’ Report

The Board of Directors and Stockholders

Chunghwa Telecom Co., Ltd.

      We have audited the accompanying balance sheets of Chunghwa Telecom Co., Ltd. as of June 30, 2000, and December 31, 2000, 2001 and 2002, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended June 30, 2000, for the six months ended December 31, 2000, and for the years ended December 31, 2001 and 2002, all expressed in New Taiwan dollars. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chunghwa Telecom Co., Ltd. as of June 30, 2000, and December 31, 2000, 2001 and 2002 and the results of its operations and its cash flows for the year ended June 30, 2000, for the six months ended December 31, 2000, and for the years ended December 31, 2001 and 2002 in conformity with accounting principles generally accepted in the United States of America.

T. N. Soong & Co.

(An Associate Member Firm of Deloitte Touche Tohmatsu
Effective April 22, 2002)
(Formerly a Member Firm of Andersen Worldwide, SC)
Taipei, Taiwan
The Republic of China
March 27, 2003

CHUNGHWA TELECOM CO., LTD.

BALANCE SHEETS

(Amounts in millions, except shares and par value data)

			December 31				March 31
		June 30,
	Notes	2000	2000	2001	2002	2002	2003	2003

		NT$	NT$	NT$	NT$	US$	NT$	US$
							(Unaudited)	(Unaudited)
						(Note 3)		(Note 3)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	2,4,21	$15,230	$24,133	$4,643	$7,652	$220	$5,735	$165
Trade notes and accounts receivable — net	2,5	23,728	20,967	20,378	17,211	495	16,025	461
Inventories	2	2,415	2,389	1,798	1,164	33	1,204	35
Prepaid expenses		2,907	1,929	546	486	14	2,953	85
Deferred income taxes	2,17	11,934	14,107	2,056	16,845	485	16,843	485
Other current assets	6	1,726	2,481	2,739	1,929	56	2,287	66

Total Current Assets		57,940	66,006	32,160	45,287	1,303	45,047	1,297

INVESTMENTS IN UNCONSOLIDATED COMPANIES	2,7,18,21	707	943	1,959	3,727	107	3,627	104

PROPERTY, PLANT AND EQUIPMENT — NET	2,8	315,458	322,772	336,428	338,388	9,738	332,301	9,563

INTANGIBLE ASSETS
Prepaid pension cost	2,16	16,794	15,750	17,042	24,032	692	24,032	692
3G concession	2	—	—	—	10,179	293	10,179	293
Patents and computer software — net	2	108	140	160	212	6	235	6

Total Intangible Assets		16,902	15,890	17,202	34,423	991	34,446	991

OTHER ASSETS
Advances to stockholders	9,21	13,034	—	—	—	—	—	—
Deferred income taxes — non-current	2,17	5,244	5,096	18,997	3,464	99	3,310	95
Other	21	2,634	2,695	4,668	3,364	97	3,337	96

Total Other Assets		20,912	7,791	23,665	6,828	196	6,647	191

TOTAL ASSETS		$411,919	$413,402	$411,414	$428,653	$12,335	$422,068	$12,146

The accompanying notes are an integral part of the financial statements.

CHUNGHWA TELECOM CO., LTD.

BALANCE SHEETS — (Continued)

			December 31				March 31
		June 30,
	Notes	2000	2000	2001	2002	2002	2003	2003

		NT$	NT$	NT$	NT$	US$	NT$	US$
							(Unaudited)	(Unaudited)
						(Note 3)		(Note 3)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term loans	10	$—	$—	$—	$—	$—	$3,000	$86
Commercial paper issued	11,21	8,959	—	—	—	—	—	—
Trade notes and accounts payable		7,439	7,576	15,000	11,217	323	9,750	281
Income tax payable		8,788	7,398	2,858	6,172	178	8,869	255
Accrued expenses	12	10,487	15,118	14,226	13,804	397	11,825	340
Accrued pension liabilities	2,16	32,143	19,335	—	32,226	927	33,203	956
Current portion of deferred income	2	4,237	4,109	4,148	3,957	114	3,731	107
Customers’ deposits	21	15,238	14,209	12,915	11,975	344	11,591	334
Other current liabilities	13,18	17,192	16,445	16,560	17,574	506	14,860	428

Total Current Liabilities		104,483	84,190	65,707	96,925	2,789	96,829	2,787

OTHER LIABILITIES
Accrued pension liabilities	2,16	—	—	21,583	—	—	—	—
Deferred income — net of current portion	2	21,389	20,413	17,131	13,855	399	13,243	381
Long-term loans	14,21	—	—	17,000	17,700	509	700	20
Other		313	609	336	153	5	196	6

Total Other Liabilities		21,702	21,022	56,050	31,708	913	14,139	407

Total Liabilities		126,185	105,212	121,757	128,633	3,702	110,968	3,194

COMMITMENTS AND CONTINGENT LIABILITIES	19
STOCKHOLDERS’ EQUITY	15
Capital stock — NT$10 (US$0.29) par value; authorized, issued and outstanding — 9,647,724,900 common shares		96,477	96,477	96,477	96,477	2,776	96,477	2,776
Capital surplus		132,912	133,758	133,820	133,862	3,852	134,276	3,864
Retained earnings		56,345	77,955	59,360	69,681	2,005	80,347	2,312

Total Stockholders’ Equity		285,734	308,190	289,657	300,020	8,633	311,100	8,952

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$411,919	$413,402	$411,414	$428,653	$12,335	$422,068	$12,146

The accompanying notes are an integral part of the financial statements.

CHUNGHWA TELECOM CO., LTD.

STATEMENTS OF OPERATIONS

(Amounts in millions, except shares and per share and per ADS data)

			Six Months
		Year Ended	Ended	Years Ended December 31			Three Months Ended March 31
		June 30,	December 31,
	Notes	2000	2000	2001	2002	2002	2002	2003	2003

		NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
							(Unaudited)	(Unaudited)	(Unaudited)
						(Note 3)			(Note 3)
SERVICE REVENUES	2	$185,048	$95,013	$184,378	$179,361	$5,161	$43,193	$44,222	$1,273

OPERATING COSTS AND EXPENSES	2
Costs of services, excluding depreciation and amortization		64,829	35,578	72,733	58,120	1,672	13,479	14,220	409
Marketing, excluding depreciation and amortization	2	17,945	9,597	21,867	20,167	580	3,129	5,061	146
General and administrative, excluding depreciation and amortization		3,342	1,592	3,451	2,647	76	784	748	22
Research and development, excluding depreciation and amortization	2	2,678	1,333	2,804	2,428	70	547	603	17
Depreciation and amortization — costs of services		34,731	18,195	36,648	37,890	1,090	9,075	9,865	284
Depreciation and amortization — operating expenses		1,968	1,031	2,272	2,408	70	611	650	19

Total Operating Costs and Expenses		125,493	67,326	139,775	123,660	3,558	27,625	31,147	897

INCOME FROM OPERATIONS		59,555	27,687	44,603	55,701	1,603	15,568	13,075	376

OTHER INCOME
Interest		372	264	649	187	5	18	18	1
Equity in net income of unconsolidated companies	2,7	—	236	189	—	—	—	—	—
Other income		1,439	729	2,803	2,294	66	738	588	17

Total Other Income		1,811	1,229	3,641	2,481	71	756	606	18

OTHER EXPENSES
Interest		169	103	392	171	5	15	10	—
Equity in net loss of unconsolidated companies	2,7	118	—	—	232	7	55	100	3
Other expense		559	439	971	852	24	245	47	2

Total Other Expenses		846	542	1,363	1,255	36	315	157	5

INCOME BEFORE INCOME TAX		60,520	28,374	46,881	56,927	1,638	16,009	13,524	389
INCOME TAX	2,17	13,947	6,764	9,519	12,839	369	3,326	2,858	82

NET INCOME		$46,573	$21,610	$37,362	$44,088	$1,269	$12,683	$10,666	$307

NET INCOME PER SHARE	2	$4.83	$2.24	$3.87	$4.57	$0.13	$1.31	$1.11	$0.03

WEIGHTED-AVERAGE NUMBER OF COMMON SHARES OUTSTANDING		9,647,724,900	9,647,724,900	9,647,724,900	9,647,724,900	9,647,724,900	9,647,724,900	9,647,724,900	9,647,724,900

NET INCOME PER PRO FORMA EQUIVALENT ADS	2	$48.27	$22.40	$38.73	$45.70	$1.32	$13.15	$11.06	$0.32

WEIGHTED-AVERAGE NUMBER OF PRO FORMA EQUIVALENT ADSs OUTSTANDING		964,772,490	964,772,490	964,772,490	964,772,490	964,772,490	964,772,490	964,772,490	964,772,490

The accompanying notes are an integral part of the financial statements.

CHUNGHWA TELECOM CO., LTD.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Amounts in millions, except shares data)

	Capital Stock			Retained Earnings				Accumulated
								Other	Total
	Common		Capital	Legal	Special	Unappropriated		Comprehensive	Stockholders’
	Shares	Amount	Surplus	Reserve	Reserve	Earnings	Total	Income	Equity

		NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
BALANCE, JUNE 30, 1999 (IN NT$)	9,647,724,900	$96,477	$132,830	$9,935	$1,930	$43,830	$55,695	$406	$285,408
Realized gain on available-for-sale securities	—	—	—	—	—	—	—	(406)	(406)
Additional capital contributed by government	—	—	82	—	—	—	—	—	82
Appropriations and distributions of 1999 earnings:
Legal reserve	—	—	—	5,170	—	(5,170)	—	—	—
Special reserve	—	—	—	—	745	(745)	—	—	—
Dividends	—	—	—	—	—	(45,923)	(45,923)	—	(45,923)
Net income for the year ended June 30, 2000	—	—	—	—	—	46,573	46,573	—	46,573

BALANCE, JUNE 30, 2000 (IN NT$)	9,647,724,900	96,477	132,912	15,105	2,675	38,565	56,345	—	285,734
Additional capital contributed by government	—	—	846	—	—	—	—	—	846
Net income for the six months ended December 31, 2000	—	—	—	—	—	21,610	21,610	—	21,610

BALANCE, DECEMBER 31, 2000 (IN NT$)	9,647,724,900	96,477	133,758	15,105	2,675	60,175	77,955	—	308,190
Additional capital contributed by government	—	—	62	—	—	—	—	—	62
Appropriations and distributions of 2000 earnings:
Legal reserve	—	—	—	6,274	—	(6,274)	—	—	—
Dividends	—	—	—	—	—	(55,957)	(55,957)	—	(55,957)
Net income for the year ended December 31, 2001	—	—	—	—	—	37,362	37,362	—	37,362

BALANCE, DECEMBER 31, 2001 (IN NT$)	9,647,724,900	96,477	133,820	21,379	2,675	35,306	59,360	—	289,657
Additional capital contributed by government	—	—	42	—	—	—	—	—	42
Appropriations and distributions of 2001 earnings:
Legal reserve	—	—	—	3,727	—	(3,727)	—	—	—
Dividends	—	—	—	—	—	(33,767)	(33,767)	—	(33,767)
Net income for the year ended December 31, 2002	—	—	—	—	—	44,088	44,088	—	44,088

BALANCE, DECEMBER 31, 2002 (IN NT$)	9,647,724,900	$96,477	$133,862	$25,106	$2,675	$41,900	$69,681	$—	$300,020

BALANCE, DECEMBER 31, 2002 (IN US$) (Note 3)	9,647,724,900	$2,776	$3,852	$722	$77	$1,206	$2,005	$—	$8,633

BALANCE, DECEMBER 31, 2002 (IN NT$)	9,647,724,900	$96,477	$133,862	$25,106	$2,675	$41,900	$69,681	$—	$300,020
Additional capital contributed by government (Unaudited)	—	—	5	—	—	—	—	—	5
Additional capital contributed by the MOTC through selling shares to employees at a discounted price (Unaudited)	—	—	409	—	—	—	—	—	409
Net income for the three months ended March 31, 2003 (Unaudited)	—	—	—	—	—	10,666	10,666	—	10,666

BALANCE, MARCH 31, 2003 (IN NT$) (UNAUDITED)	9,647,724,900	$96,477	$134,276	$25,106	$2,675	$52,566	$80,347	—	$311,100

BALANCE, MARCH 31, 2003 (IN US$) (UNAUDITED) (Note 3)	9,647,724,900	$2,776	$3,864	$723	$77	$1,512	$2,312	$—	$8,952

The accompanying notes are an integral part of the financial statements.

CHUNGHWA TELECOM CO., LTD.

STATEMENTS OF CASH FLOWS

(Amounts in millions)

	Year	Six Months
	Ended	Ended	Years Ended December 31			Three Months Ended March 31
	June 30,	December 31,
	2000	2000	2001	2002	2002	2002	2003	2003

	NT$	NT$	NT$	NT$	US$	NT$	NT$	US$
						(Unaudited)	(Unaudited)	(Unaudited)
					(Note			(Note 3)
					3)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$46,573	$21,610	$37,362	$44,088	$1,269	$12,683	$10,666	$307
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	43	566	3,869	4,931	142	1	1,245	36
Depreciation and amortization	36,699	19,226	38,920	40,298	1,160	9,686	10,515	303
Loss on sale of marketable securities	126	—	—	—	—	—	—	—
Cash dividends received from unconsolidated companies	303	283	94	—	—	—	—	—
Losses on write down of inventories	21	71	—	—	—	—	—	—
Net loss on disposal of scrap inventories and property, plant and equipment	174	106	955	150	4	—	33	1
Equity in net loss (net income) of unconsolidated companies	118	(236)	(189)	232	7	55	100	3
Stock compensation expense for shares issued to employees at a discount	—	—	—	—	—	—	409	12
Deferred income taxes	(2,785)	(2,025)	(1,850)	744	21	105	157	4
Changes in operating assets and liabilities:
Decrease (increase) in:
Trade notes and accounts receivable	3,605	2,195	(3,280)	(1,764)	(51)	(1,130)	(59)	(2)
Inventories	870	789	2,454	(483)	(14)	(1,648)	(1,156)	(33)
Prepaid expenses	1,213	978	1,383	60	2	(2,182)	(2,467)	(71)
Other current assets	(86)	(1,038)	(259)	811	23	1,104	(359)	(10)
Other assets	(130)	(48)	(1,724)	1,028	30	1,024	(24)	(1)
Increase (decrease) in:
Trade notes and accounts payable	(3,784)	137	3,583	(2,666)	(77)	(39)	(351)	(10)
Income tax payable	(2,042)	(1,390)	(4,540)	3,314	95	3,122	2,697	78
Accrued expenses	(1,314)	4,631	(892)	(422)	(12)	(3,181)	(1,979)	(57)
Customers’ deposits	(841)	(1,029)	(1,294)	(940)	(27)	(352)	(384)	(11)
Other current liabilities	(905)	(2,232)	1,066	1,969	57	57	267	7
Accrued pension liabilities	(5,688)	(11,764)	957	3,653	105	756	977	28
Deferred income	(1,593)	(1,104)	(3,243)	(3,467)	(100)	(832)	(838)	(24)
Other liabilities	(587)	296	(273)	(183)	(5)	(140)	43	1

Net Cash Provided by Operating Activities	69,990	30,022	73,099	91,353	2,629	19,089	19,492	561

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of marketable securities	403	—	—	—	—	—	—	—
Net increase in investments in unconsolidated companies	—	—	(980)	(2,000)	(58)	(2,000)	—	—
Return of investments from an unconsolidated company	—	—	58	—	—	—	—	—
Acquisitions of property, plant and equipment	(53,123)	(25,382)	(52,935)	(43,260)	(1,245)	(10,957)	(7,357)	(212)
Proceeds from disposal of property, plant and equipment	48	152	294	294	9	—	—	—
Payment on 3G concession	—	—	—	(10,179)	(293)	(10,179)	—	—
Acquisitions of patents and computer software	(78)	(62)	(131)	(174)	(5)	(29)	(57)	(1)

Net Cash Used in Investing Activities	(52,750)	(25,292)	(53,694)	(55,319)	(1,592)	(23,165)	(7,414)	(213)

CASH FLOWS FROM FINANCING ACTIVITIES
Avail of short-term loans	—	—	—	—	—	21,000	3,000	86
Proceeds from issuance (payments) of commercial paper	8,959	(8,959)	—	—	—	—	—	—
Proceeds of long-term loans	—	—	30,000	38,700	1,114	—	—	—
Payments on principal of long-term loans	—	—	(13,000)	(38,000)	(1,093)	(17,000)	(17,000)	(489)
Cash dividends paid	(2,073)	—	(55,957)	(33,767)	(972)	—	—	—
Additional capital contributed by government	82	98	62	42	1	14	5	—
Refunds on advances from (advances to) stockholders	(13,034)	13,034	—	—	—	—	—	—

Net Cash Provided by (Used in) Financing Activities	(6,066)	4,173	(38,895)	(33,025)	(950)	4,014	(13,995)	(403)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,174	8,903	(19,490)	3,009	87	(62)	(1,917)	(55)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR/PERIOD	4,056	15,230	24,133	4,643	133	4,643	7,652	220

CASH AND CASH EQUIVALENTS, END OF YEAR/PERIOD	$15,230	$24,133	$4,643	$7,652	$220	$4,581	$5,735	$165

SUPPLEMENTAL INFORMATION
Interest paid	$210	$62	$392	$171	$5	$146	$42	$1

Income tax paid	$18,094	$10,757	$15,908	$8,781	$253	$100	$4	$—

The accompanying notes are an integral part of the financial statements.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

1. General

      Chunghwa Telecom Co., Ltd. (“Chunghwa” or “the Company”) was incorporated on July 1, 1996 in the Republic of China (“ROC”) pursuant to the Telecommunications Act No. 30. The Company is a company limited by shares and, prior to August 2000, was wholly owned by the Ministry of Transportation and Communications (“MOTC”). Prior to July 1, 1996, the current operations of Chunghwa were carried out under the Directorate General of Telecommunications (“DGT”). The DGT was established by the MOTC in June 1943 to take primary responsibility in the development of telecommunications infrastructure and to formulate policies related to telecommunications. On July 1, 1996, the telecom operations of the DGT were spun-off as Chunghwa continues to carry out the business and the DGT continues to be the industry regulator.

      As a “dominant telecommunications service provider” of fixed-line and cellular telephone services, within the meaning of applicable telecommunications regulations of the ROC, the Company is subject to additional requirements imposed by the MOTC.

      The MOTC is in the process of privatizing the Company by reducing the government ownership to below 50% in stages. Certain of the Company’s common shares were sold, in connection with the foregoing privatization plan, in domestic public offerings in August 2000, in September 2000, in June 2001, in December 2002 and in March 2003 and in April 2003. Certain of the Company’s common shares were also sold to its employees in October 2000, October 2001 and January 2003. The ROC government has plans to sell the common shares of the Company in an international offering of securities in the form of American Depository Shares (“ADS”), in the United States, Japan and the Republic of China. In addition, the MOTC intends to sell certain of the Company’s common shares throughout the process to the Company’s employees.

      The Company’s common shares were listed and traded on Taiwan Stock Exchange on October 27, 2000.

2. Summary of Significant Accounting Policies

      Basis of presentation. The Company maintains its accounting books and records based on the ROC government regulations and generally accepted accounting principles in the ROC (“ROC GAAP”). The accompanying financial statements have been prepared to present its financial position, results of operations and cash flows in accordance with generally accepted accounting principles in the United States (“US GAAP”).

      The financial statements as of March 31, 2003 and for the three months ended March 31, 2002 and 2003 included herein are unaudited and have been prepared by the Company pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted as permitted by such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of results for the interim periods have been

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

made. The results for the three-month period ended March 31, 2003 are not necessarily indicative of results of the Company to be expected for the full fiscal year.

      Use of estimates. The preparation of financial statements requires management to make certain estimates and assumptions that affect the recorded amounts of assets, liabilities, revenues and expenses of the Company. The Company continually evaluates these estimates, including those related to allowances for doubtful accounts, useful lives of long term assets, pension plans, valuation allowances on deferred income taxes, customer service periods, impairment of assets and the fair value of financial instruments. The Company bases its estimates on historical experience and other assumptions, which it believes to be reasonable under the circumstances. Actual results may differ from these estimates.

      Accounting year. Pursuant to a revision in the ROC’s Budget Law on October 29, 1998, the Company changed its financial reporting year from a fiscal year that begins on July 1 and ends on June 30 to a calendar year. As a result, for ROC reporting purposes the last “June 30” fiscal year recognized by the Company was the fiscal year ended June 30, 1999, and the 18-month period ended December 31, 2000 is considered a transition period by the Company. However, in the accompanying financial statements, the Company has reported the year ended June 30, 2000 separately as a comparative fiscal year, and the six months ended December 31, 2000 as a transition period. For purposes of comparison, we have provided unaudited income statement information below for the six-month period ended December 31, 1999.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

	Six Months	Six Months
	Ended	Ended
	December 31,	December 31,
	1999	2000

	NT$	NT$
	(Unaudited)
SERVICE REVENUES	$91,670	$95,013

OPERATING COSTS AND EXPENSES
Costs of services, excluding depreciation and amortization	30,523	35,578
Marketing, excluding depreciation and amortization	8,419	9,597
General and administrative, excluding depreciation and amortization	1,517	1,592
Research and development, excluding depreciation and amortization	1,261	1,333
Depreciation and amortization — costs of services	17,179	18,195
Depreciation and amortization — operating expenses	975	1,031

Total Operating Costs and Expenses	59,874	67,326

INCOME FROM OPERATIONS	31,796	27,687
OTHER INCOME	1,063	1,229
OTHER EXPENSES	300	542

INCOME BEFORE INCOME TAX	32,559	28,374
INCOME TAX	7,370	6,764

NET INCOME	$25,189	$21,610

      Foreign currency transactions. The functional currency of the Company is the local currency, the New Taiwan dollar (NT$). Thus, the transactions of the Company that are denominated in currencies other than the New Taiwan dollars (the “foreign currency”) are recorded in New Taiwan dollars at the exchange rates prevailing on the transaction dates. Gains or losses realized upon the settlement of a foreign currency transaction are included in the period in which the transaction is settled. The balances, at the balance sheet dates, of the foreign currency assets and liabilities are adjusted to reflect the prevailing exchange rates and the resulting differences are recorded as follows:

a.	Long-term stock investments accounted for by the equity method — as cumulative translation adjustment under stockholders’ equity.

b.	Other assets and liabilities — credited or charged to current income.

      Cash equivalents. Cash equivalents include commercial paper purchased with maturities of three months or less from the date of acquisition.

      Marketable securities. Marketable securities, which are designated as available-for-sale, are carried at their fair value with unrealized gains and losses reported as a component of accumulated other comprehensive income. The unrealized gains of NT$406 million as of June 30, 1999 were shown as other comprehensive income in the accompanying statements of changes in stockholders’ equity. The Company sold these securities during the year ended June 30, 2000.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      Inventories. Inventories, consisting mainly of telecommunication cables, are stated at the lower of cost (weighted-average cost method) or market value (replacement cost or net realizable value). If the market value is below cost, the Company writes down the inventory to the market value which then becomes the new cost basis.

      Investments in unconsolidated companies. Investments in shares of stock in companies where the Company exercises significant influence over their operating and financial policy decisions are accounted for using the equity method. The difference between the investment cost and the Company’s proportionate share in the net assets of the investee at the date of acquisition is amortized using the straight-line method over five years, which difference was fully amortized during the year ended June 30, 1999. Any cash dividends received are recognized as a reduction in the carrying value of the investment. Unrealized profits arising from downstream transactions to equity investees are deferred in the Company’s portion of equity income or loss. Profits and losses arising from equipment purchases from equity investees are eliminated and recognized over the estimated remaining useful life of the equipment.

      Investments in shares of stock with no readily determinable market values are accounted for using the cost method when the ownership is less than 20%. Cash dividends received are recorded as income and stock dividends received are accounted for as increases in the number of shares held but not recognized as income.

      The costs of investments sold are determined using the weighted-average method.

      Property, plant and equipment. Property, plant and equipment are stated at cost. Depreciation expense is determined based upon the assets’ estimated useful life using the straight-line method.

      The estimated useful lives are as follows:

Useful Life

(Years)
Buildings and improvements	10-60
Telecommunications equipment:
Transmission equipment	9-15
Exchange equipment	6-12
Miscellaneous equipment	3-10

      Cost of maintenance and repairs, including the cost of replacing minor items not constituting substantial improvements, is charged to current income.

      Losses incurred for the sale or disposal of property, plant and equipment are recorded as costs of services.

      Valuation of long-lived assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the total of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the assets, a loss is recognized for the excess of the carrying amount over the fair value of the asset. No impairment charge was recorded throughout the periods presented in the accompanying financial statements.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      3G Concession. This is the amount paid by the Company to the ROC government in connection with the grant of a concession to provide various telecommunication services using spectrum assigned by the MOTC that utilizes the International Mobile Telecommunication — 2000: The Global Standard for Third Generation Wireless Communications technical standards as announced by the International Telecommunications Union (the “3G Concession”). Licenses for 3G mobile telecommunication services are granted by the MOTC through a three-step procedure. Applicants first obtain a concession from the MOTC through a bidding process. The concession is valid from the issue date to December 31, 2004. The Company may apply to extend this date by one year with approval from the MOTC. The holder of the concession must then obtain a network construction permit from the Directorate General of Telecommunications (the “DGT”, the regulator of the telecommunication industry). Once the network construction is complete, the applicant may apply for a 3G license from the MOTC. The 3G license is valid through December 31, 2018. The 3G concession and any additional licensing fees will be amortized on a straight-line basis from the date operations commence through the date the license expires. The 3G Concession cost is currently subject to testing under SFAS No. 144 “Accounting for the Impairment or Disposal of Long-lived Assets”.

      Patents and computer software. Patents are amortized using the straight-line method over the estimated useful lives ranging from 12 to 20 years. Computer software costs are capitalized and amortized using the straight-line method over the estimated useful lives of three years. Amortization expenses were NT$102 million for the years ended June 30, 2000, NT$30 million for the six months ended December 31, 2000, and NT$112 million and NT$122 million for the year ended December 31, 2001 and 2002, respectively, and NT$29 million (unaudited) and NT$34 million (unaudited) for the three months ended March 31, 2002 and 2003, respectively. Accumulated amortization was NT$395 million as of June 30, 2000, NT$425 million as of December 31, 2000, NT$537 million as of December 31, 2001, and NT$659 million as of December 31, 2002, and NT$693 million (unaudited) as of March 31, 2003.

      Deferred income. Deferred income represents one-time connection fees received from subscribers. The deferred income is recognized over the average expected customer service periods.

      The average expected customer service periods (in years) are as follows:

	Through	As of	As of	As of
	December 31,	December 31,	December 31,	March 31,
	2000	2001	2002	2003

				(Unaudited)
Fixed-line	15.0	14.0	13.0	13.0
Cellular	6.0	6.0	6.0	6.0
Paging	2.5	2.0	2.0	2.0
Internet	3.0	3.0	3.0	3.0

      Revenue recognition. The Company evaluates revenue recognition for its transactions using the United States Securities and Exchange Commission (“US SEC”) Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      The Company records service revenues over the periods they are earned. The costs of providing services are recognized as incurred. Handset subsidy costs are paid to a vendor that sells a handset to a customer who subscribes to the service, as an inducement to enter into a service contract, and are recognized as a cost of service when incurred. Usage revenues from fixed-line services, cellular services, Internet and data services, and inter-connection and call transfer fees from other telecommunications companies and carriers are billed in arrears and are recognized based upon minutes of traffic processed when the services are provided in accordance with contract terms. The Company had accrued unbilled revenues for services provided amounting to NT$4,757 million as of June 30, 2000, NT$3,820 million as of December 31, 2000, NT$1,725 million as of December 31, 2001, NT$1,265 million as of December 31, 2002, and NT$1,456 million (unaudited) as of March 31, 2003 and are included in accounts receivable in the accompanying balance sheets.

      Other revenues are recognized as follows: (a) one-time subscriber connection fees are deferred and recognized over the average expected customer service periods, (b) fixed-monthly fees (on fixed-line services, wireless (cellular and paging) and Internet and data services) are accrued every month, and (c) prepaid services (fixed line, cellular and internet) are recognized as income based upon actual usage by customers or when the right to use those services expires.

      Concentrations. For all periods presented, no individual customer or supplier constituted more than 10% of the Company’s revenues, trade notes and accounts receivables, purchases or trade notes and accounts payable. The Company also does not have concentrations of available sources of labor, services or other rights that could, if suddenly eliminated, severely impact its operations. However, telecommunications franchises and licenses are issued solely by authority of the ROC government. The withdrawal or the revocation of the franchise and licenses by the ROC government would severely impact the Company’s operations. The Company invests its cash with several high-quality financial institutions.

      Pension costs. Pension costs are recorded on the basis of actuarial calculations in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 87, “Employers’ Accounting for Pensions”, and are disclosed in accordance with SFAS No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits”. As a foreign registrant, the Company adopted SFAS No. 87 on July 1, 1996 since it was not feasible for the Company to obtain the information necessary to adopt SFAS No. 87 as of July 1, 1989. The Company has allocated a portion of the transition obligation directly to equity on the date of adoption based on the ratio of: (a) the years elapsed between the effective date in SFAS No. 87 and the adoption date, to (b) the remaining service period of employees expected to receive benefits as estimated at the adoption date.

      Advertising and promotional expenses. Advertising and promotional expenses are charged to income as incurred. These expenses were NT$1,701 million for the years ended June 30, 2000, NT$744 million for the six months ended December 31, 2000, and NT$1,723 million and NT$1,935 million for the year ended December 31, 2001 and 2002, respectively, and NT$63 million (unaudited) and NT$309 million (unaudited) for the three months ended March 31, 2002 and 2003, respectively.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      Research and development costs. Research and development costs are charged to income as incurred.

      Employee stock compensation. In connection with the privatization plan of the Company, employees may be offered to purchase shares of common stock of the Company at less than fair market value. The Company records the difference between the market value on the date of grant and the purchase price as compensation expense and charges to income at the time of the purchase.

      Income tax. The Company is subject to income tax in the ROC. The Company accounts for income tax using the asset and liability method. Under this method, deferred income tax is recognized for investment tax credits, losses carried forward and the future tax consequences attributable to differences between financial statement carrying amounts and their respective tax bases, using enacted laws. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that a portion or the entire deferred tax asset will not be realized.

      Income taxes on undistributed earnings (10%) generated after 1998 are recorded as expense in the current year.

      Comprehensive income. Comprehensive income includes all changes in equity (net assets) during a period from sources other than the stockholders. The balance of comprehensive income is zero for all balance sheet dates presented.

      Net income per share and per pro forma equivalent ADS. Net income per share is computed by dividing net income by the weighted-average number of common shares outstanding during the periods. Net income per pro forma equivalent ADS is calculated by multiplying the above net income per share by ten as each ADS is expected to represent ten common shares.

Recent Accounting Pronouncements

      In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. The statement requires, among other provisions, retirement obligations to be recognized when they are incurred and displayed as liabilities, with a corresponding amount capitalized as part of the related long-lived asset. The capitalized element is required to be expensed using a systematic and rational method over its useful life. The Company assessed the impact of the adoption as required on January 1, 2003 of this standard and believes that there is no material impact on the accompanying financial statements.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be measured at fair value and recorded when it meets the definition of a liability in FASB Concepts Statement No. 6, “Elements of Financial Statements”. SFAS No. 146 superceded EITF No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (Including Certain Costs Incurred in Restructuring)”, which required recognition of a liability for costs associated with an exit or disposal activity when the company committed to an exit/disposal plan. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002. Restatement of prior periods is not required. SFAS No. 146 applies to future restructuring activities and the application of SFAS No. 146 has no impact on the accompanying financial statements.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, which amended FASB No. 123 “Accounting for Stock Based Compensation”. This statement provides alternative methods, of transition for an equity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. This statement also amended the disclosure provisions of that statement to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. This statement is effective January 1, 2003 and the Company does not expect to have a material impact on the accompanying financial statements.

      In November 2002, FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. The interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the Company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information on its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations does not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002 and is not expected to have a material impact on the accompanying financial statements.

      In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities — an Interpretation of Accounting Research Bulletin (ARB) No. 51.” FIN No. 46 requires the primary beneficiary to consolidate a variable interest entity if it has a variable interest that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which the entity obtains an interest after that date. For variable interest entities acquired before February 1, 2003, the effective date for the Company is July 1, 2003. The Company is currently in the process of determining the impact of this statement on its results of operations, financial position and cash flows.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      In November 2002, the EITF reached a consensus on EITF 00-21, “Revenue Arrangements with Multiple Deliverables,” related to the timing of revenue recognition for arrangements in which goods or services or both are delivered separately in a bundled sales arrangement. The EITF requires that when the deliverables included in this type of arrangement meet certain criteria, they should be accounted for separately as separate units of accounting. This may result in a difference in the timing of revenue recognition, but will not result in a change in the total amount of revenue recognized in a bundled sales arrangement. The allocation of revenue to the separate deliverables is based on the relative fair value of each item. If the fair value is not available for the delivered items then the residual method must be used. This method requires that the amount allocated to the undelivered items in the arrangement is their full fair value. This would result in the discount, if any, being allocated to the delivered items. This consensus is effective prospectively for arrangements entered into in fiscal periods beginning after June 15, 2003. The Company does not believe there will be a significant impact of this consensus on its results of operations, financial position and cash flows.

      In January 2003, the EITF reached a consensus on EITF 02-18, “Accounting for Subsequent Investments in an Investee after Suspension of Equity Method Loss Recognition.” This consensus states that if an additional investment, in whole or in part, represents the funding of prior losses for an equity-method investee, the investor should recognize the previously suspended losses. This determination would be based on various factors, including whether the investment results in an increased ownership percentage, the fair value of the consideration received is equivalent to the consideration paid and whether the investment is acquired from a third party or directly from an investee. If any of these provisions are met, the additional investment would generally not be considered as funding prior losses. When appropriate to recognize prior losses, the amount recognized would be limited to the amount of the additional investment determined to represent the funding of prior losses. The consensus will be effective for additional investments made after February 5, 2003. There has been no significant impact to the Company’s results of operations, financial position and cash flows since the effective date of this consensus.

      In April 2003, the FASB issued SFAS No. 149, “Amendment to Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003. The Company has not determined the effect, if any, that SFAS No. 149 will have on its financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The Statement establishes standards for how an issuer classifies and measures certain financial instruments. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Statement requires that certain financial instruments that, under previous guidance, could be accounted for as equity be classified as liabilities, or assets in some circumstances. This Statement does not apply to features embedded in a financial

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

instrument that is not a derivative in its entirety. The Statement also requires disclosures about alternative ways of settling the instruments and the capital structure of entities whose shares are mandatorily redeemable. The Company does not expect the adoption of SFAS No. 150 to have an impact on its financial statements.

3. U.S. Dollar Amounts

      The Company maintains its accounts and expresses its financial statements in New Taiwan dollars. For convenience only, U.S. dollar amounts presented in the accompanying financial statements have been translated at the noon buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York as of March 31, 2003, which was NT$34.75 to US$1.00. The convenience translations should not be construed as representations that the New Taiwan dollar amounts have been, could have been, or could in the future be, converted into U.S. dollars at this or any other rate of exchange.

4. Cash and Cash Equivalents

		December 31
	June 30,				March 31,
	2000	2000	2001	2002	2003

	NT$	NT$	NT$	NT$	NT$
					(Unaudited)
Cash and bank deposits	$4,442	$11,511	$4,643	$2,460	$2,287
Commercial paper purchased	10,788	12,622	—	5,192	3,448

	$15,230	$24,133	$4,643	$7,652	$5,735

5. Allowance for Doubtful Accounts

      The changes in this account are summarized as follows:

		Six Months	Years Ended		Three Months Ended
	Year Ended	Ended	December 31,		March 31,
	June 30,	December 31,
	2000	2000	2001	2002	2002	2003

	NT$	NT$	NT$	NT$	NT$	NT$
					(Unaudited)	(Unaudited)
Balance, beginning of period	$2,420	$2,008	$2,563	$5,008	$5,008	$7,505
Provision for doubtful accounts	43	566	3,869	4,931	1	1,245
Accounts receivable written off	(455)	(11)	(1,424)	(2,434)	(365)	(233)

Balance, end of period	$2,008	$2,563	$5,008	$7,505	$4,644	$8,517

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

6. Other Current Assets

		December 31,
	June 30,				March 31,
	2000	2000	2001	2002	2003

	NT$	NT$	NT$	NT$	NT$
					(Unaudited)
Other receivables — net	$524	$1,560	$2,113	$1,800	$2,075
Prepayments	375	764	503	52	157
Miscellaneous	827	157	123	77	55

	$1,726	$2,481	$2,739	$1,929	$2,287

7. Investments in Unconsolidated Companies

      The investments in unconsolidated companies comprise the following:

			December 31,

	June 30,								March 31,
	2000		2000		2001		2002		2003

		% of		% of		% of		% of		% of
	Carrying	Owner-	Carrying	Owner-	Carrying	Owner-	Carrying	Owner-	Carrying	Owner-
	Value	ship	Value	ship	Value	ship	Value	ship	Value	ship

									NT$
	NT$		NT$		NT$		NT$		(Unaudited)	(Unaudited)
Equity investees:
Taiwan International Standard Electronics (“TISE”)	$339	40	$575	40	$669	40	$435	40	$336	40
Chunghwa Investment (“CHI”)	—	—	—	—	—	—	982	49	981	49

	339		575		669		1,417		1,317

Cost investees:
Taipei Financial Center (“TFC”)	—	—	—	—	—	—	2,000	12	2,000	12
Lucent Technologies Taiwan Telecom (“Lucent”)	234	15	234	15	234	15	234	15	234	15
RPTI International (“RPTI”)	71	12	71	12	71	12	71	12	71	12
Siemens Telecommunication Systems (“Siemens”)	63	15	63	15	5	15	5	15	5	15

	368		368		310		2,310		2,310

Deposit on subscription to shares of stock of CHI	—		—		980		—		—

	$707		$943		$1,959		$3,727		$3,627

      TISE designs, manufactures and sells telecommunications equipment. It also provides maintenance services on such telecommunications equipment. The Company’s share of the dividends declared by TISE were NT$283 million for the year ended June 30, 2000, NT$0 for the six months ended December 31, 2000, NT$94 million and NT$0 million for the years ended December 31, 2001 and 2002, respectively, and NT$0 million (unaudited) for the three months ended March 31, 2002 and 2003, respectively.

      CHI invests in companies engaged in telecom and software businesses. No dividends were declared by CHI for the year ended December 31, 2002.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      The investments in TFC, Lucent, RPTI and Siemens have no quoted market values and are carried at their original costs which approximates fair value.

8. Property, Plant and Equipment — Net

		December 31,
	June 30,				March 31,
	2000	2000	2001	2002	2003

					NT$
	NT$	NT$	NT$	NT$	(Unaudited)
Cost
Land	$39,429	$40,378	$41,655	$42,142	$42,207
Buildings and improvements	42,531	43,418	46,483	51,528	52,270
Telecommunications equipment	533,517	551,490	566,801	594,786	599,835
Miscellaneous equipment	23,894	24,776	26,054	26,931	27,838

Subtotal	639,371	660,062	680,993	715,387	722,150

Accumulated depreciation
Buildings and improvement	8,019	8,423	9,221	10,154	10,399
Telecommunications equipment	340,499	353,353	371,482	395,791	401,398
Miscellaneous equipment	17,027	17,734	18,994	19,732	20,240

Subtotal	365,545	379,510	399,697	425,677	432,037

Construction in progress	40,713	41,857	54,801	48,582	42,115

Advances related to acquisitions of equipment	919	363	331	96	73

Property, plant and equipment — net	$315,458	$322,772	$336,428	$338,388	$332,301

      On July 1, 1996, pursuant to the guidance on the incorporation of the Company and as instructed by the ROC’s Executive Yuan (executive branch), the ROC government (through the MOTC) transferred to the Company certain land and buildings with carrying value of NT$53,895 million. Those properties, as of that date, were registered in the name of the ROC’s National Properties Bureau (“NPB”). As the number of the Company’s properties is large, management has begun the process of registering the titles to the properties in the name of the Company. The process has been delayed due to the requirement of rezoning a small number of currently-classified agricultural and industrial zoned property to telecommunication or special purpose property prior to the approval of title transfer by the Executive Yuan. As of March 31, 2003, titles to land and buildings with carrying value of NT$590 million (unaudited) were still in the name of the NPB.

      The Company carries insurance on certain buildings and certain telecom equipment with carrying value of NT$8,217 million (unaudited) as of March 31, 2003. The Company does not carry comprehensive insurance on all properties.

9. Advances to Stockholders

      Prior to October 2000, the Company was required under regulations promulgated by the Executive Yuan to remit advance dividends to the ROC National Treasury. Those advance dividends bore no interest and were either offset against future dividends to be declared and

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

paid by the Company or were refunded. The balance of the advances as of June 30, 2000, was remitted by the Company on January 18, 2000 and was related to the earnings for the year ended June 30, 2000 and the six months ended December 31, 2000. This amount was refunded by the MOTC on December 28, 2000. There were no advances to stockholders in 2001 and 2002.

10. Short-Term Loans

      Short-term loans were obtained pursuant to short-term agreements with several banks that allow the Company to obtain unsecured credit due May 13, 2003. The aggregate outstanding principal amounts as of March 31, 2003 comprise three separate loans of NT$1 billion each. These loans bear fixed annual interest rates of 1.21%.

11. Commercial Paper Issued

      The aggregate face value of the commercial paper outstanding as of June 30, 2000 was NT$9,000 million. Such commercial paper was issued with annual discount rates ranging from 3.79% to 4.05%, and was fully repaid on August 25, 2000.

12. Accrued Expenses

		December 31,
	June 30,				March 31,
	2000	2000	2001	2002	2003

					NT$
	NT$	NT$	NT$	NT$	(Unaudited)
Accrued compensation	$9,266	$11,141	$9,851	$8,862	$6,530
Accrued franchise fees	—	849	1,524	2,369	2,967
Other accrued expenses	1,221	3,128	2,851	2,573	2,328

Total	$10,487	$15,118	$14,226	$13,804	$11,825

13. Other Current Liabilities

		December 31,
	June 30,				March 31,
	2000	2000	2001	2002	2003

					NT$
	NT$	NT$	NT$	NT$	(Unaudited)
Advances from subscribers	$4,531	$4,882	$5,876	$5,897	$6,166
Payables to construction suppliers	911	1,306	2,437	4,075	1,909
Amounts collected in trust for others	2,463	1,890	1,411	3,443	3,196
Payables to equipment suppliers	3,066	4,135	4,301	1,933	1,138
Miscellaneous	6,221	4,232	2,535	2,226	2,451

Total	$17,192	$16,445	$16,560	$17,574	$14,860

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

14. Long-Term Loans

      Long-term loans consist of the following:

		December 31,
	June 30,				March 31,
	2000	2000	2001	2002	2003

					NT$
	NT$	NT$	NT$	NT$	(Unaudited)
Syndicated Loans	$—	$—	$17,000	$17,000	$—
Common Tunnel Fund	—	—	—	700	700

Total	$—	$—	$17,000	$17,700	$700

      The Syndicated Loans were obtained pursuant to long-term loan agreements with several banks that allow the Company to obtain unsecured credit until December 16, 2005. The aggregate outstanding principal amounts as of December 31, 2001 (consisting of one loan of NT$17 billion) and as of December 31, 2002 (consisting of three separate loans of NT$8 billion, NT$7 billion and NT$2 billion) are due on July 30, 2004 and December 16, 2005, respectively. These loans bear fixed annual interest rates ranging from 3.918% to 4.145% and from 1.58% to 1.70% for the years ended December 31, 2001 and 2002, respectively. The Company prepaid NT$17 billion of the outstanding balances of these syndicated loans in 2003.

      The loan from the Common Tunnel Fund was obtained pursuant to a long-term loan agreement with the Common Tunnel Fund managed by Ministry of Interior that allows the Company to obtain unsecured interest-free credit until March 12, 2007. The outstanding principal amounts as of December 31, 2002 are payable in three annual installments (NT$0.2 billion, NT$0.2 billion and NT$0.3 billion) starting on March 12, 2005.

15. Stockholders’ Equity

      Under the Company’s Articles of Incorporation, authorized capital is divided into 9,647,724,900 Common Shares. Company’s Articles of Incorporation and the Republic of China Telecommunications Act provide that the MOTC has the right to purchase two redeemable preferred shares (NT$10 par value) in the event its ownership in the Company falls below 50% of the outstanding common shares. The MOTC, as the holder of those preferred shares, needs to consent to any change in the name of the Company, change in the scope of the business of the Company and any transfer of a substantial portion of the Company’s business or property. In addition, the holder of the preferred shares, or its nominated representative, will act as a director and/or supervisor during the entire period in which the preferred shares are outstanding. The Company must redeem all outstanding preferred shares within three years from the date of their issuance.

      Under the ROC Company Law, capital surplus may only be utilized to offset deficits or be declared as stock dividends. Also, such capital surplus can only be declared as a stock dividend by the Company at an amount calculated in accordance with the provisions of existing regulations. As of December 31, 2002, the amount of retained earnings available for dividends was NT$43,570 million and was based on earnings as determined using ROC government regulations.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      In addition, before distributing a dividend or making any other distribution to stockholders, the Company must pay all outstanding taxes, recover any past losses and set aside a legal reserve equal to 10% of its net income, and, depending on its business needs or requirements, may also set aside a special reserve. The cash dividends to be distributed shall not be less than 10% of the total amount of dividends to be distributed. In addition, if the cash dividend to be distributed is less than NT$0.10 per share, such cash dividend shall be distributed in the form of common shares.

      Furthermore, under the ROC Company Law, the appropriation for legal reserve shall be made until the accumulated reserve equals the aggregate par value of the outstanding capital stock of the Company. This reserve can only be used to offset a deficit, or when reaching 50% of the aggregate par value of the outstanding capital stock of the Company, up to 50% of the reserve may, at the option of the Company, be declared as a stock dividend and transferred to capital.

      The MOTC, as part of the privatization plan of the Company, offered for sale to both corporate and individual investors 289,431,000 common shares of the Company between the period from August 16, 2000 to August 19, 2000 through an auction whereby the minimum price per share was set at NT$104. The minimum price was set on July 20, 2000 by an evaluation committee designated by the MOTC. The actual number sold was 206,627,000 common shares of the Company at an average price of approximately NT$109 per share for total proceeds of NT$22,549 million.

      From September 6, 2000 to September 14, 2000, the MOTC offered for sale to individual investors 1,334,982,000 common shares of the Company at NT$104 per share, of which only 65,832,000 common shares were sold for total proceeds of NT$6,847 million.

      From June 7, 2001 to June 20, 2001, the MOTC offered for sale to both corporate and individual investors 482,386,000 common shares of the Company through an auction whereby the minimum price per share (throughout the offer period) was set between NT$57.00 and NT$60.50. The MOTC sold 173,484,000 common shares for total proceeds of NT$9,950 million.

      On December 25, 2002, the MOTC offered and sold to corporate investors 1,300,000,000 common shares of the Company at NT$50.30 per share for total proceeds of NT$65,390 million.

      From March 3, 2003 to March 5, 2003, the MOTC offered for sale to both corporate and individual investors 100,000,000 common shares of the Company through an auction whereby the minimum price per share (throughout the offer period) was set between NT$51 and NT$52. The MOTC sold 7,424,000 common shares for total proceeds of NT$380 million.

      From April 10, 2003 to April 16, 2003, the MOTC offered for sale to both corporate and individual investors 500,000,000 common shares of the Company through an auction whereby the minimum price per share (throughout the offer period) was set between NT$49 and NT$50. The MOTC sold 165,830,000 common shares for total proceeds of NT$8,276 million.

      The MOTC, in connection with the privatization plan of the Company, sold, at discounted prices, to employees 3,051,786 shares from October 12, 2000 to October 16, 2000,

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

683,455 shares from October 4, 2001 to October 8, 2001, 40,856,440 shares from January 15, 2003 to January 24, 2003 and 215,251 shares from April 2, 2003 to April 4, 2003 for total consideration of NT$255 million, NT$28 million, NT$1,645 million and NT$9 million, respectively. The terms of the offers for the share purchases provided that substantially all full-time employees meeting limited employment qualifications may participate on an equitable basis taking into account service years, rank, level, salary and position, and performance. Such common shares, pursuant to the Enforcement Rule of the Statute Governing Privatization of State-Owned Enterprises, were offered and sold at a price similar to the price for those common shares sold to individual and corporate investors, which were NT$104, NT$51.20, NT$50.30 and NT$51 per share, respectively. The employees purchased the common shares at discounts of 10% and 20% in consideration for their commitment to hold the common shares for two and three years (the “holding periods”), respectively. In circumstances wherein the employees took advantage of such discounts, the common shares are held by an escrow agent on behalf of the employees/ stockholders. There are no circumstances under which the MOTC or the Company would be required to repurchase these common shares. Also, the employees are not required to remain employed with the Company during the duration of the holding periods. The Company has recognized NT$410 million (unaudited) as compensation expense in the first quarter of 2003 for the shares purchased by employees in 2003 that were subject to a discount. In addition, the MOTC sold 1,000,004 common shares, 10,424 common shares, 1,373,151 common shares and 7,481 common shares to employees at their undiscounted price of NT$104 per share, NT$51.20 per share, NT$50.30 per share and NT$51 per share, respectively, for total consideration of NT$104 million, NT$1 million, NT$69 million and NT$0.4 million, respectively.

      The MOTC, in connection with the compensation of the employees, sold to employees 209,337 shares from October 29, 2001 to November 7, 2001 and 293,589 shares from November 1, 2002 to November 7, 2002 for total consideration of NT$2 million and NT$3 million, respectively. The terms of the offers for the share purchases provided that employees purchase common shares from the above offering and hold for one to three years. Such common shares, pursuant to the Enforcement Rule of the Statute Governing Privatization of State-Owned Enterprises, were sold at par value (NT$10). The employees are not required to remain employed with the Company during the duration of the holding periods.

16. Pension Plan

      At the time of its incorporation on July 1, 1996, the Company continued the existing two noncontributory defined benefit pension plans covering all its employees, as previously adopted by the DGT. The first plan (hereinafter referred to as “Plan A”) covers civil service eligible employees (i.e., employees who meet the necessary qualifications set by the ROC government) and the second plan (hereinafter referred to as “Plan B”) covers all other employees of the Company (hereinafter referred to as “non-civil service eligible employees”). The adoption of two pension plans is necessary as different pension laws apply to civil service eligible and non-civil service eligible employees.

      Plan A provides benefits equal to the sum of: (a) the lump-sum payment equivalent to one benefit unit per year for the first twenty service years rendered and one-half benefit unit

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

per service year rendered thereafter, with one benefit unit equivalent to a portion of the salary of the employee at the time of retirement (referred to hereinafter as “pensionable salary”), and (b) annuity payments payable monthly equivalent to a certain percentage of the benefit unit. Plan B provides benefits equal to the lesser of: (a) forty-five benefit units, or (b) two benefit units per service year rendered for the first fifteen years, and one-half benefit unit per service year exceeding fifteen years rendered before August 1, 1984 and one benefit unit per service year for services rendered after August 1, 1984, with one benefit unit equivalent to the monthly average base salary (consisting of regular salary items plus overtime salary). Plan A is funded based on amounts included in budgets approved by the Legislative Yuan and supplementary budgets approved by the Executive Yuan while Plan B is funded at an amount equivalent to 2% to 15% of the monthly salary.

      The Company adopted SFAS No. 87 on July 1, 1996 (adoption date), the date of its incorporation. The unrecognized net transition obligation recorded to shareholders’ equity on July 1, 1996 was NT$6,571 million which represents the difference in the net pension cost for the period from the issuance of SFAS No. 87 and the date of adoption. The remaining unrecognized net transition obligation of NT$16,790 million is amortized over the estimated remaining service period of the employees as determined on July 1, 1996, which is a period of twenty-five years and seventeen years for civil service eligible employees and non-civil service eligible employees, respectively.

      On June 23, 1997, the Council for Economic Planning and Development of the ROC government officially instructed the Company to complete its privatization by June 30, 2001. Effective on the privatization date, except for those who will have reached the mandatory retirement age (age of 65 for Plan A participants and age 60 for Plan B participants) by that day, employees will receive pension benefit payments calculated in accordance with the Guidelines on Payments of Severance Benefits to Employees of State-Owned Enterprises (“Guidelines”), as required by the ROC government for state-owned enterprises instructed to undergo privatization plans. The employees not covered by the Guidelines will continue to receive benefits either as Plan A or Plan B participants.

      Under the Guidelines, the Company was to pay all benefit payments on June 30, 2001, the initial expected date of privatization, to settle all employees’ past service costs under the existing plans. On the actual privatization date, a replacement plan with substantially the same provisions will be put in place. The settlement benefit payments, regardless of the respective original plan participation, will be as follows: (a) employees who will voluntarily leave the Company on the privatization date (hereinafter referred to as “separated employees”) will receive a service clearance payment which is calculated similar to the benefit formula under the original Plan B as mentioned above plus an additional six-month salary and one-month advance notice pay (hereinafter referred to as the “additional separation payments”); (b) employees who opt to remain with the privatized company after the privatization date (hereinafter referred to as “privatized company employees”) will receive an amount equivalent to those received by the separated employees without the additional separation payments; and (c) privatized company employees who are involuntarily terminated by the Company within five years from the date of privatization (hereinafter referred to as “redundant employees”) will receive redundancy benefits equivalent to the amount computed based on one benefit unit for every year of service after privatization plus

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

the additional separation payments (hereinafter referred to as “redundancy benefit payments”). The six-month portion of the additional separation payments and the redundancy benefit payments will be paid by the MOTC, and the one-month portion will be paid by the Company.

      The unrecognized prior service costs, which amounted to NT$30,018 million, related to the increased benefits provided under the plan amendment described in the preceding paragraph were amortized through June 30, 2001. The unrecognized prior service costs associated with the plan amendment exclude any costs expected to be incurred for the additional separation payments or redundancy benefit payments. The additional separation payments under the Guidelines are accounted for as special termination benefits and will be recognized in the period when the employee accepts the offer while the redundancy benefit payments will be recognized in the period management has approved a plan of termination.

      On December 2, 1999, in order to increase operational efficiency, the Company approved a Special Retirement Incentive Program (“Program”). The employees eligible under the Program, except those who would have reached the mandatory retirement age during its effectiveness, are those: (a) who have worked with the Company for at least five years and who are at least 60 years of age, (b) who have worked with the Company for at least 25 years, (c) who have worked with the Company for at least fifteen years and who are at least 55 years of age, (d) who are at least 45 years old, (e) who are unable to return to work after an extended illness, and (f) special cases approved by a special committee. The Program allowed eligible employees who elected to voluntarily leave the Company between the period from June 1, 2000 through June 30, 2001 to also receive benefit payments based on the respective original plan (meaning Plan A or Plan B) plus the additional separation payments. The present value of such amount over and above the lump sum amount that would have been paid to the employees had they stayed until June 30, 2001 was accounted for as special termination benefits. Accordingly, such benefits were recognized as a liability and charged to income upon the employees acceptance of the terms of the Program. The Company recognized termination benefits of NT$2,284 million for the year ended June 30, 2000 and NT$2,413 million for the year ended December 31, 2001. No employee accepted the terms of the Program during the six months ended December 31, 2000.

      On November 14, 2000, the Statute of Chunghwa Telecom Co., Ltd. was amended to effectively adjust the salaries of certain civil service eligible employees, which adjustment should be completed at least six months prior to the privatization. In addition, the service years as contractual employees rendered prior to the incorporation of the Company on July 1, 1996 is included in determining the total service years of certain employees for purposes of determining the benefit obligation under the Plan. The change in benefit obligation attributable to the salary adjustment has been accounted for as an actuarial loss while the change in the benefit obligation attributable to the recognition of additional service years as contractual employees, which approximated NT$785 million, was accounted for as unrecognized prior service cost.

      On December 31, 2000, the Legislative Yuan approved the ROC government budget for the calendar year 2001 (the “Budget”). The Budget assumed that the proceeds from the privatization of the Company would be in the fourth quarter of the calendar year 2001,

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

thereby formalizing the ROC government’s approval to delay the privatization. The MOTC also instructed the Company to complete its privatization by December 31, 2001. The change in the privatization date to December 31, 2001 was viewed as a change in the plan assumption, and, accordingly, the resulting adjustment in the projected benefit obligation accounted for as an actuarial gain.

      The privatization of the Company was not completed on December 31, 2001, primarily as a result of unfavorable conditions in the capital markets. The MOTC has informed the Company by a letter sent on December 28, 2001 that the new target privatization date is December 31, 2003. The Company will account for the change in the privatization date also as a change in the assumption with the resulting adjustment in the projected benefit obligation accounted for as an actuarial gain.

      In addition, pursuant to a regulation issued by the Executive Yuan, the obligation related to annuity payments due after the date of privatization for Plan A participants who retire prior to that date will be borne by the MOTC. Such amounts have been included in the Company’s pension computation as of December 31, 2000, 2001 and 2002. Upon privatization, the portion of liabilities that will be taken over by the MOTC will be accounted for as contributed capital and recorded in stockholders’ equity.

      For the three months ended March 31, 2002 and 2003, pension costs amounted to NT$1,007 million (unaudited) and NT$1,034 million (unaudited), respectively. The Company’s contributions to the retirement plan were NT$251 million (unaudited) and NT$57 million (unaudited) for the three months ended March 31, 2002 and 2003, respectively.

      The components of net periodic benefit costs are as follows:

		Six Months	Years Ended
	Year Ended	Ended	December 31
	June 30,	December 31,
	2000	2000	2001	2002

	NT$	NT$	NT$	NT$
Service cost	$2,194	$1,147	$2,429	$2,285
Interest cost	5,537	2,998	5,229	2,870
Expected return on plan assets	(1,930)	(2,075)	(4,071)	(2,196)
Termination benefit under the Program	2,284	—	2,413	—
Amortization of unrecognized net transition obligation	939	470	939	939
Amortization of unrecognized prior service costs	7,504	3,909	4,381	—
Amortization of unrecognized net loss	—	—	6	172

Net periodic pension cost	$16,528	$6,449	$11,326	$4,070

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      The changes in benefits obligation and plan assets and the reconciliation of funded status are as follows:

		Six Months
	Year Ended	Ended	Years Ended December 31
	June 30,	December 31,
	2000	2000	2001	2002

	NT$	NT$	NT$	NT$
Change in benefits obligation:
Projected benefits obligation, beginning of period	($90,560)	($99,952)	($106,231)	($114,289)
Services cost	(2,194)	(1,147)	(2,429)	(2,285)
Interest cost	(5,537)	(2,998)	(5,229)	(2,870)
Termination benefit under the Program	(2,284)	—	(2,413)	—
Plan amendments	—	(785)	—	—
Actuarial loss	—	(2,198)	(6,782)	(8,347)
Benefits paid	623	849	8,795	7,969

Projected benefits obligation, end of period	($99,952)	($106,231)	($114,289)	($119,822)

Change in plan assets:
Fair value of plan assets, beginning of period	$40,539	$64,062	$83,889	$89,377
Actual return on plan assets	1,930	2,463	3,914	1,654
Employer contributions	22,216	18,213	10,369	416
Benefits paid	(623)	(849)	(8,795)	(7,969)

Fair value of plan assets, end of period	$64,062	$83,889	$89,377	$83,478

Reconciliation of funded status Funded status	($35,890)	($22,343)	($24,912)	($36,344)
Unrecognized net transition obligation	13,036	12,567	11,628	10,689
Unrecognized prior service costs	7,505	4,381	—	—
Unrecognized actuarial loss	—	1,810	8,743	17,461

Net amount recognized	($15,349)	($3,585)	($4,541)	($8,194)

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      The amounts recognized in the accompanying balance sheets as of June 30, 2000, and December 31, 2000, 2001 and 2002 are as follows:

		December 31
	June 30,
	2000	2000	2001	2002

	NT$	NT$	NT$	NT$
Amounts recognized
Accrued pension liabilities	($32,143)	($19,335)	($21,583)	($32,226)
Intangible asset — prepaid pension cost	16,794	15,750	17,042	24,032

Net amount recognized	($15,349)	($3,585)	($4,541)	($8,194)

Actuarial assumptions
Discount rate used in determining present value	6.00%	6.00%	4.00%	3.75%
Long-term rate of return on plan assets	6.00%	6.00%	4.00%	3.75%
Rate of compensation increase	2.00%	2.00%	5.00%	5.00%

17. Income Tax

      The components of income tax are as follows:

		Six Months	Years Ended		Three Months Ended
	Year Ended	Ended	December 31		March 31
	June 30,	December 31,
	2000	2000	2001	2002	2002	2003

	NT$	NT$	NT$	NT$	NT$	NT$
					(Unaudited)	(Unaudited)
Current	$16,732	$8,789	$11,369	$12,095	$3,221	$2,701
Deferred	(2,785)	(2,025)	(1,850)	744	105	157

	$13,947	$6,764	$9,519	$12,839	$3,326	$2,858

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      A reconciliation between income tax expense computed by applying the statutory income tax rate of 25% to income before income tax and income tax expense shown in the statements of operations is as follows:

		Six Months	Years Ended
	Year Ended	Ended	December 31		Three Months Ended
	June 30,	December 31,			March 31,
	2000	2000	2001	2002	2002	2003

	NT$	NT$	NT$	NT$	NT$	NT$
					(Unaudited)	(Unaudited)
Income tax expense computed at statutory tax rate	$15,130	$7,094	$11,720	$14,232	$4,002	$3,381
Permanent differences	(148)	(120)	(354)	(99)	(39)	62
Investment Tax Credit	(1,185)	(459)	(2,554)	(2,095)	(453)	(684)
Other	150	249	707	801	(184)	99

Income tax expense	$13,947	$6,764	$9,519	$12,839	$3,326	$2,858

      Upon privatization in the period when the government’s ownership percentage falls below 50%, the Company will continue to be subject to a 10% tax on its undistributed earnings as required by the Income Tax Law of the ROC. As the Company is currently and has historically been required under government regulations to distribute all its earnings within six months subsequent to year end, it has been required to pay a minimal amount of tax under this regulation. For ROC GAAP purposes, the 10% tax on undistributed earnings is recorded as an expense at the time shareholders resolve that its earnings shall be retained and the liability is incurred.

      Permanent differences consist primarily of tax-exempt income from the sale of marketable securities and interest income on commercial paper purchased, which are subject to a separate income tax rate of 20%.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      Deferred income taxes arise due to temporary differences in the book and tax bases of certain assets and liabilities. Significant components of deferred income tax assets are shown in the following table:

		December 31
	June 30,				March 31,
	2000	2000	2001	2002	2003

	NT$	NT$	NT$	NT$	NT$
					(Unaudited)
Current:
Provision for doubtful accounts	$369	$558	$1,143	$1,688	$1,785
Deferred income	946	1,027	1,037	989	933
Accrued pension costs	10,151	12,195	—	14,823	14,935
Prepaid card revenues (related liability is included in “other current liabilities”)	874	911	898	915	911
Other — net	(40)	(33)	120	145	90

	12,300	14,658	3,198	18,560	18,654
Less — valuation allowance	366	551	1,142	1,715	1,811

	$11,934	$14,107	$2,056	$16,845	$16,843

Non-current:
Accrued pension costs	$—	$—	$14,488	$—	$—
Deferred income	5,207	5,067	4,253	3,442	3,289
Other	702	747	1,306	1,091	1,147

	5,909	5,814	20,047	4,533	4,436
Less — valuation allowance	665	718	1,050	1,069	1,126

	$5,244	$5,096	$18,997	$3,464	3,310

      The above deferred income tax assets were computed based on a tax rate of 25%. A portion of the amount included in Other relates to the timing differences between US GAAP reporting and the taxable base for the 10% undistributed earnings tax. These differences are computed based on a tax rate of 10%.

18. Transactions with Related Parties

      As the Company is a state-owned enterprise, the ROC government is one of the Company’s largest customers. The Company provides fixed-line services, wireless services, Internet and other services to the various departments and agencies of the ROC government and other state-owned enterprises in the normal course of business and at arm’s-length prices. The information on service revenues from government bodies and related organizations have not been provided because details of the type of users were not maintained by the Company. The Company believes that all costs of doing business are reflected in the financial statements and that no additional expenditures will be incurred as a result of the privatization being completed.

      In addition, the Company acquired from TISE, an equity investee, several telecommunications exchange facilities and related supplies and replacement parts totaling

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

NT$4,257 million for the year ended June 30, 2000, NT$1,750 million for the six months ended December 31, 2000, NT$3,018 million and NT$6,879 million for the years ended December 31, 2001 and 2002, respectively, and NT$3 million (unaudited) and NT$214 million (unaudited) for the three months ended March 31, 2002 and 2003, respectively. These transactions were conducted under normal commercial terms. The Company recorded payables to TISE as other current liabilities of NT$156 million as of June 30, 2000, NT$30 million as of December 31, 2000, NT$912 million and NT$873 million as of December 31, 2001 and 2002, respectively, and NT$427 million (unaudited) as of March 31, 2003, respectively.

19. Commitments and Contingent Liabilities

      As of March 31, 2003, the Company has remaining commitments under non-cancelable contracts with various parties as follows: (a) acquisitions of land and buildings of NT$3,651 million (unaudited), and (b) acquisitions of telecommunications equipment of NT$11,255 million (unaudited).

      The Company also has non-cancelable operating leases covering certain buildings, computers, computer peripheral equipment and operating system software under contracts that expire in various years. Minimum rental commitments under those leases are as follows:

	December 31,	March 31,
	2002	2003

	NT$	NT$
Within the following year	$1,350	$1,146
During the second year	596	591
During the third year	272	295
During the fourth year	136	171
During the fifth year and thereafter	74	87

      As of March 31, 2003, the Company had unused letters of credit of NT$12,858 million (unaudited).

20. Litigation

      The Company is involved in various legal proceedings of a nature considered normal to its business. It is the Company’s policy to accrue for amounts related to these legal matters when it is probable that a liability has been incurred and the amount is reasonably estimable.

      The Company believes that the various asserted claims and litigation in which it is involved will not materially affect its financial position, future operating results or cash flows, although no assurance can be given with respect to the ultimate outcome of any such claim or litigation.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

21. Information on Financial Instruments

      The non-derivative financial instruments are as follows:

			December 31

	June 30, 2000		2000		2001		2002		March 31, 2003

	Carrying	Fair	Carrying	Fair	Carrying	Fair	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value	Amount	Value	Amount	Value	Amount	Value

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Assets
Cash and cash equivalents	$15,230	$15,230	$24,133	$24,133	$4,643	$4,643	$7,652	$7,652	$5,735	$5,735
Investments in
unconsolidated companies, accounted for using the equity method	339	1,191	575	1,354	669	1,424	1,417	1,952	1,317	1,787
Advances to stockholders	13,034	13,034	—	—	—	—	—	—	—	—
Refundable deposits (included in “other assets — other”)	2,098	2,098	2,103	2,103	2,679	2,679	2,759	2,759	2,745	2,745
Liabilities
Commercial paper issued	8,959	8,959	—	—	—	—	—	—	—	—
Customers’ deposits	15,238	9,357	14,209	8,833	12,915	8,406	11,975	9,004	11,591	8,692
Long-term loans	—	—	—	—	17,000	17,000	17,700	17,700	700	700

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

a.	Cash and cash equivalents, commercial paper issued and short term loans. The carrying amounts approximate fair values because of the short maturity of those instruments.

b.	Investments in unconsolidated companies, accounted for using the equity method. The fair value is based on net asset values of the investments in unconsolidated companies since the quoted market prices are not available.

c.	Advances to stockholders. The carrying amounts approximate fair values because the Company may credit such amounts against future dividends.

d.	Refundable deposits. The carrying amounts approximate fair values since the average lease term associated with these deposits is approximately one year.

e.	Customers’ deposits. The fair value is the discounted value based on projected cash flow. The projected cash flows were discounted using the average expected customer service periods.

f.	Long-term loans. The fair value is discounted value based on projected cash flow. The projected cash flows were discounted using the maturity dates of long-term loans.

22. Segment Reporting

      SFAS No. 131, “Disclosure about Segments of an Enterprise and Related Information”, establishes standards for reporting information about operating segments in the financial statements. Operating segments are defined as components of an enterprise for which separate financial information is available for regular evaluation by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

      The Company organizes its business segments based on the various types of telecommunications services provided to customers. The major business segments operated by the Company are classified as below:

•	Local operations — the provision of local telephone services;

•	DLD operations — the provision of domestic long distance call services;

•	ILD operations — the provision of international long distance call services;

•	Cellular operations — the provision of cellular and related services;

•	Paging operation — the provision of paging and related services;

•	Internet and data operation — the provision of Internet access, lease line, and related services;

•	All other operations — the services other than the above six categories, such as carrying out project research and providing training.

      The operating segments are managed separately as each operating segment represents a strategic business unit that serves different markets. All the operating segments of the Company have been aggregated into the above reportable segments.

      The Company evaluates performance based on several factors using information prepared on the ROC government regulations basis. The information below is provided on this basis with a summary of US GAAP adjustments to reconcile to the amounts presented in the statement of operations. The Company does not allocate interest and other income, interest expense or taxes to operating segments, nor does the Company’s chief operating decision maker evaluate operating segments on these criteria. Except as discussed above, the accounting policies for segment reporting are the same as for the company as a whole. The Company’s primary measure of segment profit is based on segment income or loss from operations.

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

  a. Business Segments:

	Fixed-Line
				Cellular		Internet
	Local	DLD	ILD	Service	Paging	and Data	All Other	Total

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Fiscal Year Ended June 30, 2000
Service revenues for reportable segments	$84,927	$28,218	$30,554	$42,387	$3,105	$29,624	$1,945	$220,760
Elimination of intersegment amount	(23,580)	(2,687)	(1)	(350)	(29)	(10,109)	—	(36,756)
US GAAP adjustments	538	121	148	210	27	—	—	1,044

Total service revenues from external customers	61,885	25,652	30,701	42,247	3,103	19,515	1,945	185,048

Operating costs and expenses, excluding depreciation and amortization	52,153	16,271	15,276	20,353	2,275	14,411	2,227	122,966
Elimination of intersegment amount	(2,465)	(12,908)	(2,837)	(12,716)	(1,208)	(4,243)	(379)	(36,756)
US GAAP adjustments	(907)	(312)	(198)	13	(27)	(164)	(3)	(1,598)

	48,781	3,051	12,241	7,650	1,040	10,004	1,845	84,612

Unallocated corporate amount								4,182

Total operating costs and expenses, excluding depreciation and amortization								88,794

Depreciation and amortization	24,651	1,169	1,222	2,480	471	6,206	441	36,640
US GAAP adjustments	—	(11)	—	5	—	—	—	(6)

	24,651	1,158	1,222	2,485	471	6,206	441	36,634

Unallocated corporate amount								65

Total depreciation and amortization								36,699

Income from operations	8,123	10,778	14,056	19,554	359	9,007	(723)	61,154
Elimination of intersegment amount	(21,115)	10,221	2,836	12,366	1,179	(5,866)	379	—
US GAAP adjustments	1,445	444	346	192	54	164	3	2,648

	(11,547)	21,443	17,238	32,112	1,592	3,305	(341)	63,802

Unallocated corporate amount								(4,247)

Total income from operations								59,555

Income before income tax	7,864	11,001	13,671	19,482	354	9,343	(738)	60,977
Elimination of intersegment amount	(21,115)	10,221	2,836	12,366	1,179	(5,866)	379	—
US GAAP adjustments	2,059	444	371	242	56	169	4	3,345

	(11,192)	21,666	16,878	32,090	1,589	3,646	(355)	64,322

Unallocated corporate amount								(3,802)

Total segment income before income tax								60,520

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

	Fixed-Line
				Cellular		Internet
	Local	DLD	ILD	Service	Paging	and Data	All Other	Total

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Segment assets	289,869	22,846	20,946	28,302	3,392	37,528	15,050	417,933
US GAAP adjustments	(51,200)	(2,267)	(3,472)	(1,958)	(259)	(110)	(2,954)	(62,220)

	238,669	20,579	17,474	26,344	3,133	37,418	12,096	355,713

Unallocated corporate amount								56,206

Total segment assets								411,919

Expenditures for segment assets	32,152	3,827	1,357	9,368	624	4,811	898	53,037

Unallocated corporate amount								86

Total expenditures for segment assets								53,123

	Fixed-Line
				Cellular		Internet
	Local	DLD	ILD	Service	Paging	and Data	All Other	Total

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
As of and for the six months ended December 31, 2000
Service revenues for reportable segments	41,861	13,659	12,886	25,259	1,301	18,514	1,082	114,562
Elimination of intersegment amount	(11,153)	(1,293)	(-)	(241)	(4)	(6,173)	(-)	(18,864)
US GAAP adjustments	(324)	(34)	(46)	37	(274)	(17)	(27)	(685)

Total service revenues from external customers	30,384	12,332	12,840	25,055	1,023	12,324	1,055	95,013

Operating costs and expenses, excluding depreciation and amortization	25,222	7,159	6,773	15,178	862	8,393	1,026	64,613
Elimination of intersegment amount	(1,268)	(5,294)	(1,373)	(8,597)	(398)	(1,880)	(54)	(18,864)
US GAAP adjustments	299	21	18	175	(4)	6	(1)	514

	24,253	1,886	5,418	6,756	460	6,519	971	46,263

Unallocated corporate amount								1,837

Total operating costs and expenses, excluding depreciation and amortization								48,100

Depreciation and amortization	12,344	624	461	1,692	286	3,371	424	19,202
US GAAP adjustments	(9)	(1)	—	(1)	—	(1)	(1)	(13)

	12,335	623	461	1,691	286	3,370	423	19,189

Unallocated corporate amount								37

Total depreciation and amortization								19,226

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

	Fixed-Line
				Cellular		Internet
	Local	DLD	ILD	Service	Paging	and Data	All Other	Total

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Income from operations	4,295	5,876	5,652	8,389	153	6,750	(368)	30,747
Elimination of intersegment amount	(9,885)	4,001	1,373	8,356	394	(4,293)	54	—
US GAAP adjustments	(614)	(54)	(64)	(137)	(270)	(22)	(25)	(1,186)

	(6,204)	9,823	6,961	16,608	277	2,435	(339)	29,561

Unallocated corporate amount								(1,874)

Total income from operations								27,687

Segment income before income tax	4,124	5,814	5,675	8,401	143	6,746	(374)	30,529
Elimination of intersegment amount	(9,885)	4,001	1,373	8,356	394	(4,293)	54	—
US GAAP adjustments	(122)	(43)	(53)	(114)	(267)	(18)	(8)	(625)

	(5,883)	9,772	6,995	16,643	270	2,435	(328)	29,904

Unallocated corporate amount								(1,530)

Total segment income before income tax								28,374

Segment assets	298,621	19,616	20,522	37,182	3,006	37,512	10,919	427,378
US GAAP adjustments	(52,674)	(3,504)	(2,059)	(2,427)	(224)	(929)	(221)	(62,038)

	245,947	16,112	18,463	34,755	2,782	36,583	10,698	365,340

Unallocated corporate amount								48,062

Total segment assets								413,402

Expenditures for segment assets	12,749	1,655	1,388	6,942	151	2,048	397	25,330

Unallocated corporate amount								52

Total expenditures for segment assets								25,382

	Fixed-Line
				Cellular		Internet
	Local	DLD	ILD	Service	Paging	and Data	All Other	Total

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
As of and for the Year Ended December 31, 2001
Service revenues for reportable segments	73,536	20,731	20,682	57,595	1,341	38,571	2,608	215,064
Elimination of intersegment amount	(18,872)	(2,608)	(1)	(828)	(3)	(9,813)	(88)	(32,213)
US GAAP adjustments	1,799	(128)	(67)	(94)	6	32	(21)	1,527

Total service revenues from external customers	56,463	17,995	20,614	56,673	1,344	28,790	2,499	184,378

Operating costs and expenses, excluding depreciation and amortization	41,991	11,131	14,447	31,557	1,157	21,867	1,232	123,382
Elimination of intersegment amount	(2,951)	(7,388)	(2,300)	(13,673)	(379)	(5,368)	(154)	(32,213)
US GAAP adjustments	3,246	313	324	1,729	46	395	44	6,097

	42,286	4,056	12,471	19,613	824	16,894	1,122	97,266

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

	Fixed-Line
				Cellular		Internet
	Local	DLD	ILD	Service	Paging	and Data	All Other	Total

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Unallocated corporate amount								3,589

Total operating costs and expenses, excluding depreciation and amortization								100,855

Depreciation and amortization	23,947	1,448	821	4,405	485	7,703	479	39,288
US GAAP adjustments	(345)	(25)	(15)	(46)	(5)	(23)	(6)	(465)

	23,602	1,423	806	4,359	480	7,680	473	38,823

Unallocated corporate amount								97

Total depreciation and amortization								38,920

Income from operations	7,598	8,152	5,414	21,633	(301)	9,001	897	52,394
Elimination of intersegment amount	(15,921)	4,780	2,299	12,845	376	(4,445)	66	—
US GAAP adjustments	(1,102)	(416)	(376)	(1,777)	(35)	(340)	(59)	(4,105)

	(9,425)	12,516	7,337	32,701	40	4,216	904	48,289

Unallocated corporate amount								(3,686)

Total income from operations								44,603

Segment income before income tax	6,110	8,116	5,411	21,454	(315)	9,355	869	51,000
Elimination of intersegment amount	(15,921)	4,780	2,299	12,845	376	(4,445)	66	—
US GAAP adjustments	772	(381)	(156)	(684)	(28)	(291)	(10)	(778)

	(9,039)	12,515	7,554	33,615	33	4,619	925	50,222

Unallocated corporate amount								(3,341)

Total segment income before income tax								46,881

Segment assets	271,271	16,364	19,176	50,179	2,323	70,888	11,221	441,422
US GAAP adjustments	(56,130)	(3,058)	(2,594)	(3,561)	(154)	(4,306)	(2,142)	(71,945)

	215,141	13,306	16,582	46,618	2,169	66,582	9,079	369,477

Unallocated corporate amount								41,937

Total segment assets								411,414

Expenditures for segment assets	17,425	4,663	635	12,680	2	16,173	1,241	52,819

Unallocated corporate amount								116

Total expenditures for segment assets								52,935

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

	Fixed-Line
				Cellular		Internet
	Local	DLD	ILD	Service	Paging	and Data	All Other	Total

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
As of and for the year ended December 31, 2002
Service revenues for reportable segments	67,950	16,135	15,720	63,337	1,059	40,525	2,904	207,630
Elimination of intersegment amount	(18,343)	(2,103)	(1)	(867)	(5)	(9,344)	(181)	(30,844)
US GAAP adjustments	2,184	(17)	(17)	416	—	33	(24)	2,575

Total service revenues from external customers	51,791	14,015	15,702	62,886	1,054	31,214	2,699	179,361

Operating costs and expenses, excluding depreciation and amortization	34,112	7,510	11,453	33,150	859	19,130	624	106,838
Elimination of intersegment amount	(3,896)	(5,453)	(2,500)	(13,419)	(163)	(5,243)	(170)	(30,844)
US GAAP adjustments	2,000	72	96	233	14	676	274	3,365

	32,216	2,129	9,049	19,964	710	14,563	728	79,359

Unallocated corporate amount								4,003

Total operating costs and expenses, excluding depreciation and amortization								83,362

Depreciation and amortization	23,445	1,353	545	5,304	374	8,974	751	40,746
US GAAP adjustments	(358)	(21)	(5)	(77)	(5)	(125)	(5)	(596)

	23,087	1,332	540	5,227	369	8,849	746	40,150

Unallocated corporate amount								148

Total depreciation and amortization								40,298

Income from operations	10,393	7,272	3,722	24,883	(174)	12,421	1,529	60,046
Elimination of intersegment amount	(14,447)	3,350	2,499	12,552	158	(4,101)	(11)	—
US GAAP adjustments	542	(68)	(108)	260	(9)	(518)	(293)	(194)

	(3,512)	10,554	6,113	37,695	(25)	7,802	1,225	59,852

Unallocated corporate amount								(4,151)

Total income from operations								55,701

Segment income before income tax	10,115	7,310	3,741	25,562	(177)	12,518	1,489	60,558
Elimination of intersegment amount	(14,447)	3,350	2,499	12,552	158	(4,101)	(11)	—
US GAAP adjustments	1,048	(48)	(82)	321	(6)	(346)	(224)	663

	(3,284)	10,612	6,158	38,435	(25)	8,071	1,254	61,221

Unallocated corporate amount								(4,294)

Total segment income before income tax								56,927

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

	Fixed-Line
				Cellular		Internet
	Local	DLD	ILD	Service	Paging	and Data	All Other	Total

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Segment assets	260,407	10,510	14,071	61,496	1,448	75,369	14,436	437,737
US GAAP adjustments	(47,106)	(810)	(1,734)	(4,657)	(81)	(9,353)	(4,077)	(67,818)

	213,301	9,700	12,337	56,839	1,367	66,016	10,359	369,919

Unallocated corporate amount								58,734

Total segment assets								428,653

Expenditures for segment assets	17,760	2,728	879	4,709	—	15,965	1,160	43,201

Unallocated corporate amount								59

Total expenditures for segment assets								43,260

	Fixed-Line
				Cellular		Internet
	Local	DLD	ILD	Service	Paging	and Data	All Other	Total

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
As of and for the three months ended March 31, 2002 (Unaudited)
Service revenues for reportable segments	16,557	4,002	3,542	15,158	289	10,037	532	50,117
Elimination of intersegment amount	(4,368)	(466)	(—)	(228)	(1)	(2,404)	(—)	(7,467)
US GAAP adjustments	483	(22)	(45)	178	(3)	(43)	(5)	543

Total service revenues from external customers	12,672	3,514	3,497	15,108	285	7,590	527	43,193

Operating costs and expenses, excluding depreciation and amortization	7,489	1,860	2,367	6,775	211	4,490	240	23,432
Elimination of intersegment amount	(711)	(1,390)	(557)	(3,313)	(52)	(1,382)	(62)	(7,467)
US GAAP adjustments	670	50	67	180	8	162	13	1,150

	7,448	520	1,877	3,642	167	3,270	191	17,115

Unallocated corporate amount								824

Total operating costs and expenses, excluding depreciation and amortization								17,939

Depreciation and amortization	5,854	355	134	1,056	111	2,069	180	9,759
US GAAP adjustments	(76)	(6)	(4)	(10)	(1)	(7)	(1)	(105)

	5,778	349	130	1,046	110	2,062	179	9,654

Unallocated corporate amount								32

Total depreciation and amortization								9,686

Income from operations	3,214	1,787	1,041	7,327	(33)	3,478	112	16,926
Elimination of intersegment amount	(3,657)	924	557	3,085	51	(1,022)	62	—
US GAAP adjustments	(111)	(66)	(108)	8	(10)	(198)	(17)	(502)

	(554)	2,645	1,490	10,420	8	2,258	157	16,424

Unallocated corporate amount								(856)

Total income from operations								15,568

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

	Fixed-Line
				Cellular		Internet
	Local	DLD	ILD	Service	Paging	and Data	All Other	Total

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
Income before income tax	3,022	1,765	1,041	7,473	(38)	3,509	90	16,862
Elimination of intersegment amount	(3,657)	924	557	3,085	51	(1,022)	62	—
US GAAP adjustments	262	(61)	(85)	33	(10)	(195)	3	(53)

	(373)	2,628	1,513	10,591	3	2,292	155	16,809

Unallocated corporate amount								(800)

Total segment income before income tax								16,009

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

	Fixed-Line
				Cellular		Internet
	Local	DLD	ILD	Service	Paging	and Data	All Other	Total

	NT$	NT$	NT$	NT$	NT$	NT$	NT$	NT$
As of and for the three months ended March 31, 2003 (Unaudited)
Service revenues for reportable segments	15,501	3,924	3,818	16,015	186	10,506	430	50,380
Elimination of intersegment amount	(4,161)	(668)	(—)	(244)	(1)	(1,950)	—	(7,024)
US GAAP adjustments	625	25	29	190	—	3	(6)	866

Total service revenues from external customers	11,965	3,281	3,847	15,961	185	8,559	424	44,222

Operating costs and expenses, excluding depreciation and amortization	7,832	1,679	2,636	8,300	141	4,262	319	25,169
Elimination of intersegment amount	(847)	(1,234)	(658)	(3,218)	(22)	(1,001)	(44)	(7,024)
US GAAP adjustments	969	30	47	127	4	294	134	1,605

	7,954	475	2,025	5,209	123	3,555	409	19,750

Unallocated corporate amount								882

Total operating costs and expenses, excluding depreciation and amortization								20,632

Depreciation and amortization	5,857	388	101	1,397	78	2,471	283	10,575
US GAAP adjustments	(65)	(5)	(2)	(13)	(1)	(17)	(—)	(103)

	5,792	383	99	1,384	77	2,454	283	10,472

Unallocated corporate amount								43

Total depreciation and amortization								10,515

Income from operations	1,812	1,857	1,081	6,318	(33)	3,773	(172)	14,636
Elimination of intersegment amount	(3,314)	566	658	2,974	21	(949)	44	—
US GAAP adjustments	(279)	(—)	(16)	76	(3)	(274)	(140)	(636)

	(1,781)	2,423	1,723	9,368	(15)	2,550	(268)	14,000

Unallocated corporate amount								(925)

Total income from operations								13,075

Income before income tax	1,734	1,875	1,071	6,379	(34)	3,813	(186)	14,652
Elimination of intersegment amount	(3,314)	566	658	2,974	21	(949)	44	—
US GAAP adjustments	(27)	7	(4)	107	(2)	(193)	(106)	(218)

	(1,607)	2,448	1,725	9,460	(15)	2,671	(248)	14,434

Unallocated corporate amount								(910)

Total segment income before income tax								13,524

CHUNGHWA TELECOM CO., LTD.

NOTES TO FINANCIAL STATEMENTS — (Continued)

(Amounts in millions of New Taiwan Dollars, unless stated otherwise)

b. Geographic information

      The users of the Company’s services are mainly from Taiwan, ROC. The revenues it derived outside Taiwan are mainly interconnection fees from other telecommunication carriers. The geographic information for revenues is as follows:

		Six Months	Years Ended		Three Months Ended
	Year Ended	Ended	December 31		March 31
	June 30,	December 31,
	2000	2000	2001	2002	2002	2003

	NT$	NT$	NT$	NT$	NT$	NT$
					(Unaudited)	(Unaudited)
Taiwan, ROC	$177,130	$92,654	$179,607	$173,127	$41,714	$42,822
Overseas	7,918	2,359	4,771	6,234	1,479	1,400

Total	$185,048	$95,013	$184,378	$179,361	$43,193	$44,222

c. Gross sales to major customers

      The Company has no single customer account representing 10% or more of its total revenues for all periods presented.

      The Company has non-revenue generating offices in Hong Kong, Thailand and the United States of America. The geographic information for non-current assets (including investments in unconsolidated companies, property, plant and equipment, intangible assets, and other assets) is as follows:

		December 31
	June 30,				March 31,
	2000	2000	2001	2002	2003

	NT$	NT$	NT$	NT$	NT$
					(Unaudited)
Taiwan, ROC	$353,978	$347,396	$379,254	$383,366	$377,021
Outside Taiwan, ROC	1	—	—	—	—

Total	$353,979	$347,396	$379,254	$383,366	$377,021

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the ADSs offered by this prospectus, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

          Through and including        , 2003 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Chunghwa Telecom

Co., Ltd.

American Depositary Shares
Representing
                            Common Shares

Goldman, Sachs & Co.

Merrill Lynch & Co.
UBS Warburg

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.  Indemnification of Directors and Officers

      The relationships between the registrant and its directors, supervisors and officers are governed by the Republic of China Civil Code, the Statute of Chunghwa Telecom Co., Ltd., the Republic of China Company Law and the registrant’s Articles of Incorporation. There is no written agreement between the registrant and its directors, supervisors and officers governing the rights and obligations of such parties. Each person who was or is party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was the registrant’s director, supervisor or officer, in the absence of willful misconduct or gross negligence on the part of such person in connection with such person’s performance of duties as a director, supervisor or officer, as the case may be, may be indemnified and held harmless by us to the fullest extent permitted by applicable law. However, it is currently unclear under the Republic of China law whether the registrant is obligated to indemnify and hold harmless such directors, supervisors and officers for liabilities incurred in a suit brought under the federal securities laws of the United States.

Item 7.  Recent Sales of Unregistered Securities

      The registrant has not issued or sold any securities within the past three years.

Item 8.  Exhibits and Financial Statement Schedules

Exhibit Number	Description of Exhibit

**1.1	Form of Underwriting Agreement
*2.1	Statute of Chunghwa Telecom Co., Ltd. (English translation), last amended on November 14, 2001
*3.1	Articles of Incorporation (English translation), last amended on June 4, 2000
**4.1	Form of Deposit Agreement among Chunghwa Telecom Co., Ltd., The Bank of New York as depositary, and holders and beneficial holders of American depositary shares evidenced by American depositary receipts issued thereunder, including the form of American depositary receipt
5.1	Opinion of Baker & McKenzie, Republic of China counsel to Chunghwa Telecom Co., Ltd. as to the legality of the common shares
8.1	Opinion of Baker & McKenzie, Republic of China counsel to Chunghwa Telecom Co., Ltd. re Republic of China tax matters (included in Exhibit 5.1)
23.1	Consent of T. N. Soong & Co.
23.2	Consent of Baker & McKenzie (included in Exhibit 5.1)

*	Previously filed.

**	To be filed by amendment.

Item 9.  Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

      The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part to this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-1 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei, Taiwan, Republic of China, on May 30, 2003.

CHUNGHWA TELECOM CO., LTD.

By: /s/ SHYUE-CHING LU

Name: Shyue-Ching Lu
Title: President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed on May 30, 2003 by the following persons in the capacities indicated:

Signature	Title

/s/ TAN HO CHEN Tan Ho Chen	Chairman

/s/ SHYUE-CHING LU Shyue-Ching Lu	Director, President and Chief Executive Officer(1)

/s/ OLIVER F. L. YU Oliver F. L. Yu	Director

/s/ JOSEPH JYE-CHERN LYN Joseph Jye-Chern Lyn	Director

/s/ LAI-HSI LEE Lai-Hsi Lee	Director

/s/ YU-HUEI JEA Yu-Huei Jea	Director

/s/ CHUNG-HSIUING WANG Chung-Hsiuing Wang	Director

/s/ CHING-TERN HUANG Ching-Tern Huang	Director

/s/ PETER C. LIN Peter C. Lin	Director

/s/ JING-TWEN CHEN Jing-Twen Chen	Director

(1) Shyue-Ching Lu is also signing in the capacity of chief financial officer.

Signature	Title

/s/ TSE-MING CHANG Tse-Ming Chang	Director

/s/ ZSEHONG TSAI Zsehong Tsai	Director

/s/ SHIH-PENG TSAI Shih-Peng Tsai	Director

/s/ YAUH HONG LIN Yauh Hong Lin	Director

/s/ YI MAW LIN Yi Maw Lin	Director

/s/ TSE-MIN CHEN Tse-Min Chen	Chief Accounting Officer

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

      Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Chunghwa Telecom Co., Ltd., has signed this registration statement or amendment thereto in New York, New York on May 30, 2003.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI

Name: Donald J. Puglisi
Title: Managing Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

**1.1	Form of Underwriting Agreement
*2.1	Statute of Chunghwa Telecom Co., Ltd. (English translation), last amended on November 14, 2001
*3.1	Articles of Incorporation (English translation), last amended on June 4, 2000
**4.1	Form of Deposit Agreement among Chunghwa Telecom Co., Ltd., The Bank of New York as depositary, and Holders and Beneficial Holders of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the form of American Depositary Receipt
5.1	Opinion of Baker & McKenzie, Republic of China counsel to Chunghwa Telecom Co., Ltd. re legality of the common shares
8.1	Opinion of Baker & McKenzie, Republic of China counsel to Chunghwa Telecom Co., Ltd. re Republic of China tax matters (included in Exhibit 5.1)
23.1	Consent of T. N. Soong & Co.
23.2	Consent of Baker & McKenzie (included in Exhibit 5.1)
24.1	Powers of Attorney (contained on signature pages to registration statement)

*	Previously filed.

**	To be filed by amendment.